Exhibit 10.5
TWENTY-SECOND OMNIBUS AMENDMENT
(Apple Ridge Funding LLC)

This Twenty-second Omnibus Amendment (this “Amendment”) is entered into this 29th day of May, 2026 for the purpose of making amendments to the documents described in this Amendment.

WHEREAS, this Amendment is among (i) Cartus Corporation, a Delaware corporation (“Cartus”), (ii) Cartus Financial Corporation, a Delaware corporation (“CFC”), (iii) Apple Ridge Services Corporation, a Delaware corporation (“ARSC”), (iv) Apple Ridge Funding LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), (v)
U.S. Bank National Association, a national banking association (“U.S. Bank”), as indenture trustee (the “Indenture Trustee”), paying agent, authentication agent, and transfer agent and registrar, (vi) the Managing Agents party to the Note Purchase Agreement defined below, (vii) the Purchasers party to the Note Purchase Agreement defined below, (viii) Crédit Agricole Corporate and Investment Bank (“CA-CIB”), as Administrative Agent and Lead Arranger (the “Administrative Agent”), (ix) Compass, Inc. (“Compass”), as performance guarantor (“Performance Guarantor”), (x) Bank of America, N.A., as the additional committed purchaser (in such capacity, the “Additional Committed Purchaser”) and as the additional managing agent (in such capacity, the “Additional Managing Agent”).

WHEREAS, this Amendment relates to the following documents (as such documents have previously been amended):
(i)Purchase Agreement, dated as of April 25, 2000 (the “Purchase Agreement”), by and between Cartus and CFC;

(ii)Transfer and Servicing Agreement, dated as of April 25, 2000 (the “Transfer and Servicing Agreement”), by and among ARSC, as transferor, Cartus, as originator and servicer, CFC, as originator, the Issuer, as transferee, and the Indenture Trustee;

(iii)Receivables Purchase Agreement, dated as of April 25, 2000 (the “Receivables Purchase Agreement”), by and between CFC and ARSC;
(iv)Master Indenture, dated as of April 25, 2000 (the “Master Indenture”), by and between the Issuer and U.S. Bank, as indenture trustee, paying agent, authentication agent and transfer agent and registrar;

(v)Series 2011-1 Indenture Supplement dated as of December 16, 2011 (the “Indenture Supplement”; and the Master Indenture as supplemented by the Indenture Supplement, the “Indenture”) by and between the Issuer and U.S. Bank, as indenture trustee, paying agent, authentication agent and transfer agent and registrar;

(vi)Note Purchase Agreement, dated as of December 14, 2011 (the “Note Purchase Agreement”), among the Issuer, Cartus, as Servicer, the financial institutions and commercial paper conduits party thereto and the Administrative Agent, relating to the Series 2011-1 Secured Variable Funding Notes; and

(vii)Performance Guaranty, dated as of January 8, 2026 (the “Performance Guaranty”), executed by Compass, as Performance Guarantor, in favor of CFC and the Issuer.

WHEREAS, the Indenture Supplement, the Note Purchase Agreement and the Transfer and Servicing Agreement are collectively referred to in this Amendment as the “Affected Documents”; and

WHEREAS, terms used in this Amendment and not defined herein shall have the meanings assigned to such terms in the Master Indenture, and, if not defined therein, as defined in the Indenture Supplement:

NOW, THEREFORE, the parties hereto hereby recognize and agree:

1.Additional Purchaser Group. The Additional Managing Agent and Additional Committed Purchaser hereby joins the Note Purchase Agreement as a Managing Agent and a Committed Purchaser, as applicable, with the Commitment and Purchaser Group Limit set forth on Schedule II to the Note Purchase Agreement, as amended hereby. Each of the Issuer, the Servicer, the Administrative Agent and each Managing Agent hereby consents to the joinder of the Additional Managing Agent and Additional Committed Purchaser to the Note Purchase Agreement.
2.Amendment to Indenture Supplement. Upon satisfaction of the conditions precedent set forth in Section 10 hereof, the Indenture Supplement (including the exhibits and schedules attached therein) is hereby amended as to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Indenture Supplement attached hereto as Exhibit A hereto and made a part hereof for all purposes.
3.Amendments to Note Purchase Agreement. Upon satisfaction of the conditions precedent set forth in Section 10 hereof, the Note Purchase Agreement (including the exhibits and schedules attached therein) is hereby amended as to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-

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underlined text and double-underlined text), in each case, as set forth in the marked copy of the Note Purchase Agreement attached hereto as Exhibit B hereto and made a part hereof for all purposes.
4.Amendments to Transfer and Servicing Agreement. Upon satisfaction of the conditions precedent set forth in Section 10 hereof, the Transfer and Servicing Agreement (including the exhibits and schedules attached therein) is hereby amended as to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Transfer and Servicing Agreement attached hereto as Exhibit C hereto and made a part hereof for all purposes.
5.Amendments to Purchase Agreement. Upon satisfaction of the conditions precedent set forth in Section 10 hereof, the Purchase Agreement (including the exhibits and schedules attached therein) is hereby amended as to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Purchase Agreement attached hereto as Exhibit D hereto and made a part hereof for all purposes.
6.Amendments to Receivables Purchase Agreement. Upon satisfaction of the conditions precedent set forth in Section 10 hereof, the Receivables Purchase Agreement (including the exhibits and schedules attached therein) is hereby amended as to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Receivables Purchase Agreement attached hereto as Exhibit E hereto and made a part hereof for all purposes.
7.Waiver of Delivery. Each of the Managing Agents signatory hereto waives any prior notice or delivery requirement set forth in the Transaction Documents with respect to this Amendment (including, without limitation, pursuant to Section 10.02 of the Master Indenture and Sections 2.05(a), 2.05(b) and 2.11 of the Note Purchase Agreement).
8.Consents. To the extent that any consent of any party hereto is required under any other agreement to which it is a party for any of the transactions to be effected hereby, such party hereby grants such consent and waives any notice requirements or condition precedent to the effectiveness of any such transactions set forth in any agreement to which it is a party that has

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not been satisfied as of the date hereof (other than any requirements or conditions precedent set forth in this Amendment).
9.Further Assurances. The Issuer hereby reaffirms its agreements and obligations under Section 3.04 of the Master Indenture and Clause 6 of the Deed of Charge dated 16 December 2011 between the Issuer and the Indenture Trustee (the “Deed of Charge”), including, without limitation, with respect to the Charged Property (as defined in the Deed of Charge).
10.Conditions Precedent. This Amendment shall be effective upon (a) the Indenture Trustee’s receipt of counterparts to (i) this Amendment and (ii) the Fee Letter, in each case, duly executed by each of the parties thereto, (b) the Issuer’s payment of all fees required to be paid on or prior to the date hereof in accordance with the Fee Letter in accordance with the terms thereof, (c) the Issuer’s delivery to the Additional Managing Agent a Series 2011-1 Note registered in the name of the Additional Managing Agent having a face amount equal to the Purchase Group Limit of the Additional Managing Agent’s Purchaser Group as set forth on Schedule II to the Note Purchase Agreement, as amended hereby, duly authenticated by the Authentication Agent in accordance with the provisions of the Indenture and (d) the Issuer’s payment and/or reimbursement, to the extent invoiced, of the Administrative Agent’s, the Additional Managing Agent’s, the Additional Committed Purchaser’s, each Managing Agent’s and each Purchaser’s reasonable costs and expenses incurred in connection with this Amendment and the other Transaction Documents.
11.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
12.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
13.References to and Effect on Affected Documents. On and after the date hereof: (i) all references in any Affected Document to “this Agreement,” “hereof,” “herein” or words of similar effect referring to such Affected Document shall be deemed to be references to such Affected Document as amended by this Amendment; (ii) each reference in any of the Affected Documents to any other Affected Document and each reference in any of the other Transaction Documents among the parties hereto to any of the Affected Documents shall each mean and be a reference to such Affected Document as amended by this Amendment; and (iii) each reference in any Transaction Document among the parties hereto to any of the terms or

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provisions of an Affected Document which are redefined or otherwise modified hereby shall mean and be a reference to such terms or provisions as redefined or otherwise modified by this Amendment; provided, that, notwithstanding the foregoing or any other provisions of this Amendment, the amendments contained in this Amendment shall not be effective to (x) modify on a retroactive basis any representations or warranties previously made under any Affected Document with respect to Receivables transferred or purported to have been transferred prior to the date hereof, which representations and warranties shall continue to speak as of the dates such Receivables were transferred and based on the terms and provisions of the Affected Documents as in effect at such time or (y) otherwise modify the terms of any transfer or purported transfer of any Receivable transferred or purported to be transferred pursuant to an Affected Document prior to the date hereof.
14.Reaffirmation of Performance Guaranty. Effective as of the date hereof, Compass, in its capacity as the Performance Guarantor under the Performance Guaranty, hereby consents to this Amendment and acknowledges and agrees that the Performance Guaranty remains in full force and effect is hereby reaffirmed, ratified and confirmed.
15.No Waiver. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Affected Documents other than as set forth herein, each of which Affected Documents, as modified hereby, remains in full force and effect and is hereby reaffirmed, ratified and confirmed.
16.Issuer Representations re: Outstanding Series. As of the date hereof, the Issuer represents and warrants that the Series 2011-1 Notes are the only Notes outstanding under the Master Indenture.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

CARTUS CORPORATION

By: /s/ Stephanie Dempsey
Name: Stephanie Dempsey
Title: Vice President

CARTUS FINANCIAL CORPORATION

By: /s/ Stephanie Dempsey
Name: Stephanie Dempsey
Title: Vice President

APPLE RIDGE SERVICES CORPORATION

By: /s/ Stephanie Dempsey
Name: Stephanie Dempsey
Title: Vice President

APPLE RIDGE FUNDING LLC

By: /s/ Stephanie Dempsey
Name: Stephanie Dempsey
Title: Vice President

COMPASS, INC.

By: /s/ Scott Wahlers
Name: Scott Wahlers
Title: CFO

U.S. BANK NATIONAL ASSOCIATION, as Indenture
Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar
By: /s/ Christopher Boemo
Name: Christopher Boemo
Title: Assistant Vice President

CRÉDIT AGRICOLE CORPORATE AND

INVESTMENT BANK, as Administrative Agent, a Managing Agent and a Committed Purchaser
By: /s/ David R Nunez
Name: David R Nunez

By: /s/ Michael Regan
Name: Michael Regan
Title: Managing Director

ATLANTIC ASSET SECURITIZATION LLC, as a Conduit Purchaser
By: Crédit Agricole Corporate and Investment Bank, As Attorney-in-Fact

By: /s/ David R Nunez
Name: David R Nunez
Title: Managing Director

By: /s/ Michael Regan
Name: Michael Regan
Title: Managing Director

THE BANK OF NOVA SCOTIA, as a Managing Agent and a Committed Purchaser

By: Elie Silver
Name: Elie Silver
Title: Managing Director

LIBERTY STREET FUNDING LLC, as a Conduit Purchaser

By:     /s/ Kevin J. Corrigan
Name:    Kevin J. Corrigan
Title:    Vice President

Bank of America, N.A., as the Additional Managing Agent and the Additional Committed Purchaser

By:     /s/ Scott Bell
Name:    Scott Bell
Title:    SVP

Exhibit A
Marked Indenture Supplement

[Attached]

|~~Execution Version~~

CONFORMED COPY AS AMENDED BY EIGHTH OMNIBUS AMENDMENT DATED JUNE 11, 2016, TENTH OMNIBUS AMENDMENT DATED AS OF JUNE 9, 2017,
ELEVENTH OMNIBUS AMENDMENT DATED AS OF JUNE 8, 2018, FOURTEENTH OMNIBUS AMENDMENT DATED AS OF JUNE 4, 2020, FIFTEENTH OMNIBUS AMENDMENT DATED AS OF AUGUST 5, 2020, SIXTEENTH OMNIBUS AMENDMENT DATED AS OF JUNE 4, 2021, SEVENTEENTH OMNIBUS AMENDMENT DATED AS OF JUNE 3, 2022, EIGHTEENTH OMNIBUS AMENDMENT DATED AS OF JUNE 2, 2023, NINETEENTH OMNIBUS AMENDMENT DATED AS OF MAY 31, 2024, TWENTIETH OMNIBUS AMENDMENT DATED AS OF MAY 30, 2025, ~~AND~~ TWENTY-FIRST OMNIBUS AMENDMENT DATED AS OF JANUARY 6, 2026., AND
TWENTY-SECOND OMNIBUS AMENDMENT DATED AS OF MAY 29, 2026

INDENTURE SUPPLEMENT

APPLE RIDGE FUNDING LLC,

as Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,

as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar

SERIES 2011-1 INDENTURE SUPPLEMENT

Dated as of December 16, 2011

ARTICLE I CREATION OF THE SERIES 2011-1 NOTES    1
Section 1.01.    Designation    1
ARTICLE II DEFINITIONS    1
Section 2.01.    Definitions    1
ARTICLE III SERVICING FEE; INCREASES AND REDUCTIONS IN THE SERIES
OUTSTANDING AMOUNT    ~~12~~13
Section 3.01.    Servicing Fee    ~~12~~13 Section 3.02.    Increases and Reductions in the Series Outstanding Amount    ~~12~~13
ARTICLE IV RIGHTS OF SERIES 2011-1 NOTEHOLDERS AND ALLOCATION AND APPLICATION OF POOL COLLECTIONS    ~~13~~14
Section 4.01. Pool Collections and Allocations    ~~13~~14 Section 4.02. Determination of Interest and Monthly Interest    ~~14~~15 Section 4.03. Determination of Principal Distribution    ~~15~~16 Section 4.04. Application of Series 2011-1 Collections    ~~15~~16 Section 4.05. Distribution Account    ~~16~~17 Section 4.06. Series 2011-1 Principal Subaccount    ~~17~~18 Section 4.07. Investment Instructions    ~~17~~18
ARTICLE V DELIVERY OF SERIES 2011-1 NOTES; DISTRIBUTIONS; REPORTS TO
SERIES 2011-1 NOTEHOLDERS    18
Section 5.01.    Delivery and Payment for the Series 2011-1 Notes; Denominations    ~~18~~19 Section 5.02.    Registration; Registration of Transfer and Exchange; Transfer
Restrictions    ~~18~~19
Section 5.03.    Definitive Notes ~~20~~21
Section 5.04.    Distributions    21
Section 5.05.    Reports and Statements to Series 2011-1 Noteholders ~~21~~22

ARTICLE VI AMORTIZATION EVENTS    ~~21~~22
Section 6.01.    Series 2011-1 Amortization Events ~~21~~22
ARTICLE VII OPTIONAL REDEMPTION OF SERIES 2011-1 NOTES    ~~24~~25
Section 7.01.    Optional Redemption of Series 2011-1 Notes ~~24~~25
ARTICLE VIII MISCELLANEOUS PROVISIONS    ~~24~~26
Section 8.01. Ratification of Agreement    ~~25~~26 Section 8.02. Counterparts    ~~25~~26 Section 8.03. Governing Law    ~~25~~26

EXHIBITS
EXHIBIT A    Form of Series 2011-1 Note
EXHIBIT B    Form of Monthly Payment Instructions and Notification to the Indenture Trustee and Paying Agent
EXHIBIT C    Form of Receivables Activity Report

SERIES 2011-1 INDENTURE SUPPLEMENT, dated as of December 16, 2011 (as amended, modified, restated or supplemented from time to time, the “Indenture Supplement”), by and between APPLE RIDGE FUNDING LLC, a limited liability company organized under the laws of the State of Delaware, as Issuer (together with its permitted successors and assigns, the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, as indenture trustee, paying agent, authentication agent and transfer agent, and registrar (together with its permitted successors and assigns, “U.S. Bank” and in its capacity as indenture trustee, the “Indenture Trustee”).
Pursuant to Section 2.10 of the Master Indenture, dated as of April 25, 2000 (as amended, modified, restated or supplemented from time to time, the “Indenture” and together with this Indenture Supplement, the “Agreement”), by and between the Issuer and U.S. Bank, as indenture trustee, paying agent, authentication agent and transfer agent, and registrar, the Issuer may issue one or more Series of Notes the Principal Terms of which shall be set forth in an indenture supplement to the Indenture. In accordance with the terms of the Indenture, the Issuer has created a Series of Notes and specifies the Principal Terms of such Series of Notes in this Indenture Supplement.
GRANTING CLAUSE
The Issuer hereby Grants to the Indenture Trustee, for the benefit of the Holders of the Series 2011-1 Notes, all of the Issuer’s right, title and interest, whether now owned or hereafter acquired, in, to and under: (i) the Series 2011-1 Principal Subaccount, (ii) the Distribution Account (to the extent of Series 2011-1 Collections on deposit therein), (iii) all accounts, money, chattel paper, investment property, instruments, documents, deposit accounts, letters of credit, letter-of-credit rights, general intangibles, goods, oil, gas and other minerals consisting of, arising from, or relating to any of the foregoing and (iv) all proceeds of the foregoing.
ARTICLE I
CREATION OF THE SERIES 2011-1 NOTES

Section 1.01. Designation.
(a)There is hereby created a Series of Notes to be issued pursuant to the Indenture and this Indenture Supplement to be known as the “Apple Ridge Funding LLC Secured Variable Funding Notes, Series 2011-1” or the “Series 2011-1 Notes.”
(b)In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Indenture Supplement shall be controlling.
ARTICLE II
DEFINITIONS

Section 2.01. Definitions.
(a)Whenever used in this Indenture Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and the masculine as well as the feminine and neuter genders of such terms.
“Additional Interest” shall have the meaning set forth in Section 4.02(b).

“Administrative Agent" shall mean Crédit Agricole Corporate and Investment Bank, in its capacity as “Administrative Agent” and “Lead Arranger” for the Purchasers.
“Administrative Agent Fee Letter” means that certain fee letter, dated December 14, 2011, between the Issuer and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Alternate Base Rate” shall have the meaning set forth in the Note Purchase Agreement. “Amortization Event” shall have the meaning set forth in Section 6.01.
“Amortization Period” shall mean the period commencing at the earliest to occur of (a) the close of business on the Commitment Termination Date and (b) the close of business on the Business Day immediately preceding the day on which an Amortization Event has occurred, and ending on the date on which (x) the Series Outstanding Amount shall have been paid in full, together with all accrued interest thereon, and (y) all amounts owed to the Administrative Agent, the Managing Agents and the Purchasers under the Indenture Supplement and the Note Purchase Agreement shall have been paid in full.
“Applicable Stress Factor” shall mean, as of any date of determination, 2.75; provided that, (a) if the Net Credit Losses for any calendar month exceed $750,000 or the Net Credit Losses for any 12-month period exceed $1,500,000, the “Applicable Stress Factor” shall mean 3.00 until the Stress Factor Test is satisfied for a period of six (6) consecutive months following the date on which the event giving rise to the increased Applicable Stress Factor occurred, and (b) upon the occurrence of a Leverage Ratio Trigger Event, the “Applicable Stress Factor” shall be 0.25 higher than otherwise applicable pursuant to this definition (including, for the avoidance of doubt, after giving effect to clause (a) of this proviso) until the Issuer’s delivery thereafter of the first quarterly or annual financial statements of ~~Realogy~~Compass pursuant to Section 5.01(c) of the Note Purchase Agreement showing that no Leverage Ratio Trigger Event exists.
“Appraised Value Home” shall mean a Home purchased by CFC if the owner of the Home is unsuccessful at contracting to sell the Home prior to the purchase of the Home by CFC and as to which the purchase price is generally determined by the average of two or more independent appraisals.
“Average Days in Inventory” shall mean, for any Monthly Period, the average number of days the Homes have been owned by each Originator as of the close of business on the last day of such Monthly Period.
“Average Days Outstanding” shall mean, as of the end of any Monthly Period, the sum of:
(a)the product of (i) a fraction, the numerator of which is the aggregate Unpaid Balance of Unsold Home Receivables (net of Advance Payments relating thereto and Excluded Home Receivables) as of the end of such Monthly Period and the denominator of which is the Aggregate Receivable Balance as of the end of such Monthly Period, multiplied by (ii) the Average Days in Inventory for such Monthly Period (excluding from such calculation Excluded Homes and any Appraised Value Homes owned by an Originator for more than 365 days as of the close of business on the last day of such Monthly Period), plus
(b)    the product of (i) a fraction, the numerator of which is the aggregate Unpaid Balance of Billed Receivables and Unbilled Receivables (net of Advance Payments relating

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thereto and Excluded Home Receivables) as of the end of such Monthly Period, and the denominator of which is the Aggregate Receivable Balance as of the end of such Monthly Period, multiplied by (ii) the sum of (A) the average number of days as of the end of such Monthly Period it took to bill Unbilled Receivables (other than Excluded Home Receivables) once they became billable plus (B) the average number of days Billed Receivables (other than Excluded Home Receivables) have been outstanding as of the end of such Monthly Period.
For the purposes of the foregoing calculation, Unbilled Receivables are deemed to be billable (x) if the Receivable was previously an Unsold Home Receivable, upon the subsequent sale of the Home by the applicable Originator and (y) if such Receivable relates to services that are not related to Home sales, upon disbursement.
“Base Rate Margin” shall have the meaning set forth in the Fee Letter.
“Base Rate Tranche” shall have the meaning set forth in the Note Purchase Agreement.
“Benchmark” shall have the meaning set forth in the Note Purchase Agreement.
“Benchmark Tranche” shall have the meaning set forth in the Note Purchase Agreement.
“Change in Control” shall mean the occurrence of any of the following events: (i) the Issuer ceases to be a wholly-owned subsidiary of Cartus, (ii) any of Cartus, CFC, the Transferor or the Issuer ceases to be a wholly-owned subsidiary of ~~Realogy~~Compass, (iii) any “Change in Control,” as defined in the ~~Realogy~~Compass Credit Agreement as in effect on ~~the date hereof, as the same may be amended from time to time with the prior written consent of the Holders of a majority of the Series Outstanding Amount (such consent not to be unreasonably withheld), (iv) any other “Change in Control,” as defined in the Realogy Credit Agreement, as the same may be amended from time to time or (v~~November 17, 2025 without giving effect to any subsequent amendments or (iv) on or after the consummation of the Merger Transaction, any of Cartus, CFC, the Transferor, or the Issuer ~~or Realogy~~ ceases to be a wholly-owned subsidiary of Compass.
“Commercial Paper Notes” shall have the meaning set forth in the Note Purchase
Agreement.
“Commitment Termination Date” shall have the meaning set forth in the Note Purchase
Agreement.
“Committed Purchaser” shall have the meaning set forth in the Note Purchase Agreement.“
Compass” shall mean Compass, Inc., a Delaware corporation, and any successors thereto.
“Conduit Purchaser” shall have the meaning set forth in the Note Purchase Agreement.
“CP Rate” shall have the meaning set forth in the Note Purchase Agreement.
“CP Tranche” shall have the meaning set forth in the Note Purchase Agreement.
“Decrease” shall have the meaning set forth in Section 3.02(b).

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“Decrease Date” shall have the meaning set forth in Section 3.02(b).
“Default Ratio” shall mean, for any Monthly Period, the quotient, expressed as a percentage, of (a) the sum of (i) the aggregate Unpaid Balance of the Receivables (other than Excluded Home Receivables) that have become Defaulted Receivables in accordance with clause (a) or (c) of the definition of Defaulted Receivable during such Monthly Period plus (ii) the Defaulted 121-150 Gross-Up Amount as of the last day of such Monthly Period plus (iii) the Aggregate Employer Balance of each Employer (reduced by any Advance Payments) whose Receivables (net of Excluded Home Receivables) have become Defaulted Receivables in accordance with clause (b) of the definition of Defaulted Receivables during such Monthly Period, divided by (b) the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) generated during the fifth Monthly Period preceding such Monthly Period.
“Determination Date” shall mean, with respect to any Distribution Date, the second (2nd) Business Day preceding such Distribution Date.
“Dilution Ratio” shall mean, for any Monthly Period, the quotient, expressed as a percentage, of (a) the aggregate amount of reductions to the Unpaid Balances of the Billed Receivables (other than Excluded Home Receivables) due to offsets, chargebacks, credits, adjustments, rebates and other Originator Dilution Adjustments, Seller Dilution Adjustments and Servicer Dilution Adjustments occurring during such Monthly Period divided by (b) the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) generated during the fifth Monthly Period preceding such Monthly Period.
“Dilution Reserve Ratio” shall mean, as of any Monthly Period (for purposes of this definition, such Monthly Period, the “Current Monthly Period”), the product, expressed as a percentage, of:
(a)the greater of:
(i)the product of (A) the Applicable Stress Factor multiplied by (B) the average of the Dilution Ratios for the three Monthly Periods preceding the Current Monthly Period, and
(ii)the highest Dilution Ratio for any Monthly Period over the twelve Monthly Periods preceding the Current Monthly Period, multiplied by
(b)a fraction, the numerator of which is the sum of:
(i)the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) generated during the five Monthly Periods preceding the Current Monthly Period plus
(ii)the aggregate Unpaid Balance of the Unbilled Receivables (other than Excluded Home Receivables) as of the end of the Monthly Period preceding the Current Monthly Period, and the denominator of which is the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) as of the end of the Current Monthly Period, multiplied by
(c)    a fraction, the numerator of which is equal to the sum of:

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(i)the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) as of the end of the Current Monthly Period plus
(ii)the aggregate Unpaid Balance of the Unbilled Receivables (other than Excluded Home Receivables) as of the end of the Current Monthly Period plus
(iii)the greater of (A) the product of 3.5 multiplied by the average of the Monthly Loss on Sale for the Current Monthly Period and the two immediately preceding Monthly Periods and (B) 10% of the aggregate Unpaid Balance of Unsold Home Receivables (other than Excluded Home Receivables) relating to Appraised Value Homes as of the end of the Current Monthly Period,
and the denominator of which is equal to the aggregate Unpaid Balance of Eligible Receivables as of the end of the Current Monthly Period minus the Aggregate Adjustment Amount as of the end of the Current Monthly Period.
The Dilution Reserve Ratio calculated as of any Distribution Date shall continue until (but not including) the next succeeding Distribution Date. For purposes of clarification, the Monthly Period covered by any Receivables Activity Report shall constitute the “Current Monthly Period” for purposes of this definition.
“Distribution Date” shall mean the sixteenth (16th) day of each calendar month, or if such sixteenth (16th) day is not a Business Day, the next succeeding Business Day.
“Facility Fee” shall have the meaning set forth in the Fee Letter.

“Federal Funds Rate” shall have the meaning set forth in the Note Purchase Agreement.

“Fee Letter” shall mean that certain ~~Ninth~~Tenth Amended and Restated Fee Letter, dated
~~January 6~~May 29, 2026, by and among the Issuer, the Administrative Agent and the Managing Agents in connection with the Note Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Final Stated Maturity Date” shall mean the Distribution Date occurring in the ninth (9th) Monthly Period following the Monthly Period in which the Amortization Period commenced.
“Foreign Lockbox Condition” shall mean the requirement under the Transaction Documents that any of the lockbox accounts (including any associated demand deposit accounts) currently maintained with JPMorgan Chase Bank’s London Branch established by the Issuer for receiving payments on Receivables denominated in a currency other than U.S. dollars, be subject to a Lockbox Agreement in favor of the Indenture Trustee.
“Increase” shall mean any funding by the Purchasers pursuant to the Note Purchase Agreement which increases the Series Outstanding Amount.
“Increase Date” shall mean the date on which any Increase is funded.
“Initial Series Outstanding Amount” shall mean, with respect to the Series 2011-1 Notes,
$295,500,000.
“Interest Period” shall mean, with respect to each Tranche:

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(a)initially the period commencing on the date such Tranche is funded and ending on the last day of the Monthly Period in which such date occurs; and
(b)thereafter each Monthly Period.
“Interest Shortfall” shall have the meaning set forth in Section 4.02(b).
“Leverage Ratio Trigger Event” shall mean an event that occurs on any day if the Total Net Leverage Ratio (as reported on any financial statements of ~~Realogy~~Compass delivered by the Issuer on such date pursuant to Section 5.01(c) of the Note Purchase Agreement) exceeds 4.50:1.00.
“Liquidity Provider Agreement” shall have the meaning set forth in the Note Purchase
Agreement.
“Liquidity Provider” shall have the meaning set forth in the Note Purchase Agreement.

“Loss Reserve Ratio” shall mean, as of any Monthly Period (for purposes of this definition, such Monthly Period, the “Current Monthly Period”), the greatest of:
(a)the percentage equivalent of the product of:
(i)the Applicable Stress Factor multiplied by
(ii)the highest Three Month Average Default Ratio for any Monthly Period over the twelve Monthly Periods preceding the Current Monthly Period, provided that, with the prior written consent of each Managing Agent, on no more than one occasion, the Three Month Average Default Ratio for a Monthly Period may exclude the effect of any extraordinary technical events from the calculation of the Default Ratio for one of the Monthly Periods used in the calculation of the Three Month Average Default Ratio, multiplied by
(iii)a fraction, the numerator of which is the sum of (A) the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) generated over the five Monthly Periods preceding the Current Monthly Period plus (B) the aggregate Unpaid Balance of the Unbilled Receivables (other than Excluded Home Receivables) as of the end of the Monthly Period preceding the Current Monthly Period, and the denominator of which is the aggregate Unpaid Balance of the Billed Receivables (other than Excluded Home Receivables) as of the end of the Current Monthly Period, multiplied by
(iv)a fraction, the numerator of which is equal to the sum of (A) the aggregate Unpaid Balance of Billed Receivables (other than Excluded Home Receivables) as of the end of the Monthly Period preceding the Current Monthly Period plus (B) the aggregate Unpaid Balance of Unbilled Receivables (other than Excluded Home Receivables) as of the end of the Current Monthly Period plus (C) the greater of (1) the product of 3.5 multiplied by the average of the Monthly Loss on Sale for the Current Monthly Period and the two immediately preceding Monthly Periods and (2) 10% of the aggregate Unpaid Balance of Unsold Home Receivables (other than Excluded Home Receivables) relating to Appraised Value Homes as of the end of the Current Monthly Period, and the denominator of which is equal to the aggregate Unpaid Balance of Eligible Receivables (other than Excluded Home Receivables) as of the end of the Current Monthly Period minus the Aggregate Adjustment Amount as of the end of the Current Monthly Period;

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(b)the product of (i) the Applicable Stress Factor multiplied by (ii) the highest Default Ratio for any Monthly Period over the three Monthly Periods preceding the Current Monthly Period; and
(c)2.5%.
The Loss Reserve Ratio calculated as of any Distribution Date shall continue until (but not including) the next succeeding Distribution Date. For purposes of clarification, the Monthly Period covered by any Receivables Activity Report shall constitute the “Current Monthly Period” for purposes of this definition.
“Managing Agent” shall have the meaning set forth in the Note Purchase Agreement. “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of
September 22, 2025, among Compass, Velocity Merger Sub, Inc. (“Merger Sub”) and Anywhere Real
Estate Inc. (“Anywhere Real Estate”), as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Merger Transaction” shall have the meaning set forth in Section 6.01.
“Minimum Enhancement Percentage” shall mean, for any Distribution Date: (i) 11% so long as the Average Days Outstanding is less than 75 days; (ii) 12% if the Average Days Outstanding is greater than or equal to 75 days but less than 90 days, (iii) 13.5% if the Average Days Outstanding is greater than or equal to 90 days but less than 100 days, (iv) 15.5% if the Average Days Outstanding is greater than or equal to 100 days but less than 120 days and (v) otherwise, 18%; provided that, upon the occurrence of a Leverage Ratio Trigger Event, the “Minimum Enhancement Percentage” shall be 2% higher than otherwise applicable pursuant to this definition until the Issuer’s delivery thereafter of the first quarterly or annual financial statements of ~~Realogy~~Compass pursuant to Section 5.01(c) of the Note Purchase Agreement showing that no Leverage Ratio Trigger Event exists.
“Monthly Interest” shall have the meaning set forth in Section 4.02(b).
“Monthly Loss on Sale” shall equal, for any Monthly Period, for all Homes sold during such Monthly Period (other than Excluded Homes), the aggregate of the amounts, if any, by which the purchase price of each such Home paid by CFC or Cartus, as applicable, exceeded the sale price for such Home received by the Servicer (the amount of any such excess with respect to a Home being a “Loss”). The Monthly Loss on Sale for any Monthly Period shall be based on the gross Losses for such Monthly Period without regard to any gains on the sale of other Homes during such Monthly Period.
“Monthly Period” shall mean the period from and including the first (1st) day of a calendar month to and including the last day of such calendar month.
“Monthly Principal” shall have the meaning set forth in Section 4.03.
“Monthly Program Fees” shall mean for any Distribution Date the aggregate Facility Fee and Program Fee payable to the Managing Agents under Section 2.03(c) of the Note Purchase Agreement.
“Monthly Servicing Fee” shall have the meaning set forth in Section 3.01.
“Net Credit Losses” shall mean, for any Monthly Period, an amount equal to the excess, if any, of (i) the estimated losses to be incurred in respect of all Receivables (other than Excluded Home Receivables) written off by the Servicer in accordance with the Credit and Collection Policy during such

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Monthly Period over (ii) an amount equal to all amounts recovered during such Monthly Period in respect of Receivables (other than Excluded Home Receivables) written off by the Servicer in accordance with the Credit and Collection Policy during prior Monthly Periods, which amounts exceed the amounts that the Servicer estimated would be recovered in respect of such Receivables (other than Excluded Home Receivables). For the avoidance of doubt, “Net Credit Losses” includes the portion of any Receivable (other than any Excluded Home Receivable) which has been written off as uncollectible by the Servicer net of any recoveries thereon.
“Note Interest Rate” when used in the Indenture with respect to Series 2011-1, shall mean, as of any date, the sum of the weighted average of the Series 2011-1 Tranche Rates.
“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of December 14, 2011, among the Issuer, the Servicer, the Purchasers, the Managing Agents and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Otherwise Released Collections” shall have the meaning set forth in Section 4.01(d). “Outstanding Tranche Amount” shall mean, with respect to any Tranche, the portion of the Series Outstanding Amount designated by a Managing Agent as allocable to such Tranche.
“Pro Rata Share” shall have the meaning set forth in the Note Purchase Agreement. “Program Fee” shall have the meaning set forth in the Fee Letter.
“Purchaser Group” shall have the meaning set forth in the Note Purchase Agreement. “Purchasers” shall have the meaning set forth in the Note Purchase Agreement. “QIB” shall have the meaning set forth in Section 5.02(b).
“Rating Agency” shall mean each of (i) Standard & Poor’s Financial Services, a Standard & Poor’s Financial Services LLC business, (ii) Moody’s Investors Service, Inc. and (iii) Fitch, Inc.
“Rating Agency Condition” as used in the Indenture with respect to this Indenture Supplement or the Series 2011-1 Notes shall mean, with respect to any action, that each of the Managing Agents shall have consented to such action.
“Receivables Activity Report” shall have the meaning set forth in Section 5.05(a).
~~“Realogy” shall mean Realogy Group LLC (f/k/a Realogy Corporation), a Delaware limited liability company, and any successors thereto.~~
“Redemption Price” shall mean, with respect to any Distribution Date, after giving effect to any deposits and distributions otherwise to be made on such Distribution Date, the sum of (i) the Series Outstanding Amount on such Distribution Date plus (ii) Monthly Interest for such Distribution Date and any Monthly Interest previously due but not distributed to the Series 2011-1 Noteholders plus (iii) all Monthly Program Fees plus (iv) any other amounts owed to the Administrative Agent, the Managing Agents and the Purchasers pursuant to this Indenture Supplement or the Note Purchase Agreement.

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“Required Managing Agents” shall have the meaning set forth in the Note Purchase
Agreement.
“Required Overcollateralization Amount” shall mean, as of any date of determination, the amount by which the Series 2011-1 Required Enhancement Amount on such date exceeds the amount on deposit in the Series 2011-1 Principal Subaccount on such date.
“Revolving Period” shall mean the period beginning on the Series 2011-1 Closing Date and ending upon the commencement of the Amortization Period.
“Rule 144A” shall mean Rule 144A under the Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
“Series Interim Deficiency” shall occur, on any date of determination, (i) if a Leverage Ratio Trigger Event has occurred and is continuing, if and to the extent the Series 2011-1 Interim Allocated Adjusted Aggregate Receivable Balance as of such date is less than the Series 2011-1 Interim Required Asset Amount as of such date and (ii) otherwise, if and to the extent (a) the sum of (x) the Series 2011-1 Interim Allocated Adjusted Aggregate Receivable Balance as of such date plus (y) 50% of the Overconcentration Amount as of such date is less than (b) the Series 2011-1 Interim Required Asset Amount as of such date.
“Series Outstanding Amount” shall mean, as of any date of determination, an amount equal to (i) the Initial Series Outstanding Amount plus (ii) the aggregate amount of all Increases minus
(iii) the aggregate amount of all Decreases minus (iv) without duplication, the aggregate amount of all Monthly Principal previously paid to the Series 2011-1 Noteholders.
“Series Percentage” shall mean, with respect to any date of determination, the percentage equivalent (which percentage shall never exceed 100%) of a fraction calculated as follows:
(a)during the Revolving Period, the numerator of the fraction will be the Series 2011-1 Required Asset Amount as of the close of business on the immediately preceding day, and the denominator of the fraction will be the greater of (i) the Series 2011-1 Adjusted Receivable Balance as of the end of the prior Monthly Period (or, if a Servicer Default has occurred, as of the end of the immediately preceding day), and (ii) the sum of the numerators used to determine the Series Percentage for each Series of Notes (including the Series 2011-1 Notes) Outstanding at the close of business on the immediately preceding day; and
(b)during the Amortization Period, the numerator of the fraction will be the Series 2011-1 Required Asset Amount as of the close of business on the last day of the Revolving Period, and the denominator of the fraction will be the sum of the numerators used to determine the Series Percentage for each Series of Notes (including the Series 2011-1 Notes) Outstanding at the close of business on the immediately preceding day.
“Series 2011-1” shall mean the Series of Notes the terms of which are specified in this Indenture Supplement.
“Series 2011-1 Adjusted Receivable Balance” shall mean:
(i)    as of any date of determination prior to the Distribution Date in January 2012, the Adjusted Aggregate Receivable Balance;

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(ii)    as of any date from and after the Distribution Date in January 2012 when the Foreign Lockbox Condition is satisfied, the Adjusted Aggregate Receivable Balance; and
(iii)    as of any date from and after the Distribution Date in January 2012 when the Foreign Lockbox Condition is not satisfied, an amount equal to (x) the Adjusted Aggregate Receivable Balance minus (y) the aggregate Unpaid Balance of all Eligible Receivables (other than Defaulted Receivables) denominated in a currency other than U.S. dollars plus (z) the Excess Foreign Currency Receivable Amount, if any, subtracted in the calculation of the Adjusted Aggregate Receivable Balance.
“Series 2011-1 Allocated Adjusted Aggregate Receivable Balance” shall mean, as of any date of determination, the lower of (a) the Series 2011-1 Required Asset Amount as of such date and (b) the product of (i) the Series 2011-1 Adjusted Receivable Balance as of the end of the prior Monthly Period multiplied by (ii) the percentage equivalent of a fraction, the numerator of which is the Series 2011-1 Required Asset Amount as of such date and the denominator of which is the sum of (x) the Series 2011-1 Required Asset Amount as of such date plus (y) the aggregate of the Required Asset Amounts with respect to each other Series of Notes as of such date.
“Series 2011-1 Asset Amount Deficiency” shall occur, on any date of determination, if and to the extent the Series 2011-1 Allocated Adjusted Aggregate Receivable Balance as of such date is less than the Series 2011-1 Required Asset Amount as of such date.
“Series 2011-1 Closing Date” shall mean December 16, 2011.
“Series 2011-1 Collections” shall have the meaning set forth in Section 4.01(b).
“Series 2011-1 Interim Adjusted Aggregate Receivable Balance” shall mean, as of any date of determination, the excess of (a) the Aggregate Receivable Balance on such date over (b) the Aggregate Adjustment Amount (calculated using the Overconcentration Amount on such date, but for all other inputs as of the end of the prior Monthly Period).
“Series 2011-1 Interim Allocated Adjusted Aggregate Receivable Balance” shall mean, as of any date of determination, the lower of (a) the Series 2011-1 Interim Required Asset Amount and
(b) the product of (i) the Series 2011-1 Interim Adjusted Aggregate Receivable Balance multiplied by (ii) the percentage equivalent of a fraction, the numerator of which is the Series 2011-1 Interim Required Asset Amount and the denominator of which is the sum of (x) the Series 2011-1 Interim Required Asset Amount plus (y) the aggregate of the Required Asset Amounts with respect to each other Series of Notes as of the end of the prior Monthly Period.
“Series 2011-1 Interim Required Asset Amount” shall mean, as of any date of determination, an amount equal to the sum of (a) the Series Outstanding Amount on such date plus (b) the Required Overcollateralization Amount as of the end of the prior Monthly Period.
“Series 2011-1 Note” shall mean each Note executed by the Issuer and authenticated by the Authentication Agent, substantially in the form of Exhibit A, and any replacement Note in exchange therefor.
“Series 2011-1 Noteholder” shall mean each Person in whose name a Series 2011-1 Note is registered in the Note Register, which shall initially be each Managing Agent on behalf of the Purchasers in the related Purchaser Group.

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“Series 2011-1 Principal Subaccount” shall have the meaning set forth in Section
4.06(a).
“Series 2011-1 Required Asset Amount” shall mean, as of any date of determination, an amount equal to the sum of (a) the Series Outstanding Amount on such date plus (b) the Required Overcollateralization Amount on such date.
“Series 2011-1 Required Enhancement Amount” shall mean, as of any date of determination, an amount equal to the sum of:
(a)the greater of (i) the Series Outstanding Amount on such date multiplied by the Minimum Enhancement Percentage on such date and (ii) an amount equal to the product of (A) the Series Outstanding Amount on such date multiplied by (B) the quotient of (1) the sum of (w) the Loss Reserve Ratio in effect on such date plus (x) the Dilution Reserve Ratio in effect on such date plus (y) the Yield Reserve Ratio on such date plus (z) the Servicing Reserve Ratio on such date divided by (2) one minus the sum of (w) the Loss Reserve Ratio in effect on such date plus (x) the Dilution Reserve Ratio in effect on such date plus (y) the Yield Reserve Ratio on such date plus (z) the Servicing Reserve Ratio on such date; plus
(b)an amount equal to the product of (i) 12% multiplied by (ii) an amount equal to the aggregate Unpaid Balance of Eligible Receivables (other than Defaulted Receivables) that are denominated in a currency other than Dollars minus the Excess Foreign Currency Receivables Amount; (provided, that at any time that the Series 2011-1 Adjusted Receivable Balance is being calculated pursuant to clause (iii) of the definition thereof so as not to include any Receivables denominated in a currency other than Dollars, the amount in this clause (b) shall be zero); plus
(c)an amount equal to the product of (i) $1,500,000 multiplied by (ii) the sum of 100% plus the Minimum Enhancement Percentage on such date;
provided, however, that after the declaration or occurrence of an Amortization Event, the Series 2011-1 Required Enhancement Amount shall equal the Series 2011-1 Required Enhancement Amount in effect on the date of the declaration or occurrence of such Amortization Event.
“Series 2011-1 Tranche Rate” shall mean, at any time during an Interest Period (i) with respect to any CP Tranche, the CP Rate, (ii) with respect to any Benchmark Tranche, the Benchmark, and (iii) with respect to any Base Rate Tranche, the sum of the Alternate Base Rate plus the Base Rate Margin, as applicable, provided, however, that, if any principal or interest on the Series 2011-1 Notes is not paid in full when the same shall have become required to be paid, or if any Amortization Event has occurred and is continuing, then the Series 2011-1 Tranche Rate with respect to any Tranche shall be the Alternate Base Rate plus 2.0% (or, upon the occurrence of a Leverage Ratio Trigger Event and until the Issuer’s delivery thereafter of the first quarterly or annual financial statements of ~~Realogy~~Compass pursuant to Section 5.01(c) of the Note Purchase Agreement showing that no Leverage Trigger Event exists, 2.25%), with respect to such deficiency or with respect to any interest accrued on the Series 2011-1 Notes after the occurrence of such Amortization Event.
“Servicing Fee” shall have the meaning set forth in the Transfer and Servicing
Agreement.

“Servicing Fee Rate” shall mean 0.75% per annum.

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“Servicing Reserve Ratio” shall mean, as of any date of determination, the quotient, expressed as a percentage, of (a) the product of (i) the Applicable Stress Factor multiplied by (ii) the Servicing Fee Rate multiplied by (iii) Average Days Outstanding as of the end of the Monthly Period preceding the first day of the Interest Period in which such date occurs, divided by (b) 360.
“Stated Amount” shall mean, as of any date of determination, (i) during the period from and including May 29, 2026 to but excluding October 16, 2026 (such period, a “Peak Season Period”), $200,000,000 and (ii) during the period from and including October 16, 2026 to but excluding the Commitment Termination Date (such period, an “Off-Peak Period”), $180,000,000, in each case as such amount may be further reduced or increased from time to time pursuant to Section 2.05 of the Note Purchase Agreement.
“Stress Factor Test” shall mean a test that is satisfied at any time if each of the following conditions are met at such time: (i) the Default Ratio shall be less than 2.50%, (ii) the Three Month Average Default Ratio shall be less than 1.50%; (iii) the Dilution Ratio shall be less than 0.50%; (iv) the Three Month Average Dilution Ratio shall be less than 0.25%; (v) the Average Days in Inventory for Appraised Value Homes (other than Excluded Homes) shall be less than 120 days; (vi) the Average Days in Inventory for Appraised Value Homes (other than Excluded Homes) for any Monthly Period and for the immediately preceding five (5) Monthly Periods shall be less than 100 days; (vii) the Average Days in Inventory for Homes other than Appraised Value Homes (other than Excluded Homes) shall be less than 40 days; and (viii) the Average Days in Inventory for Homes other than Appraised Value Homes (other than Excluded Homes) for any Monthly Period and for the immediately preceding five (5) Monthly Periods shall be less than 25 days.
“Three Month Average Default Ratio” shall mean, for any Monthly Period, the average of the Default Ratios for that Monthly Period and each of the two immediately preceding Monthly Periods.
“Three Month Average Dilution Ratio” shall mean, for any Monthly Period, the average of the Dilution Ratios for that Monthly Period and each of the two immediately preceding Monthly Periods.
“Tranche” shall have the meaning set forth in the Note Purchase Agreement. “Transaction Documents” shall mean the “Transaction Documents” as defined in the
Indenture but shall also include the Note Purchase Agreement, the Fee Letter and the Series 2011-1
Notes.
“Transfer Date” shall mean the Business Day immediately preceding each Distribution
Date.

“Yield Reserve Ratio” shall mean, as of any date of determination, the quotient expressed as a percentage, of (a) the product of (i) the sum of (A) the product of (1) the Applicable Yield Factor multiplied by (2) the average of Adjusted Daily Simple SOFR for each day occurring during the immediately preceding Monthly Period plus (B) 1.85% multiplied by (ii) 2.50 multiplied by the Average Days Outstanding as of the end of the immediately preceding Monthly Period divided by (b) 360. For purposes of the foregoing, the “Applicable Yield Factor” shall be (i) 1.25 so long as the Average Days in Inventory for Appraised Value Homes for any Monthly Period is less than one hundred twenty (120) days, (ii) 1.75 if the Average Days in Inventory for Appraised Value Homes for any Monthly Period is equal to or greater than one hundred twenty (120) days but less than one hundred fifty (150) days until such time as the Average Days in Inventory for Appraised Value Homes has been reduced to and remained below one hundred twenty (120) days for two (2) consecutive Monthly Periods, and (iii) 2.5 if the Average Days in Inventory for Appraised Value Homes for any Monthly Period is greater than or equal to one hundred fifty (150) days until such time as the Average Days in Inventory for Appraised Value Homes has been reduced to and remained below one

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hundred fifty (150) days for two (2) consecutive Monthly Periods.
(b)    Each capitalized term defined herein shall relate to the Series 2011-1 Notes and no other Series of Notes issued by the Issuer, unless the context otherwise requires. All capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Indenture, and, if not defined therein, as defined in the Transfer and Servicing Agreement, the Receivables Purchase Agreement or the Purchase Agreement.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Indenture Supplement shall refer to this Indenture Supplement as a whole and not to any particular provision of this Indenture Supplement; references to any Article, subsection, Section or Exhibit are references to Articles, subsections, Sections and Exhibits in or to this Indenture Supplement unless otherwise specified; and the term “including” means “including without limitation.”
(d)    To the extent any Receivables are denominated in any currency other than Dollars, all references herein to such Receivables shall mean the Dollar Equivalent of such Receivables.
ARTICLE III
SERVICING FEE; INCREASES AND REDUCTIONS IN THE SERIES OUTSTANDING AMOUNT

Section 3.01.    Servicing Fee. The Transfer and Servicing Agreement sets forth the full compensation that the Servicer is entitled to receive for its servicing activities.    The share of the Servicing Fee allocable to the Series 2011-1 Noteholders with respect to any Distribution Date (the “Monthly Servicing Fee”) shall be equal to the product of (a) the Servicing Fee Rate multiplied by (b) the weighted average over the related Monthly Period of the daily Aggregate Receivable Balance multiplied by (c) the average Series Percentage during such Monthly Period. The remainder of the Servicing Fee shall be paid by the noteholders of other Series (as provided in the Indenture Supplement related to such other Series) or the Issuer and in no event shall the Indenture Trustee or the Series 2011-1 Noteholders be liable for the share of the Servicing Fee to be paid by the Noteholders of such other Series or the Issuer. To the extent that the Monthly Servicing Fee is not paid in full pursuant to the preceding provisions of this Section 3.01 and Section 4.04, it shall be paid by the Issuer. The Monthly Servicing Fee shall be payable from Series 2011-1 Collections pursuant to, and subject to the priority of payments set forth in, Section 4.04.
Section 3.02. Increases and Reductions in the Series Outstanding Amount.
(a)At any time during the Revolving Period, the Series Outstanding Amount may be increased from time to time by the funding of Increases subject to the terms and conditions set forth in the Note Purchase Agreement; provided, that, after giving effect thereto, the Series Outstanding Amount may not exceed the Stated Amount. Whenever the Issuer wishes to make an Increase, the Issuer shall give the Indenture Trustee, the Paying Agent and the Managing Agents prior written notice of such Increase not less than two (2) Business Days prior to the proposed Increase Date.
(b)    In the event that the Issuer reduces the Series Outstanding Amount of the Series 2011-1 Notes in accordance with the Note Purchase Agreement (each such reduction, a “Decrease”), it shall give prompt written notice of such Decrease to the Managing Agents, the Indenture Trustee and the Paying Agent not less than three (3) Business Days prior to the effective date (each such date, a “Decrease Date”) of such reduction. All accrued and unpaid interest on the amount of such Decrease, together with the principal amount of such Decrease and all funding losses, expenses and liabilities, if any, owed under Section 2.09 of the Note Purchase Agreement in connection with such Decrease, shall be due and owing as of the related Decrease Date, and the Issuer shall deposit all such amounts into the Distribution Account for application in accordance with Section 4.04.

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(c)    The Series 2011-1 Notes shall evidence the outstanding indebtedness owed from time to time by the Issuer thereunder. Each Managing Agent, on behalf of the Purchasers in the related Purchaser Group, shall be and is hereby authorized to record on the grid attached to its Series 2011-1 Note held by it on behalf of the Purchasers in the related Purchaser Group (or at its option, in its internal books and records) the date and amount of the initial funding of its Pro Rata Share of the Initial Series Outstanding Amount and the date and amount of each Increase, the amount of each repayment of the principal amount represented by such Series 2011-1 Note, the portions of its Series 2011-1 Note that are from time to time allocated to the CP Tranche, any Base Rate Tranche and any Benchmark Tranche, and any reductions to the Stated Amount; provided, that failure to make any recordation on the grid or records or any error in recordation shall not adversely affect any Purchaser’s rights with respect to its right to receive principal and interest under a Series 2011-1 Note.
ARTICLE IV
RIGHTS OF SERIES 2011-1 NOTEHOLDERS AND ALLOCATION AND APPLICATION OF POOL COLLECTIONS

Section 4.01.    Pool Collections and Allocations.
(a)Allocation of Pool Collections. Funds on deposit in the Collection Account in accordance with Section 8.04 of the Indenture shall be allocated and distributed to Series 2011-1 as set forth in the Indenture and this Article IV.
(b)Allocation of Pool Collections to Series 2011-1. Prior to the close of business on each Transfer Date, the Servicer shall allocate to Series 2011-1 an amount (such amount, the “Series 2011-1 Collections”) equal to the product of (i) the amount of Pool Collections deposited in the Collection Account during the preceding Monthly Period (less any amounts permitted to be withdrawn pursuant to Sections 3.02(c)(vi), 3.12 and 3.14(b) of the Transfer and Servicing Agreement) multiplied by (ii) the Series Percentage for such Distribution Date.
(c)Allocation of Series 2011-1 Collections. Prior to the close of business on each Transfer Date, the Servicer shall direct the Indenture Trustee to distribute the Series 2011-1 Collections in the following order of priority pursuant to Section 8.04 of the Indenture:
(i)From the Collection Account to the Distribution Account, for distribution in accordance with Section 4.04 on the immediately succeeding Distribution Date, all amounts payable pursuant to the terms thereof;
(ii)If the amount on deposit in the Marketing Expenses Account is less than the Required Marketing Expenses Account Amount, to the Marketing Expense Account, the lesser of (x) the amount of such deficiency and (y) all remaining Series 2011-1 Collections;
(iii)If the application of funds to the payment of the principal of another Series of Notes or the release of funds to the Issuer would result in (x) a Series 2011-1 Asset Amount Deficiency or (y) during the Revolving Period, the occurrence of an event that, with the passage of time or the giving of notice or both, would become an Amortization Event, all remaining Series 2011-1 Collections shall be transferred to the Series 2011-1 Principal Subaccount up to the amount necessary to eliminate such Series 2011-1 Asset Amount Deficiency or Amortization Event, as applicable; and
(iv)During the Revolving Period, (A) if any other Series of Notes is in its Amortization Period and the Indenture Supplement related to such amortizing Series of Notes requires the Issuer to transfer such remaining Series 2011-1 Collections to pay the principal of such other Series of Notes, all remaining Series 2011-1 Collections to the applicable Series Account with respect to such amortizing Series of Notes; provided, that if more than one other

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Series of Notes is amortizing and the related Indenture Supplement of each such amortizing Series of Notes requires the Issuer to transfer such remaining Series 2011-1 Collections to pay the principal of such other Series of Notes, pro rata to the applicable Series Account of each such other amortizing Series of Notes based on their respective Series Percentages; and (B) if no transfer of the remaining Series 2011-1 Collections is required pursuant to clause (A), all remaining Series 2011-1 Collections to the Issuer free and clear of the lien of the Indenture and without compliance with Section 12.01(b) of the Indenture.
(d)Prior to the close of business (i) on each Deposit Date when a Series 2011-1 Asset Amount Deficiency has occurred and (ii) on each Deposit Date during the Amortization Period, the Issuer shall deposit Pool Collections allocated to other Series in the Series 2011-1 Principal Subaccount to the extent those Pool Collections would otherwise have been released to the Issuer under the terms of the Indenture Supplement related to such Series (“Otherwise Released Collections”). If Series 2011-1 and any other Series are simultaneously in their respective Amortization Periods or otherwise simultaneously requiring such payments, such Otherwise Released Collections shall be allocated ratably between each such Series of Notes (including Series 2011-1) based on their respective Series Percentages.
(e)If a Series Interim Deficiency has occurred and is continuing, the Issuer shall deposit into the Series 2011-1 Principal Subaccount, on or prior to the first Business Day of the Monthly Period following the Monthly Period in which such Series Interim Deficiency occurred, an amount necessary to eliminate such Series Interim Deficiency.
Section 4.02. Determination of Interest and Monthly Interest.
(a)The amount of interest distributable from the Distribution Account with respect to the Series 2011-1 Notes on any Distribution Date shall be an amount equal to the sum of the Monthly Interest for such Distribution Date, plus any Interest Shortfall and any Additional Interest as determined under Section 4.02(b). The monthly interest for any Tranche shall be an amount equal to the product of
(i) a fraction, the numerator of which is the actual number of days during the Interest Period then ending that such Tranche was outstanding and the denominator of which is 360 multiplied by (ii) the Series 2011-1 Tranche Rate in effect with respect to the related Tranche multiplied by (iii) the daily average Outstanding Tranche Amount of the related Tranche during the related Interest Period. The amount of interest allocable to the Tranches of any Purchaser Group and due to the Purchasers in the related Purchaser Group shall be determined by each Managing Agent and notified by each Managing Agent to the Administrative Agent, the Servicer, the Issuer, the Paying Agent and the Indenture Trustee in accordance with the procedures set forth in the Note Purchase Agreement.
(b)    The “Monthly Interest” for any Distribution Date shall mean the sum of the aggregate unpaid amount, if any, of all unpaid interest determined for each Tranche under Section 4.02(a). On the Determination Date preceding each Distribution Date, the Servicer shall determine the excess (the “Interest Shortfall”), if any, of (x) the Monthly Interest for such Distribution Date over (y) the aggregate amount of funds allocated and available to pay such Monthly Interest on such Distribution Date. If the Interest Shortfall with respect to any Distribution Date is greater than zero, then on each subsequent Distribution Date until such Interest Shortfall is fully paid, an additional amount (“Additional Interest”) equal to the product of (A) a fraction, the numerator of which is the actual number of days in the related Interest Period and the denominator of which is 360 multiplied by (B) the applicable Series 2011-1 Tranche Rate multiplied by (C) such Interest Shortfall (or the portion thereof that has not been paid to the Series 2011-1 Noteholders from other funds) shall be payable as provided herein with respect to the Series 2011-1 Notes. Notwithstanding anything herein to the contrary, Additional Interest shall be payable or distributed only to the extent permitted by applicable law. From and after the calculation of any Interest Shortfall, Monthly Interest shall be calculated without duplication of any amounts included in the calculation of Additional Interest.

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Section 4.03. Determination of Principal Distribution. On any Distribution Date, any Decrease Date and the first Business Day of any Monthly Period following a Monthly Period in which a Series Interim Deficiency occurred, (i) during the Revolving Period, if there are funds on deposit in the Series 2011-1 Principal Subaccount, and (ii) during the Amortization Period, the Trustee shall distribute from the Series 2011-1 Principal Subaccount, for application to reduce the Series Outstanding Amount, an amount of principal (the “Monthly Principal”), equal to the lesser of (a) the amount on deposit in the Series 2011-1 Principal Subaccount and (b) the Series Outstanding Amount. All Monthly Principal and the amount of all Decreases shall be paid to the Purchaser Groups ratably in accordance with their Pro Rata Shares as set forth in the Note Purchase Agreement.
Section 4.04. Application of Series 2011-1 Collections. On or prior to each Distribution Date and, if different, on each Decrease Date, as applicable, the Servicer shall instruct the Indenture Trustee in writing (such writing to be substantially in the form of Exhibit B unless otherwise agreed) to apply amounts on deposit in the Distribution Account (and any subaccount thereof) in accordance with the following provisions, provided that, if the Indenture Trustee has not received such written instructions by 2:00 p.m. (New York City time) on the Business Day immediately preceding such Distribution Date or Decrease Date, then the Indenture Trustee shall promptly give the Servicer written notice thereof; provided, further, that upon the failure of the Servicer to deliver such written instructions to the Indenture Trustee on any Distribution Date, (i) the Indenture Trustee shall, on such Distribution Date (to the extent the Indenture Trustee has received written notice from the Managing Agents of the interest payable on such Distribution Date pursuant to Section 2.03(a) of the Note Purchase Agreement and to the extent of available funds on deposit in the Collection Account (and any subaccount thereof)), make available to the Paying Agent, using funds in the Collection Account (and any subaccount thereof), an amount in immediately available funds equal to the aggregate sum of all Monthly Interest, Interest Shortfall and Additional Interest payable on such Distribution Date, by transferring such funds to the Distribution Account, and shall withhold the balance of the amount on deposit (if any) in the Collection Account (and any subaccount thereof) until delivery of such written instructions from the Servicer, and
(ii) the Paying Agent shall distribute (to extent of funds made available to the Paying Agent pursuant to clause (i) of this proviso) to the Series 2011-1 Noteholders on such Distribution Date all Monthly Interest, Interest Shortfall and Additional Interest payable on such Distribution Date to the Series 2011-1 Noteholders in accordance with Section 5.04:
(a)On each Decrease Date (if such Decrease Date is not a Distribution Date), to transfer from the Distribution Account (i) to the Series 2011-1 Principal Subaccount, for application in accordance with Section 4.03, the amount of the applicable Decrease and (ii) to the Managing Agents on behalf of the holders of the Series 2011-1 Notes, an amount equal to the sum of (x) all accrued and unpaid interest on the amount of the applicable Decrease plus (y) all funding losses, expenses and liabilities, if any, owed under Section 2.09 of the Note Purchase Agreement in connection with the applicable Decrease.
(b)On each Distribution Date (including a Decrease Date that is a Distribution Date), to transfer amounts on deposit in the Distribution Account in the following order of priority:
(i)An amount equal to the fees and expenses payable to the Indenture Trustee for such Distribution Date; provided that, (A) unless an Event of Default has occurred and is continuing, the aggregate amount payable pursuant to this clause (i) shall not exceed
$250,000 during any 12-month period, and (B) during the occurrence and continuance of an Event of Default, the aggregate amount payable pursuant to this clause (i) since the Series 2011-1 Closing Date shall not exceed $1,500,000;
(ii)    An amount equal to the sum of (A) Monthly Interest, if any, for such Distribution Date plus (B) any Interest Shortfall previously accrued and not reimbursed plus (C) any Additional Interest previously

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accrued and not paid shall be paid to the Series 2011-1 Noteholders on such Distribution Date pursuant to Section 5.04;

(iii)    An amount equal to the Monthly Program Fees for such Distribution Date shall be distributed to each Managing Agent (ratably in accordance with the amounts owing to each Purchaser Group);
(iv)    An amount equal to the sum of (A) the Monthly Servicing Fee for such Distribution Date plus (B) any Monthly Servicing Fee previously accrued and not paid pursuant to this Section 4.04(b)(iv) shall be distributed to the Servicer;
(v)    An amount equal to any out-of-pocket costs and expenses of the Administrative Agent and the Managing Agents relating to enforcement against the Issuer shall be distributed to the Administrative Agent and the Managing Agents (ratably in accordance with the amounts owing to each such Person);
(vi)    If a Series 2011-1 Asset Amount Deficiency has occurred and is continuing, an amount necessary to eliminate such Series 2011-1 Asset Amount Deficiency shall be distributed to the Series 2011-1 Principal Subaccount;
(vii)    To the Series 2011-1 Principal Subaccount, for application in accordance with Section 4.03, to reduce the Series Outstanding Amount, (A) if such Distribution Date occurs during the Amortization Period, an amount equal to the Series Outstanding Amount and (B) if such Distribution Date occurs during the Revolving Period on a Decrease Date, the amount of the related Decrease;
(viii)    An amount equal to the sum of (A) all fees and expenses payable to the Indenture Trustee for such Distribution Date, to the extent not paid pursuant to clause (i) of this Section 4.04(b) due to the limitations set forth therein plus (B) all indemnities payable to the Indenture Trustee for such Distribution Date, to the extent not otherwise paid by the Servicer; and
(ix)    An amount equal to all increased costs, fees, expenses and other amounts payable to the Administrative Agent, the Managing Agents and the Purchasers pursuant to the Indenture Supplement and the Note Purchase Agreement shall be distributed to each such Person (ratably in accordance with the amounts owing to each such Person).
Section 4.05. Distribution Account.
(a)All Series 2011-1 Collections which are distributed to the Distribution Account in accordance with the terms of this Indenture Supplement, together with all proceeds, earnings, income, revenue, dividends and distributions thereof, shall be held therein for the benefit of the Series 2011-1 Noteholders. The Indenture Trustee shall, in accordance with the Indenture, possess all right, title and interest in all monies, instruments, investment property and other property credited from time to time to the Distribution Account (and any subaccount thereof) and in all proceeds, earnings, income, revenue, dividends and distributions thereof. The Distribution Account shall be under the sole dominion and control of the Indenture Trustee for the benefit of the Noteholders. Pursuant to the authority granted to the Servicer in Article III of the Transfer and Servicing Agreement, the Servicer shall have the power, revocable by the Indenture Trustee, to instruct the Indenture Trustee to make withdrawals and payments from the Distribution Account for the purposes of making the payments required under Section 4.04.
(b)    Series 2011-1 Collections which are on deposit in the Distribution Account shall be invested in accordance with Section 4.01 of the Transfer and Servicing Agreement and Section 6.13 of the Indenture. The Indenture Trustee shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 4.05(b) nor for the selection of

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Eligible Investments, except with respect to investments on which the institution acting as Indenture Trustee is an obligor.
Section 4.06. Series 2011-1 Principal Subaccount.
(a)The Issuer, for the benefit of the Series 2011-1 Noteholders, shall establish and maintain with the Indenture Trustee or its nominee in the name of the Indenture Trustee, the Series 2011-1 Principal Subaccount, which shall be a subaccount of the Collection Account (the “Series 2011-1 Principal Subaccount”). The Indenture Trustee shall possess all right, title and interest in all monies, instruments, investment property and other property credited from time to time to the Series 2011-1 Principal Subaccount (and any subaccount thereof) and in all proceeds, earnings, income, revenue, dividends and distributions thereof for the benefit of the Series 2011-1 Noteholders. The Series 2011-1 Principal Subaccount shall be under the sole dominion and control of the Indenture Trustee for the benefit of the Series 2011-1 Noteholders. Pursuant to the authority granted to the Servicer in Article III of the Transfer and Servicing Agreement, the Servicer shall have the power, revocable by the Indenture Trustee, to instruct the Indenture Trustee to make withdrawals and payments from the Series 2011-1 Principal Subaccount for the purposes of making the payments required under Section 4.04.
(b)Funds on deposit in the Series 2011-1 Principal Subaccount shall be invested in accordance with Section 4.01 of the Transfer and Servicing Agreement and Section 6.13 of the Indenture. The Indenture Trustee shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 4.06(b) nor for the selection of Eligible Investments, except with respect to investments on which the institution acting as Indenture Trustee is an obligor.
(c)The Indenture Trustee shall withdraw and transfer funds on deposit in the Series 2011-1 Principal Subaccount on each Business Day during the Revolving Period to, or at the direction of, the Issuer if no Series 2011-1 Asset Amount Deficiency has occurred and is continuing and no event that with the passage of time or the giving of notice could become an Amortization Event, including a Series 2011-1 Asset Amount Deficiency, would result from such withdrawal. Any such transfer to the Issuer shall be made free and clear of the lien of the Indenture and without compliance with Section 12.01(b) of the Indenture. It is expressly understood that, during the Amortization Period, the Indenture Trustee shall not withdraw funds on deposit in the Series 2011-1 Principal Subaccount except to fund payments of Monthly Principal under Section 4.03 and, after the Series 2011-1 Notes have been paid in full, to fund any other payments owed under Section 4.01(c) in the order of priority set forth therein.
Section 4.07. Investment Instructions. The Indenture Trustee shall make investments in accordance with the investment instructions received pursuant to the terms hereof, which investment instructions may be in the form of standing orders. To the extent no investment instructions are received, the Indenture Trustee shall not make any investments. In no event shall the Indenture Trustee be liable for any investments not made on any day pursuant to investment instructions received after 11:00 a.m. (New York City time) on such day.
ARTICLE V
DELIVERY OF SERIES 2011-1 NOTES; DISTRIBUTIONS; REPORTS TO SERIES 2011-1 NOTEHOLDERS

Section 5.01.    Delivery and Payment for the Series 2011-1 Notes; Denominations. The Issuer shall execute and the Authentication Agent shall authenticate the Series 2011-1 Notes in accordance with Section 2.03 of the Indenture. The Indenture Trustee shall deliver the Series 2011-1 Notes to or upon the order of the Issuer when so authenticated.
Section 5.02.    Registration;    Registration    of    Transfer    and    Exchange;    Transfer
Restrictions.

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(a)The Series 2011-1 Notes have not been registered under the Securities Act or any state securities law. None of the Issuer, the Servicer, the Transfer Agent and Registrar or the Indenture Trustee is obligated to register the Series 2011-1 Notes under the Securities Act or any other securities or “Blue Sky” laws or to take any other action not otherwise required under the Agreement to permit the transfer of the Series 2011-1 Notes without registration.
(b)No transfer of any Series 2011-1 Note or any interest therein (including, without limitation, by pledge or hypothecation) shall be made except in compliance with the restrictions on transfer set forth in this Section 5.02 (including the applicable legend to be set forth on the face of such Series 2011-1 Note as provided in Exhibit A), in a transaction exempt from the registration requirements of the Securities Act and applicable state securities or “Blue Sky” laws to a person (i) who the transferor reasonably believes is a “qualified institutional buyer” within the meaning thereof in Rule 144A (a “QIB”) and (ii) that is aware that the resale or other transfer is being made in reliance on Rule 144A.
(c)Each Purchaser and each Holder of the Series 2011-1 Notes, by its acceptance thereof, will be deemed to have acknowledged, represented to and agreed with the Issuer and, in the case of any transferee of any Purchaser, such Purchaser as follows:
(i)It understands that the Series 2011-1 Notes may be offered and may be resold by such Purchaser only to QIBs and subject to the restrictions of Rule 144A.
(ii)It understands that the Series 2011-1 Notes have not been and will not be registered under the Securities Act or any state or other applicable securities law and that no Series 2011-1 Note, or any interest or participation therein, may be offered, sold, pledged or otherwise transferred unless registered pursuant to, or exempt from registration under, the Securities Act and any other applicable securities law.
(iii)It acknowledges that none of the Issuer, the Servicer, the Administrative Agent or any Purchaser or any person representing the Issuer, the Servicer, the Administrative Agent, any Managing Agent or any Purchaser has made any representation to it with respect to the Issuer (except, as to the Issuer, the representations by the Issuer in the Transaction Documents) or the offering or sale of any Series 2011-1 Note. It has had access to such financial and other information concerning the Issuer and the Series 2011-1 Notes as it has deemed necessary in connection with its decision to purchase the Series 2011-1 Notes.
(iv)It acknowledges that each Series 2011-1 Note will bear a legend to the following effect unless the Issuer determines otherwise, consistent with applicable law:
“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN, MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) TO THE ISSUER OR (2) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”) PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT. EACH NOTE OWNER BY ACCEPTING A BENEFICIAL INTEREST IN THIS NOTE, IS DEEMED TO REPRESENT THAT IT IS EITHER A QIB PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF ANOTHER QIB.

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PRIOR TO PURCHASING THIS NOTE, PURCHASERS SHOULD CONSULT COUNSEL WITH RESPECT TO THE AVAILABILITY AND CONDITIONS OF EXEMPTION FROM THE RESTRICTION ON RESALE OR TRANSFER. THE ISSUER HAS NOT AGREED TO REGISTER THE NOTE UNDER THE SECURITIES ACT, TO QUALIFY THE NOTES UNDER THE SECURITIES LAWS OF ANY STATE OR TO PROVIDE REGISTRATION RIGHTS TO ANY PURCHASER.
AS SET FORTH HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.”

(v)If it is acquiring the Series 2011-1 Notes, or any interest or participation therein, as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to such account and that it has full power to make the acknowledgements, representations and agreements contained herein on behalf of each such account.
(vi)It (1) is a QIB, (2) is aware that the sale to it is being made in reliance on Rule 144A and if it is acquiring such Series 2011-1 Note or any interest or participation therein for the account of another QIB, such other QIB is aware that the sale is being made in reliance on Rule 144A and (3) is acquiring such Series 2011-1 Note or any interest or participation therein for its own account or for the account of a QIB.
(vii)It is purchasing such Series 2011-1 Note for its own account, or for one or more investor accounts for which it is acting as fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Series 2011-1 Note, or any interest or participation therein, as described herein, in the Indenture and in the Note Purchase Agreement.
(viii)It agrees that if in the future it should offer, sell or otherwise transfer such Series 2011-1 Note or any interest or participation therein, it will do so only (A) to the Issuer (B) pursuant to Rule 144A to a person who it reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, purchasing for its own account or for the account of a QIB, whom it has informed that such offer, sale or other transfer is being made in reliance on Rule 144A.
(ix)It acknowledges that the Issuer, the Administrative Agent, the Purchasers and others will rely on the truth and accuracy of the foregoing acknowledgments, representations and agreements, and agrees that if any of the foregoing acknowledgments, representations and agreements deemed to have been made by it are no longer accurate, it shall promptly notify the Issuer.
(x)With respect to any Purchaser that is not a “United States person” for
U.S. federal income tax purposes claiming an exemption from United States income or withholding tax, that it has delivered to the Paying Agent a true and complete Form W-8 BEN or Form W-8-ECI, as and when required by the Note Purchase Agreement with respect to a Series 2011-1 Noteholder, indicating such exemption.

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(xi)It acknowledges that transfers of such Series 2011-1 Note or any interest or participation therein shall otherwise be subject in all respects to the restrictions applicable thereto contained in the Agreement and the Note Purchase Agreement.
Any transfer, resale, pledge or other transfer of the Series 2011-1 Notes contrary to the restrictions set forth above and in the Indenture shall be deemed void ab initio by the Transfer Agent and Registrar.

(d)Notwithstanding anything to the contrary herein, so long as and provided that the relevant Liquidity Agreement contains a provision which requires such Liquidity Providers to acknowledge and agree with the provisions of Section 5.02(c) hereof, each Conduit Purchaser may at any time sell or grant, to one or more Liquidity Providers party to any Liquidity Agreement, participating interests or security interests in the Series 2011-1 Notes without notice to the Issuer or any other action to be taken on the part of such Conduit Purchaser, the related Liquidity Provider, the Administrative Agent or the applicable Managing Agent on behalf of such Conduit Purchaser.
(e)Notwithstanding anything to the contrary contained herein, the Series 2011-1 Notes and this Indenture Supplement may, with the prior written consent of the Required Managing Agents, be amended or supplemented to modify the restrictions on and procedures for resale and other transfers of the Series 2011-1 Notes to reflect any change in applicable law or regulation (or the interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally. Each Noteholder shall by its acceptance of a Series 2011-1 Note have agreed to any such amendment or supplement.
(f)Notwithstanding any other provision of this Section 5.02, any Series 2011-1 Noteholder may at any time pledge or grant a security interest in all or any portion of its rights under the Series 2011-1 Notes to secure obligations of such Noteholder to a Federal Reserve Bank, without notice to or consent of the parties hereto; provided, that no such pledge or grant of a security interest shall release any Series 2011-1 Noteholder from any of its obligations under the Note Purchase Agreement or substitute any such pledgee or grantee for such Noteholder as a party thereto.
Section 5.03. Definitive Notes. The Series 2011-1 Notes, upon original issuance, will be issued in definitive, fully registered form, authenticated and delivered in substantially the form attached hereto as Exhibit A. The Series 2011-1 Notes will constitute Definitive Notes within the meaning of the Indenture.
Section 5.04. Distributions.
(a)On each Decrease Date and each Distribution Date, the Paying Agent shall distribute to each Series 2011-1 Noteholder of record on the related Record Date such Series 2011-1 Noteholder’s pro rata share of amounts on deposit in the Distribution Account as are payable to the Series 2011-1 Noteholders pursuant to Section 4.04.
(b)Distributions to the Series 2011-1 Noteholders hereunder shall be made (i) by wire transfer of immediately available funds and (ii) without presentation or surrender of any Series 2011-1 Note or the making of any notation thereon.
Section 5.05. Reports and Statements to Series 2011-1 Noteholders.
(a)On each Distribution Date, the Paying Agent shall make available to the Series 2011-1 Noteholders a statement (the “Receivables Activity Report”) substantially in the form of Exhibit C prepared by the Servicer and delivered to the Paying Agent. The Paying Agent shall have no liability for the Servicer’s failure to provide such statement to it. Seven Business Days after each Distribution Date (beginning with the Distribution Date that is at least thirty calendar days after any Noteholder delivers a written request for an Interim Report to the Servicer), the Paying Agent shall make available to the Series 2011-1 Noteholders an Interim Report prepared by the Servicer and delivered to the Paying

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Agent. The Paying Agent shall have no liability for the Servicer’s failure to provide such Interim Report to it.
(b)On or before January 31 of each calendar year, beginning with calendar year 2012, the Paying Agent shall furnish or cause to be furnished to each Person who at any time during the preceding calendar year was a Series 2011-1 Noteholder, a statement prepared by the Servicer containing the information required to be contained in the statement to Series 2011-1 Noteholders, as set forth in paragraph (a) above, aggregated for such calendar year or the applicable portion thereof during which such Person was a Series 2011-1 Noteholder, together with such other information as is required to be provided by an issuer of indebtedness under the Code. Such obligation of the Paying Agent shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent pursuant to any requirements of the Code as from time to time in effect.
ARTICLE VI
AMORTIZATION EVENTS

Section 6.01.    Series 2011-1 Amortization Events.    Upon the occurrence and continuance of any of the following events:
(a)failure on the part of the Issuer to pay principal of and interest on the Series 2011-1 Notes in full on or before the Final Stated Maturity Date, or to pay Monthly Principal or the amount of any Decrease to the extent required under Section 4.03, or to pay accrued interest on the Series 2011-1 Notes in full on any Distribution Date, or to pay accrued Monthly Program Fees on any Distribution Date, and such failure remains unremedied for one (1) Business Day; or
(b)failure on the part of the Issuer to maintain its separate existence as required by Section 3.07 of the Indenture or duly to perform or observe any covenant set forth in Section 3.03(a), (c), (d), (e), (f), (g), (h), (i) or (j) of the Indenture, which failure continues unremedied for a period of ten (10) calendar days; or
(c)failure on the part of the Issuer duly to perform or observe any other covenants or agreements of the Issuer set forth in the Note Purchase Agreement, the Indenture or this Indenture Supplement, which failure continues unremedied for a period of thirty (30) days, in each case, after the date on which written notice of such failure, requiring the same to be remedied, has been given to the Issuer by the Indenture Trustee, or to the Issuer and the Indenture Trustee by the Required Managing Agents; or
(d)any representation or warranty made by the Issuer in the Note Purchase Agreement, this Indenture Supplement or the Indenture proves to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Indenture Trustee, or to the Issuer and the Indenture Trustee by the Required Managing Agents; or
(e)a Servicer Default; or
(f)a Cartus Purchase Termination Event under the Purchase Agreement, an ARSC Purchase Termination Event under the Receivables Purchase Agreement or a Transfer Termination Event under the Transfer and Servicing Agreement; or
(g)other than an Event of Default described in clause (v) below, an Event of Default with respect to the Series 2011-1 Notes; or
(h)a Series 2011-1 Asset Amount Deficiency, which Series 2011-1 Asset Amount Deficiency continues for any two (2) consecutive Business Days after actual knowledge thereof by the Servicer or the Issuer or upon the next succeeding Distribution Date, whichever is earlier; or

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(i)the amount on deposit in the Marketing Expenses Account is less than the Required Marketing Expenses Account Amount for any five (5) consecutive Business Days after actual knowledge thereof by the Servicer or upon the next succeeding Distribution Date, whichever is earlier; or
(j)the Average Days in Inventory for Appraised Value Homes for any Monthly Period (excluding from such calculation Excluded Homes and any Appraised Value Homes owned by an Originator for more than 365 days as of the close of business on the last day of such Monthly Period) equals or exceeds one hundred thirty (130) days for any Monthly Period; or
(k)the average of the Average Days in Inventory for Appraised Value Homes for any Monthly Period and for the immediately preceding five (5) Monthly Periods (other than Excluded Homes and other than any Appraised Value Home owned by an Originator for more than 365 days as of the close of business on the last day of the applicable Monthly Periods included in such calculation) equals or exceeds one hundred twenty (120) days; or
(l)the Average Days in Inventory for Homes other than Appraised Value Homes (other than Excluded Homes) equals or exceeds fifty-five (55) days for any Monthly Period; or
(m)the average of the Average Days in Inventory for Homes other than Appraised Value Homes (other than Excluded Homes) for any Monthly Period and for the immediately preceding five (5) Monthly Periods equals or exceeds thirty-five (35) days; or
(n)the Default Ratio for any Monthly Period exceeds 3.50%, or the Three Month Average Default Ratio for any Monthly Period exceeds 2.50%; or
(o)the Dilution Ratio for any Monthly Period exceeds 1.0%, or the Three Month Average Dilution Ratio for any Monthly Period exceeds 0.75%; or
(p)Net Credit Losses for any Monthly Period exceed $2,250,000 and for any twelve
(12) consecutive Monthly Periods exceed $4,500,000; or
(q)the failure to vest and maintain in the Indenture Trustee a perfected first priority security interest in the Pledged Assets; or
(r)either (i) the Internal Revenue Service files notice of a lien pursuant to Section 6323 of the Internal Revenue Code with respect to any of the ARSC Purchased Assets, and such Lien has not been released within five days or, if released, proved to the satisfaction of the Rating Agencies, or (ii) the PBGC files, or indicates its intention to file a notice of a lien pursuant to Section 4068 of ERISA with respect to any of the Pledged Assets; or
(s)any of the Purchase Agreement, the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Note Purchase Agreement, the Performance Guarantees, the Indenture, this Indenture Supplement or any related documents cease, for any reason, to be in full force and effect, other than in accordance with its terms; or
(t)a failure on the part of Cartus, as the Servicer, to cooperate with the transfer of the servicing to a successor Servicer following the delivery of a Termination Notice pursuant to the Transfer and Servicing Agreement, which failure is determined by the Required Managing Agents to be material and continues unremedied for a period of ten (10) calendar days after the date on which written notice of such failure, requiring the same to be remedied, has been given to the Issuer by the Indenture Trustee, or to the Issuer and the Indenture Trustee by the Required Managing Agents; or
(u)an Event of Bankruptcy shall occur with respect to the Issuer, the Transferor,
~~Realogy~~Compass, Cartus or CFC; or
(v)     an Event of Default arising from a determination that the Issuer is required to be registered under the Investment Company Act; or
(w)     a Change in Control shall have occurred; or

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(x)    a Series Interim Deficiency, which Series Interim Deficiency continues beyond the first Business Day of the Monthly Period following the Monthly Period in which such Series Interim Deficiency occurred; or
(y)    the Series Outstanding Amount exceeds the Stated Amount then in effect; or
(z)    the failure of the Issuer to deliver, or cause to be delivered, on or before July 28, 2026 (or such later date as may be agreed by each Managing Agent), in form and substance acceptable to each Managing Agent, (i) opinion letters covering the corporate existence, authority, enforceability, non-contravention with organizational documents, required consents and approvals (other than those obtained), and perfected security interests in the collateral pledged under the Transaction Documents, in each case with respect to the Issuer, the Transferor, Cartus, CFC and Compass, and (ii) either (A) new opinion letters with respect to Investment Company Act of 1940, true sale and non-consolidation opinions or (B) reliance letters with respect to the Investment Company Act of 1940, true sale and non-consolidation opinions relating to the issuance of the Series 2011-1 Notes, in each case with respect to the Issuer, the Transferor, Cartus, CFC and Compass; or
(aa)      the failure of the Issuer to provide assurances, on or before June 29, 2026 (or such later date as may be agreed by each Managing Agent), satisfactory to each Managing Agent, that each Lockbox Account maintained by the Issuer at Bank of New York Mellon is either (i) maintained in the name of the Indenture Trustee such that the Indenture Trustee has “control” of such Lockbox Account within the meaning of Section 9-104(a)(3) of the New York Uniform Commercial Code or (ii) subject to a control agreement among the Issuer, Bank of New York Mellon and the Indenture Trustee pursuant to which the Indenture Trustee has “control” of such Lockbox Account within the meaning of Section 9-104(a)(2) of the New York Uniform Commercial Code
then, (i) in the case of any event described in clauses (a) through (g), (i), (n), (o), (p), (r),
(s) or (t), an “Amortization Event” will be deemed to have occurred only if, after the applicable grace period, if any, set forth in such clauses, either the Indenture Trustee (at the direction of the Required Managing Agents) or the Required Managing Agents, in each case by notice then given in writing to the Issuer and the Servicer (and to the Indenture Trustee if given by the Required Managing Agents) declare that an Amortization Event has occurred as of the date of such notice, (ii) in the case of any event described in clause (h), (j), (k), (l), (m), (q) or (x), an Amortization Event will occur at the close of business on the fifth (5th) Business Day following the actual knowledge of the Issuer or the Servicer of such event without any notice or other action on the part of the Indenture Trustee or any Series 2011-1 Noteholder unless prior to that time the Required Managing Agents by notice then given in writing to the Issuer, the Servicer and the Indenture Trustee declare that an Amortization Event will not result from the occurrence of such event, and (iii) in the case of any event described in clause (u), (v) or (w), an Amortization Event shall occur immediately upon the occurrence of such event without any notice or other action on the part of the Indenture Trustee or any Series 2011-1 Noteholder; provided, however, that an event described in clause (w) resulting from the consummation of the transactions contemplated pursuant to the Merger Agreement (collectively, the “Merger Transaction”), other than such an event resulting from clause (v) of the definition of Change in Control, so long as the Performance Guaranty with Compass as Performance Guarantor is in full force and effect, shall not constitute an Amortization Event before May 29, 2026.

Notwithstanding the foregoing, the failure of the Foreign Lockbox Condition to be satisfied shall not, for purposes of determining the rights and remedies of the Series 2011-1 Noteholders under any of the Transaction Documents, be determined to be an Amortization Event, Event of Default or a Servicer Default, so long as (i) the Issuer diligently attempts to remedy such Foreign Lockbox Condition, including by establishing new lockbox accounts and replacing JPMorgan Chase Bank as its

24

current foreign lockbox bank if necessary and (ii) the Servicer continues to cause all Pool Collections deposited into any of the foreign lockbox accounts maintained with JPMorgan Chase Bank’s London Branch or elsewhere to be forwarded to a Lockbox Account in the United States in accordance with the terms of the Transaction Documents. Each Series 2011-1 Noteholder, by accepting its Series 2011-1 Note, shall be deemed to have agreed to the foregoing notwithstanding any contrary provisions in the other Transaction Documents, and shall also agree that, for purposes of the Indenture and the other Transaction Documents, the defined term “Adjusted Aggregate Receivable Balance”, when used in the definition of “Asset Deficiency”, shall mean and be a reference to the “Series 2011-1 Adjusted Receivable Balance.” Each of the Series 2011-1 Noteholders, by accepting its Series 2011-1 Note, shall be deemed to have agreed that delivery of a Lockbox Agreement for the above-described foreign accounts is not a condition precedent to the effectiveness of this Supplement and that the Receivables Activity Report need not reflect the use of the term “Series 2011-1 Adjusted Receivable Balance” so long as the Series 2011-1 Adjusted Receivable Balance and the Adjusted Aggregate Receivable Balance continue to be one and the same calculation.

In addition to the foregoing, if an Amortization Event has occurred, then, at the written direction of the Required Managing Agents, the Indenture Trustee, as assignee of the Transferor and the Issuer with respect to the Lockboxes, may give Termination Notices to the Lockbox Banks in accordance with Section 9.06 of the Transfer and Servicing Agreement.

ARTICLE VII
OPTIONAL REDEMPTION OF SERIES 2011-1 NOTES

Section 7.01. Optional Redemption of Series 2011-1 Notes.
(a)On any Business Day, subject to the provisions of Section 7.01(b) below, the Issuer shall have the option to redeem the Series 2011-1 Notes, at a redemption price equal to (i) if such day is a Distribution Date, the Redemption Price for such Distribution Date or (ii) if such day is not a Distribution Date, the Redemption Price for the immediately succeeding Distribution Date.
(b)The Issuer shall give the Servicer, the Administrative Agent, the Managing Agents and the Indenture Trustee at least thirty (30) days (or such lesser number of days as may be agreed to by the Managing Agents and the Indenture Trustee at such time) prior written notice of the date on which the Issuer intends to exercise such optional redemption. Not later than 12:00 noon, New York City time, on such day the Issuer shall deposit into (a) the Series 2011-1 Principal Subaccount in immediately available funds the excess of the principal portion of the Redemption Price over the amount, if any, on deposit in the Series 2011-1 Principal Subaccount and (b) the Distribution Account in immediately available funds the excess of the remaining portions of the Redemption Price over the amount, if any, of the Monthly Interest, Monthly Program Fees and other amounts on deposit in the Distribution Account which are allocable to Series 2011-1 and available for the payment of such amounts. Such redemption option is subject to payment in full of the Redemption Price. Upon payment and distribution of the Redemption Price and the reduction in the Series Outstanding Amount to zero, the Series 2011-1 Notes shall be cancelled, the Series 2011-1 Noteholders shall have no further obligations to fund under the Note Purchase Agreement and the Series 2011-1 Noteholders shall have no further interest in the Pledged Assets. The Redemption Price shall be distributed as set forth in Section 4.04.
ARTICLE VIII
MISCELLANEOUS PROVISIONS

25

Section 8.01. Ratification of Agreement. As supplemented by this Indenture Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Indenture Supplement shall be read, taken and construed as one and the same instrument.
Section 8.02. Counterparts. This Indenture Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
Section 8.03. Governing Law. THIS INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

26

IN WITNESS WHEREOF, the undersigned have caused this Indenture Supplement to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.
APPLE RIDGE FUNDING LLC,
as Issuer

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar

By:
Name:

Signature Page to Series 2011-1 Indenture Supplement

EXHIBIT A
FORM OF NOTE
THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN, MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) TO THE ISSUER OR (2) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A “QIB”) PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT. EACH NOTE OWNER BY ACCEPTING A BENEFICIAL INTEREST IN THIS NOTE, IS DEEMED TO REPRESENT THAT IT IS EITHER A QIB PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF ANOTHER QIB.
PRIOR TO PURCHASING ANY INTEREST IN THE NOTE, PURCHASERS SHOULD CONSULT COUNSEL WITH RESPECT TO THE AVAILABILITY AND CONDITIONS OF EXEMPTION FROM THE RESTRICTION ON RESALE OR TRANSFER. THE ISSUER HAS NOT AGREED TO REGISTER THE NOTE UNDER THE SECURITIES ACT, TO QUALIFY THE NOTE UNDER THE SECURITIES LAWS OF ANY STATE OR TO PROVIDE REGISTRATION RIGHTS TO ANY PURCHASER.
AS SET FORTH HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. THE SERIES OUTSTANDING AMOUNT WILL BE REDUCED FROM TIME TO TIME BY DISTRIBUTIONS ON THE SERIES 2011-1 NOTES ALLOCABLE TO PRINCIPAL. IN ADDITION, THE SERIES OUTSTANDING AMOUNT MAY BE INCREASED SUBJECT TO CERTAIN TERMS AND CONDITIONS SET FORTH IN THE INDENTURE SUPPLEMENT AND THE NOTE PURCHASE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE NOTE, THE OUTSTANDING AMOUNT OF THIS NOTE MAY BE DIFFERENT FROM THE INITIAL OUTSTANDING AMOUNT SHOWN ON THE FACE HEREOF.    ANYONE ACQUIRING THIS NOTE MAY ASCERTAIN THE CURRENT OUTSTANDING PRINCIPAL BALANCE OF THIS NOTE BY INQUIRY OF THE PAYING AGENT. ON THE DATE OF THE INITIAL ISSUANCE OF THE NOTE, THE PAYING AGENT IS U.S. BANK NATIONAL ASSOCIATION.

A-1

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF, AND EACH HOLDER OF A BENEFICIAL INTEREST IN THIS NOTE BY THE ACQUISITION OF A BENEFICIAL INTEREST THEREIN, COVENANTS AND AGREES THAT IT WILL NOT AT ANY TIME INSTITUTE AGAINST THE ISSUER, APPLE RIDGE SERVICES CORPORATION OR CARTUS FINANCIAL CORPORATION OR JOIN IN ANY INSTITUTION AGAINST THE ISSUER, APPLE RIDGE SERVICES CORPORATION OR CARTUS FINANCIAL CORPORATION OF ANY BANKRUPTCY PROCEEDINGS UNDER ANY UNITED STATES FEDERAL OR STATE BANKRUPTCY OR SIMILAR LAW IN CONNECTION WITH ANY OBLIGATIONS RELATING TO THE NOTE OR THE INDENTURE.
THE HOLDER OF THIS NOTE BY ACCEPTANCE OF THIS NOTE AND EACH HOLDER OF A BENEFICIAL INTEREST IN THIS NOTE, BY THE ACQUISITION OF A BENEFICIAL INTEREST THEREIN, AGREE TO TREAT THE NOTE AS INDEBTEDNESS OF THE ISSUER FOR APPLICABLE FEDERAL, STATE, AND LOCAL INCOME AND FRANCHISE TAX LAW AND FOR PURPOSES OF ANY OTHER TAX IMPOSED ON OR MEASURED BY INCOME.

A-2

REGISTERED No. R-[ ]

APPLE RIDGE FUNDING LLC
SECURED VARIABLE FUNDING NOTE, SERIES 2011-1
Apple Ridge Funding LLC, a Delaware limited liability company (herein referred to as the “Issuer”), for value received, hereby promises to pay to [        ], as a Managing Agent for the benefit of its Purchaser Group under the Note Purchase Agreement, or its assigns, subject to the following provisions, a principal sum of [    ] DOLLARS ($[        ]), or such greater or lesser amount as determined in accordance with the Indenture, on the earlier of the Final Stated Maturity Date and the Redemption Date, if any. The Issuer will pay interest on the Note with respect to each Interest Period in accordance with Section 4.02 of the Indenture Supplement. Such principal of and interest on this Note shall be paid in the manner specified on the reverse hereof.
The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Note.
Unless the certificate of authentication hereon has been executed by the Authentication Agent whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.
This Note is one of a Series of Notes, Series 2011-1, as more fully described on the reverse side hereof.

A-3

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.
APPLE RIDGE FUNDING LLC,
as Issuer

By:
Name:
Title:

Date: [    ], 2011

A-4

AUTHENTICATION AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, not in its
individual capacity but solely as Authentication Agent

By:
Name:
Title:
Date: [    _], 2011

A-5

[REVERSE OF NOTE]

This duly authorized Note of the Issuer (herein called the “Note”) is designated as one of its Secured Variable Funding Notes, Series 2011-1 (herein called the “Series 2011-1 Notes”), and is issued under a Master Indenture dated as of April 25, 2000 (such indenture, as amended, and as supplemented by the Series 2011-1 Indenture Supplement dated as of December 16, 2011 among the parties to the Master Indenture (the “Indenture Supplement”), is herein called the “Indenture”), between the Issuer, U.S. Bank National Association, as paying agent, authentication agent and transfer agent, registrar and indenture trustee (the “Indenture Trustee,” which term includes any successor Indenture Trustee under the Indenture). The respective rights and obligations of the Issuer, the Indenture Trustee and the Holder of the Note are set forth in the Indenture. This Note is subject to all terms of the Indenture. All terms used in the Note that are not defined herein shall have the meanings assigned to them in or pursuant to the Indenture, as supplemented or amended.
Payments of interest on and principal of this Note due and payable on any Distribution Date shall be made by wire transfer to the registered Holder of this Note (or one or more predecessor Notes) on the Note Register as of the close of business on each Record Date (the “Registered Holder”). Any reduction in the principal amount of this Note (or any one or more predecessor Notes) effected by any payments made on any Distribution Date shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.
As provided in the Indenture, the Series 2011-1 Notes may be prepaid prior to maturity under the circumstances and in the manner set forth therein.
As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Note Register upon surrender of this Note for registration of transfer at the office or agency designated by the Issuer pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Transfer Agent and Registrar duly executed by, the Holder hereof or his attorney-in-fact duly authorized in writing, and such other documents as the Transfer Agent and Registrar may reasonably require, and thereupon one or more new Notes of the same Series of authorized denominations and in the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be charged for any registration of transfer or exchange of this Note, but the Issuer or the Transfer Agent and Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange.
Each Noteholder by acceptance of this Note covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Indenture Trustee on the Notes or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Indenture Trustee in its individual capacity, (ii) any owner of a beneficial interest in the Issuer or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Indenture Trustee in its individual capacity, any holder of a beneficial interest in the Issuer or the Indenture Trustee or of any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

A-6

Prior to the due presentment for registration of transfer of this Note, the Issuer, the Indenture Trustee, the Paying Agent, the Authentication Agent, the Transfer Agent and Registrar and any agent of the foregoing shall treat the Person in whose name this Note (as of the day of determination or as of such other date as may be specified in the Indenture) is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Indenture Trustee, the Paying Agent, the Authentication Agent, the Transfer Agent and Registrar nor any such agent of the foregoing shall be affected by notice to the contrary.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Series 2011-1 Notes and other notes issued under the Indenture at any time by the Issuer and the Indenture Trustee with the consent of the Majority Investors. The Indenture also contains provisions permitting the Holders of Series 2011-1 Notes representing specified percentages of the Series Outstanding Amount, on behalf of the Holder of this Note, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The Indenture also permits, subject to the conditions set forth in the Indenture, the Indenture Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of Holders of any notes issued thereunder or without the consent of holders of any Series of notes not affected thereby.
The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture.
The Notes are issuable only in registered form in denominations as provided in the Indenture, subject to certain limitations therein set forth.
This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the New York General Obligations Law, but otherwise without regard to its conflict of law principles.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place, and rate, and in the coin or currency herein prescribed.
Anything herein to the contrary notwithstanding, except as expressly provided in the Transaction Documents, neither the owner of a beneficial interest in the Issuer, nor any of its partners, beneficiaries, agents, officers, directors, employees or successors or assigns shall be personally liable for, nor shall recourse be had to any of them for, the payment of principal of or interest on, or performance of, or omission to perform, any of the covenants, obligations or indemnifications contained in this Note or the Indenture. The Holder of this Note by the acceptance hereof agrees that, except as expressly provided in the Transaction Documents, the Holder shall have no claim against any of the foregoing for any deficiency, loss or claim therefrom; provided, however, that nothing contained herein shall be taken to prevent recourse to, and enforcement against, the assets of the Issuer for any and all liabilities, obligations and undertakings contained in the Indenture or in this Note.

A-7

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated: _________________________: _________________________________*    *
Signature Guaranteed:

* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatsoever.

A-8

EXHIBIT B

FORM OF MONTHLY PAYMENT INSTRUCTIONS AND NOTIFICATION TO
THE INDENTURE TRUSTEE AND PAYING AGENT
[Attached]

B-1

EXHIBIT C
FORM OF RECEIVABLES ACTIVITY REPORT
[As certified by the Issuer and on file with the Administrative Agent]

C-1

Exhibit B

Marked Note Purchase Agreement

[Attached]

~~Execution Version~~
CONFORMED COPY
As amended by Eighth Omnibus Amendment dated September 11, 2013 Ninth Omnibus Amendment, dated June 11, 2015
Amendment to Note Purchase Agreement dated June 13, 2014 Amendment to Note Purchase Agreement dated June 1, 2016 Tenth Omnibus Amendment dated June 9, 2017
Eleventh Omnibus Amendment dated June 8, 2018 Twelfth Omnibus Amendment dated June 7, 2019 Fourteenth Omnibus Amendment dated June 4, 2020 Fifteenth Omnibus Amendment dated August 5, 2020 Sixteenth Omnibus Amendment dated June 4, 2021 Seventeenth Omnibus Amendment dated June 3, 2022 Eighteenth Omnibus Amendment dated June 2, 2023 Nineteenth Omnibus Amendment dated May 31, 2024 Twentieth Omnibus Amendment dated May 30, 2025 Twenty-First Omnibus Amendment Dated January 6, 2026 Twenty-Second Omnibus Amendment Dated May 29, 2026

____________________________________________________________

NOTE PURCHASE AGREEMENT
(Secured Variable Funding Notes, Series 2011-1) Dated as of December 14, 2011
Among
APPLE RIDGE FUNDING LLC
as Issuer,
CARTUS CORPORATION,
as Servicer,
THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO,
as the Conduit Purchasers,
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Committed Purchasers,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Managing Agents, and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent and Lead Arranger

ARTICLE I DEFINITIONS    1
SECTION 1.01.    Certain Defined Terms    1
SECTION 1.02.    Other Terms    12
SECTION 1.03.    Computation of Time Periods    12
SECTION 1.04.    Foreign Currency Receivables    12
ARTICLE II PURCHASE AND SALE OF SERIES 2011-1 NOTES    12
SECTION 2.01.    Purchase and Transfer of Series 2011-1 Notes    12
SECTION 2.02.    Increases and Reductions to the Series Outstanding Amount    13
SECTION 2.03.    Calculation and Payment of Interest and Fees    15
SECTION 2.04.    Tranches    15
SECTION 2.05.    Reductions and Increases to Stated Amount    16
SECTION 2.06.    Increased Costs    17
SECTION 2.07.    Increased Capital    17
SECTION 2.08.    Taxes    ~~17~~18
SECTION 2.09.    Funding Losses    19
SECTION 2.10.    Nonrecourse Obligations    20
SECTION 2.11.    [Reserved]    20
SECTION 2.12.    Benchmark Replacement    20
ARTICLE III CONDITIONS PRECEDENT    22
SECTION 3.01.    Conditions Precedent to Effectiveness    22
SECTION 3.02.    Conditions Precedent to Purchase    22
SECTION 3.03.    Conditions Precedent to each Increase    23
SECTION 3.04.    Conditions Precedent to Funding each Delayed Funding Amount    ~~23~~24 ARTICLE IV REPRESENTATIONS AND WARRANTIES        24
SECTION 4.01.    Representations and Warranties of the Issuer    24
ARTICLE V COVENANTS AND INDEMNITIES    26
SECTION 5.01.    Covenants of the Issuer and Servicer    26
SECTION 5.02.    Indemnification    30
ARTICLE VI THE ADMINISTRATIVE AGENT AND THE MANAGING AGENTS    31
SECTION 6.01.    Authorization and Action    31
SECTION 6.02.    Administrative Agent’s Reliance, Etc    31
SECTION 6.03.    Administrative Agent and Affiliates    31
SECTION 6.04.    Purchase Decision    32
SECTION 6.05.    Indemnification of the Administrative Agent    32
SECTION 6.06.    Successor Administrative Agent    32
SECTION 6.07.    Authorization and Action of Managing Agents    33
SECTION 6.08.    Successor Managing Agent    33
SECTION 6.09.    Payments by a Managing Agent    33
SECTION 6.10.    Erroneous Payments    33

1

ARTICLE VII MISCELLANEOUS    35
SECTION 7.01.    Amendments, Waivers and Consents, Etc    35
SECTION 7.02.    Notices    36
SECTION 7.03.    No Waiver; Remedies; Rights of Purchasers, Etc    36
SECTION 7.04.    Binding Effect; Assignability    36
SECTION 7.05.    Securities Laws; Series 2011-1 Note as Evidence of
Indebtedness    37
SECTION 7.06.    SUBMISSION TO JURISDICTION    37
SECTION 7.07.    GOVERNING LAW; WAIVER OF JURY TRIAL    38
SECTION 7.08.    Costs and Expenses    38
SECTION 7.09.    No Proceedings    38
SECTION 7.10.    Execution in Counterparts; Severability    39
SECTION 7.11.    Limited Recourse Obligations    39
SECTION 7.12.    Confidentiality    39
SECTION 7.13.    USA PATRIOT Act    40
SECTION 7.14.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    40
SECTION 7.15.    Retained Interest ~~40~~41
SECTION 7.16.    Recognition of the U.S. Special Resolution Regimes    41
SCHEDULES AND EXHIBITS
SCHEDULE I    Conditions Precedent Documents
SCHEDULE II    Purchaser Group Information
SCHEDULE III    Notice Information
EXHIBIT A    Form of Assignment and Acceptance
EXHIBIT B    Form of Increase Request
EXHIBIT C    Form of Stated Amount Reduction Notice
EXHIBIT D    Form of Stated Amount Increase Notice
EXHIBIT E    Form of Series Supplement

2

~~Execution Version~~

NOTE PURCHASE AGREEMENT
(Secured Variable Funding Notes, Series 2011-1)
Dated as of December 14, 2011

APPLE RIDGE FUNDING LLC, a Delaware limited liability company, as Issuer, CARTUS CORPORATION, a Delaware corporation, as Servicer, THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME PARTY HERETO, as Conduit Purchasers, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Committed Purchasers, THE PERSONS FROM TIME TO TIME PARTY HERETO, as Managing Agents and CRÉDIT AGRICOLE
CORPORATE AND INVESTMENT BANK (“CA-CIB”), in its capacity as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”) and as Lead Arranger agree as follows:
WHEREAS, the Issuer has entered into that certain Indenture (as defined below) which provides for the issuance of Notes from time to time and the Purchasers desire to purchase a Series of Notes to be issued pursuant to the Series Supplement described below;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.Certain Defined Terms. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings set forth in the Indenture or the Series Supplement (each as defined below), as applicable. In addition, the following terms have the following respective meanings:
“Administrative Agent” is defined in the preamble.
“Adjusted Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a
U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a
U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days plus (ii) the SOFR Adjustment, and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Issuer, the Servicer or any other party. The “Adjusted Daily Simple SOFR” with respect to any Interest Period will equal the average of the Adjusted Daily Simple SOFR for each day occurring during such Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Agreement” means this Note Purchase Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Alternate Base Rate” means, with respect to any Interest Period, the daily average of a fluctuating interest rate per annum as shall be in effect from time to time during such Interest Period, which rate shall at all times be equal to the highest of: (i) the rate of interest announced publicly in New York City by the Administrative Agent from time to time as the Administrative Agent’s prime rate for borrowings in United States dollars, (ii) the sum of the Federal Funds Rate in effect at such time plus 0.50% and (iii) the sum of the Benchmark in effect at such time plus 1.0%.
“ARSC” means Apple Ridge Services Corporation, a Delaware corporation. “Assignment and Acceptance Agreement” means an Assignment and Acceptance
Agreement in substantially the form of Exhibit A hereto pursuant to which any Purchaser assigns all or a portion of its rights and obligations under this Agreement and the other Transaction Documents.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, the applicable Interest Period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Balance Sheet Purchaser Group” each Purchaser Group other than a CP Funding Purchaser Group that is identified on Schedule II hereto as a “Balance Sheet Purchaser Group,” or in any Assignment and Acceptance Agreement as a “Balance Sheet Purchaser Group.”
“Base Rate Tranche” means a Tranche for which interest is calculated by reference to the Alternate Base Rate.
“Benchmark” means, initially, Adjusted Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (in consultation with the Issuer (or the Servicer on behalf of the Issuer)) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for

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determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (in consultation with the Issuer (or the Servicer on behalf of the Issuer)) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Tranche” means a Tranche for which interest is calculated by reference to the Benchmark.
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.12.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means December 16, 2011.
“Collateral Trustee” means, with respect to a CP Conduit Purchaser, a collateral trustee for the benefit of the holders of such CP Conduit Purchaser’s notes appointed pursuant to such CP Conduit Purchaser's program documents.
“Commercial Paper Notes” means, with respect to any Conduit Purchaser, the commercial paper notes issued by such Conduit Purchaser allocated in whole or in part by its related Managing Agent to fund the investment of such Conduit Purchaser in the Series 2011-1 Notes.
“Commitment” means (i) with respect to each Committed Purchaser, the commitment of such Committed Purchaser to purchase an interest in the Series 2011-1 Notes on the Closing Date and to fund Increases on any Increase Date in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Committed Purchaser’s name under the heading “Commitment” on Schedule II attached hereto for the applicable period (as determined by reference to whether a Peak Season Period or an Off-Peak Period is then in effect), as such amount may be increased or reduced pursuant to Section 2.05 of this Agreement, minus the dollar amount of any Commitment or portion thereof assigned by such Committed Purchaser in accordance with this Agreement, plus the dollar amount of any increase to such Committed Purchaser’s commitment consented to by such Committed Purchaser prior to the time of determination and (ii) with respect to any assignee of a Committed Purchaser pursuant to an Assignment and Acceptance Agreement, the commitment of such assignee to purchase an interest in the Series 2011-1 Notes and to fund Increases on any Increase Date in accordance herewith in an amount not to exceed such assignee’s commitment, minus the dollar amount of such commitment or portion thereof assigned by such assignee pursuant to an Assignment and Acceptance prior to the time of determination.
“Commitment Termination Date” means May ~~29, 2026, or such later date to which the Commitment Termination Date may be extended in accordance with Section 2.11 of this Agreement~~28, 2027.
“Committed Percentage” means, for each Committed Purchaser within any Purchaser Group, with respect to any date of determination, (i) a fraction (expressed as a percentage) having as its numerator the Commitment of such Committed Purchaser as of such date and as its denominator the sum of the Commitments of all Committed Purchasers within the related Purchaser Group as of such date or (ii) such other percentage as is agreed to by such Committed Purchaser and its Managing Agent so long as the sum of the Committed Percentages for all Committed Purchasers within the same Purchaser Group remains at 100%.

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“Committed Purchaser” means, with respect to any Purchaser Group, each of the financial institutions specified as such on Schedule II to this Agreement or in the applicable Assignment and Acceptance Agreement pursuant to which such Person becomes a party hereto and their respective successors and permitted assigns, and “Committed Purchasers” shall mean, collectively, all of the foregoing.
“Compass” means Compass, Inc., a Delaware corporation, and any successors thereto.
“Conduit Net Investment” shall mean, with respect to any Conduit Purchaser at any time, the principal amount of the Series 2011-1 Note held by such Conduit Purchaser at such time.
“Conduit Notes” means, in respect of any conduit, short-term or medium-term promissory notes issued by such conduit to fund or maintain its investment in financial assets.
“Conduit Purchaser” means, with respect to any CP Funding Purchaser Group, each Person specified as such on Schedule II to this Agreement or in the Assignment and Acceptance Agreement pursuant to which such Person became a party hereto and their respective successors and permitted assigns (including any related Permitted Conduit Assignee), and “Conduit Purchasers” shall mean, collectively, all of the foregoing.
“Conforming Changes” means, with respect to either the use or administration of Adjusted Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests, the applicability and length of lookback periods, any breakage fees, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“CP Disruption” means the inability of any Conduit Purchaser, at any time, whether as a result of a prohibition or any other event or circumstance whatsoever, to raise funds through the issuance of its Commercial Paper Notes in the United States commercial paper market.
“CP Funding Purchaser Group” each Purchaser Group that includes one or more Conduit Purchasers that may fund Increases hereunder by issuing Commercial Paper Notes that is identified on Schedule II hereto as a “CP Funding Purchaser Group,” or in any Assignment and Acceptance Agreement as a “CP Funding Purchaser Group.”
“CP Rate” means, with respect to any Purchaser Group with a Conduit Purchaser ~~for any Interest Period and the related CP Tranche, (a) if such CP Tranche is funded through Pooled Commercial Paper Notes, a per annum rate equal to a fraction (expressed as a percentage) the numerator of which is equal to (i) the sum of all Pooled CP Costs, determined on a pro rata basis, based upon the percentage share that such CP Tranche represents in relation to all assets or investments associated with any assets held by such Conduit Purchaser and funded substantially with Pooled Commercial Paper Notes for each day during~~, the per annum rate equivalent to the Weighted Average Cost for such Interest Period (or portion thereof)~~, and the denominator of which is equal to (ii) the weighted daily average of the Series~~

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~~Outstanding Amount during such Interest Period, and (b) if such CP Tranche is not funded through Pooled Commercial Paper Notes, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) determined by converting to an interest-bearing equivalent rate per annum, the discount rate (or rates) at which Commercial Paper Notes issued to fund or maintain such CP Tranche, as the case may be, may be sold by any placement agent or commercial paper dealer selected by its related Managing Agent (as agreed between each such agent or dealer and such Managing Agent), plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.~~ as determined by the related Managing Agent with respect to the Conduit Net Investment; provided that, if any component of such rate is a discount rate, the rate resulting from converting such discount rate to an interest bearing equivalent rate shall be used in calculating the CP Rate; provided further that, if the calculation of such CP Rate shall be less than zero, such CP Rate shall be deemed to be zero.
“CP Tranche” means a Tranche for which interest is calculated by reference to the CP
Rate.
“Delayed Funding Amount” has the meaning set forth in Section 2.02(d).
“Delayed Funding Date” has the meaning set forth in Section 2.02(d).
“Delayed Funding Representation” has the meaning set forth in Section 2.02(d).
“Designated Delay Funding Purchaser” has the meaning set forth in Section 2.02(d).
“Funding Delay Notice” has the meaning set forth in Section 2.02(d).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Erroneous Payment” has the meaning assigned to it in Section 6.10(a).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 6.10(d).

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Tranche” means a Tranche for which interest is calculated by reference to the Eurodollar Rate.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, and any regulations or official interpretations thereof.
“Federal Bankruptcy Code” means the federal bankruptcy code of the United States of America codified in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Floor” means a rate equal to 0.00%. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Increase Request” means a request for an Increase in substantially the form attached hereto as Exhibit B.
“Indemnified Party” is defined in Section 5.02.
“Indenture” means that certain Master Indenture, dated as of April 25, 2000, between the Issuer and U.S. Bank National Association, as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent, and Registrar, as amended, restated, supplemented or otherwise modified from time to time. Notwithstanding the foregoing, solely for purposes of the first sentence of Section 1.01 hereof, for the time period between the date hereof and the Closing Date, all references to the “Indenture” shall mean the Indenture, as would be amended by the Seventh Omnibus Amendment on the Closing Date.
“Lien” has the meaning given in the Purchase Agreement.
“Liquidity Provider” means the Person or Persons which provide liquidity support to a Conduit Purchaser pursuant to a Liquidity Provider Agreement.
“Liquidity Provider Agreement” means an agreement between a Conduit Purchaser and a Liquidity Provider evidencing the obligation of such Liquidity Provider to provide liquidity support to

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such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.
“Managing Agent” means with respect to any Purchaser Group, the Person identified as such on Schedule II to this Agreement or in the Assignment and Acceptance Agreement pursuant to which the members of such Purchaser Group became parties hereto.
“Material Adverse Effect” means an event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of ~~Realogy~~Compass, Cartus, CFC, ARSC or the Issuer, (b) the ability of ~~Realogy~~Compass, Cartus, CFC, ARSC or the Issuer to perform any of its obligations under the Transaction Documents in accordance with the terms thereof, (c) the legality, validity or enforceability of the Transaction Documents, or (d) the rights and remedies of the Administrative Agent or any of the Purchasers or their ability to enforce or otherwise enjoy such rights and remedies.
“Non-Delayed Funding Amount” has the meaning set forth in Section 2.02(d).
“Off-Peak Period” has the meaning set forth in the definition of “Stated Amount” in the Series Supplement.
“Originally Requested Funding Date” has the meaning set forth in Section 2.02(d). “Other Taxes” is defined in Section 2.08.
“Owner” means (a) each Conduit Purchaser, (b) each Committed Purchaser, (c) each Liquidity Provider, Program Support Provider or other Person that has purchased, or has entered into a commitment to purchase, the Series 2011-1 Notes or an interest therein from a Conduit Purchaser pursuant to a Liquidity Provider Agreement, Program Support Agreement or otherwise, and (d) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit Purchaser.
“Payment Recipient” has the meaning assigned to it in Section 6.10(a).
“Peak Season Period” has the meaning set forth in the definition of “Stated Amount” in the Series Supplement.
“Permitted Conduit Assignee” means, with respect to any Purchaser Group, any commercial paper conduit administered by the Managing Agent for such Purchaser Group or any of its Affiliates, so long as such commercial paper conduit’s commercial paper notes are not rated lower than A-2 by S&P or lower than P-2 by Moody’s.
“Permitted Lien” has the meaning given in the Purchase Agreement.
~~“Pooled Commercial Paper Notes” means, with respect to any Conduit Purchaser,~~ commercial paper notes of such Conduit Purchaser subject to any particular pooling arrangement by such ~~Conduit Purchaser.~~
~~“Pooled CP Costs” means, with respect to any Conduit Purchaser for any day, an amount~~ equal to (i) the discount or yield accrued on its Pooled Commercial Paper Notes on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper Notes for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable ~~purchase facilities which are funded by its Pooled Commercial Paper Notes for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with its Pooled Commercial Paper Notes.~~

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“Program Support Agreement” means an agreement between a Conduit Purchaser and a Program Support Provider evidencing the obligation of such Program Support Provider to provide liquidity or credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of such Conduit Purchaser in connection with the issuance by such Conduit Purchaser of Commercial Paper Notes.
“Program Support Provider” means the Person or Persons who will provide program support to a Conduit Purchaser pursuant to a Program Support Agreement.
“Pro Rata Share” means, for a Purchaser Group at any time of determination, a fraction (expressed as a percentage) having the Purchaser Group Limit for such Purchaser Group as its numerator and the Stated Amount as its denominator; provided, however, that if any Purchaser fails to fund any amount as required hereunder, “Pro Rata Share” shall mean, for purposes of making all distributions hereunder, a fraction (expressed as a percentage) having the portion of the Series Outstanding Amount funded by each Purchaser Group as its numerator and the Series Outstanding Amount as its denominator.
“Purchase” means the purchase of the Series 2011-1 Notes by the Purchasers from the Issuer on the Closing Date.
“Purchaser Group” means each group of Purchasers consisting of a Managing Agent, one or more Committed Purchasers and any related Conduit Purchasers, Liquidity Providers and Program Support Providers (and their respective permitted assigns). As of the Closing Date, the initial Purchaser Groups are set forth on Schedule II hereto.
“Purchaser Group Limit” means (i) with respect to each Purchaser Group existing on the date hereof, the amount set forth opposite the name of such Purchaser Group on Schedule II attached hereto for the applicable period (as determined by reference to whether a Peak Season Period or an Off-Peak Period is then in effect), as such amount may be increased or decreased pursuant to Section
2.05 hereof, or reduced pursuant to Section 7.04(c) hereof and (ii) with respect to any other Purchaser Group, the amount indicated in the Assignment and Acceptance Agreement pursuant to which the members of such Purchaser Group become parties to this Agreement, as such amount may be decreased pursuant to Section 2.05 hereof, or reduced pursuant to Section 7.04(c) hereof.
“Purchaser” means, a Conduit Purchaser or Committed Purchaser as the context requires and “Purchasers” means collectively, the Conduit Purchasers and the Committed Purchasers.
“Rate Type” means the Benchmark, the Alternate Base Rate or the CP Rate.
“Realogy” shall mean Anywhere Real Estate Group LLC (f/k/a Realogy Group LLC), a Delaware limited liability company, and any successors thereto.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reported EBITDA” has the meaning given in the Transfer and Servicing Agreement.

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“Requested Increase” has the meaning set forth in Section 2.02(d).
“Required Managing Agents” means, at any time, Managing Agents representing Purchaser Groups which hold Series 2011-1 Notes that represent at least 66 2/3% of the Series Outstanding Amount or, if the Series Outstanding Amount is zero, Managing Agents representing Purchaser Groups with Pro Rata Shares of not less than 66 2/3%.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Series 2011-1 Notes” has the meaning given in the Series Supplement.
“Series Supplement” means the Series 2011-1 Indenture Supplement, dated as of the Closing Date, between the Issuer and U.S. Bank National Association, as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent, and Registrar, supplementing the Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time. Notwithstanding the foregoing, solely for purposes of the first sentence of Section 1.01 hereof, for the time period between the date hereof and Closing Date, the “Series Supplement” shall mean the form of the Series Supplement attached hereto as Exhibit E.
“Seventh Omnibus Amendment” means the Seventh Omnibus Amendment, dated as of December 14, 2011, by and among Cartus, CFC, ARSC, the Issuer, Realogy, U.S. Bank National Association, as Indenture Trustee, Paying Agent, Authentication Agent and Transfer Agent and Registrar, the Managing Agents party thereto and CA-CIB, as Administrative Agent and Lead Arranger, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means a percentage equal to 0.10% per annum.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

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“Specified Amortization Event” means any “Amortization Event” other than those described in clauses (e), (j), (k), (l), (m), (n), (o) and (p).
“Stated Amount Increase Notice” has the meaning set forth in Section 2.05(b).
“Taxes” has the meaning set forth in Section 2.08(a).
“Tranche” is defined in Section 2.04.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Weighted Average Cost” means, with respect to any Purchaser Group with a Conduit Purchaser. the sum, without duplication, of (i) the actual interest accrued during such Interest Period (or portion thereof) on outstanding Conduit Notes issued by such Conduit Purchaser, (ii) the commissions of placement agents and dealers as allocated by the related Managing Agent in respect of such Conduit Notes, (iii) any other issuance costs allocated by the related Managing Agent in respect of such Conduit Notes, (iv) interest accrued to fund small or odd dollar amounts as allocated by the related Managing Agent in respect of such Conduit Notes, (v) interest accrued on other borrowings, including loans made by the conduit’s Managing Agent or its affiliates (such interest rate not to exceed, on any day, the Federal Funds Rate in effect on such day plus 0.60%) as allocated by the related Managing Agent; (vi) any costs associated with federal reserve or government sponsored liquidity or funding programs as determined by the related Managing Agent, (vii) incremental carrying costs incurred with respect to Conduit Notes maturing on dates other than those on which corresponding funds are received by the conduit, and (viii) any and all accrued and unpaid yield, costs or discount otherwise allocable by the conduit to the funding or maintenance of such Conduit Net Investment.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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SECTION 1.02.Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; and the term “including” means “including without limitation.”
SECTION 1.03.Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
SECTION 1.04. Foreign Currency Receivables. To the extent any Receivables are denominated in any currency other than Dollars, all references herein to such Receivables shall mean the Dollar Equivalent of such Receivables.

ARTICLE II
PURCHASE AND SALE OF SERIES 2011-1 NOTES

SECTION 2.01.Purchase and Transfer of Series 2011-1 Notes.
(a)On the terms and subject to the conditions set forth in this Agreement, the Indenture and the Series Supplement, and in reliance on the covenants, representations and agreements set forth herein and therein, on the Closing Date (i) the Issuer agrees to sell, transfer and deliver to each Managing Agent, on behalf of the Purchasers in the related Purchaser Group, and (ii) each Conduit Purchaser in a CP Funding Purchaser Group may, in its discretion, and each Committed Purchaser in a Balance Sheet Purchaser Group and each Committed Purchaser in a CP Funding Purchaser Group (if and to the extent that any Conduit Purchaser in its CP Funding Purchaser Group determines not to so purchase) shall purchase from the Issuer, a Series 2011-1 Note issued to its related Managing Agent having an aggregate maximum face amount equal to the applicable Purchaser Group Limit. Without limiting any other provision of this Agreement, the obligation of any Purchaser to purchase an interest in a Series 2011-1 Note is subject to the satisfaction of the conditions precedent set forth in Section 3.02 hereof.
(b)On the Closing Date, the Issuer shall deliver to each Managing Agent on behalf of the Purchasers in the related Purchaser Group, a Series 2011-1 Note, dated as of the Closing Date, registered in the name of such Managing Agent having a face amount equal to the Purchaser Group Limit of its Purchaser Group, and duly authenticated by the Authentication Agent in accordance with the provisions of the Indenture against delivery by such Managing Agent, on behalf of the Purchasers in the related Purchaser Group, to the Issuer of such Purchaser Group’s Pro Rata Share of the Initial Series Outstanding Amount.
(c)On the effective date of any joinder of an additional Purchaser Group, the Issuer shall deliver to the Managing Agent for such Purchaser Group a Series 2011-1 Note registered in the name of such Managing Agent having a face amount equal to the Purchaser Group Limit of such Purchaser Group as of such date, duly authenticated by the Authentication Agent in accordance with the Indenture.
SECTION 2.02.Increases and Reductions to the Series Outstanding Amount.
(a)Subject to the terms and conditions set forth in this Agreement and in the Series Supplement, the Issuer may, in its discretion, at any time during the Revolving Period deliver to the Indenture Trustee, each Managing Agent and the Administrative Agent, an Increase Request not less than two (2) Business Days prior to the applicable Increase Date, provided, that:

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(i)after giving effect to such Increase, (A) the Series Outstanding Amount shall not exceed the Stated Amount at such time; (B) the Pro Rata Share of the Series Outstanding Amount funded by each Purchaser Group shall not exceed its Purchaser Group Limit and (C) the portion of the Series Outstanding Amount funded by any Committed Purchaser shall not exceed its Commitment;
(ii)the Increase Request shall specify: (A) the proposed date of the requested Increase, (B) the amount of the requested Increase (which shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or, such other amounts as may be agreed among the Issuer and the Managing Agents), (C) the bank account to which the funds from such Increase should be sent and (D) the requested Rate Type(s); and
(iii)if such Increase would cause the Series 2011-1 Required Asset Amount to be greater than the Series 2011-1 Allocated Adjusted Aggregate Receivable Balance as shown on the most recent Receivables Activity Report, (A) each Managing Agent must have received an interim servicing report, in a form to be mutually agreed upon by the Issuer and the Managing Agents, based on the most recently available interim reporting, which demonstrates that such Increase will not cause a Series 2011-1 Asset Amount Deficiency to occur and (B) Schedule 2.1 of the Purchase Agreement must be updated to reflect each new Pool Relocation Management Agreement included in such interim servicing report.
(b)Subject to the terms and conditions set forth in this Agreement (including Section 3.03 hereof) and the Series Supplement, on each Increase Date the Conduit Purchasers in each CP Funding Purchaser Group, acting through the related Managing Agent, may (but are not committed to) at the request of the Issuer pursuant to an Increase Request, fund such Purchaser Group’s Pro Rata Share of the requested Increase in amounts to be allocated among such Conduit Purchasers by the related Managing Agent. If any Conduit Purchaser chooses at any time not to fund its portion of such CP Funding Purchaser Group’s Pro Rata Share of a requested Increase when requested by the Issuer or a Purchaser Group is a Balance Sheet Purchaser Group, on the applicable Increase Date, the related Committed Purchasers, acting through the related Managing Agent, shall, subject to the conditions set forth in Section 3.03 hereof, fund their respective Committed Percentages of the related Purchaser Group’s Pro Rata Share of the amount of such Increase. Each funding of a Purchaser Group’s Pro Rata Share of an Increase shall be paid by the related Purchasers to an account designated by the related Managing Agent. Each Managing Agent shall deliver its Purchaser Group’s Pro Rata Share of the amount of each Increase to the Issuer in Dollars in immediately available funds by 1:00 p.m. (New York City time) on the related Increase Date to an account designated by the Issuer prior to the Increase Date. Each Increase funded by the Purchasers hereunder shall represent an increase in the Series Outstanding Amount. Each Managing Agent of a CP Funding Purchaser Group shall provide prompt notice to the Issuer and each other Managing Agent if any Conduit Purchaser in its CP Funding Purchaser Group elects not to fund its share of any Increase.
(c)Subject to the terms and conditions set forth in the Series Supplement, at any time during the Revolving Period, in addition to the optional redemption provisions set forth in Section 7.01 of the Series Supplement, the Issuer shall have the right to reduce the Series Outstanding Amount by at least $5,000,000 (or such other amounts as may be agreed among the Issuer and the Managing Agents)

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by causing Series 2011-1 Collections to be allocated to the Series 2011-1 Principal Subaccount for application towards principal payments of the Series 2011-1 Notes; provided, that (i) the Issuer shall give at least two (2) Business Days prior written notice to the Managing Agents, the Administrative Agent and the Indenture Trustee in respect of such reduction; (ii) such reduction of the Series Outstanding Amount shall be applied to reduce the outstanding principal amount of the Series 2011-1 Note held by each Purchaser Group ratably in accordance with its Pro Rata Share and (iii) unless the date of such reduction is the last day of the applicable Interest Period, the Issuer shall pay to the Managing Agents (for the account of the Purchasers in the related Purchaser Group), the amount of any funding losses incurred by the Purchasers in connection with such reduction in accordance with Section 2.09 of this Agreement.
(d)Funding Delay Option.
(i)Each Committed Purchaser shall have the right to deliver to the Issuer a written representation and warranty (a “Delayed Funding Representation”) to the effect that (x) charges relating to the “liquidity coverage ratio” under Basel III have been and are being recognized on such Committed Purchaser’s interests or obligations hereunder and (y) it is seeking a delayed funding option in transactions similar to the transactions contemplated hereby. After delivery of a Delayed Funding Representation to the Issuer, the Committed Purchaser shall be a “Designated Delay Funding Purchaser.”
(ii)Each Designated Delay Funding Purchaser may, prior to 10:00 a.m. (New York time) on the Business Day immediately following the date of receipt of an Increase Request requesting a new Increase (a “Requested Increase”), deliver to the Issuer, the Servicer and the Administrative Agent a notice (a “Funding Delay Notice”) informing the Issuer, the Servicer and the Administrative Agent that the Designated Delay Funding Purchaser has either
(A)elected to delay funding such Requested Increase or (B) elected to fund only a portion of such Requested Increase on the originally requested funding date (the “Originally Requested Funding Date”) equal to the amount specified in such Funding Delay Notice (such amount, the “Non-Delayed Funding Amount”) and to delay its funding of the balance of such Requested Increase (such amount, the “Delayed Funding Amount”).
(iii)If the Designated Delay Funding Purchaser timely delivers a Funding Delay Notice with respect to a Requested Increase, the applicable Committed Purchaser shall not be required to fund, on the Originally Requested Funding Date therefor, such Requested Increase in an amount exceeding the specified Non-Delayed Funding Amount, if applicable, but shall be required to advance to the Issuer the Delayed Funding Amount on the date which is thirty-five
(35) days following the Originally Requested Funding Date (or, if such date is not a Business Day, the immediately following Business Day) (such date, the “Delayed Funding Date”) in accordance with Section 2.02(d)(iv). The Issuer may reduce the amount of additional Receivables to be added to the Series 2011-1 Allocated Adjusted Aggregate Receivable Balance on the Originally Requested Funding Date by delivering to the Administrative Agent on or prior to the Originally Requested Funding Date an updated Increase Request, and the actual funding of the Non-Delayed Funding Amount shall take place on the later of (x) the Originally Requested Funding Date and (y) the Business Day following the delivery of such updated Loan Request.
If the conditions to any Increase described in Section 3.03 are satisfied on the Originally Requested Funding Date in respect of any Delayed Funding Amount and the conditions described in Section 3.04 are satisfied as of the related Delayed Funding Date, there shall be no other conditions whatsoever to the Designated Delay Funding Purchaser’s obligation to fund such Delayed Funding Amount on the related Delayed Funding Date. The Issuer shall add additional Receivables to the Series 2011-1 Allocated Adjusted Aggregate Receivable Balance on the related Delayed Funding Date to the extent necessary to satisfy such conditions by delivery to the Agent of an updated Increase Request.

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(iv)For the avoidance of doubt, a Delayed Funding Amount when extended shall be an Increase for all purposes of this Agreement. As between each Conduit Purchaser and its related Committed Purchaser, such Conduit Purchaser reserves the right in its sole discretion to fund any Non-Delayed Funding Amount and/or any Delayed Funding Amount.
SECTION 2.03.Calculation and Payment of Interest and Fees.
(a)Each Managing Agent shall, no later than the Business Day preceding the next Determination Date, notify the Indenture Trustee and the Servicer of the total interest and total Monthly Program Fees accrued during the immediately preceding Interest Period to be paid to its Purchaser Group on the relevant Distribution Date.
(b)Interest on each Tranche during each Interest Period shall accrue at the applicable Series 2011-1 Tranche Rate for such Interest Period and all accrued and unpaid interest on each Tranche shall be payable on each Distribution Date in accordance with the terms of the Series Supplement. Interest with respect to any Tranche due but not paid on any Distribution Date will be due on the next succeeding Distribution Date together with Additional Interest as calculated in accordance with the terms of the Series Supplement.
(c)The Issuer shall pay to each Managing Agent, for the account of the Purchasers in the related Purchaser Group, the Facility Fee and Program Fee pursuant to the Fee Letter. The Facility Fee and the Program Fee will constitute “Monthly Program Fees” as defined in the Series Supplement and shall be due and payable on each Distribution Date pursuant to Section 4.04 of the Series Supplement.
SECTION 2.04.Tranches.
(a)Each funding made by the Purchasers in the same Purchaser Group on any Increase Date having one Rate Type shall be referred to herein as a “Tranche”. The Issuer shall select the Rate Type(s) to apply to each Tranche for the related Interest Period in the related Increase Request; provided, however, that
(i)the selection of such Rate Type(s) shall be subject to the approval of each Managing Agent in its sole and absolute discretion;
(ii)Balance Sheet Purchaser Groups will not be required to fund at the CP
Rate;
(iii)if any Managing Agent of a CP Funding Purchaser Group notifies the
Issuer and the Servicer that a CP Disruption has occurred, the Benchmark shall automatically apply to any CP Tranche of such CP Funding Purchaser Group from and after such notice until such Managing Agent notifies the Issuer and the Servicer that such CP Disruption has ceased (it being agreed that each Managing Agent shall give the Issuer and the Servicer prompt notice that any such CP Disruption has ceased); and
(iv)any portion of the Series Outstanding Amount that is not allocated to a CP Tranche shall be a Benchmark Tranche unless: (A) such Managing Agent did not receive notice that such Tranche was to be a Benchmark Tranche by 11:00 A.M. (New York City time) on the second Business Day preceding the first day of such Interest Period; or (B) the Outstanding Tranche Amount of such Tranche is less than $1,000,000, in any of which events such Tranche shall be a Base Rate Tranche.
The Administrative Agent shall promptly, upon the request of any party, notify each Managing Agent, the Issuer and the Servicer of the Alternate Base Rate applicable to any Base Rate Tranche.
(b)    The Managing Agents may at any time after the occurrence and during the continuance of any Amortization Event, or at any time after the Amortization Period has commenced

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either (i) divide any Tranche into two or more Tranches having an aggregate Outstanding Tranche Amount equal to the Outstanding Tranche Amount of such divided Tranche, or (ii) combine any two or more Tranches into a single Tranche having an Outstanding Tranche Amount equal to the aggregate of the Outstanding Tranche Amounts of such Tranches; provided, however, that no Tranche owned by any Conduit Purchaser may be combined with a Tranche owned by any other Purchaser and no Tranche held by the Committed Purchasers in any Purchaser Group may be combined with any Tranche held by the Committed Purchasers in any other Purchaser Group; and provided further that if any such Tranche is requested to become a Benchmark Tranche, such notice must be received at least two (2) Business Days’ prior to the last day of the Tranche Period for such Tranche.
SECTION 2.05.Reductions and Increases to Stated Amount.
(a)The Issuer may at any time, upon at least two (2) Business Days’ prior written notice to each Managing Agent, the Indenture Trustee and the Administrative Agent, such notice to be in the form of Exhibit C hereto, terminate in whole or reduce in part the Stated Amount; provided, however, that each partial reduction shall (i) be in an amount equal to $5,000,000 or an integral multiple thereof,
(ii) reduce each Purchaser Group Limit hereunder ratably in accordance with the respective Purchaser Group’s Pro Rata Share of such reduction to the Stated Amount and (iii) reduce each Committed Purchaser’s Commitment ratably within their respective Purchaser Group in accordance with each Committed Purchaser’s Committed Percentage.
(b)To the extent the Stated Amount has been reduced pursuant to Section 2.05(a), the Issuer may, from time to time upon at least thirty (30) days’ prior written notice to each Managing Agent, the Indenture Trustee and the Administrative Agent, request an increase to the Stated Amount. Each such notice shall be substantially in the form of Exhibit D hereto (each a “Stated Amount Increase Notice”) and shall specify (i) the proposed date such increase shall become effective, (ii) the proposed amount of such increase, which amount may not increase the Stated Amount to an amount greater than
$400,000,000 and shall be in a minimum amount of $5,000,000 or an integral multiple thereof; (iii) the identity of the Purchaser Group(s) (and members thereof) whose Purchaser Group Limit(s) will be increased in connection therewith; (iv) the identity of all Committed Purchasers in such Purchaser Group and the amount of their respective Commitments after giving effect to such increase in the Stated Amount; and (v) a recalculation of the Pro Rata Shares which will become effective upon such increase in the Stated Amount. No such increase shall become effective unless and until (i) each of the Administrative Agent and the Required Managing Agents shall have given their prior written consent thereto (such consent not to be unreasonably withheld) and (ii) either (x) the Commitments of the Committed Purchasers in such Purchaser Group have been increased by the amount of such increase in the Stated Amount, as evidenced by the Managing Agent for such Purchaser Group and each of the Purchasers in such Purchaser Group giving their written consent thereto or (y) one or more additional Purchaser Groups have become parties to this Agreement by executing a joinder agreement in form and substance reasonably acceptable to the Required Managing Agents and the Issuer. Notwithstanding anything to the contrary set forth herein, nothing contained in this Agreement shall constitute a commitment on the part of any Purchaser hereunder to agree to any such increase, or to assume or increase any obligation to the Issuer at any time.
(c)    Notwithstanding anything to the contrary in Section 2.05(a) or Section 2.05(b), the seasonal adjustment to the Stated Amount, Purchase Group Limits and Commitments contemplated by the definitions thereof and Schedule II shall occur automatically on October 1, 2026 without any action by the Issuer, Managing Agent, Indenture Trustee or the Administrative Agent.
SECTION 2.06.Increased Costs. If, due to any Change in Law, any reserve or deposit or similar requirement shall be imposed, modified or deemed applicable, any basis of taxation shall be changed (other than as a result of a change in laws and regulations with respect to income tax, branch profits or franchise taxes) or any other condition shall be imposed, and there shall be any increase in the cost to any Owner of making, funding, or maintaining the principal outstanding under, a Series 2011-1

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Note or in the cost to any Owner of agreeing to make, fund, or maintain any principal outstanding under, a Series 2011-1 Note, then the Issuer shall from time to time, upon demand by any such Owner, by the submission of the certificate described below, pay to such Owner, additional amounts sufficient to compensate such Owner for such increased cost; provided, however, that before making any such demand, such Owner has agreed to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps (including the designation of a different applicable lending office) as would avoid the need for, or reduce the amount of, such additional cost and would not, in the judgment of such Owner, be otherwise disadvantageous to such Owner. A certificate setting forth in reasonable detail the reasons for and the amount of such increased cost submitted to the Issuer and the Indenture Trustee by the relevant Owner, or the related Managing Agent on behalf of such Owner, shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.07.Increased Capital. If any Owner determines that any Change in Law affects or would affect capital adequacy or the amount of capital required or expected to be maintained by such Owner or any corporation controlling such Owner and that the amount of such capital is increased as a result of the existence of this Agreement, the Series Supplement or the obligations of a Liquidity Provider under a Liquidity Provider Agreement or the obligations of a Program Support Provider under a Program Support Agreement, or has or would have the effect of reducing such Owner’s rate of return on capital then, upon demand by any such Owner, by the submission of the certificate described below, the Issuer shall pay to such Owner, from time to time, as specified by such Owner, additional amounts sufficient to compensate such Owner in light of such circumstance, to the extent that such Owner reasonably determines such increase in capital to be allocable to a Series 2011-1 Note or the existence of this Agreement, the Series Supplement, any Liquidity Provider’s obligations under a Liquidity Provider Agreement or any Program Support Provider’s obligations under a Program Support Agreement. In determining such amounts, such Owner may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Owner in connection with commitments of that type. A certificate as to such amounts submitted to the Issuer and the Indenture Trustee by the relevant Owner, or by the related Managing Agent on behalf of such Owner, setting forth the basis therefor and calculation thereof in reasonable detail, shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.08.Taxes.
(a)    All payments made by the Issuer under this Agreement, the Series Supplement, the Fee Letter and any Series 2011-1 Note to or for the benefit of a Series 2011-1 Noteholder, the Administrative Agent or any Owner shall be made, to the extent allowed by law, free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority having taxing authority (excluding income taxes, branch profits or franchise taxes based on income or gross receipts and U.S. federal withholding taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with)) imposed on such Person as a result of any present or former connection between the jurisdiction of the government or taxing authority imposing such tax or any political subdivision or taxing authority thereof or therein and such Person (other than any connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Series Supplement or a Series 2011-1 Note or any other related document to which such Person is a party) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to or under the Series 2011-1 Note, (i) the sum payable by the Issuer shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08), the relevant Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions, and (iii) the Issuer shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

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(b)    In addition, the Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to any Liquidity Provider Agreement (hereinafter “Other Taxes”).
(c)Subject to the provisions set forth in this Section 2.08, the Issuer will indemnify each Purchaser, the Administrative Agent and each Owner for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Purchaser, the Administrative Agent and each Owner and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided, that such Purchaser, the Administrative Agent or such Owner, in making a demand for indemnity, shall provide the Issuer with a certificate from the relevant taxing authority or from a responsible officer of such Person stating or otherwise evidencing that such Person has made payment of such Taxes or Other Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes or Other Taxes. Whenever any Taxes are payable by the Issuer, within 30 days thereafter the Issuer shall send to the applicable Purchaser, the Administrative Agent and any applicable Owner a certified copy of an original official receipt received by the Issuer showing payment thereof. If the Issuer fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the applicable Purchaser, the Administrative Agent and any applicable Owner the required receipts or other required documentary evidence, the Issuer shall indemnify such Person for any incremental Taxes, interest or penalties that such Person is legally required to pay as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement, the Series Supplement and the payment of the Series 2011-1 Notes.
(d)On or before the date it becomes a Series 2011-1 Noteholder (and, so long as it may properly do so, periodically thereafter, as may be required by applicable law, to keep forms up to date), (i) any Series 2011-1 Noteholder that is organized under the laws of a jurisdiction outside the United States of America shall deliver to the Indenture Trustee and the Paying Agent any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish its exemption from existing United States federal withholding requirements, including two original copies of Internal Revenue Service (A) Form W-8BEN (claiming treaty benefits), (B) Form W-8BEN (claiming exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, but only in the case of a Series 2011-1 Noteholder that has certified, represented and warranted in writing to the Indenture Trustee and Paying Agent that it is none of (w) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code (or any person acting on behalf of such a bank), (x) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Issuer or any Affiliate thereof, (y) a controlled foreign corporation related to the Issuer or any Affiliate thereof (within the meaning of Section 864(d)(4) of the Internal Revenue Code) or (z) a “conduit entity” as described in Section 1.881-3 of the Unites States Treasury Regulations), or (C) Form W-8ECI, or, in each case, any successor applicable form, properly completed and duly executed by such Series 2011-1 Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) any Series 2011-1 Noteholder not described in the foregoing clause (i) shall deliver to the Indenture Trustee and the Paying Agent any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish its exemption from existing United States federal backup withholding requirements, including two original copies of Internal Revenue Service Form W-9, properly completed and duly executed by such Series 2011-1 Noteholder certifying that it is a “United States person.” On or before the date it becomes entitled to any payment under this Agreement, the Series Supplement or the Fee Letter, the Administrative Agent and each Owner shall deliver to the Indenture Trustee and the Paying Agent any certificates, documents or other evidence that shall be

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required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish an exemption from existing United States federal withholding and backup withholding requirements.
(e)Prior to the first Distribution Date following the effective date of FATCA on which a Managing Agent or a Purchaser will be entitled to receive payments with respect to the Series 2011-1 Notes, the Indenture, the Series Supplement and this Agreement, the Managing Agent and each Purchaser shall take any action (including entering into any agreement with the Internal Revenue Service) and complete, execute and deliver to the Issuer, the Servicer, the Indenture Trustee and the Paying Agent (with a copy to the Managing Agent in the case of a Purchaser), duly executed copies of such forms, certifications or other information or assurances, in each case, as may reasonably be required in order to permit payment of such amounts without deduction or withholding under FATCA for or on account of any taxes in respect of any payments or deposits of funds to or for the account of such Managing Agent or Purchaser hereunder and under the Series 2011-1 Notes, the Indenture and the Series Supplement.
(f)If any Person does not comply with Section 2.08(d) or 2.08(e), amounts payable to such Person under this Section 2.08 shall be limited to amounts that would have been payable under this section if such Person had so complied.
(g)All Taxes and Other Taxes owing under this Section 2.08 shall be payable in accordance with Section 7.11.
SECTION 2.09.Funding Losses.
(a)If, for any reason, a principal payment with respect to any CP Tranche or Benchmark Tranche shall occur on any date which is not the last day of the applicable Interest Period, the Issuer shall compensate each Purchaser, upon demand, for all funding losses by paying to such Purchaser an amount equal to the sum of (x) the amount of interest which would have accrued on the relevant Tranche but for such prepayment through the last day of the relevant Interest Period, less the interest earned by such Purchaser by investing such funds in investments permissible (in the case of the Conduit Purchaser) for the commercial paper program of the Conduit Purchaser and (y) all reasonable out-of-pocket expenses which such Purchaser may sustain or incur as a consequence of such prepayment. Such amounts shall be payable by the Issuer pursuant to Section 4.01(c) of the Series Supplement.
(b)In addition to the foregoing, the Issuer shall compensate each Owner, upon its written demand, for all losses, expenses and liabilities on account of any liquidation or reemployment of deposits or other funds acquired by such party to make, fund or maintain a Tranche, (i) if by reason of the acts or omissions of the Issuer, the funding of any CP Tranche or Benchmark Tranche does not occur on a date specified therefor in the relevant funding request; (ii) if for any reason any payment, prepayment or conversion of principal of any CP Tranche or Benchmark Tranche occurs on a date which is not the last day of the Interest Period for such Tranche or (iii) as a consequence of any required conversion of any CP Tranche or Benchmark Tranche to a Tranche for which interest is calculated at another Rate Type prior to the last day of the Interest Period for the relevant Tranche. A certificate setting forth in reasonable detail the reasons for and the amount of such demand submitted to the Issuer by such Owner, shall be conclusive and binding for all purposes, absent manifest error. Such amounts shall be payable by the Issuer pursuant to Section 4.01(c) of the Series Supplement.
SECTION 2.10.Nonrecourse Obligations. Notwithstanding any provision in any other Section of this Agreement to the contrary, the obligation of the Issuer to pay any amounts payable to a Purchaser or any other Owner pursuant to Sections 2.06, 2.07, 2.08, 2.09, 5.02 and 7.08 of this Agreement shall be without recourse to the Issuer (or its assignee, if applicable), the Servicer (or any Person acting on behalf of any of them), the Indenture Trustee or any other Owner or any affiliate, officer or director of any of them, and the obligation of the Issuer to pay any amounts hereunder shall be limited solely to the application of Pool Collections and other amounts (collectively, the “Available Amounts”) required to be distributed to the Managing Agents, on behalf of the related Purchasers, in the Indenture

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and the Series Supplement, to the extent that such amounts are available for distribution. In the event that amounts payable to a Purchaser or any other Owner pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder (and subject to this Section 2.10) over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Federal Bankruptcy Code against the applicable party until such time as such party has Available Amounts.
SECTION 2.11.[Reserved].
SECTION 2.12.Benchmark Replacement
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (upon consultation with the Issuer (or the Servicer on behalf of the Issuer)) may amend this Agreement (without a writing by any other party) to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has notified the Managing Agent for each affected Purchaser and the Issuer so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Managing Agents comprising the Required Managing Agents or from the Issuer. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time, upon consultation with the Issuer (or the Servicer on behalf of the Issuer), and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. To the extent administratively and operationally feasible, the parties shall use commercially reasonable efforts to only implement Conforming Changes that meet the standards set forth in Treasury Regulations Section 1.1001-6 so as not to reasonably be determined to be treated as a “modification” (and therefor an exchange) for purposes of Treasury Regulations Section 1.1001-3, it being understood that none of the Administrative Agent, Managing Agents or Purchasers shall be required to take any action under this provision that would cause any of them any commercially unreasonable or administrative or operational burden as determined in good faith by the Administrative Agent, any Managing Agent or any Purchaser.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Issuer (or the Servicer on behalf of the Issuer) and the Managing Agents of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Issuer (or the Servicer on behalf of the Issuer) and the Managing Agents of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d) and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser or Managing Agent (or group of Purchasers or Managing Agents) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.12.

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(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Issuer’s (or the Servicer’s on behalf of the Issuer) receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Issuer (or the Servicer on behalf of the Issuer) may revoke in a written notice to the Administrative Agent and each Managing Agent any borrowing request for which interest is determined by reference to such Benchmark and (ii) with respect to any portion of the Series Outstanding Amount that arises in connection with any borrowing request that has not been revoked at such time and that is allocated to a Benchmark Tranche and any other portion of the Series Outstanding Amount at such time that is allocated to a Benchmark Tranche at such time, interest will be calculated based on the Alternate Base Rate. During a Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the then-current Benchmark will not be used in any determination of the Alternate Base Rate.
(f)    Benchmark Lending Unlawful. If any Managing Agent or Purchaser shall determine that any Change in Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for any such Person to fund or maintain any Tranche as a Benchmark Tranche, the obligation of such Person to fund or maintain any such Tranche as a Benchmark Tranche shall, upon such determination, forthwith be suspended until such Person shall notify the Administrative Agent and the Issuer (or the Servicer on behalf of the Issuer) that the circumstances causing such suspension no longer exist, and all then-outstanding Benchmark Tranches of such Person shall be automatically converted into Base Rate Tranches at the end of the then-current Interest Period with respect thereto or sooner, if required by such law or assertion.

ARTICLE III CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to Effectiveness.    The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions on or prior to the date hereof:
(a)The Administrative Agent (or its counsel) shall have received an executed counterpart signature page of this Agreement, duly executed by each of the parties hereto;
(b)The Seventh Omnibus Amendment shall have become effective in accordance with its terms; and
(c)    All fees required to be paid on or prior to the date hereof in accordance with the Fee Letter and the Administrative Agent Fee Letter shall have been paid in full in accordance with the terms thereof.

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SECTION 3.02. Conditions Precedent to Purchase. The Purchase is subject to the satisfaction of each of the following conditions on or prior to the Closing Date (any or all of which may be waived by the Managing Agents in their sole and absolute discretion):
(a)The Managing Agents shall have received on or before the Closing Date each of the items listed on Schedule I hereto, each (unless otherwise indicated) dated as of the Closing Date, in form and substance reasonably satisfactory to the Managing Agents;
(b)The Series Supplement, substantially in the form set forth herein as Exhibit E, shall have become effective in accordance with its terms;
(c)All of the conditions precedent set forth in the Indenture to the issuance of the Series 2011-1 Notes shall have been satisfied and all of the terms, covenants, agreements and conditions of this Agreement, the Indenture, the Series Supplement and each other Transaction Document to be complied with and performed by Cartus, CFC, the Issuer, the Transferor, the Servicer, Realogy or the Indenture Trustee, as the case may be, by the Closing Date shall have been complied with or otherwise waived by the Managing Agents;
(d)Each of the representations and warranties of Cartus, CFC, the Issuer, the Transferor, the Servicer, Realogy or the Indenture Trustee made in this Agreement, the Indenture, the Series Supplement and each other Transaction Document shall be true and correct in all material respects as of the Closing Date as though made as of such time (except to the extent that they expressly relate to an earlier or later time);
(e)No Amortization Event, Servicer Default or Event of Default or event that with the giving of notice or lapse of time or both would constitute such an Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to the Purchase);
(f)Immediately after giving effect to the Purchase, no Series 2011-1 Asset Amount Deficiency shall exist and be continuing;
(g)All fees required to be paid on or prior to the Closing Date in accordance with the Fee Letter and the Administrative Agent Fee Letter shall have been paid in full in accordance with the terms thereof;
(h)Each Managing Agent of a CP Funding Purchaser Group shall have received a written confirmation from each of the Rating Agencies that the Purchase hereunder will not result in a downgrade or withdrawal of the rating of the Commercial Paper Notes of the Conduit Purchasers in the related Purchaser Group or shall have confirmed to the Administrative Agent that no such written confirmation from the Rating Agencies is necessary to maintain such rating;
(i)The Series 2007-1 Notes shall have been redeemed and cancelled, and all amounts owed by the Issuer under the Amended and Restated Note Purchase Agreement relating to the Series 2007-1 Notes, dated as of July 6, 2007, among the Issuer, Cartus, as Servicer, the financial institutions and commercial paper conduits party thereto, and CA-CIB, as Administrative Agent and Lead Arranger shall have been paid in full; and
(j)No Material Adverse Effect shall have occurred.
SECTION 3.03.Conditions Precedent to each Increase. The funding of any Increase under this Agreement shall be subject to the satisfaction, as of the applicable Increase Date, of each of the following conditions:
(a)    Each of the representations and warranties of Cartus, CFC, the Issuer, the Transferor, the Servicer, ~~Realogy~~Compass or the Indenture Trustee made in this Agreement, the Indenture, the Series Supplement and each other Transaction Document shall be true and correct in all

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material respects as of the Increase Date as though made as of such time (except to the extent that they expressly relate to an earlier or later time);
(b)    No Amortization Event, Servicer Default or Event of Default or event that with the giving of notice or lapse of time or both would constitute such an Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to such Increase);
(c)    Immediately after giving effect to such Increase, no Series 2011-1 Asset Amount Deficiency shall exist and be continuing;
(d)    Each of this Agreement, the Series Supplement, the Series 2011-1 Notes and each other Transaction Document shall remain in full force and effect; and
(e)    Each Managing Agent shall have received such other approvals, documents, agreements, certificates or opinions as it may reasonably request.
SECTION 3.04.Conditions Precedent to Funding each Delayed Funding Amount. The funding of any Delayed Funding Amount under this Agreement shall be subject to the satisfaction, as of the applicable Delayed Funding Date, of each of the following conditions:
(a)Each of the representations and warranties of Cartus, CFC, the Issuer, the Transferor, the Servicer, ~~Realogy~~Compass or the Indenture Trustee made in this Agreement, the Indenture, the Series Supplement and each other Transaction Document shall be true and correct in all material respects as of the Delayed Funding Date as though made as of such time (except to the extent that they expressly relate to an earlier or later time);
(b)No Specified Amortization Event, Servicer Default (other than pursuant to clause (g) of the definition thereof) or Event of Default or event that with the giving of notice or lapse of time or both would constitute such a Specified Amortization Event, Servicer Default or Event of Default shall have occurred and be continuing (before and after giving effect to such Increase);
(c)Immediately after giving effect to such Increase, no Series 2011-1 Asset Amount Deficiency shall exist and be continuing; and
(d)Each of this Agreement, the Series Supplement, the Series 2011-1 Notes and each other Transaction Document shall remain in full force and effect.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01.Representations and Warranties of the Issuer. Each of the representations and warranties made by the Issuer as of the Closing Date pursuant to the Indenture and the Series Supplement is incorporated herein by reference for the benefit of the Purchasers, the Managing Agents and the Administrative Agent. In addition, the Issuer hereby represents and warrants to the Purchasers, the Managing Agents and the Administrative Agent as of the Closing Date and each date of any Increase that:
(a)The Series 2011-1 Notes have been duly and validly authorized, and when duly executed and authenticated in accordance with the terms of the Indenture and the Series Supplement, and when duly delivered to and paid for by the Purchasers in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture, the Series Supplement and this Agreement.
(b)Each of the Indenture, the Series Supplement and, assuming the due authorization, execution and delivery by each of the other parties thereto, this Agreement and the Series Supplement, is in full force and effect and no default or other event or circumstance has occurred

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thereunder or in connection therewith that could result in the termination of any such agreement or any other interruption of the ongoing performance of the obligations by the Issuer under each such agreement.
(c)Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 7.05 and their compliance with the agreements set forth therein, it is not necessary, in connection with the offer, sale and delivery of the Series 2011-1 Notes to the Purchasers, to register the Series 2011-1 Notes under the Securities Act or to qualify the Indenture or the Series Supplement under the Trust Indenture Act of 1939, as amended;
(d)The Issuer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and as such business is presently conducted, is qualified to do business and is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect;
(e)The Issuer (i) has all necessary limited liability company power and authority
(A) to execute and deliver this Agreement, the Series 2011-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party and (B) to perform its obligations under this Agreement, the Series 2011-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary action the execution, delivery and performance by it of, and the consummation by it of the transactions provided for in, this Agreement, the Series 2011-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party. Each of this Agreement, the Series 2011-1 Notes and the Series Supplement constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (B) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(f)The execution, delivery and performance by it of, and the consummation by it of the transactions contemplated by, this Agreement, the Series 2011-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party, and the fulfillment by it of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of formation or the limited liability company agreement of the Issuer or (B) any material indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Issuer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Pledged Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law (including without limitation, Environmental Laws) or any decision, decree, order, rule or regulation applicable to the Issuer or of any Governmental Authority having jurisdiction over the Issuer, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(g)There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Issuer, threatened, against the Issuer before any Governmental Authority and (ii) the Issuer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement, the Series 2011-1 Notes, the Series Supplement or any other Transaction Document, (B) seeks to prevent the consummation of any of the transactions contemplated by this

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Agreement, the Series 2011-1 Notes, the Series Supplement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Issuer, would materially and adversely affect the performance by the Issuer of its obligations under this Agreement, the Series 2011-1 Notes, the Series Supplement or any other Transaction Document or the validity or enforceability of this Agreement, the Series 2011-1 Notes, the Series Supplement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
(h)Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority having jurisdiction over the Issuer that are required to be obtained by the Issuer in connection with the due execution, delivery and performance by the Issuer of this Agreement, the Series 2011-1 Notes, the Series Supplement or any other Transaction Document to which it is a party and the consummation by the Issuer of the transactions contemplated by this Agreement, the Series 2011-1 Notes, the Series Supplement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(i)The Issuer is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and in making such determination (although other statutory or regulatory exclusions or exemptions may be available), the Issuer is relying on the exemption provided under Rule 3a-7 of the Investment Company Act and is not relying exclusively on the exemption from the definition of “investment company” set forth in Section 3(c)(1) or 3(c)(7) of the Investment Company Act.
(j)On and immediately after the Closing Date, the Issuer (after giving effect to the issuance of the Series 2011-1 Notes) will remain Solvent.
(k)No proceeds of the Purchase or any Increase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.
(l)As of the Closing Date and as of each Increase Date, unless otherwise previously disclosed to the Managing Agents, the written information furnished by the Issuer pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein was, as of the date originally furnished, true and correct in all material respects and not otherwise materially misleading.
(m)The Issuer is not a “covered fund” under the Volcker Rule.
(n)Unless OFAC has provided to the Issuer or any Affiliate a general or specific license authorizing the performance of certain categories of transactions and the Issuer or such Affiliate has provided prior notice of such license to the Administrative Agent, neither the Issuer nor any Affiliate of the Issuer has any portion of its assets in Sanctioned Countries or derives any portion of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries, and no proceeds of the Purchase or any Increase hereunder have been or will be used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. Neither the Issuer nor any Affiliate of the Issuer is a Sanctioned Person.

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ARTICLE V
COVENANTS AND INDEMNITIES

SECTION 5.01.Covenants of the Issuer and Servicer. Unless the Managing Agents shall otherwise consent in writing:
(a)Each of the Issuer and the Servicer will perform and observe for the benefit of the Owners each of the covenants and agreements required to be performed or observed by it in the Transaction Documents to which it is a party.
(b)The Servicer hereby covenants and agrees to furnish to each Managing Agent: (i) promptly after the execution thereof, copies of all amendments of and waivers with respect to the Transaction Documents and (ii) copies of all financial and other reports that the Servicer is required to furnish pursuant to Sections 3.07(c), 3.08 and 3.09 of the Transfer and Servicing Agreement.
(c)The Issuer hereby covenants and agrees to furnish or cause to be furnished to each Managing Agent:
(i)as soon as available and in any event within ~~55~~45 days after the end of each of the first three fiscal quarters of each fiscal year of ~~Realogy~~Compass, copies of the unaudited consolidated balance sheets of ~~Realogy~~Compass and its consolidated subsidiaries, the related unaudited statements of cash flow for ~~Realogy~~Compass and the related unaudited statements of earnings and stockholders’ equity of ~~Realogy~~Compass in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or a vice president responsible for financial administration of ~~Realogy~~Compass, all of the foregoing to be prepared in conformity with GAAP applied consistently throughout the periods reflected therein (subject to normal year-end adjustments and without footnote disclosures);
(ii)as soon as available and in any event within ~~100~~90 days after the end of each fiscal year of ~~Realogy~~Compass, copies of the consolidated balance sheet of ~~Realogy~~Compass and its consolidated subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of ~~Realogy~~Compass and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in conformity with GAAP applied consistently throughout the periods reflected therein, certified by independent certified public accountants of nationally recognized standing in the United States of America as shall be selected by ~~Realogy~~Compass;
(iii)promptly after the filing thereof, and concurrently with the delivery to any creditors of ~~Realogy~~Compass, copies of all reports on Form 8-K which ~~Realogy~~Compass files with the Securities and Exchange Commission or any national securities exchange;
(iv)as soon as available and in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of Cartus, copies of the unaudited consolidated balance sheets of Cartus and its consolidated subsidiaries and copies of the statements of earnings of Cartus and its consolidated subsidiaries, in each case for such fiscal quarter and for the period from the beginning of such fiscal year through the end of such fiscal quarter and certified by the chief financial officer or controller of Cartus, all of the foregoing to be prepared in accordance with Cartus’ customary management accounting practices as in effect on the date hereof and need not be prepared in conformity with GAAP; and as soon as available and in any event within 120 days after the end of each fiscal year of Cartus, copies of the unaudited balance sheet and copies of the statements of earnings of Cartus and its consolidated subsidiaries, in each case certified by the chief financial officer or controller of Cartus, all of the foregoing to be prepared in accordance with Cartus’ customary management accounting practices as in effect on the date hereof and need not be prepared in conformity with GAAP.;

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As long as ~~Realogy~~Compass is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-K shall satisfy the requirements of Section 5.01(c)(ii) of this Agreement and a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.01(c)(i) of this Agreement. Information required to be delivered pursuant to Section 5.01(c)(i), (ii) and (iii) shall be deemed to have been delivered on the date on which it has been posted on (i) ~~Realogy’s~~Compass’s website on the Internet at http://www.~~anywhere~~compass.~~re~~com or (ii) sec.gov/edgar/searchedgar/webusers.htm.
(d)    The Servicer shall prepare and deliver to each Managing Agent, (i) a copy of each Receivables Activity Report prepared and delivered by the Servicer pursuant to the Transfer and Servicing Agreement, together with a certificate of a vice president responsible for financial administration of the Servicer to the effect that, (i) to the knowledge of the Servicer, no Amortization Event or event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Amortization Event shall have occurred and be continuing (which certification may be made directly on such Receivables Activity Report) or, if any such event shall have occurred and be continuing, specifying in reasonable detail the nature thereof and the action, if any, taken or proposed to be taken by the Servicer with respect thereto. and (ii) setting forth the lapse dates of the UCC financing statements filed against Cartus, CFC, the Transferor and the Issuer pursuant to the applicable Transaction Documents, and certifying that all such UCC financing statements that are necessary to maintain the perfection of the security interests created under the applicable Transaction Documents remain in full force and effect and have not lapsed or expired.
(e)    The Issuer shall furnish to the Managing Agents:
(i)promptly, and in any event within one (1) Business Day, after the Issuer obtains knowledge of the occurrence of any Amortization Event, or event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Amortization Event, a written statement of an Authorized Officer of the Issuer describing such event and the action, if any, that such Person proposes to take with respect thereto, in each case in reasonable detail;
(ii)notice of the occurrence of any event or events which have had or would reasonably be expected to have a material adverse effect on the condition or operations, financial or otherwise, of any of Cartus, CFC, the Transferor, the Issuer or the Servicer;
(iii)copies of each report (including, without limitation, each Receivables Activity Report), notice, opinion of counsel, officer’s certificate or financial statement delivered or required to be delivered by the Issuer to any Person (including, without limitation, any Applicable Series Enhancer) under the Transaction Documents, at the time the Issuer delivers or is required to deliver the same thereunder~~, and~~;
(iv)promptly, notice of any amendments or waivers to the Compass Credit
Agreement; and
(~~iv~~v)    promptly upon request by any Managing Agent, such other information, documents, records or reports with respect to the Pledged Assets, the Transaction Documents or the condition or operations, financial or otherwise, of any of Cartus, CFC, the Transferor, the Issuer, the Servicer or ~~Realogy~~Compass as any Managing Agent may from time to time reasonably request.
(f)    The Servicer shall furnish to the Managing Agents:

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(i)promptly, and in any event within one (1) Business Day, after the Servicer obtains knowledge of the occurrence of any Amortization Event, or event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Amortization Event, a written statement of an Authorized Officer of the Servicer describing such event and the action, if any, that the Servicer proposes to take with respect thereto, in each case in reasonable detail;
(ii)notice of the occurrence of any event or events which have had or would reasonably be expected to have a material adverse effect on the condition or operations, financial or otherwise, of the Servicer;
(iii)copies of each report (including, without limitation, each Receivables Activity Report), notice, opinion of counsel, officer’s certificate or financial statement delivered or required to be delivered by the Servicer to any Person (including, without limitation, any Applicable Series Enhancer) under the Transaction Documents, at the time the Servicer delivers or is required to deliver the same thereunder, and
(iv)promptly upon request by any Managing Agent, such other information, documents, records or reports with respect to the Pledged Assets, the Transaction Documents or the condition or operations, financial or otherwise, of any of the Servicer or ~~Realogy~~Compass as any Managing Agent may from time to time reasonably request.
(g)    Upon reasonable prior notice and during regular business hours, the Servicer will permit independent certified public accountants selected by the Administrative Agent and which have agreed to follow the scope of an audit approved by the Required Managing Agents, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all records, files, books of account, data bases and information in the possession or under the control of the Servicer relating to the Receivables and the other Pledged Assets and (ii) to visit the offices and properties of the Servicer for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the Receivables and the other Pledged Assets or the performance by the Servicer of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Servicer having knowledge of such matters; provided, however, that (A) such audits will occur no more frequently than twice per year unless a Servicer Default has occurred and is continuing and (B) after the occurrence of a Servicer Default, the Administrative Agent and each Managing Agent or their respective agents and representatives shall be permitted upon reasonable prior notice and during regular business hours to conduct such audits at any time without any limitation as to number. The Servicer will pay all costs and expenses reasonably incurred by such Managing Agent in connection with (i) the first audit in any calendar year conducted pursuant to this Section 5.01(g) and (ii) if a Servicer Default has occurred and is continuing, each other audit conducted by or on behalf of the Administrative Agent or any Managing Agent pursuant to this Section 5.01(g).
(h)    The Issuer shall instruct the Indenture Trustee, upon redemption, or payment in full, of all amounts payable in respect of the Series 2011-1 Notes pursuant to the terms thereof and of the Indenture, to furnish to the Managing Agents a notice of such redemption.
(i)    [Reserved]
(j)    The Transferor shall hold, either directly or indirectly 100% of the membership interests of the Issuer while the Series 2011-1 Notes are outstanding. The Transferor shall not sell, pledge or otherwise transfer such membership interests without the prior written consent of the Required Managing Agents.
(k)    CFC shall hold, either directly or indirectly, 100% of the common stock of the Transferor while the Series 2011-1 Notes are outstanding. CFC shall not sell, pledge or otherwise transfer such common stock without the prior written consent of the Required Managing Agents.

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(l)    Cartus shall hold, either directly or indirectly, 100% of the common stock of CFC while the Series 2011-1 Notes are outstanding. Cartus shall not sell, pledge or otherwise transfer such common stock without the prior written consent of the Required Managing Agents unless the debt secured by such pledge was incurred in compliance with Section 7.3(j) of the Purchase Agreement and the terms of such pledge include provisions to the effect that (i) the pledgee has no right, title or interest in or to any assets of CFC other than its rights to receive, as assignee of Cartus, any dividends or other distributions properly declared and paid or made in respect of CFC’s common stock and (ii) the pledgee agrees, that it will not: (x) until after the payment in full of the Notes, exercise any rights it may have under such pledge to foreclose on such stock or to exercise voting rights with respect thereto, including any rights to nominate, elect or remove the independent members of the board of directors or managers of CFC or rights to amend its organizational documents and (y) until one year and one day after payment in full of the Notes, exercise any rights it may have to institute a voluntary bankruptcy proceeding on behalf of CFC.
(m)    Subject to Section 7.01, neither the Issuer nor the Servicer shall waive, modify or amend, or consent to any waiver, modification or amendment of, any of the terms, provisions or conditions of any of the Transaction Documents or the Lockbox Agreements or the form of, and information required to be reported in, the Receivables Activity Report without the prior written consent of the Required Managing Agents. The Issuer hereby covenants and agrees to furnish, and to cause CFC and the Transferor to furnish to each Managing Agent promptly after the execution thereof, copies of all amendments of and waivers with respect to the Transaction Documents or the Lockbox Agreements. The Issuer shall not amend its certificate of formation or limited liability company agreement without the prior written consent of the Required Managing Agents.
(n)    Neither the Issuer nor the Servicer shall consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties or assets to any other Person without the prior written consent of the Required Managing Agents.
(o)    Until the Series Outstanding Amount has been reduced to zero, if the Indenture requires the Issuer to obtain the prior consent of an Applicable Series Enhancer to any amendment to the Transaction Documents or the taking of (or refraining from taking) any other action, the Issuer shall not take such action (or refrain from taking such action) unless it has received the prior written consent of the Required Managing Agents.
(p)    Unless OFAC has provided to the Issuer or any Affiliate a general or specific license authorizing the performance of certain categories of transactions and the Issuer or such Affiliate has provided prior notice of such license to the Administrative Agent, the Issuer shall not use the proceeds of the Purchase or any Increase hereunder to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(q)    Concurrent with the consummation of the Merger Transaction, the Issuer shall cause Compass to execute and deliver a Performance Guaranty in substantially the same form as the Performance Guaranty entered into by Realogy, together with certificates, resolutions, opinions and other deliverables of Compass, in each case in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 5.02.Indemnification. The Issuer shall indemnify and hold harmless each Owner, the Administrative Agent, each Managing Agent and their respective officers, directors, employees, agents and representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including legal and accounting fees), or disbursements of any kind or nature whatsoever (collectively, “Losses”) as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Issuer in this Agreement or in any certificate delivered pursuant hereto,

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or for any failure to comply with any Transaction Document, or failure to maintain a first priority security interest in the Pledged Assets, excluding however (i) Losses to the extent resulting from the bad faith, gross negligence or willful misconduct of the Indemnified Party and (ii) recourse for Receivables which are uncollectible solely due to the Obligor’s financial inability to pay. Such Losses shall be payable in accordance with Section 7.11 of this Agreement.

ARTICLE VI
THE ADMINISTRATIVE AGENT AND THE MANAGING AGENTS

SECTION 6.01.Authorization and Action. Each Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and any related agreement, instrument and document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent reserves the right, in its sole discretion, but subject to such restrictions as may be set forth with respect to the Purchasers in this Agreement or any related agreement, instrument or document, to exercise any rights and remedies under this Agreement or any related agreement, instrument or document executed and delivered pursuant hereto, or pursuant to applicable law, and also to agree to any amendment, modification or waiver of this Agreement or any related agreement, instrument and document, in each instance, on behalf of the Purchasers. Notwithstanding anything herein or elsewhere to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The appointment and authority of the Administrative Agent hereunder shall terminate on the date after the Amortization Period has commenced on which the Series Outstanding Amount has been reduced to zero and all other amounts owed by the Issuer under this Agreement have been paid in full.
SECTION 6.02.Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Purchaser for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any related agreement, instrument or document except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Issuer, the Servicer, any Managing Agent or the Indenture Trustee), independent public accountants and other experts selected by it and shall not be liable to the Purchaser for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Purchasers and shall not be responsible to the Purchasers for any statements, warranties or representations made in or in connection with this Agreement or in connection with any related agreement, instrument or document;
(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any related agreement, instrument or document on the part of the Issuer, the Indenture Trustee, the Servicer or any Purchaser or Managing Agent or to inspect the property (including the books and records) of the Issuer, the Indenture Trustee, the Servicer, any Purchaser or any Managing Agent; (d) shall not be responsible to the Purchasers for the due execution, legality, validity, enforceability, genuineness or sufficiency of value of this Agreement or any related agreement, instrument or document; (e) shall not be deemed to be acting as any Purchaser’s trustee or otherwise in a fiduciary capacity hereunder or in connection with any related agreement, instrument or document; and (f) shall incur no liability to any Purchaser under or in respect of this Agree-ment or any related agreement, instrument or document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 6.03.Administrative Agent and Affiliates. To the extent that the Administrative Agent or any of its Affiliates shall become a Series 2011-1 Noteholder, the

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Administrative Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement and each related agreement, instrument and document as would any Purchaser and may exercise the same as though it were not the Administrative Agent, or such Affiliate, as the case may be. The Administrative Agent and its Affiliates may generally engage in any kind of business with the Issuer, the Servicer, the Managing Agents, the Indenture Trustee, the Transferor, Cartus, CFC, ~~Realogy~~Compass or any of their respective Affiliates and any Person who may do business with or own securities of any of the foregoing, all as if it were not the Administrative Agent or such Affiliate, as the case may be, and without any duty to account therefor to any Purchaser.
SECTION 6.04.Purchase Decision. Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase the Series 2011-1 Notes. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.
SECTION 6.05.Indemnification of the Administrative Agent. The Committed Purchasers severally agree to indemnify the Administrative Agent, ratably in accordance with their respective Committed Percentages from time to time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any related agreement, instrument or document or any action taken or omitted by the Administrative Agent under this Agreement, or any related agreement, instrument or document; provided, however, that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Committed Purchasers severally (to the extent the Administrative Agent is not reimbursed by the Issuer or the Servicer for such expenses) agree to reimburse the Administrative Agent, ratably in accordance with their Committed Percentages from time to time, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent at the request or at the direction of the Required Managing Agents in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any related agreement, instrument or document.
SECTION 6.06.Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ notice thereof to the Managing Agents, the Issuer, the Servicer and the Indenture Trustee and such resignation shall become effective upon the appointment and acceptance of a successor Administrative Agent as described below. Upon any such resignation, the Managing Agents shall have the right to appoint a successor Administrative Agent approved by the Issuer and the Servicer (which approval will not be unreasonably withheld, delayed or conditioned). If no successor Administrative Agent shall have been so appointed by the Managing Agents and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Managing Agents, appoint a successor Administrative Agent approved by the Issuer and the Servicer (which approval will not be unreasonably withheld, delayed or conditioned), which successor Administrative Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such bank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent

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shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
SECTION 6.07.Authorization and Action of Managing Agents. Each Conduit Purchaser and each Committed Purchaser of each Purchaser Group hereby appoints and authorizes the Managing Agent with respect to such Purchaser Group to take such action as agent on its behalf and to exercise such powers under this Agreement, the Series Supplement, the Indenture and the other related documents as are delegated to the Managing Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Conduit Purchaser and each Committed Purchaser hereby appoints the related Managing Agent as its agent to execute and deliver all further instruments and documents, and agrees to take all further action that the related Managing Agent may deem necessary or appropriate or that a Conduit Purchaser or a Committed Purchaser may reasonably request in order to perfect, protect or more fully evidence the interests of such Purchasers hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder or under the related Series 2011-1 Notes and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.
SECTION 6.08.Successor Managing Agent. A Managing Agent may resign at any time, effective upon the appointment and acceptance of a successor Managing Agent as provided below, by giving written notice thereof to each other Managing Agent, each related Conduit Purchaser, each related Committed Purchaser, the Issuer and the Servicer. Upon any such resignation, the members of the related Purchaser Group acting jointly shall appoint a successor Managing Agent. Upon the acceptance of any appointment as Managing Agent hereunder by a successor Managing Agent, such successor Managing Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Managing Agent, and the retiring Managing Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Managing Agent’s resignation hereunder as Managing Agent, the provisions of this Article VI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Managing Agent under this Agreement. The successor Managing Agent shall promptly notify the Issuer, the Servicer and the Indenture Trustee of its appointment hereunder.
SECTION 6.09.Payments by a Managing Agent. Unless specifically allocated to a Conduit Purchaser or a Committed Purchaser pursuant to the terms of this Agreement, all amounts received by a Managing Agent on behalf of the related Purchasers shall be paid by such Managing Agent to such Purchasers (at the account specified in writing to such Managing Agent) on the Business Day received by such Managing Agent, unless such amounts are received after 2:00 p.m. (New York time) on such Business Day, in which case such Managing Agent shall use its reasonable efforts to pay such amounts, on such Business Day, but, in any event, shall pay such amounts not later than 11:00 a.m. (New York time) the following Business Day.
SECTION 6.10.Erroneous Payments.
If the Administrative Agent or the Indenture Trustee (x) notifies a Purchaser or a Managing Agent, or any Person who has received funds on behalf of a Purchaser or a Managing Agent (any such Purchaser, Managing Agent or other recipient (and each of their respective successors and permitted assigns), a “Payment Recipient”) that the Administrative Agent or the Indenture Trustee has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent or the Indenture Trustee) received by such Payment Recipient from the Administrative Agent, the Indenture Trustee or any of their respective Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Managing

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Agent or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Indenture Trustee, as applicable, pending its return or repayment as contemplated below in this Section 6.10 and held in trust for the benefit of the Administrative Agent or the Indenture Trustee, as applicable, and such Purchaser or Managing Agent shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent or the Indenture Trustee may, in its sole discretion, specify in writing), return to the Administrative Agent or the Indenture Trustee, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent or the Indenture Trustee, as applicable) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Indenture Trustee in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent or the Indenture Trustee in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Indenture Trustee to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent, the Indenture Trustee or any of their respective Affiliates (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent, the Indenture Trustee or any of their respective Affiliates with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent, the Indenture Trustee or any of their respective Affiliates, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Indenture Trustee to the contrary) or
(B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Purchaser or Managing Agent shall use (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent and the Indenture Trustee of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent and the Indenture Trustee pursuant to this Section 6.10(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent or the Indenture Trustee pursuant to this Section 6.10(b), shall not have any effect on any Payment Recipient’s obligations pursuant to Section 6.10(a) of this Agreement or on whether or not an Erroneous Payment has been made.
(c)    Each Purchaser or Managing Agent hereby authorizes the Administrative Agent and the Indenture Trustee to set off, net and apply any and all amounts at any time owing to such

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Purchaser or Managing Agent under any Transaction Document, or otherwise payable or distributable by the Administrative Agent or the Indenture Trustee to such Purchaser or Managing Agent under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent or the Indenture Trustee has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent or the Indenture Trustee may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent or the Indenture Trustee, as applicable, shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of or any Payment Recipient who has received funds on behalf of a Purchaser or Managing Agent, to the rights and interests of such Purchaser or Managing Agent, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Issuer; provided that this Section 6.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Issuer relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent or the Indenture Trustee; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or the Indenture Trustee from the Issuer for the purpose of making such Erroneous Payment.
(e)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Indenture Trustee for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)    Each party’s obligations, agreements and waivers under this Section 6.10 shall survive the resignation or replacement of the Administrative Agent or the Indenture Trustee, any transfer of rights or obligations by, or the replacement of, a Purchaser or Managing Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

ARTICLE VII MISCELLANEOUS

SECTION 7.01.Amendments, Waivers and Consents, Etc. No amendment to or waiver of (a) any provision of this Agreement nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Issuer and the Required Managing Agents (with respect to an amendment) or (ii) the Required Managing Agents (with respect to a waiver or consent by them) or the Issuer (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, and (b) any provision of any other Transaction Document (other than this Agreement) nor consent to any departure by any party therefrom, shall in any event be effective without the prior written consent of the Required Managing Agents, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, with respect to the foregoing clauses (a) and (b) above, without the prior written consent of each affected Purchaser, no amendment or waiver shall: (i) reduce the amount of principal or Monthly Interest that is

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payable on account of the Series 2011-1 Notes or delay any scheduled date for payment thereof; (ii) increase the Stated Amount of the Series 2011-1 Notes or the Commitment of any Committed Purchaser hereunder; (iii) modify any yield protection or indemnity provision which expressly inures to the benefit of the Owners or its assignees or participants, (iv) modify the calculation of the Series 2011-1 Required Enhancement Amount or change (directly or indirectly) the definitions of “Aggregate Adjustment Amount,” “Minimum Enhancement Percentage,” “Loss Reserve Ratio,” “Dilution Reserve Ratio,” “Servicing Reserve Ratio” or “Yield Reserve Ratio” or any defined term used in such definitions or employed in the calculation of such amounts, (v) release the Performance Guarantor for obligations under the Performance Guaranty, (vi) waive the occurrence of any Amortization Event arising pursuant to clause (u), (v) or (w) of Section 6.01 of the Series Supplement, (vii) change (directly or indirectly) the definition of “Change in Control” or any defined term used in such definition or (viii) modify the provisions of this Section 7.01. This Agreement and the other agreements, instruments and documents executed and delivered pursuant hereto contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.
SECTION 7.02.Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of delivery by mail, five (5) days after being deposited in the United States mails, or, in the case of notice by telex, when telexed against receipt of answer back, or in the case of notice by facsimile copy, when verbal communication of receipt is obtained.
SECTION 7.03.No Waiver; Remedies; Rights of Purchasers, Etc.. No failure on the part of the Administrative Agent, the Purchasers, the Managing Agents or the Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 7.04.Binding Effect; Assignability.
(a)This Agreement shall be binding upon and inure to the benefit of, each of the Issuer, the Administrative Agent, the Purchasers, the Managing Agents and their respective successors and permitted assigns, subject to the further provisions of this Section 7.04.
(b)The Issuer shall not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Managing Agents.
(c)    Subject to the terms and provisions of the Series Supplement, a Purchaser may, assign or sell undivided participation interests of its rights and obligations hereunder or under a Series 2011-1 Note or any interest herein or in the Series 2011-1 Notes to any Person (including, without limitation, a sale by any Conduit Purchaser to its related Liquidity Providers or Program Support Providers); provided that, no such assignment or sale may be made to Cartus or any Affiliate thereof. Any assignment or sale of a participation interest by a Purchaser to a Person (other than a Liquidity Provider or Program Support Provider) pursuant to this Section 7.04(c) shall be effected pursuant to an Assignment and Acceptance Agreement in substantially the form of Exhibit A hereto. Notwithstanding the foregoing, a Purchaser shall, so long as no Amortization Event has occurred and is continuing, obtain the consent of the Issuer (such consent not to be unreasonably withheld, delayed or conditioned) in connection with an assignment of its obligations hereunder and under a Series 2011-1 Note to any Person other than a sale by a Conduit Purchaser to (i) another commercial paper conduit managed by the related

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Managing Agent whose commercial paper notes are not rated lower than A-2 by S&P or lower than P-2 by Moody’s or (ii) any Liquidity Provider or Program Support Provider.
(d)    The Administrative Agent may assign at any time its rights and obligations hereunder to an Affiliate without the consent of the Purchasers or the Issuer and such assignment shall be effective upon written notice thereof to the Purchasers, the Issuer, the Servicer and the Indenture Trustee.
(e)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which all Commitments to fund hereunder have been terminated and the Series Outstanding Amount has been paid in full; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by the Issuer pursuant to Article V and, the rights and remedies described in Sections 2.06, 2.07, 2.08, 2.09, 5.02, 7.08, 7.09, 7.11 and 7.12 shall be continuing and shall survive any termination of this Agreement.
For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, each Conduit Purchaser may at any time pledge or grant a security interest in or otherwise transfer all or any portion of its interest in the Pledged Assets or under this Agreement to a Collateral Trustee, in each case without notice to or the consent of the Issuer or the Servicer, but such pledge, grant or transfer shall not relieve the Conduit Purchaser from its obligations hereunder, and such pledge, grant or transfer shall not impute upon the Servicer or Issuer any obligations to any Collateral Trustee (including, but not limited to, any indemnity obligation).
SECTION 7.05.Securities Laws; Series 2011-1 Note as Evidence of Indebtedness.
(a)Each Purchaser hereby acknowledges and agrees and represents and warrants that the Series 2011-1 Note purchased by it pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof nor with any intent of conducting any initial resale thereof under Rule 144A or analogous private offering exemption, and that such Purchaser will not offer to sell or otherwise dispose of a Series 2011-1 Note so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable state or other securities laws. Each Purchaser also acknowledges the restrictions on ownership and transfers set forth in Section 5.02 of the Series Supplement and agrees to all terms thereof. Without limiting the foregoing, each Purchaser hereby makes the representations and warranties and agrees to the covenants required of Noteholders under Section 5.02 of the Series Supplement.
(b)It is the intent of the Issuer and each Purchaser that, for federal, state, foreign and local income and franchise tax purposes, the Series 2011-1 Notes will be indebtedness of the Issuer secured by the Pledged Assets. The Issuer and each Purchaser agree to treat the Series 2011-1 Notes for purposes of all federal, state and local income and franchise taxes and for any other tax imposed on or measured by income as indebtedness of the Issuer.
SECTION 7.06.SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND
IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND

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ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 7.02. NOTHING IN THIS SECTION 7.06 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
SECTION 7.07.GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AMONG THE ISSUER AND ANY PURCHASER OR THE ADMINISTRATIVE AGENT ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
SECTION 7.08.Costs and Expenses. The Issuer agrees to pay on demand to (i) the Administrative Agent, each Managing Agent and each Purchaser all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including rating agency fees, costs and expenses and all out-of-pocket costs and expenses incurred in connection with due diligence) of this Agreement, the Series Supplement, the Liquidity Provider Agreements and the other documents to be delivered by the Issuer or each Purchaser in connection herewith and therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Administrative Agent, each Purchaser and Liquidity Provider with respect thereto and with respect to advising each of the Administrative Agent, each Managing Agent and each Purchaser, as to its respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith and (ii) to the Administrative Agent, each Managing Agent and each Purchaser, all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, and the other documents delivered hereunder or in connection herewith. Such costs and expenses shall be payable in accordance with Section 7.11 of this Agreement.
SECTION 7.09.No Proceedings.
(a)The Issuer, the Servicer, the Administrative Agent, each Managing Agent and each Purchaser each hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law for one year and a day after the latest maturing Commercial Paper Note or other senior indebtedness issued by such Conduit Purchaser has been paid.
(b)    Each Purchaser, each Managing Agent and the Administrative Agent each hereby agrees that it will not institute against, or join any other Person in instituting against, the Issuer

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any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law for one year and a day after the latest maturing Note issued by the Issuer has been paid.
SECTION 7.10.Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or the validity, legality and enforceability of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
SECTION 7.11.Limited Recourse Obligations.
(a)Notwithstanding any provision in any other section of this Agreement to the contrary, the Purchasers, the Managing Agents and the Administrative Agent each hereby acknowledge and agree that the Issuer’s payment obligations under Sections 2.06, 2.07, 2.08, 2.09, 5.02 and 7.08 shall be without recourse to the Servicer or the Indenture Trustee (or any Affiliate, officer, director, employee or agent of any of them) and shall be limited to the extent of funds available for payment of the foregoing amounts under Section 4.01(c) of the Series Supplement.
(b)Anything contained in this Agreement or any other Transaction Document to the contrary notwithstanding, all payments to be made by any Conduit Purchaser under this Agreement shall be made by such Conduit Purchaser solely from available cash, which shall be limited to the (a) proceeds of collections and other amounts payable by or on behalf of the Issuer to such Conduit Purchaser in connection with any of the Transaction Documents and (b) proceeds of the issuance of Commercial Paper Notes or other senior indebtedness (collectively “Available Funds”). No recourse shall be had against any Conduit Purchaser personally or against any incorporator, shareholder, officer, director or employee of such Conduit Purchaser with respect to any of the covenants, agreements, representations or warranties of such Conduit Purchaser contained in this Agreement, or any other Transaction Document, it being understood that such covenants, representations or warranties are enforceable only to the extent of Available Funds. The Administrative Agent, each Managing Agent and each Committed Purchaser hereby acknowledge that, pursuant to the terms and conditions of this Agreement and the other Transaction Documents, no Conduit Purchaser shall be required to make any payments to the Administrative Agent any Managing Agent or any Committed Purchaser, either as compensation for services rendered, reimbursement for out of pocket expenses, indemnification, or otherwise, except to the extent such Conduit Purchaser has Available Funds to make such payment.
SECTION 7.12.Confidentiality. Each Purchaser, any Collateral Trustee, Managing Agent and the Administrative Agent agree to maintain the confidentiality of any and all information regarding the Originator, ~~Realogy~~Compass, Cartus, CFC, ARSC and the Issuer obtained in accordance with the terms of this Agreement or provided to the Managing Agents and the Administrative Agent in contemplation of entering into this Agreement and that is, in either such case, not publicly available (including, without limitation, financial and operational information and reports concerning the above-described parties and/or the Receivables); provided, however, that any Purchaser, Managing Agent and/or the Administrative Agent may reveal such information (a) (i) as necessary or appropriate in connection with the administration or enforcement of this Agreement or such Purchaser’s funding of its purchase of a Series 2011-1 Note hereunder and (ii) as necessary or appropriate in connection with obtaining any Acknowledgement Letter under Section 7.3(j) of the Purchase Agreement from other creditors of Cartus (b) as required by law, government regulation, court proceeding or subpoena, (c) to applicable Rating Agencies, any Liquidity Provider, Program Support Provider, participant, assignee or potential Liquidity Provider, Program Support Provider, participant or assignee, (d) to any nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 or (e) to legal counsel and auditors of such Purchaser and the Administrative Agent. Notwithstanding anything

39

herein to the contrary, none of the Originator, ~~Realogy~~Compass, Cartus, CFC, ARSC or the Issuer shall have any obligation to disclose to any Purchaser, Managing Agent or the Administrative Agent or their assignees any personal and confidential information relating to a Transferred Employee. Anything herein to the contrary notwithstanding, each party hereto and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions. Anything herein to the contrary notwithstanding, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person to the extent required under the applicable rules or regulations of such governmental, regulatory, or self-regulatory authority.
SECTION 7.13.USA PATRIOT Act. Each Purchaser that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Issuer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow such Purchaser to identify the Issuer in accordance with the Act.
SECTION 7.14.Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 7.15.Retained Interest. The Issuer and Cartus severally represent and undertake to the Administrative Agent, each Managing Agent and each Purchaser that, so long as any Notes are outstanding:
(a)    Cartus has retained, and shall on an ongoing basis retain, a net economic interest in the Issuer which shall not be less than 5% of the aggregate Unpaid Balance of all Receivables included in the Pledged Assets through its direct or indirect holding of equity interests in the Issuer (the “Retained

40

Interest”); provided that this subsection (a) shall not impose on Cartus any obligation to contribute financial support to the Issuer or any of its Affiliates;
(b)    the Retained Interest shall not be subject to any credit risk mitigation or any short positions or any other hedge, except to the extent permitted by the Securitization Laws (it being understood that Cartus has pledged and may continue to pledge its equity interest in CFC as security for certain guaranty obligations with respect to recourse indebtedness of its parent company); and
(c)    Cartus will provide, upon the request of the Administrative Agent, any Managing Agent or Purchaser all information in its possession which such Person may reasonably require in order to comply with its obligations in respect of the Notes under the Securitization Laws.
(d)    For the purposes of this Section 7.15, the following terms have the following meanings:
“EU Securitization Laws” means the EU Securitization Regulation, together with any related guidelines and regulatory technical standards or implementing technical standards published by the European Banking Authority, or the European Central Bank, and any delegated regulations of the European Commission.
“EU Securitization Regulation” means Regulation (EU) 575/2013, as amended.
“Securitization Laws” means the EU Securitization Laws and the UK Securitization Laws.
“UK Securitization Regulation” means Regulation (EU) 575/2013 as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and as amended and modified (including by the Securitisation (Amendment) (EU Exit) Regulations 2019).
“UK Securitization Laws” means the UK Securitization Regulation and all related technical standards and official guidance published or applicable in relation thereto.
For purposes of this Section 7.15, the covenant in clauses (a) and (b) above to retain a 5% Retained Interest is measured at the time of each Advance, and shall not be affected by subsequent losses on the Receivables so long as the Retained Interest is not hedged or sold in violation of this Section 7.15.SECTION 7.16. Recognition of the U.S. Special Resolution Regimes.
(a)In the event that any Purchaser, any Managing Agent or the Administrative Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser, Managing Agent or the Administrative Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Purchaser, any Managing Agent or the Administrative Agent that is a Covered Entity or a BHC Act Affiliate of such Purchaser, Managing Agent or the Administrative Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser, Managing Agent or the Administrative Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
(c)    For purposes of this Section 7.16, the following terms have the following respective meanings:

41

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12
C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

42

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

APPLE RIDGE FUNDING LLC, as Issuer

By:_____________________________ Name:
Title:

CARTUS CORPORATION, as Servicer

By:__________________________ Name:
Title:

Signature Page to Note Purchase Agreement

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as Administrative Agent, a Managing Agent, a Committed Purchaser and Lead Arranger

By:     Name:
Title:

By:     Name:
Title:
ATLANTIC ASSET SECURITIZATION LLC, as a
Conduit Purchaser

By:     Name:
Title:

By:     Name:
Title:

Signature Page to Note Purchase Agreement

THE BANK OF NOVA SCOTIA, as a Managing Agent and a Committed Purchaser

By:     Name:
Title:

LIBERTY STREET FUNDING LLC, as a Conduit
Purchaser

By:     Name:
Title:

Signature Page to Note Purchase Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Managing Agent and a Committed Purchaser

By:     Name:
Title:

Signature Page to Note Purchase Agreement

BARCLAYS BANK PLC, as a Managing Agent By:
Name:
Title:

SHEFFIELD RECEIVABLES COMPANY LLC, as a
Committed Purchaser and a Conduit Purchaser

By:     Name:
Title:

Signature Page to Note Purchase Agreement

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
[Date]
ASSIGNMENT AND ACCEPTANCE, dated      (this “Assignment and Acceptance”), among     (“Assignor”) and         (“Assignee”).
Reference is made to the Note Purchase Agreement, dated as of December 14, 2011 (the “Note Purchase Agreement”), among Apple Ridge Funding LLC, as Issuer, Cartus Corporation, as Servicer, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Crédit Agricole Corporate and Investment Bank, as Administrative Agent. Capitalized terms defined in the Note Purchase Agreement are used herein with the same meanings.
1.(a) Assignor hereby sells and assigns, without recourse to Assignee, and Assignee hereby purchases and assumes, without recourse to, or representation or warranty of any kind (except as set forth below) from Assignor, effective as of the Effective Date (as defined below), a % interest (the “Assigned Interest”) in all of Assignor’s rights and obligations under the Note Purchase Agreement and under any other “Transaction Documents” (as defined below), including, without limitation, the Series 2011-1 Note, together with the rights of Assignor to payment in respect of outstanding principal and accrued and unpaid interest relating to such Assigned Interest.
(b) From and after the Effective Date, (i) Assignee shall be a party to and be bound by the provisions of the Note Purchase Agreement and, to the extent of the interests assigned pursuant to this Assignment and Acceptance, have the rights and obligations of a Committed Purchaser thereunder and under the (x) Indenture and (y) the Series Supplement (the Note Purchase Agreement, the Indenture, the Series Supplement and related documents, collectively, the “Transaction Documents”), and (ii) to the extent of the interests assigned by this Assignment and Acceptance, Assignor shall relinquish its rights and be released from its obligations under the Note Purchase Agreement and the other Transaction Documents.
2.Assignor hereby represents and warrants that the Assigned Interest to be sold hereby is owned by Assignor free and clear of any liens, claims or encumbrances created by Assignor. Except as otherwise set forth in the foregoing sentence, or as otherwise agreed in writing by Assignor, Assignor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement, the Series 2011-1 Notes or any other Transaction Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Agreement, the Series 2011-1 Notes or any other Transaction Document or the condition or value of any Pledged Assets or the creation, perfection or priority of any interest therein created under the Transaction Documents, or (ii) the business condition (financial or otherwise), operations, properties or prospects of the Issuer, the Servicer or any Affiliate of either the Issuer or the Servicer or the performance or observance by any party of any of its obligations under any Transaction Document.
4.Assignee hereby (i) confirms that it has received a copy of the Note Purchase Agreement, the Indenture, the Series Supplement and such other Transaction Documents and other documents and information requested by it, and that it has, independently and without reliance upon the Administrative Agent, Assignor or any other Purchaser, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Assignment and Acceptance; (ii) agrees that it shall, independently and without reliance upon the Administrative Agent, Assignor, any Purchaser or any Managing Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any of the Transaction Documents; (iii) confirms that it is eligible to be an assignee Committed Purchaser under the terms of the Note Purchase Agreement; (iv) appoints and authorizes each of the Administrative Agent and the Indenture Trustee to take such action on its behalf and to exercise such powers and discretion under the Note Purchase Agreement and the other Transaction Documents as are delegated to the Administrative Agent and/or the Indenture Trustee by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Note Purchase Agreement are required to be performed by it as a Committed Purchaser; (vi) specifies as its address for notices, the offices set forth beneath its name on the signature page hereof; [and] (vii) represents and warrants that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its corporate powers and constitutes the legal, valid and binding obligation of the Assignee; and (viii) in the event that Assignee is organized under the laws of a jurisdiction other than the United States or a state thereof, represents and warrants that [attached to this Assignment and Acceptance are] [Assignee has previously delivered to each of the Administrative Agent and the Indenture Trustee] the forms and certificates required pursuant to Section 2.08(d) or 2.08(e) of the Note Purchase Agreement, in each case accurately completed and duly executed, pursuant to which forms and certificates each of the Issuer, the Servicer and the Indenture Trustee may make payments to, and deposit funds to or for the account of, the Assignee hereunder and under the other Transaction Documents without any deduction or withholding for or on account of any tax or with such withholding or deduction at a reduced rate.]
5.The effective date for this Assignment and Acceptance shall be the later of:
(i)the date on which the Agent accepts this Assignment and Acceptance, and
(ii)    , 20
(the later of such dates being the “Effective Date”).
6.Upon such acceptance by the Administrative Agent, and from and after the Effective Date, the Administrative Agent and the Indenture Trustee shall make all payments under the Note Purchase Agreement and the Assigned Interests assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Note Purchase Agreement and the Assigned Interests for periods prior to the Effective Date directly between themselves.
7.THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:

(A)Immediately after giving effect to this Assignment and Acceptance the amount of Assignee’s Commitment is $     .
(B)Immediately after giving effect to this Assignment and Acceptance the aggregate amount of Assignor’s Commitment is $    .
(C)The Assignee is a member of a [CP Funding][Balance Sheet] Purchaser Group.
The terms set forth herein are hereby agreed to:
    , as Assignor By:
Name:
Title:

    , as Assignee By:
Name:
Title:
Crédit Agricole Corporate and Investment Bank, as Administrative Agent

By:
Name:
Title:
Apple Ridge Funding LLC, as Issuer By:
Name:
Title:

EXHIBIT B
FORM OF INCREASE NOTICE
U.S. Bank National Association as Indenture Trustee
Crédit Agricole Corporate and Investment Bank, as Administrative Agent
[Names of Managing Agents]

Re:    Apple Ridge Funding LLC,
Secured Variable Funding Notes, Series 2011-1
Ladies and Gentlemen:
Pursuant to Section 2.02 of the Note Purchase Agreement, dated as of December 14, 2011 (the “Agreement”), among Apple Ridge Funding LLC, as Issuer, Cartus Corporation, as Servicer, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Crédit Agricole Corporate and Investment Bank, as Administrative Agent, the Issuer hereby irrevocably requests an Increase in the Series Outstanding Amount as follows. Terms used herein are used as defined in or for purposes of the Agreement.
1.The requested amount of such Increase is $    .
2.The requested Increase Date is     .
3.The requested Rate Type(s) [is][are]     .
4.All conditions precedent to the Increase set forth in Section 3.03 of the Agreement have been satisfied.
5.From the Monthly Report Section XVI (6):
Adjusted Aggregate Receivable Balance (as of last report):
Required Asset Amount (after giving effect to Increase):
The proceeds of such Increase shall be remitted on the Increase Date in immediately available funds to [specify payment instructions].
Very truly yours,
Apple Ridge Funding LLC
By:
Name:
Title:

EXHIBIT C
FORM OF STATED AMOUNT REDUCTION NOTICE
[Date]
U.S. Bank National Association as Indenture Trustee
Crédit Agricole Corporate and Investment Bank, as Administrative Agent
[Names of Managing Agents]

Re:    Apple Ridge Funding LLC,
Secured Variable Funding Notes, Series 2011-1
Ladies and Gentlemen:
Pursuant to Section 2.05 of the Note Purchase Agreement, dated as of December 14, 2011 (the “Agreement”), among Apple Ridge Funding LLC, as Issuer, Cartus Corporation, as Servicer, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Crédit Agricole Corporate and Investment Bank, as Administrative Agent, the Issuer hereby irrevocably requests a reduction in the Stated Amount as follows. Terms used herein are used as defined in or for purposes of the Agreement.
1.The requested amount of such reduction is $    .
2.The requested date of such reduction is     .

Very truly yours,
Apple Ridge Funding LLC

By:
Name:
Title:

EXHIBIT D
FORM OF STATED AMOUNT INCREASE NOTICE
[Date]
U.S. Bank National Association as Indenture Trustee
Crédit Agricole Corporate and Investment Bank, as Administrative Agent
[Names of Managing Agents]

Re:    Apple Ridge Funding LLC,
Secured Variable Funding Notes, Series 2011-1
Ladies and Gentlemen:
Pursuant to Section 2.05 of the Note Purchase Agreement, dated as of December 14, 2011 (the “Agreement”), among Apple Ridge Funding LLC, as Issuer, Cartus Corporation, as Servicer, the commercial paper conduits from time to time parties thereto, as Conduit Purchasers, the financial institutions from time to time parties thereto, as Committed Purchasers, the Persons from time to time parties thereto, as Managing Agents and Crédit Agricole Corporate and Investment Bank, as Administrative Agent, the Issuer hereby irrevocably requests an Increase in the Stated Amount as follows. Terms used herein are used as defined in or for purposes of the Agreement.
1.The requested amount of such increase is $    .
2.The requested date of such increase is     .
3.The Purchaser Group(s) whose Purchaser Group Limit(s) will be increased are
    .
4.The    Committed    Purchaser(s)    whose    Commitment(s)    will    be    increased    are
    .
5.After    giving    effect    to    the    increase,    the    Pro    Rata    Shares    will    be
    .

Very truly yours,
Apple Ridge Funding LLC

By:
Name:
Title:

EXHIBIT E
FORM OF SERIES SUPPLEMENT
Attached

Exhibit C

Marked Transfer and Servicing Agreement

[Attached]

CONFORMED COPY AS AMENDED BY:
1.Omnibus Amendment, Agreement and Consent dated December 20, 2004.
2.Second Omnibus Amendment dated January 31, 2005
3.Third Omnibus Amendment, Agreement and Consent dated May 12, 2006
4.Fourth Omnibus Amendment dated November 29, 2006
5.Fifth Omnibus Amendment dated April 10, 2007
6.Sixth Omnibus Amendment dated June 26, 2007
7.Seventh Omnibus Amendment dated December 14, 2011
8.Eighth Omnibus Amendment dated September 11, 2013
9.Ninth Omnibus Amendment dated June 11, 2015
10.Fifteenth Omnibus Amendment dated August 5, 2020
11.Sixteenth Omnibus Amendment dated June 4, 2021
12.Seventeenth Omnibus Amendment dated June 3, 2022
13.Eighteenth Omnibus Amendment dated June 2, 2023
15. Twenty-Second Omnibus Amendment dated May 29, 2026

TRANSFER AND SERVICING AGREEMENT

Dated as of April 25, 2000

by and between

APPLE RIDGE SERVICES CORPORATION
as transferor,

CARTUS CORPORATION
as originator and servicer,

CARTUS FINANCIAL CORPORATION
as originator,

APPLE RIDGE FUNDING LLC
as transferee

and

U.S. BANK NATIONAL ASSOCIATION
as Indenture Trustee

2

ARTICLE I
DEFINITIONS
Section 1.01    Definitions    1
Section 1.02    Other Definitional Provisions    9
ARTICLE II
SALE AND PURCHASE OF ASSETS
Section 2.01    Sale and Purchase    10
Section 2.02    Representations and Warranties of the Transferor    12
Section 2.03    Representations and Warranties of the Issuer    16
Section 2.04    No Assumption of Obligations Relating to Transferred Assets; Excess Home Sale Proceeds    17
Section 2.05    Affirmative Covenants of the Transferor    17
Section 2.06    Negative Covenants of the Transferor    20
ARTICLE III
ADMINISTRATION AND SERVICING OF RECEIVABLES
Section 3.01    Acceptance of Appointment and Other Matters Relating to the Servicer    21
Section 3.02    Duties of the Servicer and the Issuer    22
Section 3.03    Servicing Compensation    24
Section 3.04    Representations and Warranties of the Servicer    25
Section 3.05    Affirmative Covenants of Servicer    27
Section 3.06    Negative Covenants of Servicer    30
Section 3.07    Records of the Servicer and Reports to be Prepared by the Servicer    31
Section 3.08    Annual Certificate of Servicer    32
Section 3.09    Annual Servicing Report of Independent Public Accountants; Copies of Reports Available    32
Section 3.10    Adjustments; Modifications    32
Section 3.11    Escrow Agents    33
Section 3.12    Servicer Advances    33
Section 3.13    Calculations    34
Section 3.14    Application of Collections    34

ARTICLE IV
ACCOUNTS AND POOL COLLECTIONS
Section 4.01    Establishment of Collection Account    34
Section 4.02    Pool Collections and Allocations    35
Section 4.03    Withdrawals from the Collection Account    35
ARTICLE V
SECURITY INTEREST

Section 5.01    Security Interest    36
Section 5.02    Enforcement of Rights    36
ARTICLE VI
OTHER MATTERS RELATING TO THE TRANSFEROR
Section 6.01    Liability of the Transferor    36
Section 6.02    Indemnification by the Transferor    36
ARTICLE VII
OTHER MATTERS RELATING TO THE SERVICER
Section 7.01    Liability of the Servicer    38
Section 7.02    Merger or Consolidation of, or Assumption of the Obligations of, the Servicer38
Section 7.03    Limitation on Liability of the Servicer and Others    39
Section 7.04    Indemnification by the Servicer    39
Section 7.05    Resignation of the Servicer    41
Section 7.06    Access to Certain Documentation and Information Regarding the Receivables41

ARTICLE VIII
TERMINATION
Section 8.01    Transfer Termination Events    42
Section 8.02    Transfer Termination    43

ARTICLE IX
SERVICER DEFAULTS
Section 9.01    Servicer Defaults    43

Section 9.02    Performance by Issuer    46
Section 9.03    Indenture Trustee To Act; Appointment of Successor    46
Section 9.04    Notification to Holders    48
Section 9.05    Marketing Expenses Account    48
Section 9.06    Lockbox Agreements    48
ARTICLE X TERMINATION
Section 10.01    Termination    49
ARTICLE XI MISCELLANEOUS PROVISIONS
Section 11.01    Amendment    49
Section 11.02    Governing Law    49
Section 11.03    Notices; Payments    49
Section 11.04    Severability of Provisions    50
Section 11.05    Further Assurances    50
Section 11.06    Nonpetition Covenant    50
Section 11.07    No Waiver; Cumulative Remedies    50
Section 11.08    Counterparts    51
Section 11.09    Third-Party Beneficiaries    51
Section 11.10    Merger and Integration    51
Section 11.11    Headings    51
Section 11.12    Confidentiality    51
Section 11.13    Costs, Expenses and Taxes    51
Section 11.14    Submission to Jurisdiction    52
Section 11.15    Waiver of Jury Trial    52
Section 11.16    Acknowledgment and Consent    52
Section 11.17    No Partnership or Joint Venture    53
Section 11.18    Conversion    53

SCHEDULES
SCHEDULE 2.02(m) Principal Place of Business and Chief Executive Office of the Transferor and List of Offices Where the Servicer Keeps Records Related to the Transferred Assets
SCHEDULE 2.02(o) List of Legal Names
SCHEDULE 3.04(l)    List of Lockbox Banks

EXHIBIT
EXHIBIT A    Form of Annual Servicer’s Certificate
EXHIBIT B    Forms of Lockbox Agreements
EXHIBIT C    List of Servicing Officers

ACTIVE 282155781v.2

THIS TRANSFER AND SERVICING AGREEMENT (this “Agreement”) dated as of April 25, 2000 is made by and between APPLE RIDGE SERVICES CORPORATION, a Delaware corporation, as transferor, CARTUS CORPORATION, a Delaware corporation, as originator and servicer (“Cartus” or the “Servicer”), CARTUS FINANCIAL CORPORATION, a Delaware corporation, as originator (“CFC”), APPLE RIDGE FUNDING LLC, a Delaware limited liability company (the “Issuer”), as transferee, and U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee.
In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties, the Indenture Trustee and the holders of any Notes issued by the Issuer from time to time under the Indenture to the extent provided herein:
ARTICLE I DEFINITIONS
Section 1.01    Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Receivables Purchase Agreement or Purchase Agreement, as applicable. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
“Agreement” shall mean this Transfer and Servicing Agreement and all amendments hereof and supplements hereto.
“ARF Purchase Price” shall have the meaning set forth in Section 2.01(i).

“ARSC Indemnified Losses” shall have the meaning set forth in Section 6.02.

“ARSC Indemnified Party” shall have the meaning set forth in Section 6.02.

“Asset Deficiency” shall have the meaning set forth in the Indenture.
“Cash Equivalents” shall mean (i) investments in commercial paper maturing in not more than 270 days from the date of issuance which at the time of acquisition is rated at least A-1 or the equivalent thereof by Standard & Poor’s or P-1 or the equivalent thereof by Moody’s, (ii) investments in direct obligations or obligations that are guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity of not more than three years from the date of acquisition, (iii) investments in certificates of deposit maturing not more than one year from the date of origin issued by a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof having capital, surplus and undivided profits aggregating at least $500,000,000 and rated A or better by Standard & Poor’s or A2 or better by Moody’s, (iv) money market mutual funds having assets in excess of $2,000,000,000, (v) investments in asset-backed or mortgage-backed securities, including investments in collateralized, adjustable rate mortgage securities and those mortgage-backed securities that are rated at least AA by Standard & Poor’s or Aa by Moody’s or are of comparable quality at the time of investment and (vi) banker’s acceptances maturing not more

ACTIVE 282155781v.2

than one year from the date of origin issued by a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof and having capital, surplus and undivided profits aggregating at least $500,000,000, and rated A or better by Standard & Poor’s or A2 or better by Moody’s.
“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall have the meaning provided in Section 4.01.

“Compass” shall mean Compass, Inc., a Delaware corporation, and any successors thereto.
“Compass Credit Agreement” shall mean that certain Revolving Credit and Guaranty Agreement, dated as of November 17, 2025, among Compass, Inc., as the borrower, the other obligors party thereto, the lenders and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as the administrative agent and the collateral agent.
“Distribution Date” shall mean, with respect to any Series, the date specified in the applicable Supplement for payments to holders of the Notes of that Series.
“Dollars,” “$” or “U.S. $” shall mean United States dollars.
“Eligible Account” shall mean an account that is (i) maintained with a depository institution whose short-term debt obligations at the time of any deposit therein are rated in the highest short-term debt rating categories by Moody’s and Standard & Poor’s, (ii) one or more accounts maintained with a depository institution, which accounts are fully insured by the FDIC, with a minimum long-term unsecured debt rating of “A3” by Moody’s and “BBB+” by Standard & Poor’s, (iii) a segregated trust account maintained with the corporate trust office of the Indenture Trustee or an Affiliate of the Indenture Trustee, in either case in its fiduciary capacity or (iv) an account otherwise acceptable to each Rating Agency as evidenced by the delivery of a rating letter by each Rating Agency on the Closing Date.
“Eligible Investments” shall mean the following instruments, investment property, or other property, other than securities issued by or obligations of Cartus or any of its Affiliates:
(a)direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America;
(b)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies (including the Indenture Trustee acting in its commercial capacity) incorporated under the laws of the United States of America or any state thereof, including the District of Columbia (or domestic branches of foreign banks) and subject to supervision and examination by federal or state banking or depository institution authorities, provided that, at the time of the Issuer’s investment or contractual commitment to invest therein, the short-term debt rating of such depository institution or trust company shall be rated by each of Standard & Poor’s and Moody’s in its respective highest rating category (or such other rating that satisfies the Rating Agency Condition);

ACTIVE 282155781v.2

(c)     commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of the Issuer’s investment or contractual commitment to invest therein, a short-term debt rating by each of Standard & Poor’s and Moody’s in its respective highest rating category;
(d)    demand deposits, time deposits and certificates of deposit that are fully insured by the FDIC having, at the time of the Issuer’s investment therein, a short-term debt rating by each of Standard & Poor’s and Moody’s in its respective highest rating category;
(e)    bankers’ acceptances (having original maturities of no more than
365 days) issued by any depository institution or trust company referred to in clause (b) above;
(f)    money market funds having, at the time of the Issuer’s investment therein, a rating of AAAm by Standard & Poor’s or Aaa by Moody’s (including funds for which the Indenture Trustee or any of its Affiliates is investment manager or advisor);
(g)    time deposits and eurodollar deposits (having maturities not later than the succeeding Distribution Date) other than as referred to in clause (d) above, with a Person the commercial paper of which has a credit rating by each of Standard & Poor’s and Moody’s in its respective highest rating category; or
(h)    any other investment of a type or rating that satisfies the Rating Agency
Condition.
“Eligible Receivables” shall have the meaning provided in the Receivables
Purchase Agreement.
“Eligible Servicer” shall mean Cartus or, if Cartus is not acting as Servicer, an entity that, at the time of its appointment as Servicer, (a) is servicing a portfolio of relocation services accounts and is acceptable to the Indenture Trustee, each Series Enhancer and the Rating Agencies, (b) is legally qualified and has the capacity to service the Receivables, (c) in the determination of the Majority Investors, has demonstrated the ability to service professionally and competently a portfolio of similar accounts in accordance with high standards of skill and care, (d) is qualified to use the software that is then being used to service the Receivables or obtains the right to use or has its own software that is adequate to perform its duties under this Agreement and (e) has a net worth of at least $ 25,000,000 as of the end of its most recent fiscal quarter (or such lesser net worth as may be approved by the Majority Investors).
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor.
“Final Stated Maturity Date” shall have the meaning set forth in the Indenture.
“Home Purchase Price” shall mean, with respect to any Home, the appraised or other value set forth in the related Home Purchase Contract as the purchase price for such Home.

“Indebtedness” shall mean, with respect to any Person, in the aggregate, without duplication, (i) all indebtedness, obligations and other liabilities of such Person that are, at the date as of which Indebtedness is to be determined, includable as liabilities in a balance sheet of such Person, other than (x) accounts payable and accrued expenses and (y) current and deferred income taxes and other similar liabilities, (ii) the maximum aggregate amount of all liabilities of such Person or under any Guaranty, indemnity or similar undertaking given or assumed of or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person and (iii) all other obligations or liabilities of such Person with respect to the discharge of the obligations of any Person other than itself. For purposes of the Transaction Documents, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
“Indemnified Party” shall have the meaning set forth in Section 7.04.

“Indenture” shall mean the master indenture dated as of April 25, 2000, by and between the Issuer, the Indenture Trustee and U.S. Bank National Association, as Paying Agent, Authentication Agent and Transfer Agent and Registrar.
“Indenture Trustee” shall mean U.S. Bank National Association, a national banking association, acting in its capacity as Indenture Trustee under the Indenture.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
~~“Leverage Ratio” shall mean on any date, the ratio of (a) Total Senior Secured Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. Capitalized Terms used in this definition shall have the meaning set forth in the Realogy Credit Agreement as in effect on March 5, 2013, without giving effect to any subsequent amendments.~~
“Lockbox” shall mean any post office box to which the Obligors remit Pool Collections.
“Lockbox Account” shall mean each lockbox account, concentration account, depositary account or similar account (including any associated demand deposit account) established pursuant to a Lockbox Agreement.
“Lockbox Agreement” shall mean each lockbox agreement attached as Exhibit B and any other lockbox agreement pursuant to which the Servicer establishes a Lockbox Account in the name of the Indenture Trustee.
“Lockbox Bank” shall mean any institution at which a Lockbox or Lockbox Account is maintained.
“Majority Investors” shall have the meaning set forth in the Indenture.

“Marketing Expenses Account” shall mean the account established pursuant to Section 9.05.

“Material Adverse Effect” shall mean, with respect to any Person and any eventor circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of such Person, (b) the ability of such Person to perform its obligations under any Transaction Document to which it is a party or, if applicable, all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by such Person under any Transaction Document to which it is a party, (d) the status, existence, perfection or priority of the interest of the Issuer and its assignees in the Transferred Assets, taken as a whole, in each case free and clear of any Lien (other than a Permitted Lien) or (e) the validity, enforceability or collectibility of all or any substantial portion of the Transferred Assets.
“Moody’s” shall mean Moody’s Investors Service or its successor.
“Nonrecoverable Advance” shall mean any Servicer Advance previously made in respect of a Home the Receivable arising from which has become a Defaulted Receivable.

“Note” shall have the meaning provided in the Indenture.
“Noteholder” shall have the meaning provided in the Indenture.
“Officer’s Certificate” shall mean, unless otherwise specified in this Agreement, a certificate delivered as provided herein, signed:
(a)by the President, any Vice President or the chief financial officer of the Transferor or the Servicer, as the case may be, or
(b)by the President, any Vice President or the financial controller of any Successor Servicer
(or by an officer holding an office with equivalent or more senior responsibilities or, in the case of the Servicer or Successor Servicer, a Servicing Officer, and, in the case of the Transferor, any executive of the Transferor designated in writing by a Vice President or more senior officer of the Transferor for this purpose).
“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion and who shall be reasonably acceptable to the Issuer and the Indenture Trustee.
“Outstanding” shall have the meaning set forth in the Indenture.

“Outstanding Amount” shall have the meaning set forth in the Indenture.

“Possession Date” shall have, with respect to any Home, the meaning provided in the related Home Purchase Contract.

“Purchase” shall mean each purchase of Receivables, Related Assets and other ARSC Purchased Assets by the Issuer from ARSC hereunder.
“Purchase Agreement” shall mean the purchase agreement dated as of April 25, 2000, between Cartus and CFC, as amended from time to time.
“Rating Agency” shall mean, with respect to any outstanding Series, each rating agency, if any, specified in the applicable Supplement, selected by the Issuer to rate the Notes of such Series.
“Rating Agency Condition” shall mean, with respect to any action, that each Rating Agency shall have notified the Transferor, the Servicer, the Indenture Trustee and the Issuer in writing that such action will not result in a reduction, qualification or withdrawal of the then existing rating of any outstanding Series with respect to which it is a Rating Agency (or, in the case of any Series covered by a financial insurance policy or surety bond, the reduction, qualification or withdrawal of the then existing rating of such Series without giving effect to such insurance policy or surety bond, with such notice also addressed to the issuer of the applicable insurance policy or surety bond) or, with respect to any outstanding Series not rated by any Rating Agency, the required consent specified in the Supplement for such Series.
~~“Realogy Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of March 5, 2013 among Anywhere Intermediate Holdings LLC (f/k/a~~ Realogy Intermediate Holdings LLC), Realogy, the lenders and other financial institutions party ~~thereto and JP Morgan Chase Bank, N.A., as Administrative Agent.~~
~~“Realogy Indebtedness” shall mean (i) all indebtedness, obligations and other~~ liabilities of Realogy and its Consolidated Subsidiaries that are, at the date as of which Realogy ~~Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of Realogy and its Consolidated Subsidiaries, other than (x) accounts payable and accrued expenses, (y) advances from clients obtained in the ordinary course of the relocation~~ management services business of Realogy and its Consolidated Subsidiaries and (z) current and ~~deferred income taxes and other similar liabilities, plus (ii) without duplicating any items included in Realogy Indebtedness pursuant to the foregoing clause (i), the maximum aggregate amount of all liabilities of Realogy or any of its Consolidated Subsidiaries under any guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any person other than Realogy or one of its Consolidated Subsidiaries and (iii) all other obligations or liabilities of~~ Realogy or any of its Consolidated Subsidiaries in relation to the discharge of the obligations of ~~any Person other than Realogy or one of its Consolidated Subsidiaries.~~
“Receivables Activity Report” shall have the meaning provided in Section 3.07(c).
“Receivables Purchase Agreement” shall mean the receivables purchase agreement dated as of April 25, 2000, between CFC and the Transferor, as amended from time to time.

“Required Marketing Expenses Account Amount” shall mean, on any Distribution Date, an amount equal to:
(i)zero, if the average number of days the Homes relating to outstanding Pool Receivables have been owned by Cartus and CFC (excluding any such Homes relating to Self-Funding Obligors or that constitute Excluded Homes) as of the close of business on the last day of the immediately preceding Monthly Period was 120 days or less;
(ii)2.5% of the aggregate Home Purchase Price for all Homes owned by Cartus and CFC (excluding any Homes relating to Self-Funding Obligors or that constitute Excluded Homes) as of the close of business on the last day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by Cartus and CFC as of the close of business on the last day of the immediately preceding Monthly Period was greater than 120 days but less than or equal to 130 days;
(iii)3.0% of the aggregate Home Purchase Price for all Homes owned by Cartus and CFC (excluding any Homes relating to Self-Funding Obligors or that constitute Excluded Homes) as of the close of business on the last day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by Cartus and CFC as of the close of business on the last day of the immediately preceding Monthly Period was greater than 130 days but less than or equal to 140 days;
(iv)4.0% of the aggregate Home Purchase Price for all Homes owned by Cartus and CFC (excluding any Homes relating to Self-Funding Obligors or that constitute Excluded Homes) as of the close of business on the last day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by Cartus and CFC as of the close of business on the last day of the immediately preceding Monthly Period was greater than 140 days but less than or equal to 150 days; and
(v)5.0% of the aggregate Home Purchase Price for all Homes owned by Cartus and CFC (excluding any Homes relating to Self-Funding Obligors or that constitute Excluded Homes) as of the close of business on the last day of the immediately preceding Monthly Period, if the average number of days such Homes have been owned by Cartus and CFC as of the close of business on the last day of the immediately preceding Monthly Period was greater than 150 days.
“Series Account” shall mean any account or accounts established pursuant to the Supplement for any Series of Notes.
“Series Interim Deficiency” shall mean, with respect to any Series of Notes, the amount specified as the “Series Interim Deficiency” in the related Indenture Supplement.
“Service Transfer” shall have the meaning specified in Section 9.01.

“Servicer” shall mean Cartus, in its capacity as the Servicer under this Agreement, and any successor thereto in such capacity appointed pursuant to Article IX of this Agreement.

“Servicer Advance” shall mean any out-of-pocket payments made by the Servicer with respect to a CFC Home, including but not limited to maintenance, repairs, utilities, insurance, taxes, assessments, Mortgage Payoffs, Mortgage Payments, Other Reimbursable Expenses, homeowners or association dues and other costs of ownership.
“Servicer Default” shall have the meaning set forth in Section 9.01.
“Servicer Dilution Adjustment” shall have the meaning set forth in Section 3.10(a).
“Servicing Fee” shall have the meaning specified in Section 3.03.
“Servicing Officer” shall mean any officer of the Servicer or an attorney-in-fact of the Servicer who in either case is involved in, or responsible for, the administration and servicing of the Receivables and whose name appears on a list of servicing officers furnished to the Issuer and the Indenture Trustee by the Servicer, as such list may from time to time be amended. The initial list of Servicing Officers is set forth in Exhibit C.
~~“Specified Realogy Credit Agreement” means the Realogy Credit Agreement filed on May 1, 2013 in the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System as Exhibit 10.4 to the Performance Guarantor’s 10-Q filing.~~
“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services or its successor.
“Sub-Servicer” shall have the meaning set forth in Section 3.01(b).

“Successor Servicer” shall have the meaning provided in Section 9.03(a). “Supplement” shall mean, with respect to any Series, a supplement to the Indenture, executed and delivered in connection with the original issuance of the Notes of such Series, including all amendments thereof and supplements thereto.
“Termination Notice” shall have the meaning set forth in Section 9.01.
“Total Net Leverage Ratio” shall mean at any date, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date. Capitalized Terms used in this definition shall have the meaning set forth in the Compass Credit Agreement as in effect on November 17, 2025 without giving effect to any subsequent amendments. For the avoidance of doubt, for so long as any Series 2011-1 Notes remain Outstanding, this definition shall not be amended, modified, waived or otherwise altered in any respect without the prior written consent of each Managing Agent party to the related Note Purchase Agreement.
“Transfer Termination Date” shall mean the date specified by the Indenture Trustee at the direction of the Majority Investors following the occurrence of a Transfer Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either ARSC or the Issuer, the Transfer Termination Date shall be deemed to have occurred automatically without any such notice.
“Transfer Termination Event” shall have the meaning set forth in Section 8.01.
“Transferor” shall mean Apple Ridge Services Corporation, a wholly owned special purpose subsidiary of CFC incorporated in the State of Delaware, or its successor under this Agreement.
“Transferred Assets” shall have the meaning set forth in Section 2.01(a).
“Unmatured Servicer Default” shall mean any event that, with the giving of notice or lapse of time, or both, would become a Servicer Default.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
Section 1.02    Other Definitional Provisions.
(a)All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(b)Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory accounting principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.
(c)Agreements, Representations and Warranties. The agreements, representations and warranties of ARSC and Cartus in this Agreement in each of their respective capacities as Transferor and Servicer shall be deemed to be the agreements, representations and warranties of ARSC and Cartus solely in each such capacity for so long as ARSC and Cartus act in each such capacity under this Agreement, provided that nothing in this paragraph shall be deemed to limit the survival of such agreements, representations and warranties.
(d)Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(e)    References to Amounts. Unless otherwise specified, references to any amount as on deposit or outstanding on any particular date shall mean such amount at the close of business on such day.

(f)    Reference. The word “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement. To the extent any Receivables are denominated in any currency other than Dollars, all references herein to such Receivables shall mean the Dollar Equivalent of such Receivables. References herein to this Agreement, the Purchase Agreement, the Receivables Purchase Agreement, the Indenture and the Performance Guaranty shall mean and be references to each such document as amended and modified by that certain Omnibus Amendment, Agreement and Consent, dated December 20, 2004, that certain Second Omnibus Amendment, dated January 31, 2005, that certain Amendment, Agreement and Consent, dated January 30, 2006, that certain Third Omnibus Amendment, Agreement and Consent, dated May 12, 2006, that certain Fourth Omnibus Amendment, dated November 29, 2006, that certain Fifth Omnibus Amendment, dated April 10, 2007, that certain Sixth Omnibus Amendment, dated June 6, 2007, and that certain Seventh Omnibus Amendment, dated December 14, 2011.
ARTICLE II
SALE AND PURCHASE OF ASSETS
Section 2.01    Sale and Purchase.
(a)Agreement. Upon the terms hereof, the Issuer agrees to buy, and the Transferor agrees to sell, all of the Transferor’s right, title and interest in and to the following:
(i)all Pool Receivables and other ARSC Purchased Assets owned by the Transferor on the Closing Date or thereafter purchased, or any other Receivables purchased under the Receivables Purchase Agreement, and all rights of the Transferor under the Receivables Purchase Agreement with respect to the ARSC Purchased Assets;
(ii)all Pool Collections; and
(iii)all proceeds of and earnings on the foregoing.
The Pool Receivables and all other property described in the foregoing sentence are sometimes collectively referred to herein as the “Transferred Assets.”
(b)Treatment of Certain Receivables and Related Property. It is expressly understood that each Pool Receivable sold to the Issuer hereunder, together with all other Transferred Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of the Issuer (or its assignees), without the necessity of any further purchase or other action by the Issuer (other than satisfaction of the conditions set forth herein).
(c)No Recourse. Except as specifically provided in this Agreement, the sale and purchase of the Transferred Assets under this Agreement shall be without recourse. Cartus acknowledges that its representations, warranties, covenants and indemnities as originator pursuant to the terms of the Purchase Agreement have been assigned to the Issuer hereunder, and

CFC acknowledges that its representations, warranties, covenants and indemnities as originator pursuant to the terms of the Receivables Purchase Agreement have been assigned to the Issuer hereunder.
(d)Financing Statements. In connection with the transfer described above, the Transferor agrees, at the expense of the Transferor:
(i)to record and file financing statements (and continuation statements when applicable) with respect to the Transferred Assets conveyed by the Transferor meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the Transferred Assets to the Issuer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to the Issuer and the Indenture Trustee as soon as practicable after the Closing Date. Notwithstanding the other provisions of this Section 2.01(d), the Transferor shall not, and shall not cause the Servicer to, record any Home Deeds or any documents evidencing the conveyance of Home Purchase Contracts in the applicable real estate records; provided, however, that the Transferor (or the Servicer on its behalf) may record Home Deeds and/or Home Purchase Contracts in such manner and in the names of Cartus (but only with respect to Cartus Homes) or CFC, as applicable, or such transferees and in such capacities as the Issuer may require (w) upon request by the relevant Obligor to record such Home Deeds and/or Home Purchase Contracts, (x) upon or after the lapse of one year from the Possession Date under the related Home Purchase Contract, (y) upon the bankruptcy or insolvency of the relevant Obligor or (z) otherwise as required or as deemed advisable in the judgment of the Servicer in the best interests of the Issuer and its assignees; and
(ii)to promptly execute and deliver (or cause the Servicer or the related Sub-Servicer to execute and deliver) all further instruments and documents, and take all further action, that the Indenture Trustee may reasonably request in order to perfect, protect or more fully evidence the conveyances hereunder, or to enable the Indenture Trustee to exercise or enforce any of its rights under the Indenture.
The Servicer shall record and file financing statements, cause Home Deeds and Home Purchase Contracts to be recorded and deliver other instruments and documents pursuant to this
Section 2.01(d) at the direction of the Transferor.
(e)    True Sales. The Transferor and the Issuer intend the transfers of Transferred Assets hereunder to be true sales by the Transferor to the Issuer that are absolute and irrevocable and to provide the Issuer with the full benefits of ownership of the Transferred Assets, and neither the Transferor nor the Issuer intends the transactions contemplated hereunder to be characterized as loans from the Issuer to the Transferor secured by the Transferred Assets; provided, that, notwithstanding the foregoing, the Transferor and the Issuer acknowledge and agree that such sales may not be recognized for accounting purposes in any financial statements including the Transferor and the Issuer due to the application of GAAP.
(f)    Marking of Records. In connection with the transfer described herein,

(i) the Transferor agrees to indicate clearly and unambiguously in its computer files, books and records on or prior to the Closing Date that the Pool Receivables and other Transferred Assets have been conveyed to the Issuer pursuant to this Agreement by so marking such computer files, books and records, and (ii) the Servicer agrees to indicate clearly and unambiguously in its computer files, books and records on or prior to the Closing Date that the Pool Receivables and other Transferred Assets have been conveyed to the Issuer pursuant to this Agreement by so marking such computer files, books and records, including the master data processing records evidencing the Transferred Assets.
(g)    Adjustments. The Transferor shall pay to the Issuer in cash, on the date of receipt by the Transferor, any payment received by the Transferor in respect of Originator Adjustments made by Cartus to CFC pursuant to the Purchase Agreement or Seller Adjustments made by CFC to the Transferor pursuant to the Receivables Purchase Agreement. The Transferor shall instruct Cartus and CFC to deposit all payments in respect of Originator Adjustments and Seller Adjustments directly in the Collection Account.
(h)    Purchases. On the Closing Date, the Issuer shall purchase all of the Transferor’s right, title and interest in and to all Pool Receivables existing at the close of business on the immediately preceding Business Day, together with all other Transferred Assets related thereto. On each Business Day thereafter, until the Transfer Termination Date, the Issuer shall purchase all of the Transferor’s right, title and interest in and to all Pool Receivables existing as of the close of business on the immediately preceding Business Day and all Transferred Assets related thereto that were not previously purchased by the Issuer hereunder. Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Transferor or the Issuer prior to the Transfer Termination Date, the Transfer shall not sell, and the Issuer shall not buy, any Transferred Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.
(i)    Payment of ARF Purchase Price. With respect to the Purchase of any Transferred Assets by the Issuer from the Transferor pursuant to this Article II, the Issuer shall pay to the Transferor an agreed purchase price (the “ARF Purchase Price”). The ARF Purchase Price paid by the Issuer on the Closing Date and on each subsequent Business Day on which any Transferred Assets are purchased by the Issuer shall be paid (i) by paying such amount in cash or (ii) by means of capital contributed by the Transferor to the Issuer in the form of a contribution of the Transferred Assets. The parties recognize and agree that in order to avoid a multiplicity of wires, and the related bank charges, and to simplify the administration of payments, (i) the Issuer shall pay to CFC or its assignee all payments of the ARF Purchase Price payable to the Transferor hereunder to the extent necessary to satisfy the obligations of the Transferor to pay the purchase price to CFC under the Receivables Purchase Agreement, (ii) pursuant to the Receivables Purchase Agreement, CFC has instructed the Transferor to pay to Cartus as the Originator all amounts owing by the Transferor to CFC on account of the purchase price thereunder to the extent necessary to satisfy the obligations of CFC to pay Cartus as the Originator the purchase price under the Purchase Agreement, and (iii) the result of the foregoing provisions is that the Issuer will make payments directly to Cartus as the Originator, which payments shall constitute payment from the Issuer to ARSC, from ARSC to CFC, and from CFC to Cartus as the Originator, and the obligations of the Issuer under this Section 2.01(i) shall be satisfied to the extent of such payments received by Cartus as the Originator. To the extent funds are released to the Issuer from the Collection Account, the

Issuer agrees that it will use such released funds to the extent necessary to pay the ARF Purchase Price.
Section 2.02    Representations and Warranties of the Transferor. The Transferor hereby makes the representations and warranties set forth in this Section 2.02, in each case as of the date hereof, as of the Closing Date, as of the date of each transfer by the Transferor of the Transferred Assets hereunder and as of any other date specified in such representation or warranty.
(a)Organization and Good Standing. The Transferor is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Transferor had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the Transferred Assets.
(b)Due Qualification. The Transferor is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect with respect to the Transferor.
(c)Power and Authority: Due Authorization. The Transferor (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) to sell and assign the Transferred Assets on the terms and subject to the conditions herein and therein provided and (ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d)    Valid Sale; Binding Obligations. This Agreement constitutes either a valid sale, transfer, set-over and conveyance, or the grant of a first perfected security interest, to the Issuer of all of the Transferor’s right, title and interest in, to and under the Transferred Assets, which is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Transferor, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Transferor is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Transferor, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Transferor or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Transferor is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the Transferred Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Transferor or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Transferor, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Transferor threatened, against the Transferor before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Transferor is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Government Authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any Transferred Asset by the Transferor to the Issuer, the creation of a material amount of Pool Receivables or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Transferor, would materially and adversely affect the performance by the Transferor of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.
(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to the Transferor, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Transferor in connection with the conveyance of the Transferred Assets or the due execution, delivery and performance by the Transferor of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement have been obtained or made and are in full force and effect and (ii) all filings with any Governmental Authority that are required to be obtained in connection with such conveyances and the execution and delivery by the Transferor of this Agreement have been made; provided, however, that prior to recordation pursuant to Section 2.01(d)(i) or upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance of the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i).
(h)    Margin Regulations. The Transferor is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The Transferor has not taken and will not take any action to cause the use of proceeds of the sales hereunder to violate said Regulations T, U or X.
(i)    Taxes. The Transferor has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect with respect to the Transferor.
(j)    Solvency. After giving effect to each conveyance of Transferred Assets hereunder, the Transferor is solvent and able to pay its debts as they come due, and has adequate capital to conduct its business as presently conducted.
(k)    Quality of Title/Valid Transfers.
(i)Immediately before each transfer hereunder to the Issuer, each Transferred Asset to be sold to the Issuer shall be owned by the Transferor free and clear of any Lien (other than any Permitted Lien), and the Transferor shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership or security interest of the Issuer and its assignees in such Transferred Assets against all creditors of, and purchasers from, the Transferor (subject to Permitted Exceptions).
(ii)With respect to each Pool Receivable transferred hereunder on such date, the Issuer shall acquire a valid and (subject to Permitted Exceptions) perfected ownership or security interest in such Pool Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).
(iii)As of the date of transfer of a Transferred Asset to the Issuer, no effective financing statement or other instrument similar in effect that covers all or part of such Transferred Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of Cartus in accordance with the Pool Relocation Management Agreements, (B) in favor of CFC pursuant to the Purchase Agreement, (C) in favor of the Transferor pursuant to the Receivables Purchase Agreement, (D) in favor of the Issuer pursuant to this Agreement or otherwise filed by or at the direction of the Issuer, (E) in favor of the Indenture Trustee under the Indenture and (F) to evidence any Mortgage on a Home created by a Transferred Employee.

(l) Accuracy of Information. All written information furnished by the Transferor to the Issuer or its successors and assigns pursuant to or in connection with any Transaction Documents or any transaction contemplated herein or therein with respect to the Transferred Assets transferred hereunder on such date is true and correct in all material respects on such date.
(m) Offices. The principal place of business and chief executive office of the Transferor is located, and the offices where the Servicer keeps all Records related to the Transferred Assets (and all original documents relating thereto) are located at the addresses specified in Schedule 2.02(m), except that (i) Home Deeds and related documents necessary to close Home sale transactions, including powers of attorney, may be held by local attorneys or escrow agents acting on behalf of CFC (with respect to CFC Homes) or Cartus (with respect to Cartus Homes) in connection with the sale of Homes to Ultimate Buyers, so long as such local attorneys are notified of the interest of the Issuer, the Indenture Trustee and the holders of any Notes therein and (ii) Records relating to any Pool Relocation Management Agreement and the Transferred Assets arising thereunder or in connection therewith may be maintained at the offices of the related Employer.
(n)    Investment Company Act. The Transferor is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act. In making such determination, the Transferor is not relying exclusively on the exemption from the definition of “investment company” set forth in Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The Transferor is not a “covered fund” under the Volcker Rule.
(o)    Legal Names. Except as otherwise set forth in Schedule 2.02(o), since January 1, 1995, the Transferor (i) has not been known by any legal name other than its corporate name as of the date hereof, (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.
(p)    Compliance with Applicable Laws. The Transferor is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect with respect to the Transferor.
(q)    Business and Indebtedness of Transferor. The Transferor has no Indebtedness except as contemplated by Section 4.2 of the Receivables Purchase Agreement and under this Agreement. The Transferor has not engaged in any business other than the Purchase of Pool Receivables and other ARSC Purchased Assets under the Receivables Purchase Agreement and the transfer of Pool Receivables and other Transferred Assets under this Agreement.

The representations and warranties set forth in this Section 2.02 shall survive the transfers and assignments of the Pool Receivables and other Transferred Assets to the Issuer and the issuance of the Notes under the Indenture. Upon discovery by the Transferor, the Servicer or the Issuer of a breach of any of the representations and warranties set forth in this Section 2.02, the party discovering such breach shall give notice to the other parties within three Business Days following such discovery, provided that the failure to give notice within three Business Days shall not preclude subsequent notice.
Section 2.03    Representations and Warranties of the Issuer. The Issuer hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that (a) this Agreement has been duly authorized, executed and delivered by the Issuer and constitutes the Issuer’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to the Issuer or any agreement to which the Issuer is a party and (c) all of the membership interests of the Issuer are directly or indirectly owned by the Transferor, and all such membership interests are fully paid and nonassessable.
Section 2.04    No Assumption of Obligations Relating to Transferred Assets; Excess Home Sale Proceeds.
(a)The sales and Purchases of Transferred Assets do not constitute and are not intended to result in a creation or an assumption by the Issuer, the Indenture Trustee or any holder of the Notes of any obligation of Cartus, CFC, the Transferor or any other Person in connection with the Pool Receivables or the other Transferred Assets or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Issuer, the Indenture Trustee or any holder of the Notes shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of Cartus (including without limitation any obligation to perform any of the obligations of Cartus or CFC under any Relocation Management Agreement, Home Purchase Contract, Related Property or any other agreement). Except as expressly provided in Section 3.05(j), no such obligation or liability is intended to be assumed by the Servicer or its successors and assigns.
(b)Notwithstanding Section 2.04(a), upon a reasonable showing by Cartus or CFC that any Home Sale Proceeds received by the Servicer must be returned to the related Obligor pursuant to the related Pool Relocation Management Agreement, the Servicer shall turn over to the applicable Obligor such Home Sale Proceeds. Each such payment pursuant to this Section 2.04(b) shall be made pursuant to Section 4.03.

Section 2.05    Affirmative Covenants of the Transferor. From the Closing Date until the termination of this Agreement in accordance with Section 10.01, the Transferor hereby agrees that it will perform the covenants and agreements set forth in this Section 2.05.

(a)Compliance with Laws, Etc. The Transferor will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the Pool Receivables and all Environmental Laws), in each case to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.
(b)Preservation of Corporate Existence. The Transferor (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect with respect to the Transferor.
(c)Keeping of Records and Books of Account. The Transferor will maintain at all times accurate and complete books, records and accounts relating to the Transferred Assets and all Pool Collections thereon in which timely entries will be made. The Transferor’s master data processing records will be marked to indicate the sales of all Transferred Assets hereunder.
(d)Location of Records and Offices. The Transferor will keep its principal place of business and chief executive office at the addresses specified in Schedule 2.02(m) or, upon not less than 30 days’ prior written notice given by the Transferor to the Issuer, at such other locations in jurisdictions in the United States of America where all action required by Section 2.01(d) has been taken and completed.
(e)Separate Corporate Existence of the Transferor. The Transferor hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Transferor’s identity as a legal entity separate from Cartus and the other Cartus Persons. From and after the date hereof until one year and one day after the Final Payout Date:
(i)The Transferor will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;
(ii)The Transferor will maintain corporate records and books of account separate from those of Cartus and each other Cartus Person and telephone numbers and stationery that are separate and distinct from those of Cartus and each other Cartus Person;
(iii)The Transferor’s assets will be maintained in a manner that facilitates their identification and segregation from those of Cartus and any other Cartus Person;
(iv)The Transferor will strictly observe corporate formalities in its dealings with the public and with Cartus and each other Cartus Person, and funds or other assets of the Transferor will not be commingled with those of Cartus or any other Cartus Person. The Transferor will at all times, in its dealings with the public and with Cartus and each other Cartus Person, hold itself out and conduct itself as a legal entity separate and distinct from Cartus and each other Cartus Person. The Transferor will not maintain joint bank accounts or other depository accounts to which Cartus or any other

Cartus Person (other than the Servicer) has independent access;
(v)The duly elected board of directors of the Transferor and duly appointed officers of the Transferor will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Transferor;
(vi)Not less than one member of the Transferor’s board of directors will be an Independent Director. The Transferor will observe those provisions in its certificate of incorporation that provide that the Transferor’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Transferor unless the Independent Director and all other members of the Transferor’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;
(vii)The Transferor will compensate each of its employees, consultants and agents from its own funds for services provided to the Transferor; and
(viii)The Transferor will not hold itself out to be responsible for the debts of Cartus or any other Cartus Person.
(ix)The Transferor will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Transferor set forth in the opinion of Orrick, Herrington & Sutcliffe LLP dated May 12, 2006 relating to substantive consolidation matters with respect to Cartus and the Transferor will be true and correct at all times.
(f)Segregation of Collections. To the extent that any funds other than Pool Collections are deposited into any of the Lockbox Accounts, the Transferor promptly will identify any such funds or will cause such funds to be so identified to the Servicer.
(g)Computer Software, Hardware and Services. The Transferor will provide the Issuer and its successors with such licenses, sublicenses and/or assignments of contracts as the Servicer, the Issuer or its successors require with respect to all services and computer hardware or software that relate to the servicing of the Pool Receivables or the other Transferred Assets; provided, however, that with respect to any computer software licensed from a third party, the Transferor will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of Cartus or the Transferor with such third party.
(h)Environmental Claims. The Transferor will use commercially reasonable efforts to promptly cure and have dismissed with prejudice to the satisfaction of the Issuer any actions and any proceedings relating to compliance with Environmental Laws relating to any Home, but only to the extent that the conditions that gave rise to such proceedings were in existence as of the date on which the Issuer acquired the related Pool Receivable.
(i)Turnover of Collections. If the Transferor or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool

Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.
(j)Maintenance of Property. The Transferor will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the property of the Transferor, other than any such sale, lease or transfer in the ordinary course of business and the transfer of the Transferred Assets as contemplated by the Transaction Documents.
(k)Performance of Obligations. The Transferor will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Transaction Documents to which it is a party.
(l)Filing of Tax Returns and Payment of Taxes and Other Liabilities. The Transferor will file (or will cause to be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that not have given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect with respect to the Transferor.
Section 2.06    Negative Covenants of the Transferor. From the Closing Date until the termination of this Agreement in accordance with Section 10.01, the Transferor agrees that it will not:
(a)Changes in Accounting Treatment and Reporting Practices. Change or permit any change in accounting principles or financial reporting practices applied to the Transferor, except in accordance with GAAP, if such change would have a Material Adverse Effect with respect to the Transferor.
(b)Indebtedness. Create, incur or permit to exist any Indebtedness or other liabilities or give any guarantee or indemnity in respect of any Indebtedness, except for
(i) liabilities created or incurred by the Transferor pursuant to the Transaction Documents to which it is a party or contemplated by such Transaction Documents and (ii) other reasonable and customary operating expenses;
(c)Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone claiming by or through it on or with respect to, any Transferred Asset or any interest therein, any Lockbox or Lockbox Account, other than sales of Transferred Assets pursuant to this Agreement;
(d)No Mergers, Etc. Consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties and assets to any Person;

(e)Limitations on Agreements. Permit the validity or effectiveness of any Transaction Document to which it is a party or the rights and obligations created thereby or pursuant thereto to be amended, terminated, postponed or discharged, or permit any amendment to any Transaction Document to which it is a party without the consent of the Issuer and the Indenture Trustee, or permit any Person whose obligations form part of the Transferred Assets to be released from such obligations, except in accordance with the terms of such Transaction Document;
(f)Change in Name. Change its corporate name or the name under or by which it does business or the jurisdiction in which it is incorporated unless the Transferor has given the Issuer and its successors at least 30 days’ prior written notice thereof and unless, prior to any such change, the Transferor has taken and completed all action required by
Section 2.01(d);
(g)Charter Amendments. Amend any provision of its certificate of incorporation or by-laws unless (i) the Issuer shall have received not less than five Business Days’ prior written notice thereof and (ii) the certificate of incorporation of the Transferor, as in effect on the date hereof, provides that such amendment can be made without the vote of the Transferor’s Independent Directors;
(h)Capital Expenditures. Make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty);
(i)No Other Business or Agreements. Engage in any business other than financing, purchasing, owning and selling and managing the Transferred Assets in the manner contemplated by this Agreement and the other Transaction Documents and all activities incidental thereto, or enter into or be a party to any agreement or instrument other than any Transaction Document or documents and agreements incidental thereto;
(j)Guarantees, Loans, Advances and other Liabilities. Except as contemplated by this Agreement or the other Transaction Documents, incur any Indebtedness or make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person;
(k)Payment Instructions to Obligors. Give any payment instructions to Obligors except through the Servicer as contemplated by Section 3.05(f); or
(l)Extension or Amendment of Transferred Assets. Extend, amend or otherwise modify the terms of any Receivable included in the Transferred Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10.
(m)Dividend Restrictions. Declare or pay any distributions on any of its common stock or make any purchase redemption or other acquisition of, any common stock if,

after giving effect thereto, (i) the aggregate principal amount outstanding under the ARSC Subordinated Note would exceed five times the net worth of the Transferor or (ii) the net worth of the Transferor would be less than $24,000,000.
ARTICLE III

ADMINISTRATION AND SERVICING OF RECEIVABLES
Section 3.01    Acceptance of Appointment and Other Matters Relating to the Servicer.
(a)The servicing, administration and collection of the Pool Receivables and the other Transferred Assets shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 3.01. Until the Indenture Trustee gives a Termination Notice to Cartus pursuant to Section 9.01, Cartus is hereby designated, and Cartus hereby agrees to act, as the Servicer under this Agreement and the other Transaction Documents with respect to the Pool Receivables and the other Transferred Assets, and each of Cartus, CFC, the Transferor, and the Issuer consents to Cartus acting as the Servicer.
(b)In the ordinary course of business, the Servicer, with prior written notice to the Indenture Trustee, may at any time delegate part or all of its duties hereunder with respect to the Receivables and the other Transferred Assets to any Affiliates of ~~Realogy~~Compass that agree to conduct such duties in accordance with the Credit and Collection Policy and this Agreement. Each such Affiliate to whom any such duties are delegated in accordance with this Section 3.01(b) is referred to herein as a “Sub-Servicer.” Notwithstanding any such delegation by the Servicer, the Servicer shall remain liable for the performance of all duties and obligations of the Servicer pursuant to the terms of this Agreement and the other Transaction Documents, and such delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties. The fees and expenses of any such Sub-Servicers shall be as agreed between the Servicer and such Sub-Servicers from time to time, and none of the Issuer, the Indenture Trustee or the holders of any Notes issued by the Issuer under the Indenture shall have any responsibility therefor. Upon any termination of a Servicer pursuant to Section 9.01, all Sub-Servicers designated pursuant to this Section 3.01(b) by such Servicer also shall be automatically terminated.
(c)The designation of the Servicer (and each Sub-Servicer) under this Agreement (and, in the case of any Sub-Servicer, under the agreement or other document pursuant to which the Servicer makes a delegation of servicing duties to such Sub-Servicer) shall automatically cease and terminate on the Final Payout Date.
Section 3.02    Duties of the Servicer and the Issuer.
(a)    Each of Cartus, CFC, the Transferor, the Issuer and the Indenture Trustee hereby appoints the Servicer from time to time designated pursuant to Section 3.01(a) as Servicer hereunder to take all actions authorized below or elsewhere in this Agreement and to enforce its respective rights and interests in and under the Pool Receivables and the other Transferred Assets.

(b)    As Servicer hereunder, the Servicer shall service and administer the Pool Receivables and the other Transferred Assets, shall collect and deposit into the Collection Account payments due under the Pool Receivables and shall charge-off as uncollectible Pool Receivables, all in accordance with its customary and usual servicing procedures and the Credit and Collection Policy. As Servicer hereunder, the Servicer shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things it may deem necessary or appropriate in connection with such servicing and administration. Cartus, CFC, the Issuer, the Transferor and the Indenture Trustee shall furnish the Servicer with any documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. The Servicer shall exercise the same care and apply the same policies with respect to the collection, administration and servicing of the Pool Receivables and other Transferred Assets that it would exercise and apply if it owned such Pool Receivables and other Transferred Assets, all in substantial compliance with applicable law and in accordance with the Credit and Collection Policy. The Servicer shall take or cause to be taken all such actions as it deems necessary or appropriate to collect each Pool Receivable and other Transferred Asset (and shall cause each Sub-Servicer, if any, to take or cause to be taken all such actions as the Servicer deems necessary or appropriate to collect each Pool Receivable and other Transferred Asset for which such Sub-Servicer is responsible in its capacity as Sub-Servicer) from time to time, all in accordance with applicable law and in accordance with the Credit and Collection Policy.
(c)    Without limiting the generality of the foregoing and subject to Section 3.02(e) and Section 9.01, each of Cartus, CFC, the Transferor, the Issuer and the Indenture Trustee hereby authorizes and empowers the Servicer or its designee as follows, except to the extent any such power and authority is revoked or limited by the Indenture Trustee on account of the occurrence of an Unmatured Servicer Default or a Servicer Default or otherwise pursuant to Section 9.01:
(i)to give instructions to the Indenture Trustee for withdrawals and payments from the Collection Account and to take any other action necessary or appropriate to service the Pledged Assets as set forth in the Indenture,
(ii)to enter into Home Sale Contracts and all related documents, instruments and agreements on behalf of Cartus (with respect to Cartus Homes) and on behalf of CFC (with respect to CFC Homes) and to take all necessary actions, including with respect to the maintenance and marketing of the related Homes, to carry out the terms of such Home Sale Contracts and related agreements; provided, however, that the Servicer shall not be a party to any Home Sale Contract or any other document, instrument, or agreement relating to the sale by CFC of a Home, unless it is expressly disclosed on the face of such document, instrument, or agreement that the Servicer is acting as Servicer for CFC,
(iii)to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Pool Receivables and the other Transferred Assets on the Issuer’s behalf,

(iv)after the delinquency of any Pool Receivable or any default in connection with any other Transferred Asset and to the extent permitted under and in compliance with the Credit and Collection Policy and with all applicable laws, rules, regulations, judgments, orders and decrees of courts and other Governmental Authorities and all other tribunals, to commence or settle collection proceedings with respect to such Pool Receivable or other Transferred Asset and otherwise to enforce the rights and interests of the Issuer in, to and under such Pool Receivable or other Transferred Asset (as applicable), unless the Indenture Trustee otherwise revokes such authority in writing,
(v)to make all filings and take all other actions necessary for the Issuer to maintain a perfected security and/or ownership interest in the Pool Receivables (subject to Permitted Exceptions) have been taken or made,
(vi)to determine on each Business Day whether any funds in the Lockbox Accounts represent collections on Cartus Noncomplying Assets or CFC Noncomplying Assets and to promptly return such funds to Cartus or CFC, as applicable, and
(vii)to determine on each day whether each CFC Receivable being conveyed to ARSC on such day is an Eligible Receivable and to identify on such day all CFC Receivables sold to ARSC on such date that are not Eligible Receivables.
provided, however, that:
(A)following the appointment of a Servicer other than Cartus, or when a Servicer Default has occurred and is continuing, the Indenture Trustee on behalf of the Issuer shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action to enforce collection of, or otherwise exercise rights with respect to, any Pool Receivable transferred to the Issuer or to foreclose upon or repossess or otherwise exercise rights with respect to, any other Transferred Assets transferred to the Issuer, and
(B)the Servicer shall not, under any circumstances, be entitled to make the Issuer or any assignee thereof a party to any litigation without the prior written consent of the Issuer or such assignee, as applicable.
(d)    The Servicer shall pay out of its own funds, without reimbursement, all expenses incurred in connection with its servicing activities hereunder, including expenses related to enforcement of the Pool Receivables, fees and disbursements of its outside counsel and independent accountants and all other fees and expenses, including the costs of filing UCC continuation statements.
(e)    In addition to its other obligations provided for hereunder, the Servicer shall hold and maintain all Records in trust, for the benefit of the Issuer, the Indenture Trustee and the holders of the Notes, which Records shall be held separate and apart from the other property of the Servicer and maintained in files marked to show that such Records have been pledged to the Indenture Trustee pursuant to the Indenture; provided, however, that the Servicer shall be entitled (i) to release any Equity Loan Notes that have been, or concurrent with such release will be, repaid, satisfied or otherwise cancelled and (ii) to release any Home Purchase Contracts and Home Deeds for Homes with respect to which a Home Sale Contract has been executed in order to facilitate the prompt closing thereof, including without limitation by delivery of such documents to escrow agents (with a notice to such escrow agents of the interest of the Issuer and the Indenture Trustee therein).
Section 3.03    Servicing Compensation. The Issuer hereby agrees to pay to the Servicer, as full compensation for its servicing activities hereunder and under the other Transaction Documents and as reimbursement for any expense incurred by it in connection therewith, a servicing fee (the “Servicing Fee”) with respect to each Monthly Period, payable in arrears on the related Distribution Date, in an amount equal to the product of 0.75% multiplied by the weighted average over such Monthly Period of the daily Aggregate Receivable Balance, subject to adjustment at the direction of the Indenture Trustee (upon satisfaction of the Rating Agency Condition) to provide additional servicing compensation to any Successor Servicer if necessary to reflect then-current market rates for servicing of comparable receivables at any time that Cartus is replaced as Servicer hereunder. The share of the Servicing Fee allocable to the holders of the Notes issued from time to time by the Issuer under the Indenture with respect to any Monthly Period shall be set forth in the Indenture. The Servicing Fee shall be payable solely out of Pool Collections available for such purpose pursuant to, and subject to the priority of payments set forth in, the Indenture. Notwithstanding the preceding sentence, the portion of the Servicing Fee with respect to any Monthly Period not payable out of the Pool Collections allocated to the holders of the Notes shall be payable out of the Pool Collections allocable to the Issuer on the related Distribution Date as set forth in the Indenture or by the Issuer, and in no event shall the holders of the Notes be liable for the share of the Servicing Fee with respect to any Payment Period to be payable out of the Pool Collections allocable to the Issuer or by the Issuer. The Servicer agrees to indemnify the Indenture Trustee, the Paying Agent, the Authentication Agent and the Transfer Agent and Registrar out of the Servicing Fee in accordance with Section 7.04 hereof and the terms of the Indenture.
Section 3.04    Representations and Warranties of the Servicer. Cartus, as initial Servicer, hereby makes, and any Successor Servicer by its appointment hereunder shall make with respect to itself, on the Closing Date (and on the date of any such appointment), on the date of each issuance of Notes by the Issuer and on the date of any increases in Outstanding Amount of any Series of Notes, the following representations, warranties and covenants, on which the Issuer, the Transferor, Cartus and CFC shall be deemed to have relied:
(a)Organization and Good Standing. The Servicer is a corporation duly organized and validly existing in good standing under the laws of the State of its incorporation and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.
(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect with respect to the Servicer.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to which the Servicer is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Servicer is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Servicer or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Servicer is a party or by which it or any of its respective properties is bound, (ii) result in the creation or imposition of any Lien on any of the Transferred Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument, other than this Agreement and the other Transaction Documents to which the Servicer is a party or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Servicer or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Servicer threatened, against the Servicer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Servicer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (B) seeks any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the performance by the Servicer of its obligations under this Agreement or any other Transaction Document to which the Servicer is a party or the validity or enforceability of this Agreement or any other Transaction Document to which the Servicer is a party or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.
(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect with respect to the Servicer, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Servicer in connection with the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement have been obtained or made and are in full force and effect; provided, however, that prior to recordation pursuant to Section 2.01(d)(i) or upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance of the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required under Section 2.01(d)(i).
(h)    Taxes. The Servicer has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect with respect to the Servicer.
(i)    Accuracy of Information. All written information furnished by the Servicer to Cartus, CFC or the Issuer pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the Servicer is true and correct in all material respects on such date.
(j)    Offices. The principal place of business and chief executive office of the Servicer is located at the address specified in Schedule 2.02(m).
(k)    Compliance with Applicable Laws. The Servicer is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect with respect to the Servicer.
(l)    Lockbox Banks. The names and addresses of all Lockbox Banks, together with the account numbers of the Lockbox Accounts at such Lockbox Banks into which the Pool Collections are paid, are accurately set forth in Schedule 3.04(l). Each Lockbox and each Lockbox Account is subject to a Lockbox Agreement duly executed and delivered by the parties thereto.

Section 3.05    Affirmative Covenants of Servicer. As long as it is the Servicer hereunder, the Servicer hereby agrees that it will perform the covenants and agreements set forth in this Section 3.05.
(a)Compliance with Laws, Etc. The Servicer will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the Pool Receivables, Home Purchase Contracts and Related Assets and all Environmental Laws), in each case to the extent that the failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.
(b)Preservation of Corporate Existence. The Servicer (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, other than any change in corporate status by reason of a merger or consolidation permitted by Section 7.02 and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect with respect to the Servicer.
(c)Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Transferred Assets in the event of the destruction of the originals thereof), and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of Cartus, CFC, the Transferor, the Issuer or the Indenture Trustee, for the collection of all amounts due under any or all Transferred Assets. Upon the reasonable request of the Issuer or the Indenture Trustee made at any time after the occurrence and continuance of a Servicer Default, the Servicer will deliver copies of all Records in its possession or under its control to the Issuer or its designee. The Servicer will maintain at all times accurate and complete books, records and accounts relating to the Transferred Assets and all Pool Collections thereon in which timely entries will be made.
(d)Location of Records and Offices. The Servicer will keep its principal place of business and chief executive office at the address specified in Schedule 2.02(m) or, upon not less than 30 days’ prior written notice given by the Servicer to the Transferor, the Issuer and the Indenture Trustee, at other locations in jurisdictions in the United States.
(e)Separate Corporate Existence of the Transferor. The Servicer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Transferor’s identity as a legal entity separate from the Servicer. As long as it is the Servicer hereunder, the Servicer will take such actions as shall be required in order that:
(i)    The Transferor’s operating expenses will not be paid by the Servicer, except that certain organizational expenses of the Transferor and the Issuer and expenses relating to creation and initial implementation of the Transaction Documents have been or will be paid by Cartus;

(ii)    Any financial statements of the Servicer that are consolidated to include the Transferor will contain appropriate footnotes clearly stating that (A) all of the Transferor’s assets are owned by the Transferor and (B) the Transferor is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Transferor’s assets prior to any value in the Transferor becoming available to the Transferor’s equity holders;
(iii)    Any transaction between the Transferor and the Servicer will be fair and equitable to the Transferor, will be the type of transaction that would be entered into by a prudent Person in the position of the Transferor with the Servicer, and will be on terms that are at least as favorable as may be obtained from a Person that is not a Cartus Person; and
(iv)    The Servicer will not be, or will not hold itself out to be, responsible for the debts of the Transferor.
(f)Payment Instruction to Obligors. The Servicer will (i) instruct all Obligors to submit all payments on the Transferred Assets either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockbox Accounts within one Business Day after the expiration of such period. The Servicer will direct all Obligors with respect to any receivables and related assets that are not included in the Transferred Assets to deposit all collections in respect of such receivables and related assets to an account that is not a Lockbox or Lockbox Account and will take such other steps as the Issuer reasonably may request to ensure that all collections on such receivables and related assets will be segregated from Pool Collections on Transferred Assets.
(g)Segregation of Collections. The Servicer will use reasonable efforts to minimize the deposit of any funds other than Pool Collections into any of the Lockbox Accounts and, to the extent that any such funds nevertheless are deposited into any of such Lockbox Accounts, will promptly identify any such funds.
(h)Computer Software, Hardware and Services. The Servicer will provide the Issuer with such licenses, sublicenses and/or assignments of contracts as the Issuer requires with regard to all services and computer hardware or software that relate to the servicing of the Pool Receivables or the other Transferred Assets; provided, however, that with respect to any computer software licensed from a third party, the Servicer will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Servicer with such third party.
(i)Turnover of Collections. If the Servicer or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Issuer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account or the Collection Account.

(j)Performance of Obligations. The Servicer will, at its expense, market the Cartus Homes and CFC Homes and pay the related expenses of such marketing and of the sale of Cartus Homes and CFC Homes to Ultimate Buyers in accordance with the practices of Cartus in effect on the Closing Date (as such practices have been modified either (x) in the ordinary course of Cartus’s business or (y) with the prior written consent of the Issuer).
(k)Billing of Receivables. The Servicer will bill all Receivables (i) in the case of Receivables with respect to a Home purchased under a Home Purchase Contract, within 60 days (on average) of the sale of the related Home to an Ultimate Buyer and (ii) in the case of all other Receivables, within 60 days (on average) after the Receivable arises.
(l)Filing of Tax Returns and Payment of Taxes and Other Liabilities. The Servicer will file (or will cause to be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP shall have been set aside on its books and that shall not have given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, shall not have a Material Adverse Effect with respect to the Servicer.
(m)Notification of Asset Amount Deficiency or Amortization Event. The Servicer shall promptly notify the Issuer of any Asset Deficiency or Amortization Event (as each such term is defined in the Indenture) with respect to any Series of which the Servicer has actual knowledge.
Section 3.06    Negative Covenants of Servicer. As long as it is the Servicer hereunder, the Servicer hereby covenants that the Servicer shall not:
(a)Changes in Accounting Treatment and Reporting Practices. Change or permit any change in any accounting principles or financial reporting practices applied to the Servicer, except in accordance with GAAP, if such change would have a Material Adverse Effect with respect to the Servicer;
(b)Change in Credit and Collection Policy. (i) Make any material change in the Credit and Collection Policy or (ii) make any material change in the character of its business or engage in any business unrelated to such business as currently conducted that, in either case, individually or in the aggregate with all other such changes, would be reasonably likely to have a material adverse effect on the performance of the ARSC Purchased Assets;
(c)Change in Name. Change its corporate name or the name under or by which it does business unless the Servicer has given Cartus, CFC, the Transferor, the Issuer and the Issuer’s successors and assigns at least 30 days’ prior written notice thereof;
(d)    Change in Payment Instruction to Obligors. Make any change in the instructions to Obligors or other Persons regarding payments to be made to it or payments to be made to any Lockbox Account, which payments relate to the Transferred Assets, unless the Servicer has given the Issuer and its successors and assigns prior written notice thereof, and then only in compliance with Section 3.05(f) or add or terminate any bank as a Lockbox Bank from those listed in Schedule 3.04(l) unless (i) the Indenture Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the parties thereto and (ii) in the case of any termination, the Issuer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing to make payments into another Lockbox Account then in use;
(e)    Home Deeds. Record any Home Deeds except as permitted by Section 2.01(d)(i);
(f)    Establishment of Lockbox Accounts. Enter into a Lockbox Agreement (other than as set forth in Exhibit B) without the prior written consent of the Issuer and the Indenture Trustee; or
(g)    Instructions to Indenture Trustee. Instruct the Indenture Trustee to release any Pool Collections to the Issuer pursuant to Section 8.07 of the Indenture on any day on which an Asset Deficiency exists.
Section 3.07    Records of the Servicer and Reports to be Prepared by the Servicer.
(a)The Servicer shall maintain at all times accurate and complete books, records and accounts relating to the Pool Receivables, the other Transferred Assets and the Pool Relocation Management Agreements and all Pool Collections thereon, in which timely entries shall be made. The Servicer shall maintain and implement administrative and operating procedures (including without limitation an ability to recreate Records evidencing Pool Receivables and the other Transferred Assets in the event of the destruction of the originals thereof), and shall keep and maintain all documents, books, records and other information that the Servicer deems reasonably necessary for the identification of Eligible Receivables and for the collection of all Pool Receivables and other Transferred Assets. Upon the reasonable request of the Indenture Trustee or the Issuer after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default or other termination under Section 9.01, the Servicer will deliver copies of all books and records maintained pursuant to this Section 3.07(a) to the Indenture Trustee.
(b)During regular business hours upon reasonable prior notice, the Servicer shall permit Cartus, CFC, the Issuer, the Transferor, the Indenture Trustee (or such other Person whom the Indenture Trustee or the Issuer may designate from time to time), or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Servicer and to the extent reasonably necessary to protect the interests of the holders of the Notes, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of the Servicer, including without limitation the related Contracts, invoices and other documents related thereto, and (ii) to visit the offices and properties of the Servicer for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to the Pool Receivables or the other Transferred Assets or the performance by the Servicer of its obligations under any Transaction Document to which it is a party with any Authorized Officer of the Servicer having knowledge of such matters and with its certified public accountants or other auditors. The Indenture Trustee may conduct, or cause its agents or representatives to conduct, reviews of the types described in this Section 3.07(b) whenever the Indenture Trustee reasonably deems any such review appropriate, and the Indenture Trustee shall conduct, or cause its agents or representatives to conduct, such a review if requested by the Issuer.
(c)No later than two Business Days prior to the Distribution Date with respect to any Outstanding Series, the Servicer shall prepare and deliver to Cartus, CFC, the Transferor, the Issuer, the Indenture Trustee, each Rating Agency and each Series Enhancer a report with respect to the Monthly Period then most recently ended and such Outstanding Series of Notes, substantially in the form provided in the related Supplement or in such other form as is reasonably acceptable to the Issuer (each such report, a “Receivables Activity Report”). Such Receivables Activity Report shall include (i) a certification that, to the best of the Servicer’s knowledge, no Unmatured Servicer Default or Servicer Default has occurred and is continuing and (ii) a listing of all new Pool Relocation Management Agreements as identified pursuant to Section 2.1(a) of the Purchase Agreement.
(d)No later than seven Business Days after each Distribution Date (beginning with the September 2020 Distribution Date) with respect to any Outstanding Series, the Servicer shall prepare and deliver to Cartus, CFC, the Transferor, the Issuer, the Indenture Trustee, each Rating Agency and each Series Enhancer a report with respect to the first fifteen days of the Monthly Period in which such report is required to be delivered and such Outstanding Series of Notes, in substantially the same form as a Receivables Activity Report or in such other form as is reasonably acceptable to the Issuer (each such report, an “Interim Report”). Such Interim Report shall include (i) a certification that, to the best of the Servicer’s knowledge, no Unmatured Servicer Default or Servicer Default has occurred and is continuing, (ii) a listing of all new Pool Relocation Management Agreements as identified pursuant to Section 2.1(a) of the Purchase Agreement and (iii) a calculation of the Series Interim Deficiency, if any.
Section 3.08    Annual Certificate of Servicer. The Servicer shall deliver to Cartus, CFC, the Issuer, the Indenture Trustee, each Rating Agency and any Series Enhancer on or before April 30 of each calendar year, beginning with April 30, 2001, an Officer’s Certificate substantially in the form of Exhibit A.

Section 3.09    Annual Servicing Report of Independent Public Accountants; Copies of Reports Available. On or before April 30 of each calendar year, beginning with April 30, 2001, the Servicer shall cause Protiviti (or such other auditor acceptable to the financial institution acting as administrative agent for the Majority Investors) to furnish a report (addressed to the Issuer and any Series Enhancer) to Cartus, CFC, the Issuer, the Transferor, the Indenture Trustee and any Series Enhancer to the effect that they have applied certain procedures agreed upon with the Servicer and substantially in the form previously provided to the Rating Agencies and examined certain documents and records relating to the servicing of the Receivables and other Transferred Assets under this Agreement and that, on the basis of such agreed-upon procedures, nothing has come to the attention of such accountants that caused them to believe that the servicing (including the allocation of Pool Collections) has not been conducted in compliance with the terms and conditions as set forth in Articles III and IV of this Agreement, other than such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. Such report shall set forth the agreed-upon procedures performed. Notwithstanding the foregoing, so long as the Series 2011-1 Notes are the only Notes issued under the Indenture and the Servicer complies with the audit provisions set forth in Section 5.01(g) of the related Note Purchase Agreement, the Servicer shall not be required to comply with the foregoing provisions of this Section 3.09.
Section 3.10    Adjustments; Modifications.
(a)If on any day the Unpaid Balance of any Pool Receivable is reduced by the Servicer as a result of any incorrect billings, allowances, chargebacks, credits or any other reductions or cancellations, in each case that result from the acts or omissions of the Servicer, that are unrelated to the ability of the related Obligor to pay such Pool Receivable (each such reduction, a “Servicer Dilution Adjustment”), then the Servicer shall deposit the amount of such Servicer Dilution Adjustment in cash in the Collection Account and shall report such amount on the next Receivables Activity Report.
(b)So long as no Unmatured Servicer Default or Servicer Default shall have occurred and be continuing, the Servicer may adjust, and may permit each Sub-Servicer appointed by it pursuant to Section 3.01(b) to adjust, the outstanding unpaid balance of any Pool Receivable in accordance with the Credit and Collection Policy and the terms of this Agreement, provided that (i) such adjustment would not cause or result in an Eligible Receivable becoming ineligible and (ii) either the Servicer makes the related Servicer Dilution Adjustment payment pursuant to this Section 3.10 or Cartus or CFC makes the related Originator Adjustment payment pursuant to Section 4.3(b) of the Purchase Agreement or Section 4.3(b) of the Receivables Purchase Agreement, as applicable. The Servicer shall, or shall cause the applicable
Sub-Servicer to, write off Pool Receivables from time to time in accordance with the terms of this Agreement and the terms of the Credit and Collection Policy, and such a write-off shall not give rise to any obligation to make a Servicer Dilution Adjustment. Notwithstanding the foregoing, the maturity date of an Equity Loan may be extended beyond the original due date in accordance with the Credit and Collection Policy, and such Equity Loan shall, notwithstanding clause (j) of the definition of Eligible Receivable, be an Eligible Receivable so long as (i) such extension was made for reasons unrelated to the creditworthiness of the Obligor, (ii) the extension period ends not later than (A) the time of sale or (B) the expiration of the offering period for the Homeowner’s acceptance of an offer for sale or (C) the date that is 12 months prior to the Final Stated Maturity Date, whichever first occurs, and (iii) all other requirements for such Receivable to be an Eligible Receivable are satisfied.
(c)    If (i) the Servicer makes a deposit into the Collection Account in respect of a collection of a Pool Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes an error with respect to the amount of any Pool Collection and deposits an amount that is less than or more than the actual amount of such Pool Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or error. Any Pool Receivable in respect of which a dishonored check is received shall be deemed not to have been paid. Notwithstanding the first two sentences of this paragraph, adjustments made pursuant to this Section 3.10(c) shall not require any change in any report previously delivered pursuant to Section 3.07(c).

(d)    The Servicer shall not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition related thereto, except as provided in this Section 3.10.
Section 3.11    Escrow Agents. The Servicer shall cause all Home Purchase Contracts and Home Deeds to be delivered to an escrow agent in the applicable jurisdiction, with a notice to such agent of the interests of the Issuer and Indenture Trustee therein.
Section 3.12    Servicer Advances.
(a)In accordance with the Credit and Collection Policy, the Servicer shall make Servicer Advances in connection with the maintenance and marketing of Homes the Receivables relating to which are included in the Transferred Assets, but only to the extent that the Servicer has determined in its reasonable judgment that such advances will be recoverable out of Pool Collections on the Receivable arising as a result of such Servicer Advance.
(b)All Servicer Advances, the Receivables arising from which have not been sold to CFC under the Purchase Agreement, shall be reimbursable in the first instance from Pool Collections relating to the Homes with respect to which such Servicer Advances were made (provided that Home Sale Proceeds will only be applied to reimburse Servicer Advances consistent with Cartus’s practices as of the Closing Date) and, further, to the extent such Servicer Advance has been determined to be a Nonrecoverable Advance, as provided in Section 4.03 of this Agreement and Section 8.04(c)(i) of the Indenture. In consideration of the Issuer’s obligation to reimburse the Servicer from Pool Collections for Servicer Advances, the Receivables arising under the Pool Relocation Management Agreements in respect of such Servicer Advances which have not been sold to CFC under the Purchase Agreement shall be automatically conveyed by the Servicer to the Issuer and included in the Pool Receivables and the Transferred Assets.
Section 3.13    Calculations. Without limiting the generality of the foregoing provisions of this Article III, the Servicer shall perform all calculations necessary in order to determine payments to be made to holders of Notes and deposits to be made to reserves and other Series Accounts in accordance with the Indenture and any Supplement. For the purposes of such calculations, on each Business Day the Servicer shall calculate the Aggregate Employer Balance for each Employer by determining the aggregate Unpaid Balance of the Pool Receivables due from such Employer and then reducing such amount (without duplication) by the amounts described in the definition of Aggregate Employer Balance, including the total amount of Advance Payments received from such Employer, regardless of whether such Advance Payment is related to a Pool Receivable.
Section 3.14    Application of Collections.
(a)    In accordance with the Credit and Collection Policy, the Servicer shall apply all monies received by or on behalf of any Employer in accordance with the directions of such Employer. The Servicer shall contact the Employer if necessary to obtain such directions, or if such directions cannot be obtained, the Servicer shall apply Pool Collections of such Employer in the order that such Pool Receivables were originated, with the oldest Pool Receivable being paid first. The Servicer shall allocate any collections received under a single Billed Receivable that contains both Receivables included in the Transferred Assets and other amounts owed to Cartus first, to amounts owed in respect of Transferred Assets and then to other receivables.
(b)    If at any time the Servicer shall determine that any amount on deposit in the Collection Account does not constitute Pool Collections or the proceeds thereof, the Servicer shall instruct the Indenture Trustee to withdraw such amounts from the Collection Account and to pay such amounts to the Person that the Servicer determines is the Person entitled thereto, as provided in Section 8.04 of the Indenture.
ARTICLE IV

ACCOUNTS AND POOL COLLECTIONS
Section 4.01    Establishment of Collection Account. The Servicer, for the benefit of the Indenture Trustee and the holders of the Notes, shall establish and maintain an Eligible Account (including any subaccount thereof) in the name of the Indenture Trustee, bearing a designation clearly indicating that the funds and other property credited thereto are held for the benefit of the Indenture Trustee and the holders of the Notes (the “Collection Account”).
The Collection Account shall be under the sole dominion and control of the Indenture Trustee for the benefit of the holders of the Notes. Except as expressly provided in this Agreement or the Indenture, the Servicer agrees that it shall have no right of setoff or banker’s lien against, and no right to otherwise deduct from, any funds held in the Collection Account for any amount owed to it by the Issuer, Cartus, CFC, the Indenture Trustee or any holder of the Notes. If the Collection Account at any time ceases to be an Eligible Account then, within 10 Business Days of the Issuer’s or Servicer’s knowledge thereof, the Issuer or the Servicer shall establish a new Collection Account meeting the conditions specified above, transfer any monies, documents, instruments, investment property, certificates of deposit and other property to such new Collection Account and from the date such new Collection Account is established, it shall be the Collection Account. Pursuant to the authority granted to the Servicer in Section 3.02, the Servicer shall have the power, revocable by the Indenture Trustee, to instruct the Indenture Trustee to make withdrawals and payments from the Collection Account for the purposes of carrying out the Servicer’s duties hereunder.
At the written direction of the Servicer, funds on deposit in the Collection Account shall be invested in Eligible Investments selected by the Servicer. All such Eligible Investments shall be held by the Indenture Trustee for the benefit of the holders of the Notes. Investments of funds representing Pool Collections collected during any Monthly Period shall be invested in Eligible Investments that will mature so that such funds will be available no later than the close of business on the day preceding the monthly Distribution Date following such Monthly Period, in amounts sufficient to the extent of such funds to make the required distributions on such Distribution Date. On each Distribution Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the

Collection Account shall be paid to the Servicer as additional servicing compensation. The Servicer shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 4.01 or for the selection of Eligible Investments in accordance with the provisions of this Agreement.
Section 4.02    Pool Collections and Allocations. The Servicer shall instruct the Indenture Trustee to apply all funds on deposit in the Collection Account as described in the Indenture and each Supplement. Except as otherwise provided below, the Servicer shall
(i) transfer all Pool Collections denominated in Dollars and other Transferred Assets consisting of cash or cash equivalents from the Lockbox Accounts into the Collection Account as promptly as possible after the date of deposit of such Pool Collections into such Lockbox Accounts, but in no event later than the second (2nd) Business Day following the date of deposit into such Lockbox Accounts, and (ii) transfer all Pool Collections denominated in a currency other than Dollars from the Lockbox Accounts into the Collection Account no later than the eighteenth (18th) day following the date of deposit into such Lockbox Accounts.
Section 4.03    Withdrawals from the Collection Account. Subject to Section 8.04(f) of the Indenture, on each day, the Servicer shall determine the amounts payable to it as reimbursement of any Nonrecoverable Advances pursuant to Section 3.12(b) and the Servicer shall instruct the Indenture Trustee to pay such amounts over to the Servicer pursuant to Section 8.04(c)(i) of the Indenture. The determination by the Servicer that it has made a
Nonrecoverable Advance shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Indenture Trustee and the Issuer. The Indenture Trustee shall be entitled to conclusively rely on the Servicer’s determination that a Servicer Advance is a Nonrecoverable Advance.
ARTICLE V SECURITY INTEREST
Section 5.01    Security Interest. Without prejudice to the provisions of Section 2.01 providing for the absolute transfer of the Transferor’s interest in the Pool Receivables and other Transferred Assets to the Issuer, the Transferor hereby assigns and grants to the Issuer a first priority security interest in the Transferor’s right, title and interest, if any, in, to and under all of the following, whether now or hereafter existing: all Pool Receivables, all other Transferred Assets and all proceeds thereof.
Section 5.02    Enforcement of Rights. The Transferor acknowledges that the Transferred Assets include all rights acquired by the Transferor under the Receivables Purchase Agreement. Accordingly, the Transferor agrees that the Issuer and its assigns (including without limitation the Indenture Trustee) shall have the sole right to enforce the Transferor’s rights and remedies under the Receivables Purchase Agreement (including the rights and remedies of CFC under the Purchase Agreement and the Performance Guaranty).

ARTICLE VI
OTHER MATTERS RELATING TO THE TRANSFEROR
Section 6.01    Liability of the Transferor. The Transferor shall be liable for all obligations, covenants, representations and warranties of the Transferor arising under or related to this Agreement. Except as provided in the preceding sentence, the Transferor shall be liable only to the extent of the obligations specifically undertaken by it in its capacity as a Transferor.
Section 6.02    Indemnification by the Transferor. Without limiting the foregoing and any other rights that any ARSC Indemnified Party may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Issuer, each holder of the Notes, the Indenture Trustee and each of the successors, permitted transferees and assigns of the foregoing, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, an “ARSC Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the applicable ARSC Indemnified Party is a party to any action or proceeding that gives rise to any ARSC Indemnified Losses), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by any of them arising out of or as a result of any of the following (all of the foregoing, collectively, “ARSC Indemnified Losses”):
(a)(i) any representation or warranty made or deemed made by the Transferor (or any of its respective Authorized Officers) (whether or not made or delivered to the ARSC Indemnified Party) under any of the Transaction Documents contains any untrue statement of a material fact or omits to state material facts necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading;
(b)the failure by the Transferor to comply with any law, rule or regulation applicable to it with respect to any Transferred Asset;
(c)the failure to vest and maintain vested in the Issuer a first priority perfected ownership or security interest in the Transferred Assets, free and clear of any Lien (other than any Permitted Lien), whether existing at the time of the sale of such Transferred Asset or at any time thereafter;
(d)any failure of the Transferor to perform its duties or obligations in accordance with the provisions of the Transaction Documents;
(e)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any Transferred Asset to the Issuer, whether at the time of any sale or at any subsequent time;
(f)any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of any holder of the Notes issued by the Issuer under the Indenture), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel in defending against the same) that arise by reason of the purchase or ownership of the Transferred Assets;

(g)any investigation, litigation or proceeding related to any use of the proceeds of any purchase made hereunder; and
(h)any investigation or defense of, or participation in, any legal proceeding relating to the execution, delivery, enforcement, performance or administration of the Transaction Documents or any other document related thereto (whether or not such ARSC Indemnified Party is a party thereto).
Notwithstanding anything to the contrary in this Agreement, any representations, warranties and covenants made by the Transferor in this Agreement or the other Transaction Documents that are qualified by or limited to events or circumstances that have, or are reasonably likely to have, given rise to a Material Adverse Effect (or words of like import) shall (solely for purposes of the indemnification obligations set forth in this Section 6.01) be deemed not to be so qualified or limited.
If for any reason the indemnification provided in this Section 6.02 is unavailable to an ARSC Indemnified Party or is insufficient to hold an ARSC Indemnified Party harmless, then the Transferor shall contribute to the amount paid by such ARSC Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such ARSC Indemnified Party on the one hand, and the Transferor on the other hand, but also the relative fault (if any) of such ARSC Indemnified Party and the Transferor and any other relevant equitable considerations.
Notwithstanding the foregoing, no indemnification payments shall be payable by the Transferor pursuant to this Section 6.02 until all amounts owing by the Issuer under the Indenture have been paid in full and all amounts payable by the Transferor to Cartus under the ARSC Subordinated Note have been paid in full.

Notwithstanding the foregoing, and without prejudice to the rights that the Issuer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents, in no event shall any ARSC Indemnified Party be indemnified for any ARSC Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such ARSC Indemnified Party (or the negligence or willful misconduct on the part of any of such ARSC Indemnified Party’s officers, directors, employees or agents) or (ii) to the extent the same includes ARSC Indemnified Losses in respect of Transferred Assets and reimbursement therefor that would constitute credit recourse to the Transferor, Cartus or CFC (without limiting any rights under the Purchase Agreement) for the amount of any Receivable or other Transferred Asset not paid by the related Obligor.

ARTICLE VII

OTHER MATTERS RELATING TO THE SERVICER
Section 7.01    Liability of the Servicer. The Servicer shall be liable under this Article VII only to the extent of the obligations specifically undertaken by the Servicer in its capacity as Servicer.
Section 7.02    Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer shall not consolidate with or merge into any other Person or convey, transfer or sell its properties and assets substantially as an entirety to any Person, unless:
(a)(i) the corporation formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance, transfer or sale the properties and assets of the Servicer substantially as an entirety is, if the Servicer is not the surviving entity, a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if the Servicer is not the surviving entity, such corporation expressly assumes, by an agreement supplemental hereto, executed and delivered to the Issuer and the Transferor, in form satisfactory to the Issuer, the performance of every covenant and obligation of the Servicer hereunder;
(ii)the Servicer has delivered to the Issuer and the Transferor an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or sale complies with this Section 7.02 and that all conditions precedent herein provided for relating to such transaction have been complied with;
(iii)the Servicer has given the Issuer, the Transferor, CFC, Cartus, and the Indenture Trustee notice of such consolidation, merger or transfer of assets;
(iv)immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 3.04 has been breached in any material respect; and
(v)no Unmatured Servicer Default or Servicer Default has occurred and is continuing or would result from the contemplated transaction; and
(vi)any necessary consents of each applicable Series Enhancer have been obtained.
(b)the corporation formed by such consolidation or into which the Servicer is merged or the Person that acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety is an Eligible Servicer.
Section 7.03    Limitation on Liability of the Servicer and Others. Except as provided in Section 7.04, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer in its capacity as Servicer shall be under any liability to the Transferor, the Issuer, the Indenture Trustee, the holders of the Notes or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this

Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that otherwise would be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Servicer) with respect to any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as Servicer in accordance with this Agreement and that in its reasonable judgment may involve it in any expense or liability. Subject to the terms of the Transaction Documents, the Servicer may, in its sole discretion, undertake any such legal action that it may deem necessary or desirable for the benefit of the holders of the Notes with respect to this Agreement and the rights and duties of the parties hereto and the interests of the holders of the Notes issued by the Issuer under the Indenture.
Section 7.04    Indemnification by the Servicer.
The Servicer shall indemnify and hold harmless each of Cartus, CFC, the Transferor, the Issuer, the Indenture Trustee and its directors, officers, employees and agents (any such indemnified party, an “Indemnified Party”) from and against any and all loss, liability, claim, expense, actions, suits, demands, damage or injury suffered or sustained by reason of (i) any representation or warranty made by the Servicer under any of the Transaction Documents, any Receivables Activity Report, or any other information or report delivered by the Servicer with respect to the Servicer or the Transferred Assets having been untrue or incorrect in any material respect when made or deemed to have been made; or (ii) any acts or omissions of the Servicer pursuant to this Agreement (other than such as may arise from the negligence or willful misconduct of Cartus, CFC, the Transferor, the Issuer and the Indenture Trustee, respectively, and their respective directors, officers, employees and agents), including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any action, proceeding or claim, that in each case arises from or relates to a breach by the Servicer of its representations, warranties, covenants or agreements hereunder; or (iii) any reduction in the Unpaid Balance of any Pool Receivable as a result of any cash discount or any adjustment by the Servicer, including any such adjustment that gives rise to a Servicer Dilution Adjustment (but not including any write-off of any Receivable) or (iv) any failure of the Servicer to comply with any material applicable law, rule or regulation applicable to it and which relates to the servicing or administration of the Transferred Assets. Indemnification pursuant to this Section 7.04 shall not be payable from the Transferred Assets.
The Servicer will be entitled (except as provided below), if it so elects and upon written notice to the applicable Indemnified Party, to take control of the defense and investigation of a claim for which indemnity has been sought and to employ and engage attorneys of its own choice, reasonably acceptable to such Indemnified Party, to handle and defend the same, at the Servicer’s expense. The Servicer shall not be entitled to assume the defense of claim as to which such Indemnified Party shall have reasonably concluded that there may be a conflict of interest between such Indemnified Party and the Servicer regarding the defense of such claim. Should the Servicer so elect to assume the defense of a claim, the Servicer will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Such Indemnified Party shall be entitled to employ its own counsel at its own expense. Nevertheless, the Servicer shall pay for such Indemnified Party’s own counsel (one firm or counsel retained to defend such claim in respect of all Indemnified Parties) if (1) the Servicer agrees to do the same, (2) such Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Servicer and such Indemnified Party regarding the defense of such action, or (3) the Servicer shall not in fact have employed counsel to assume the defense of the claim.
The Servicer shall obtain the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such claim, if the settlement (i) does not release such Indemnified Party and all officers, directors and employees thereof from all liabilities and obligations with respect to such claim, (ii) imposes injunctive or other equitable relief against such Indemnified Party or any officer, director or employee thereof, (iii) admits any liability in connection therewith or (iv) is not payable in its entirety from funds of Persons other than such Indemnified Party or any officer, director or employee thereof. The Servicer shall not be liable to such Indemnified Party under this Agreement for any amounts paid in settlement of any claim unless the Servicer consents to such settlement.
Each of the Servicer and such Indemnified Party will deliver to the other party, upon request, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any claim, and timely notices of, and the right to participate in (as an observer), any hearing or other court proceeding relating to such claim. Such Indemnified Party will cooperate in all reasonable respects with the Servicer and such attorneys in the investigation, trial and defense of any claim and any related appeal, including by retaining and (upon the Servicer’s written request) providing to the Servicer records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that such Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any claim and any related appeal.
The Servicer’s obligations under this Section 7.04 shall survive the termination of this Agreement, the resignation or removal of the Indenture Trustee or the earlier removal or resignation of the Servicer.

Section 7.05    Resignation of the Servicer. The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under applicable law or (b) upon the assumption, by an agreement supplemental hereto, executed and delivered to the Issuer and the Transferor, in form satisfactory to the Issuer and the Majority Investors, of the obligations and duties of the Servicer hereunder by (i) any of its Affiliates that is a direct or indirect wholly owned subsidiary of the Performance Guarantor, subject to reaffirmation by the Performance Guarantor of the Performance Guaranty with respect to such Successor Servicer, or (ii) with the consent of the Majority Investors, by any other entity that qualifies as an Eligible Servicer. Any determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Issuer, the Indenture Trustee and the Transferor. No resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02. If, as of the date of the determination that the Servicer may no longer act as Servicer under clause (a) above, the Issuer is unable to appoint a Successor Servicer, the Indenture Trustee shall serve as Successor Servicer. Notwithstanding the foregoing, if it is legally unable so to act, the Indenture Trustee shall petition a court of competent jurisdiction to appoint any Eligible Servicer as the Successor Servicer hereunder.
Section 7.06    Access to Certain Documentation and Information Regarding the Receivables. In addition to the access rights provided under Section 3.07(b), the Servicer shall provide to the Issuer and the Indenture Trustee access to the documentation regarding the Lockbox Accounts and the Pool Receivables if the Issuer or the Indenture Trustee is required in connection with the enforcement of the rights of holders of the Notes or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (a) upon reasonable request (but in no event less than five Business Days), (b) during normal business hours, (c) subject to the Servicer’s normal security and confidentiality procedures and (d) at reasonably accessible offices in the continental United States designated by the Servicer. Nothing in this Section 7.06 shall derogate from the obligation of Cartus, CFC, the Transferor, the Issuer, the Indenture Trustee and the Servicer to observe any applicable law prohibiting disclosure of information regarding the Transferred Employees, and the failure of the Servicer to provide access as provided in this Section 7.06 as a result of such obligation shall not constitute a breach of this Section 7.06.
ARTICLE VIII
TERMINATION
Section 8.01    Transfer Termination Events. The following events shall be “Transfer Termination Events”:
(a)The occurrence of an Event of Default or an Amortization Event with respect to all Series of Notes; or
(b)Any representation or warranty made by the Transferor under any of the Transaction Documents shall prove to have been untrue or incorrect in any material respect when made or deemed to have been made, such failure could reasonably be expected to have a Material Adverse Effect with respect to the Transferor or the interest of the Issuer or its assigns in the Transferred Assets and such failure remains unremedied for 30 days; or
(c)The Transferor shall fail to perform or observe, as and when required,
(i)any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party, and such failure shall remain unremedied for: in the case of a failure to maintain its separate corporate existence pursuant to Section 2.05(e), the covenant to segregate Pool Collections pursuant to Section 2.05(f), the covenant to provide records pursuant to Section 7.1(k), the covenant to file financing or continuation statements pursuant to Section 2.01(d) or the negative covenants of the Transferor set forth in Section 2.06, ten days, or any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party, which failure could reasonably be expected to have a Material Adverse Effect with respect to the Transferor or the interest of the Issuer or its assigns in the Transferred Assets, 30 days; or
(d)An Event of Bankruptcy shall have occurred with respect to the
Transferor; or
(e)The Transferor’s representation and warranty in Section 2.02(k) shall not be true at any time with respect to a substantial portion of the Transferred Assets; or
(f)Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with respect to any of the Transferred Assets and such Lien shall not have been released within five days or, if released, proved to the satisfaction of the Rating Agencies or (ii) the PBGC shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the Transferred Assets; or
(g)A CFC Purchase Termination Event or an ARSC Purchase Termination Event shall have occurred; or
(h)This Agreement shall cease to be in full force and effect for any reason other than in accordance with its terms.
If a Transfer Termination Event occurs, the Transferor shall promptly give notice to the Issuer and the Indenture Trustee of such Transfer Termination Event.
Section 8.02    Transfer Termination.
(a)On the Transfer Termination Date, the Transferor shall cease transferring Pool Receivables to the Issuer, provided that any right, title and interest of the Transferor in and to any CFC Designated Receivables arising from any Servicer Advances made thereafter, including any Related Property relating thereto and proceeds thereof, shall continue to be transferred. Notwithstanding any cessation of the transfer to the Issuer of additional Pool Receivables, Pool Receivables transferred to the Issuer prior to the Termination Date and Pool Collections in respect of such Pool Receivables and the related Finance Charges, whenever accrued in respect of such Pool Receivables, shall continue to be property of the Issuer available for pledge by the Issuer under the Indenture.
(b)    Upon the occurrence of a Transfer Termination Event, the Issuer and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a Transfer Termination Event shall not deny to the Issuer or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which the Issuer or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

ARTICLE IX SERVICER DEFAULTS
Section 9.01    Servicer Defaults. If any one of the following events (a “Servicer
Default”) shall occur and be continuing:
(a)any failure on the part of the Servicer to deliver the Receivables Activity Reports required under Section 3.07(c) or the Interim Report required under Section 3.07(d), to make any payment, transfer or deposit, or to give instructions or to give notice to the Issuer or the Indenture Trustee to make such payment, transfer or deposit on or before the date occurring five Business Days after the date such payment, transfer or deposit or such instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement;
(b)(i) failure on the part of the Servicer duly to observe and perform its covenants to give payment instructions to Obligors pursuant to Section 3.05(f); to segregate Pool Collections pursuant to Section 3.05(g), to provide records pursuant to Section 3.07, to file financing or continuation statements provided to it pursuant to Section 3.02, or breach by the Servicer of any of its negative covenants set forth in Section 3.06, which failure or breach continues unremedied for ten calendar days, or (ii) failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement, which failure has a Material Adverse Effect on the rights of the holders of any Series of Notes (determined without giving effect to any third-party credit enhancement) and continues unremedied for a period of 30 days, in each case, after the date on which written notice of such failure, requiring the same to be remedied, has been given to the Servicer by the Issuer, or to the Servicer and the Issuer on behalf of the Majority Investors, or the Servicer shall assign or delegate its duties under this Agreement except as permitted by Sections 3.01(b) and 7.02;
(c)any representation, warranty or certification made by the Servicer in this Agreement or in any other Transaction Document or in any certificate delivered pursuant to this Agreement proves to have been incorrect in any material respect when made, which failure has a Material Adverse Effect on the rights of the holders of any Series of Notes (determined without giving effect to any third-party credit enhancement) and which failure continues unremedied for a period of 30 days after the date on which notice thereof, requiring the same to be remedied, has been given to the Servicer by the Issuer, or to the Servicer and the Issuer on behalf of the Majority Investors; or
(d)an Event of Bankruptcy occurs with respect to the Servicer;
(e)the Performance Guaranty shall cease to be in full force and effect for any reason other than in accordance with its terms;
(f)(i) Failure of the Servicer or the Performance Guarantor to pay any principal and/or interest in respect of any Indebtedness under the ~~Realogy~~Compass Credit Agreement or under any other indenture or agreement governing any Indebtedness the principal amount of which exceeds $25,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument governing such Indebtedness; or (ii) the default by the Servicer or the Performance Guarantor in the performance of any term, provision or condition contained in any agreement described in clause (i) above, or the existence of any event or condition with respect to any Indebtedness arising under any such agreement, if the effect of such default, event or condition is to cause, or permit the holder of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, including without limitation the occurrence of any “Event of Default” under the ~~Realogy~~Compass Credit Agreement; or (iii) any Indebtedness of the Servicer or the Performance Guarantor in a principal amount exceeding $25,000,000 shall be declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a mandatory redemption or prepayment provision) prior to the scheduled date of maturity thereof;
(g)    so long as the Series 2011-1 Notes are Outstanding, the occurrence of an “Amortization Event” pursuant to clause (h), (j), (k), (l), (m), (n), (o) or (p) of Section 6.01 of the Series 2011-1 Supplement, subject to any cure rights set forth in the Series 2011-1 Supplement; or
(h)    the Performance Guarantor shall permit the ~~“Senior Secured~~Total Net Leverage Ratio~~” (as defined in the Specified Realogy Credit Agreement)~~ on the last day of any fiscal quarter to exceed the applicable ratio set forth in Section ~~6.10(c) (or such other section if such ratio is set forth in a different section as a result of an amendment, restatement, supplement or other modification), as applicable, of the Realogy~~7.03(b) of the Compass Credit Agreement ~~(as amended, restated, supplemented or otherwise modified from time to time), subject to the cure rights set forth in Section 8.03 of the Specified Realogy Credit Agreement; provided, however, that if the Realogy Credit Agreement shall be terminated, the applicable ratios shall be those set forth in the then most recent version of the Realogy Credit Agreement;~~as in effect on November 17, 2025 without giving effect to any subsequent amendments (for the avoidance of doubt, for so long as any Series 2011-1 Notes remain Outstanding, this Sectio 9.01(h), including the definitions used herein, shall not be amended, modified, waived or otherwise altered in any respect without the prior written consent of each Managing Agent party to the related Note Purchase Agreement);

then, in the event of any such Servicer Default, so long as the Servicer Default shall not have been remedied the Indenture Trustee may, or at the direction of the Majority Investors, the Indenture Trustee shall, by written notice then given to the Servicer (and to the Indenture Trustee if given by the Majority Investors) (a “Termination Notice”), terminate all or any part of the rights and obligations of the Servicer as Servicer under this Agreement. Notwithstanding the foregoing, a delay in or failure of performance referred to in clause (a), (b) or (c) for a period of 10 Business Days after the applicable grace period shall not constitute a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes not within the Servicer’s control. The preceding sentence does not relieve the Servicer from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement.

After receipt by the Servicer of a Termination Notice, and on the date that a Successor Servicer is appointed by the Indenture Trustee pursuant to Section 9.03, all authority and power of the Servicer under this Agreement (or, in the case of a partial transfer, such authority and power and a proportional portion of the Servicing Fee as is described in the Termination Notice) shall pass to and be vested in the Successor Servicer (a “Service Transfer”); and the Indenture Trustee is hereby authorized and empowered, upon the failure of the Servicer to cooperate, to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer or to perform the obligations of the Servicer under this Agreement. The Servicer agrees to cooperate with the Indenture Trustee and such Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of authority of the Servicer to service the Pool Receivables provided for under this Agreement, including (to the extent transferred) all authority over all Pool Collections that on the date of transfer are held by the Servicer for deposit, or which have been deposited by the Servicer in the Collection Account, or which thereafter are received with respect to the Receivables, and in assisting the Successor Servicer. The Servicer shall within 20 Business Days of such Termination Notice transfer its electronic records relating to the Pool Receivables to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section 9.01 requires the Servicer to disclose to the Successor Servicer information of any kind that the Servicer deems to be confidential, the Successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as the Servicer deems reasonably necessary to protect its interests. The Servicer being terminated (or replaced in part) shall bear all costs of the appointment of a Successor Servicer hereunder, including but not limited to those of the Indenture Trustee reasonably allocable to specific employees and overhead, legal fees and expenses, accounting and financial consulting fees and expenses, and costs of amending the Transaction Documents, if necessary.

Section 9.02    Performance by Issuer. If (i) the Transferor or the Servicer fails to perform any of its agreements or obligations under any Transaction Document to which it is a party and does not remedy such failure within the applicable cure period, if any, and (ii) the Issuer in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the holders of the Notes issued by the Issuer under the Indenture, then the Issuer or its designee shall have the right to perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Issuer or its designee incurred in connection therewith shall be payable by the Servicer as provided in Section 7.04 (if the Servicer has failed to perform its obligations) or by the Transferor as provided in Section 6.04 (if the Transferor has failed to perform its obligations). If the Transferor or the Servicer fails to file at any time any financing statement or continuation statement or amendment thereto or assignment thereof that it is required to file pursuant to this Agreement or any of the other Transaction Documents to which it is a party, the Issuer or its assigns shall have the right to file, and the Transferor and the Servicer hereby authorize the Issuer or its assigns to file, at the expense of the Transferor, such financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the Receivables or the other Transferred Assets now existing or hereafter arising in the name of the Transferor.

Section 9.03    Indenture Trustee To Act; Appointment of Successor.
(a)On and after the receipt by the Servicer of a Termination Notice pursuant to Section 9.01, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by the Indenture Trustee or until a date mutually agreed upon by the Servicer and Indenture Trustee. The Issuer shall select, as promptly as possible after the giving of a Termination Notice, and the Indenture Trustee shall appoint, an Eligible Servicer as a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Issuer. If a Successor Servicer has not been appointed or has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Indenture Trustee without further action automatically shall be appointed the Successor Servicer. Notwithstanding the foregoing, the Issuer shall, if the Indenture Trustee is legally unable so to act, petition at the expense of the Servicer a court of competent jurisdiction to appoint any established institution qualifying as an Eligible Servicer as the Successor Servicer hereunder.
(b)Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. Notwithstanding the foregoing, or anything in this Section 9.03 to the contrary, the Successor Servicer shall have no responsibility or obligation
(i) for any representation or warranty of the predecessor Servicer or any other Successor Servicer hereunder or (ii) for any act or omission of either a predecessor or any other Successor Servicer. The Indenture Trustee may conduct any activity required of it as Servicer hereunder through an Affiliate or through an agent. Neither the Indenture Trustee nor any other Successor Servicer shall be deemed to be in default hereunder due to any act or omission of a predecessor Servicer, including but not limited to failure to timely deliver to the Indenture Trustee any instructions pursuant to Section 4.02, any funds required to be deposited with or transferred to the Indenture Trustee, or any breach of its duty to cooperate with a Service Transfer.
(c)    All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement pursuant to Section 10.01, and shall pass to and be vested in the Transferor, and the Transferor is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Transferor in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Receivables and the other Transferred Assets. The Servicer shall transfer its electronic records relating to the Receivables and the other Transferred Assets to the Transferor or its designee in such electronic form as it may reasonably request and shall transfer all other records, correspondence and documents to it in the manner and at such times as it shall reasonably request.
(d)    Power of Attorney. The Transferor hereby irrevocably appoints the Issuer to act as the Transferor’s attorney-in-fact, with full authority in the place and stead of the Transferor and in the name of the Transferor or otherwise, from time to time after the occurrence and during the continuance of an Unmatured Servicer Default or a Servicer Default or other termination of the Servicer under Section 9.01 or a Transfer Termination Event, to take at the direction of the Issuer any action and to execute any instrument or document that the Issuer may deem necessary to accomplish the purposes of this Agreement including without limitation:
(i)to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Pool Receivable or any other Transferred Asset;
(ii)to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) above;
(iii)to file any claims or take any action or institute any proceedings that the Issuer in its reasonable determination deems necessary or appropriate for the collection of any of the Pool Receivables or any other Transferred Asset or otherwise to enforce the rights of the Issuer and the holders of the Notes issued by the Issuer under the Indenture with respect to any of the Pool Receivables or any other Transferred Asset;
(iv)to perform affirmative obligations of the Transferor under any Transaction Document; and
(v)to enforce the rights and remedies of the Transferor under any Transaction Document.
The Transferor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 9.03(d) is irrevocable and coupled with an interest. The Transferor further agrees that the Issuer may delegate to the Indenture Trustee any of the above-referenced powers to the extent the Issuer, in its sole and absolute discretion, without liability, deems advisable and, upon such delegation, the Indenture Trustee shall, to the extent of any power so delegated, be entitled to exercise the powers herein granted to the Issuer.
Section 9.04    Notification to Holders. Within five Business Days after the Servicer becomes aware of any Servicer Default, the Servicer shall give notice thereof to Cartus, CFC, the Transferor, the Issuer, the Indenture Trustee and any Series Enhancer. Upon any termination or appointment of a Successor Servicer pursuant to this Article IX, the Indenture Trustee shall give prompt notice thereof to the holders of the Notes, Cartus, CFC, the Transferor and the Issuer.
Section 9.05    Marketing Expenses Account.
(a)    If (i) Cartus is the Servicer, and (ii) the “Average Days in Inventory” (as defined below) is more than 120 days, the Issuer will be obligated to establish an account (the “Marketing Expenses Account”) to be established with, and pledged to, the Indenture Trustee and maintain on deposit therein, an amount at least equal to the Required Marketing Expenses Account Amount described below. On any day that the amount on deposit in the Marketing Expenses Account is less than the Required Marketing Expenses Account Amount, the Issuer will be required to deposit an amount into the Marketing Expenses Account equal to such shortfall. On any Distribution Date that the amount on deposit in the Marketing Expenses Account exceeds the Required Marketing Expenses Account Amount, the Issuer will be permitted to withdraw such excess, and any amount so withdrawn shall be transferred to the Collection Account.

(b)    The Indenture Trustee shall, in accordance with the written directions of the Majority Noteholders, withdraw funds from the Marketing Expenses Account (i) if Cartus is the Servicer, to pay for the cost of maintaining and marketing the Homes to the extent that Cartus as Servicer has failed to pay such costs, (ii) to reimburse a successor Servicer for the cost of maintaining and marketing the Homes, but only to the extent such costs were actually incurred, but not paid, by Cartus while acting as the Servicer or to the extent that such costs are attributable to Cartus’ breach of its duties as the Servicer prior to the appointment of a successor Servicer and (iii) to cover the costs of transition of servicing from Cartus to such successor Servicer. Payment of such costs from the Marketing Expenses Account shall not be deemed to be payment by the Servicer and shall not relieve the Servicer from any liability therefor under the other provisions of this Agreement.
Section 9.06    Lockbox Agreements. If a Servicer Default has occurred and is continuing, or to the extent set forth in any Supplement, upon the occurrence of an Amortization Event with respect to any Series of Notes, the Indenture Trustee, as assignee of the Transferor and the Issuer with respect to the Lockboxes, may give Termination Notices to the Lockbox Banks under the Lockbox Agreements in order to terminate the Servicer’s ability to instruct the Lockbox Banks as to the transfers of funds from the Lockbox Accounts and to instruct the Lockbox Banks to follow the directions of the Indenture Trustee as to all such transfers. In the event the Indenture Trustee gives such Termination Notices, all such transfers from the Lockbox Accounts must be made directly to the Collection Account or, to the extent otherwise permitted under the Indenture or an applicable Supplement, to such other accounts established under the Indenture and/or any Supplement for the benefit of the Noteholders.

ARTICLE X
TERMINATION

Section 10.01    Termination. This Agreement and the respective obligations and responsibilities of Cartus, CFC, the Transferor, the Servicer, the Issuer and the Indenture Trustee created hereby shall terminate, except with respect to the duties described in Section 6.03, Section 7.04 and Section 11.06, on the Final Payout Date.
ARTICLE XI MISCELLANEOUS PROVISIONS
Section 11.01    Amendment.
(a)    The provisions of this Agreement may be amended, modified or waived from time to time by the parties hereto, by a written instrument signed by each of them.

Notwithstanding the preceding sentence, this Agreement shall be amended by the parties hereto at the direction of the Transferor without the consent of any of the holders of the Notes issued by the Issuer under the Indenture to add, modify or eliminate such provisions as may be necessary or advisable in order to enable all or a portion of the Transferred Assets to avoid the imposition of state or local income or franchise taxes imposed on the Issuer’s property or its income, provided that (i) the Transferor delivers to the Issuer an Officer’s Certificate to the effect that the proposed amendments meet the requirements set forth in this Section 11.01(a) and (ii) such amendment does not affect the rights, duties or obligations of the Issuer hereunder.
(b)    Promptly after the execution of any such amendment or consent, the Issuer shall furnish notification of the substance of such amendment to each Rating Agency.
Section 11.02    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING
§ 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICT OF LAW PRINCIPLES.
Section 11.03    Notices; Payments. All demands, notices, instructions, directions and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by certified mail, return receipt requested, or sent by facsimile transmission (i) in the case of Cartus or CFC, to the address provided in the Purchase Agreement or the Receivables Purchase Agreement, respectively, (ii) in the case of the Transferor, to ~~40 Apple Ridge~~100 Reserve Road, ~~Suite 4A65,~~ Danbury, ~~Connecticut~~CT 06810 ~~(telecopier no. (203) 749-8886)~~, (iii) in the case of the Servicer, to ~~40 Apple Ridge~~100 Reserve Road, Danbury, ~~Connecticut 06810, Attention: Chief Financial Officer (telecopier~~
~~no. (203) 205-6575)~~CT 06810, (iv) in the case of the Issuer, ~~40 Apple Ridge~~100 Reserve Road, ~~Suite 4C45,~~ Danbury, ~~Connecticut~~CT 06810, Attention: ~~Chief Financial Officer (telecopier no. (203) 205-1335)~~Controller, (v) in the case of the Indenture Trustee, 60 Livingston Ave.,EP-MN-WS3D, St. Paul, Minnesota, Attention: Apple Ridge Funding (telecopierno. (651) 495-8090) and (vi) to any other Person as specified in any Supplement; or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to each other party.
Section 11.04    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of the remaining provisions or of the rights of the parties to the Transaction Documents.

Section 11.05    Further Assurances. The parties hereto agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Issuer or any other party hereto more fully to effect the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to the Receivables and the other Transferred Assets for filing under the provisions of the UCC or other applicable law of any applicable jurisdiction.

Section 11.06    Nonpetition Covenant.
(a)Notwithstanding any prior termination of this Agreement, Cartus, CFC, the Indenture Trustee, the Servicer, the Transferor and any assignee of the Issuer shall not, prior to the date that is one year and one day after the termination of this Agreement with respect to the Issuer, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Issuer.
(b)Notwithstanding any prior termination of this Agreement, Cartus, CFC, the Servicer, the Indenture Trustee, the Issuer and any assignee of the Issuer shall not, prior to the date that is one year and one day after the termination of this Agreement with respect to the Transferor, acquiesce, petition or otherwise invoke or cause the Transferor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Transferor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Transferor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Transferor.
Section 11.07    No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege on the part of any party under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
Section 11.08    Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 11.09    Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the holders of the Notes and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.
Section 11.10    Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 11.11    Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 11.12    Confidentiality. The Issuer and the Transferor each agree to maintain the confidentiality of any information regarding Cartus Corporation, Cartus and ~~Realogy~~Compass obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Issuer or the Transferor may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or the Issuer’s issuance of Notes under the Indenture or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, none of Cartus Corporation, Cartus nor ~~Realogy~~Compass shall have any obligation to disclose to the Issuer or its assignees and assigns any personal and confidential information relating to a Transferred Employee.
Section 11.13    Costs, Expenses and Taxes. In addition to the obligations of the Transferor under Article VI, the Transferor agrees to pay on demand:
(a)all reasonable costs and expenses incurred by the Issuer and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Transferor’s books and records prior to the execution and delivery hereof, and
(b)all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each ARSC Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.
Section 11.14    Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 80 STATE STREET, ALBANY, NEW YORK 12207, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A

COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.03. NOTHING IN THIS SECTION 11.14 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
Section 11.15    Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 11.16    Acknowledgment and Consent.
The Transferor acknowledges that, from time to time prior to the Termination Date, the Issuer intends to pledge the Transferred Assets to the Indenture Trustee pursuant to the Indenture. The Transferor acknowledges and agrees to each such pledge by the Issuer and consents to the assignment by the Issuer of all or any portion of its right, title and interest in, to and under the Transferred Assets, this Agreement and the other Transaction Documents and all of the Issuer’s rights, remedies, powers and privileges and all claims of the Issuer against the Transferor under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of the Issuer at any time to enforce this Agreement against the Transferor and the obligations of the Transferor hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Transferor thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by the Issuer’s successors ands assigns to the same extent as the Issuer may do.

Section 11.17    No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent or of partnership or of joint venture.
Section 11.18 Conversion. Notwithstanding any covenants in this Agreement requiring Cartus, CFC or ARSC to maintain its “corporate existence”, such entity shall be allowed to effect a Conversion subject to the conditions that:
(a)(x) the Person formed by such Conversion (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement in form and substance satisfactory to the applicable transferee and its assignees, performance of every covenant and obligation of such Person under the Transaction Documents to which such Person is a party and (z) such Surviving Entity delivers to the other parties hereto an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the parties hereto may reasonably request;
(b)all actions necessary to maintain the perfection of the security interests or ownership interests created by such Person under the Transaction Documents to which such Person is a party in connection with such Conversion shall have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the parties hereto;
(c)so long as such Person is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such Conversion;
(d)in the case of a Conversion of CFC or ARSC, (x) the organizational documents of any Surviving Entity with respect to CFC or ARSC shall contain limitations on its business activities and requirements for independent directors or managers substantially equivalent to those set forth in its current organizational documents, and (y) Orrick Herrington & Sutcliffe shall have delivered an opinion of counsel reasonably satisfactory to the other parties hereto that such Conversion will not, in and of itself, alter the conclusions set forth in its opinions previously issued in connection with the Transaction Documents with respect to true sale matters, substantive consolidation matters and bankruptcy issues relating to “home sale proceeds” (to the extent such opinions relate to such Person); and
(e)each party hereto shall have received such other documents as such party may reasonably request.
In connection with any such Conversion and the resulting change in name of such entity, Cartus, CFC and/or ARSC, as applicable, shall be required to comply with the name change covenants in the Transaction Documents, except that to the extent 30 days prior written notice of the name change is required, such notice period shall be reduced to five Business Days.

From and after any such Conversion effected in compliance with the above conditions, (a) all references in the Transaction Documents to any Person which has altered its corporate structure to become a limited liability company shall be deemed to be references to the Surviving Entity as successor to such Person, (b) all representations, warranties and covenants in the Transaction Documents which state that any of Cartus, CFC or ARSC is or is required to be a corporation shall be deemed to permit and require the Surviving Entity to be a limited liability company, (c) all references to such Person’s certificate of incorporation, other organizational documents, capital stock, corporate action or other matters relating to its corporate form will be deemed to be references to the organizational documents and analogous matters relating to limited liability companies, (d) all references to such Person’s directors or independent directors will be deemed to be references to the Surviving Entity’s directors, independent directors, managers or independent managers, as the case may be and (e) no representation, warranty or covenant in any Transaction Document shall be deemed to be breached or violated solely as a result of the fact that the Surviving Entity in any Conversion may be disregarded as a separate entity for state, local or federal income tax purposes.

IN WITNESS WHEREOF, the Transferor, Cartus, CFC, the Servicer, the Indenture Trustee and the Issuer have caused this Transfer and Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.
APPLE RIDGE SERVICES CORPORATION,
as Transferor,

By:
Name:
Title:

CARTUS CORPORATION,
as originator and Servicer,

By:
Name:
Title:

CARTUS FINANCIAL CORPORATION,
as originator,

By:
Name:
Title:

APPLE RIDGE FUNDING LLC,
as transferee,

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee,

By:
Name:
Title:
[Signature page to Transfer and Servicing Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officer or representatives as of the day first set forth above.

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Indenture Trustee

By:
Title:

APPLE RIDGE FUNDING LLC,

By:
Title:

CARTUS CORPORATION,
as Servicer

By:
Title:

THE BANK OF NEW YORK MELLON,
as the Depository Bank

By: Title:

ACTIVE 282155781v.2

Exhibit D

Marked Purchase Agreement

[Attached]

ARTICLE I DEFINITIONS

ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.1    Sale and Purchase    1
Section 2.2    Purchases    3
Section 2.3    No Assumption    3
Section 2.4    No Recourse    3
Section 2.5    True Sales    4
Section 2.6    Servicing of Cartus Purchased Assets    4
Section 2.7    Financing Statements    4

ARTICLE III CALCULATION OF CFC PURCHASE PRICE
Section 3.1    Calculation of the CFC Purchase Price    4

ARTICLE IV
PAYMENT OF CFC PURCHASE PRICE
Section 4.1 CFC Purchase Price Payments 5
Section 4.2 The CFC Subordinated Note 6
Section 4.3 Originator Adjustments 6
Section 4.4 Payments and Computations, Etc. 7

ARTICLE V
CONDITIONS PRECEDENT
Section 5.1 Conditions Precedent to Sales and Purchases 7
Section 5.2 Conditions Precedent to CFC Subordinated Loans 7

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Originator 8
Section 6.2 Representations and Warranties of the Buyer 13

ARTICLE VII
GENERAL COVENANTS

Section 7.1 Affirmative Covenants of the Originator 14
Section 7.2 Reporting Requirements 17
Section 7.3 Negative Covenants of the Originator 19
Section 7.4 Affirmative Covenants of the Buyer 21

ARTICLE VIII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE CARTUS PURCHASED ASSETS

Section 8.1 Rights of the Buyer 23
Section 8.2 Responsibilities of the Originator 23
Section 8.3 Further Action Evidencing Purchases 24
Section 8.4 Cartus Collections; Rights of the Buyer and its Assignees 25

ARTICLE IX
TERMINATION

Section 9.1 CFC Purchase Termination Events 25
Section 9.2 Purchase Termination 27

ARTICLE X
INDEMNIFICATION; SECURITY INTEREST

Section 10.1 Indemnities by the Originator 27
Section 10.2 Security Interest 29

ARTICLE XI
MISCELLANEOUS

Section 11.1 Amendments; Waivers, Etc. 29
Section 11.2 Notices, Etc. 30
Section 11.3 Cumulative Remedies 30
Section 11.4 Binding Effect; Assignability; Survival of Provisions 30
Section 11.5 Governing Law 30
Section 11.6 Costs, Expenses and Taxes 30
Section 11.7 Submission to Jurisdiction 31
Section 11.8 Waiver of Jury Trial 32
Section 11.9 Integration 32
Section 11.10 Captions and Cross References 32
Section 11.11 Execution in Counterparts 32
Section 11.12 Acknowledgment and Consent 32
Section 11.13 No Partnership or Joint Venture 33
Section 11.14 No Proceedings 33
Section 11.15 Severability of Provisions 33
Section 11.16 Recourse to the Buyer 33
Section 11.17 Confidentiality 33
Section 11.18 Conversion 34

APPENDIX
APPENDIX A    Definitions
SCHEDULES

SCHEDULE 2.1    List of Pool Relocation Management Agreements
SCHEDULE 6.1(n)    Principal Place of Business and Chief Executive Office of the Originator and List of Offices Where the Originator Keeps Cartus Records
SCHEDULE 6.1(s)    List of Legal Names for Cartus Corporation
SCHEDULE 11.2    Notice Addresses

EXHIBITS

EXHIBIT 2.1    Form of Notice of Additional Pool Relocation Management Agreements
EXHIBIT 4.2    Form of CFC Subordinated Note
EXHIBIT 6.1(u)    Credit and Collection Policy
EXHIBIT 7.3(j)    Form of Acknowledgment Letter
EXHIBIT C    Forms of Relocation Management Agreements

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”) dated as of April 25, 2000 made by and between CARTUS CORPORATION, a Delaware corporation, as originator (the “Originator”) and Cartus Financial Corporation, a Delaware corporation, as buyer (the “Buyer”).
WHEREAS, the Originator wishes to sell Receivables and Related Assets that it now owns and Receivables and Related Assets that it from time to time hereafter will own to the Buyer, and the Buyer is willing to purchase such Receivables and Related Assets from the Originator from time to time, on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, the Buyer intends to transfer the Cartus Purchased Assets, together with additional Receivables and Related Assets that the Buyer from time to time hereafter will own, to Apple Ridge Services Corporation (“ARSC”) from and after the Closing Date pursuant to the terms of the Receivables Purchase Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS
Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Part A of Appendix A. In addition, this Agreement shall be interpreted in accordance with the conventions set forth in Parts B, C and D of Appendix A.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1    Sale and Purchase.
(a)Agreement. Upon the terms and subject to the conditions hereof, the Buyer agrees to buy, and the Originator agrees to sell, all of the Originator’s right, title and interest in and to the following:
(i)all Receivables owned by the Originator at the close of business on the Business Day preceding the Closing Date or thereafter created and arising (collectively, the “Originator Receivables”);

(ii)all Related Property with respect to the Originator Receivables (collectively, the “Originator Related Property”);
(iii)all Cartus Collections;
(iv)all proceeds of and earnings on any of the foregoing; and
(v)all of the right, title and interest, if any, Cartus has in, to or under the CFC Designated Receivables, including all Related Property with respect thereto, rights, if any, to reimbursement of, or interest on, such CFC Designated Receivables and all proceeds thereof;
it being understood and agreed that the Originator does not hereby sell, transfer or convey any of its right, title or interest in any Excluded Assets or Excluded Contracts.
The items listed above in clauses (ii), (iii) and (iv), whenever and wherever arising, are collectively referred to herein as the “Originator Related Assets.” The Originator Receivables and the Originator Related Assets are sometimes collectively referred to herein as the “Originator Assets.”
It is the intent of the parties hereto that Cartus not have any right, title, or interest in, to, or under the CFC Designated Receivables or the other property listed in clause (v) above, and such CFC Designated Receivables and other property is included in the property being sold hereunder solely in case it should be determined, contrary to the intent of the parties hereto, that Cartus does have any right, title, or interest in the CFC Designated Receivables or the other property listed in clause (v) above.
As used herein, “Cartus Receivables” means Originator Receivables that are being Purchased or have been Purchased by the Buyer hereunder; “Cartus Related Property” means Originator Related Property that is being Purchased or has been Purchased by the Buyer hereunder; “Cartus Related Assets” means Originator Related Assets that are being Purchased or have been Purchased by the Buyer hereunder; and “Cartus Purchased Assets” means Originator Assets that are being Purchased or have been Purchased by the Buyer hereunder.
Schedule 2.1 sets forth a list of all Relocation Management Agreements subject to this Agreement (each, a “Pool Relocation Management Agreement”) as of the Closing Date. Each new Relocation Management Agreement that is not an Excluded Contract and that is entered into by the Originator during any month shall be added to the Pool Relocation Management Agreements either on or after the last day of such month or, if applicable, on the date of any interim servicing report by delivering a written notice in the form of Exhibit 2.1 to the Buyer or its designee, whereupon Schedule 2.1 shall be amended by the Originator to add such new Relocation Management Agreement to the list of Pool Relocation Management Agreements set forth therein. A copy of such Exhibit 2.1 appended to the Receivables Activity Report for such month, upon delivery to the Indenture Trustee, shall be sufficient evidence of inclusion. On or prior to the date of the delivery of any such notice, the Originator shall indicate, or cause to be indicated, in its computer files, books and records that the Cartus Receivables and other Cartus Purchased Assets then existing and thereafter created pursuant to or in connection with each such Pool Relocation Management Agreement are being transferred to the Buyer pursuant to this Agreement.

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(b)Treatment of Certain Receivables and Related Assets. It is expressly understood that (i) each Cartus Receivable sold to the Buyer hereunder, together with all Cartus Related Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of the Buyer (or its assignees), without the necessity of any further purchase or other action by the Buyer (other than satisfaction of the conditions set forth herein) and (ii) the change of a Receivable’s status from that of Unsold Home Receivable to Unbilled Receivable or from Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Receivable for any purpose.
Section 2.2 Purchases. On the Closing Date, the Buyer shall purchase all of the Originator’s right, title and interest in and to all Originator Assets and any property described in clause (v) of Section 2.1(a) existing as of the close of business on the immediately preceding Business Day. On each Business Day thereafter until the Termination Date, the Buyer shall purchase all of the Originator’s right, title and interest in and to all Originator Assets and any property described in clause (v) of Section 2.1(a) existing as of the close of business on the immediately preceding Business Day that were not previously purchased by the Buyer hereunder. Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Originator or the Buyer prior to the Termination Date, the Originator shall not sell, and the Buyer shall not buy, any Originator Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.
Section 2.3 No Assumption. The sales and Purchases of Cartus Purchased Assets do not constitute and are not intended to result in a creation or an assumption by the Buyer or its successors and assigns of any obligation of the Originator or any other Person in connection with the Cartus Purchased Assets (other than any such obligations as may arise from the ownership of Cartus Receivables) or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Servicer, the Buyer or the Buyer’s assignees shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of the Originator (including without limitation any obligation to perform any of the obligations of the Originator under any Relocation Management Agreement, Cartus Home Purchase Contract, Cartus Related Property or any other agreement), except such obligations as may arise from the ownership of the Cartus Receivables. Except as expressly provided in Section 3.05(k) of the Transfer and Servicing Agreement, no such obligation or liability to any Obligor, Transferred Employee or other customer or client of the Originator is intended to be assumed by the Servicer or its successors and assigns hereunder or under the Transfer and Servicing Agreement, and any such assumption is expressly disclaimed.
Section 2.4 No Recourse. Except as specifically provided in this Agreement, the sale and Purchase of the Cartus Purchased Assets and any interest of Cartus in and to the CFC Designated Receivables and other property described in clause (v) of Section 2.1(a) under this Agreement shall be without recourse to the Originator; provided, however, that the Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by it pursuant to the terms of this Agreement (it being understood that such obligations of the Originator will not arise solely on account of the credit-related inability of an Obligor to pay a Receivable).

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Section 2.5 True Sales. The Originator and the Buyer intend the transfers of Cartus Purchased Assets hereunder to be true sales by the Originator to the Buyer that are absolute and irrevocable and to provide the Buyer with the full benefits of ownership of the Cartus Purchased Assets, and neither the Originator nor the Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Buyer to the Originator, secured by the Cartus Purchased Assets.
Section 2.6 Servicing of Cartus Purchased Assets. Consistent with the Buyer’s ownership of all Cartus Purchased Assets and subject to the terms of the Pool Relocation Management Agreements, as between the parties to this Agreement, the Buyer shall have the sole right to service, administer and collect all Cartus Purchased Assets, to assign such right and to delegate such right to others. In consideration of the Buyer’s purchase of the Cartus Purchased Assets and as more fully set forth in Section 11.12, the Originator hereby acknowledges and agrees that the Buyer intends to assign for the benefit of ARSC and its successors and assigns the rights and interests granted by the Originator to the Buyer hereunder, and agrees to cooperate fully with the Issuer and its successors and assigns in the exercise of such rights.
Section 2.7 Financing Statements. In connection with the transfer described above, the Originator agrees, at its expense, to record and file financing statements (and continuation statements when applicable) with respect to the Cartus Purchased Assets conveyed by the Originator meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the Cartus Purchased Assets to the Buyer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to the Buyer as soon as practicable after the Closing Date; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Cartus Home to an Ultimate Buyer, record title to such Cartus Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Cartus Home Purchase Contract or Cartus Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement.

ARTICLE III

CALCULATION OF CFC PURCHASE PRICE

Section 3.1    Calculation of the CFC Purchase Price.
(a)Intentionally Omitted
(b)    With respect to the Purchase of any Cartus Purchased Assets by the Buyer from the Originator pursuant to Article II, (i) on the Closing Date, the Buyer shall pay to the Originator a purchase price equal to $654,199,874,□and (ii) thereafter the Buyer shall pay to the Originator, as provided in Section 4.1, a purchase price (each such purchase price, the “CFC Purchase Price”) in an amount that the Originator and the Buyer mutually agree is the fair market value of such Cartus Purchased Assets. The sale of the property described in clause (v) of Section

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2.1(a) is in consideration of CFC funding the CFC Designated Receivables or the obligation of the Issuer to reimburse the Servicer for advances in respect to such CFC Designated Receivables.

ARTICLE IV

PAYMENT OF CFC PURCHASE PRICE

Section 4.1    CFC Purchase Price Payments. On the terms and subject to the conditions of this Agreement, the Buyer shall pay to the Originator on the Closing Date the CFC Purchase Price for the Cartus Purchased Assets sold on such date, by paying such CFC Purchase Price to the Originator in cash. On each other Business Day in each Monthly Period, on the terms and subject to the conditions of this Agreement, the Buyer shall pay to the Originator in cash an amount mutually agreed upon by the Originator and the Buyer on account of the CFC Purchase Price for the Cartus Purchased Assets purchased by the Buyer during such Monthly Period. Within seven Business Days after the end of each Monthly Period, the Originator shall deliver to the Buyer an accounting with respect to all Purchases of Cartus Purchased Assets that were made during such Monthly Period and the aggregate CFC Purchase Price for all the Cartus Purchased Assets that were purchased by the Buyer during such Monthly Period. If the payments on account of the CFC Purchase Price for such Monthly Period exceed the aggregate CFC Purchase Price set forth in such report minus the aggregate Originator Adjustments for such Monthly Period calculated pursuant to Section 4.3(c), then the Originator shall promptly pay such excess to the Buyer in cash and if the payments on account of the CFC Purchase Price for such Monthly Period are less than the aggregate CFC Purchase Price set forth in such report minus the aggregate Originator Adjustments for such Monthly Period calculated pursuant to Section 4.3(c), then the Buyer shall promptly pay such deficiency to the Originator in cash. The parties recognize and agree that in order to avoid a multiplicity of wires, and the related bank charges, and to simplify the administration of payments, (i) pursuant to the Receivables Purchase Agreement, the Buyer has instructed ARSC to pay to Cartus as the Originator all amounts owing by ARSC to the Buyer on account of the purchase price under the Receivables Purchase Agreement, to the extent necessary to satisfy the obligations of the Buyer to pay the CFC Purchase Price to Cartus as the Originator hereunder, (ii) pursuant to the Transfer and Servicing Agreement, ARSC has instructed the Issuer to pay to the Buyer or its assignee all amounts owing by the Issuer to ARSC on account of the purchase price under the Transfer and Servicing Agreement to the extent necessary to satisfy the obligations of ARSC to pay the purchase price to the Buyer as required by the Receivables Purchase Agreement, and (iii) the result of the foregoing provisions is that the Issuer will make payments directly to Cartus as the Originator, which payments shall constitute payment from the Issuer to ARSC, from ARSC to the Buyer, and from the Buyer to Cartus as the Originator, and the obligations of the Buyer under this Section 4.1 shall be satisfied to the extent of such payments received by Cartus as the Originator.

Section 4.2 The CFC Subordinated Note. On the Closing Date, the Buyer shall deliver to the Originator the CFC Subordinated Note in the form set forth as Exhibit 4.2. Subject to the limitations set forth in the CFC Subordinated Note, the Originator irrevocably agrees to make each advance (each, a “CFC Subordinated Loan”) requested by the Buyer on or prior to the Termination Date for the sole purposes of acquiring CFC Homes pursuant to CFC Home

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Purchase Contracts (including the making of Equity Payments), making Mortgage Payoffs and Mortgage Payments with respect to CFC Homes and making Seller Adjustments under the Receivables Purchase Agreement. No advance shall be made under the CFC Subordinated Note on any date if the aggregate principal amount outstanding thereunder on such date, after giving effect to such advance, would exceed an amount equal to five times the net worth of the Buyer (such maximum amount required to be advanced at any time, the “CFC Subordinated Note Cap”). The CFC Subordinated Loans shall be evidenced by, and shall be payable as provided in, the CFC Subordinated Note. Notwithstanding any other provision of this Agreement, under no circumstances shall funds borrowed under the CFC Subordinated Note be used for the purpose of paying the CFC Purchase Price for the Cartus Purchased Assets.
Section 4.3    Originator Adjustments.
(a)With respect to any Cartus Receivable purchased by the Buyer from the Originator, if on any day the Buyer (or its assigns), the Servicer or the Originator determines that (i) such Cartus Receivable (A) was not identified by the Originator in the Daily Originator Report as other than an Eligible Receivable on the Business Day such Cartus Receivable was sold hereunder or (B) was otherwise treated as or represented to be an Eligible Receivable in any Receivables Activity Report, but was not in fact an Eligible Receivable on such date or (ii) any of the representations or warranties set forth in Section 6.1(d) or 6.1(k) was not true when made with respect to such Cartus Receivable or the related Cartus Related Assets (each such Cartus Receivable described in clause (i) or clause (ii), a “Cartus Noncomplying Asset”), then the Originator shall pay the aggregate Unpaid Balance of such Cartus Receivables (such payment, a “Cartus Noncomplying Asset Adjustment”) to the Buyer in accordance with Section 4.3(c).
(b)If on any day the Unpaid Balance of any Cartus Receivable (i) is reduced as a result of any cash discount or any adjustment by the Originator or any Affiliate of the Originator (other than the Buyer, ARSC or the Issuer), (ii) is subject to reduction on account of any offsetting account payable of the Originator to an Obligor or is reduced or cancelled as a result of a set-off in respect of any claim by, or defense or credit of, the related Obligor against the Originator or any Affiliate of the Originator (other than the Buyer, ARSC or the Issuer) (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iii) is reduced on account of the obligation of the Originator to pay to the related Obligor any rebate or refund (each of the reductions and cancellations described above in clauses (i) through (iii), an “Originator Dilution Adjustment”), then the Originator shall pay such Originator Dilution Adjustment to the Buyer in accordance with Section 4.3(c).
(c)Within seven Business Days after the end of each Monthly Period, the Originator shall pay to the Buyer, in accordance with Section 4.4 and as provided in Section 4.1, an amount (an “Originator Adjustment”) equal to the sum of (A) the aggregate Originator Dilution Adjustments, if any, owing on account of each day during such Monthly Period plus (B) the aggregate Cartus Noncomplying Asset Adjustments, if any, owing on account of each day during such Monthly Period. The Cartus Receivables that gave rise to any Originator Dilution Adjustment and any related Cartus Related Assets shall remain the property of the Buyer. From and after the day on which any Cartus Noncomplying Asset Adjustment is made, any collections received by the Buyer that are identified as proceeds of the Receivables that

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gave rise to such Cartus Noncomplying Asset Adjustment and any Related Property with respect to such Receivable shall be promptly returned to the Originator.
Section 4.4 Payments and Computations, Etc. All amounts to be paid by the Originator to the Buyer hereunder shall be paid in accordance with the terms hereof no later than 11:00 a.m. (New York time) on the day when due in United States dollars in immediately available funds to an account specified in writing from time to time by the Buyer or its designee. Payments received by the Buyer after such time shall be deemed to have been received on the next Business Day. If any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. The Originator shall pay to the Buyer, on demand, interest on all amounts not paid when due hereunder at a rate equal to the Prime Rate plus 2% per annum; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day). All payments made under this Agreement shall be made without set-off or counterclaim.

ARTICLE V CONDITIONS PRECEDENT
Section 5.1 Conditions Precedent to Sales and Purchases. No Purchase of Cartus Purchased Assets shall be made hereunder on any date on which the Buyer does not have sufficient funds available to pay the CFC Purchase Price in cash.
Section 5.2 Conditions Precedent to CFC Subordinated Loans. The Originator’s obligation to make each CFC Subordinated Loan under this Agreement shall be subject to the conditions precedent that on the date of such CFC Subordinated Loan:
(a)the CFC Subordinated Note shall have been duly executed and delivered by the Buyer and shall be in full force and effect;
(b)no Event of Bankruptcy shall have occurred and be continuing with respect to the Buyer; and
(c)after giving effect to such CFC Subordinated Loan, the aggregate outstanding principal amount of the CFC Subordinated Note shall not exceed the CFC Subordinated Note Cap.

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ARTICLE VI REPRESENTATIONS AND WARRANTIES
Section 6.1 Representations and Warranties of the Originator. In order to induce the Buyer to enter into this Agreement and to make Purchases hereunder, the Originator hereby makes the representations and warranties set forth in this Section 6.1, in each case as of the date hereof, as of the Closing Date, as of the date of each Purchase hereunder and as of any other date specified in such representation and warranty.
(a)Organization and Good Standing. The Originator is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Originator had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the Cartus Purchased Assets.
(b)Due Qualification. The Originator is duly qualified to do business, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect.
(c)Power and Authority: Due Authorization. The Originator (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement, the Contracts and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement, the Contracts and the other Transaction Documents to which it is a party and (C) to sell and assign the Cartus Purchased Assets transferred hereunder on and after such date, on the terms and subject to the conditions herein and therein provided and
(ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement, the Contracts and the other Transaction Documents to which it is a party.
(d)Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, set-over and conveyance to the Buyer of all of the Originator’s right, title and interest in, to and under the Cartus Receivables transferred hereunder on such date, which is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Originator, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Originator is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Originator, enforceable against the Originator in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by

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general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The Originator has no right, title or interest in or to any CFC Home, CFC Home Purchase Contract or any Receivable created or arising under any CFC Home Purchase Contract.
(e)No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Originator, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Originator or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Originator is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the Cartus Purchased Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Originator or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Originator, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Originator threatened, against the Originator before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any Cartus Purchased Asset by the Originator to the Buyer, the creation of a material amount of Cartus Receivables or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Originator, would materially and adversely affect the performance by the Originator of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Originator in connection with the conveyance of the Cartus Purchased Assets transferred hereunder on and after such date, or the due execution, delivery and performance by the Originator of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement or any other Transaction Documents to which it is a party have been obtained or made and are in full force and effect and (ii) all filings with any Governmental

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Authority that are required to be obtained in connection with such conveyance and the execution and delivery by the Originator of this Agreement have been made; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement.
(h)    Margin Regulations. The Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The Originator has not taken and will not take any action to cause the use of proceeds of the sales hereunder to violate said Regulations T, U or X.
(i)    Taxes. The Originator has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect.
(j)    Solvency. After giving effect to the conveyance of Cartus Purchased Assets hereunder on such date, the Originator is solvent and able to pay its debts as they come due and has adequate capital to conduct its business as presently conducted.
(k)    Quality of Title/Valid Transfers.
(i)Immediately before the Purchase to be made by the Buyer hereunder on such date, each Cartus Purchased Asset to be sold to the Buyer shall be owned by the Originator free and clear of any Lien (other than any Permitted Lien), and the Originator shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of the Buyer and its successors and assigns in such Cartus Purchased Assets against all creditors of, and purchasers from, the Originator (subject to Permitted Exceptions).
(ii)With respect to each Cartus Receivable transferred hereunder on such date, the Buyer shall acquire a valid and (subject to Permitted Exceptions) perfected ownership interest in such Cartus Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).
(iii)    Immediately prior to the sale of a Cartus Purchased Asset hereunder on such date, no effective financing statement or other instrument similar in effect that covers all or part of any Cartus Purchased Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of the Originator in

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accordance with the Pool Relocation Management Agreements, (B) in favor of the Buyer pursuant to this Agreement, (C) in favor of the Buyer’s successors and assigns pursuant to the Receivables Purchase Agreement, the Transfer and Servicing Agreement or the Indenture or otherwise filed by or at the direction of the Buyer’s successors and assigns or (D) to evidence any Mortgage on a Cartus Home created by a Transferred Employee.
(iv)    The CFC Purchase Price constitutes reasonably equivalent value for the Cartus Purchased Assets conveyed in consideration therefor on such date, and no purchase of an interest in such Cartus Purchased Assets by the Buyer from the Originator constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.
(l)    Eligible Receivables. Each Cartus Receivable included in the Cartus Purchased Assets transferred hereunder on such date, unless otherwise identified to the Buyer and its assignees by the Originator in the related Daily Originator Report, is an Eligible Receivable on such date.
(m)    Accuracy of Information. All written information furnished by the Originator to the Buyer or its successors and assigns pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the Cartus Purchased Assets transferred hereunder on such date is true and correct in all material respects on such date.
(n)    Offices. The principal place of business and chief executive office of the Originator is located, and the offices where the Originator keeps all Cartus Records (and all original documents relating thereto) are located, at the addresses specified in Schedule 6.1(n), except that (i) Home Deeds and related documents necessary to close Cartus Home sale transactions, including powers of attorney, may be held by local attorneys or escrow agents acting on behalf of the Originator in connection with the sale of Cartus Homes to Ultimate Buyers, so long as such local attorneys are notified of the interest of the Buyer and the Buyer’s assignees therein and (ii) Cartus Records relating to any Pool Relocation Management Agreement and the Receivables arising thereunder or in connection therewith may be maintained at the offices of the related Employer.
(o)    Payment Instructions to Obligors. The Originator has instructed (i) all Obligors to remit all payments on the Cartus Purchased Assets directly to one of the Lockboxes or Lockbox Accounts, (ii) all Lockbox Banks to deposit all Cartus Collections remitted to a Lockbox directly to the related Lockbox Account and (iii) all Persons receiving Cartus Home Sale Proceeds to deposit such Cartus Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after receipt, except to the extent a longer escrow period is required under applicable law, in which case such Cartus Home Sale Proceeds shall be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period.
(p)    Investment Company Act. The Originator is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act.

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(q)    Accounting for Certain Assets. (i) If the Cartus Receivables sold on such date hereunder had not been sold to the Buyer hereunder, and if interests therein had not been transferred by the Buyer in accordance with the Transaction Documents, all Cartus Receivables would have been and at all times would be represented in the financial statements and records of the Originator as accounts receivable or amounts owed from Obligors in accordance with GAAP consistently applied by the Originator and (ii) in accordance with GAAP consistently applied, upon the sale of any Cartus Home to an Ultimate Buyer, any such obligation relating to any Equity Payment, Mortgage Payoff or Mortgage Payment with respect to such Cartus Home would be reduced by the amount of the cash proceeds of the sale of such Cartus Home (in some cases, net of certain Direct Expenses relating to such Cartus Home).
(r)    ERISA. Each Plan is in compliance with all applicable material provisions of ERISA, and the Originator or the relevant ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service that each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Originator nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA with respect to any Plan that could give rise to a lien in favor of the PBGC other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability within the meaning of Section 4201 of ERISA, (iii) is subject to any lien under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings.
(s)    Legal Names. Except as described in Schedule 6.1(s), since January 1, 1995, the Originator (i) has not been known by any legal name other than its corporate name as of the date hereof, except as otherwise permitted pursuant to Section 7.3(d), (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.
(t)    Compliance with Applicable Laws. The Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect.
(u)    Credit and Collection Policy. The copy of the Credit and Collection Policy of the Originator attached as Exhibit 6.1(u) to this Agreement is a true and complete copy thereof. As of the date each Cartus Purchased Asset is transferred hereunder, the Originator has complied in all applicable material respects with the Credit and Collection Policy with respect to such Cartus Purchased Asset transferred on such date and the related Contract. There has been no change to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectibility of any material portion of the Cartus Receivables or other Cartus Purchased Assets or to decrease the credit quality of any newly created Cartus Receivables or other Cartus Purchased Assets.

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(v)    Environmental. On such date, to the best knowledge of the Originator, (i) there are no (A) pending or threatened claims, complaints, notices or requests for information received by the Originator with respect to any alleged violation of any Environmental Law in connection with any Cartus Home relating to any Cartus Receivable transferred hereunder on such date or (B) pending or threatened claims, complaints, notices or requests for information received by the Originator regarding potential liability under any Environmental Law in connection with any Cartus Home relating to any Cartus Receivable transferred hereunder on such date and (ii) the Originator is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, if any, that are required to be held by it under applicable law in connection with any Cartus Homes relating to any Cartus Receivable transferred hereunder on such date, other than those that, in the case of either clause (i) or (ii), singly or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
(w)    Pool Relocation Management Agreements. The Pool Relocation Management Agreements include all Relocation Management Agreements to which the Originator is a party except for Excluded Contracts.
(x)    Indebtedness for Borrowed Money. As of the Closing Date, the Originator has no Indebtedness for Borrowed Money.
(y)    OFAC and Sanctions Laws. Unless OFAC has provided to the Originator or any Affiliate a general or specific license authorizing the performance of certain categories of transactions and the Originator or such Affiliate has provided prior notice of such license to the Administrative Agent, neither the Originator nor any Affiliate of the Originator has any portion of its assets in Sanctioned Countries or derives any portion of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries and no proceeds of the sales hereunder have been or will be used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. Neither the Originator nor any Affiliate of the Originator is a Sanctioned Person.
Section 6.2 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that this Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the Buyer’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to the Buyer or any agreement to which the Buyer is a party and (c) all of the outstanding capital stock of the Buyer is directly or indirectly owned by the Originator, and all such capital stock is fully paid and nonassessable.

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ARTICLE VII GENERAL COVENANTS
Section 7.1 Affirmative Covenants of the Originator. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator hereby agrees that it will perform the covenants and agreements set forth in this Section 7.1.
(a)Compliance with Laws, Etc. The Originator will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the Cartus Receivables, Cartus Home Purchase Contracts, Cartus Related Assets and all Environmental Laws affecting any Cartus Home), in each case to the extent that any such failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)Preservation of Corporate Existence. The Originator (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation (other than any change in corporate status by reason of a merger or consolidation permitted by Section 7.3(c)) and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect.
(c)Keeping of Records and Books of Account. The Originator will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Cartus Purchased Assets in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of the Buyer, for the collection of all amounts due under any or all Cartus Purchased Assets. Upon the reasonable request of the Buyer or its assignees made at any time after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default, the Originator will deliver copies of all Cartus Records maintained pursuant to this Section 7.1(c) to the Buyer or its designee. The Originator will maintain at all times accurate and complete books, records and accounts relating to the Cartus Purchased Assets and all Cartus Collections, in which timely entries will be made. The Originator’s master data processing records will be marked to indicate the sales of all Cartus Purchased Assets to the Buyer hereunder and will include without limitation all payments received and all credits and extensions granted with respect to the Cartus Purchased Assets.
(d)Location of Records and Offices. The Originator will keep its principal place of business and chief executive office and the offices where it keeps all Cartus Records (and all original documents relating thereto other than those Cartus Records that are maintained with local attorneys or escrow agents or at the offices of the relevant Employer as described in
Section 6.1(n)) at the addresses specified in Schedule 6.1(n) or, upon not less than 30 days’ prior written notice given by the Originator to the Buyer and its assignees, at such other locations in jurisdictions in the United States of America where all action required by Section 8.3 has been taken and completed.

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(e)Separate Corporate Existence of the Buyer. The Originator hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance on the Buyer’s identity as a legal entity separate from the Originator and the other Cartus Persons. From and after the date hereof until the Final Payout Date, the Originator will, and will cause each other Cartus Person to, take such actions on the part of the Originator or such Cartus Person as shall be required in order that:
(i)The Buyer’s operating expenses will not be paid by any Cartus Person, except that certain organizational expenses of the Buyer and expenses relating to creation and initial implementation of the Transaction Documents have been or will be paid by the Originator;
(ii)Any financial statements of any Cartus Person that are consolidated to include the Buyer will contain appropriate footnotes clearly stating that
(A) all of the Buyer’s assets are owned by the Buyer and (B) the Buyer is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Buyer’s assets prior to any value in the Buyer becoming available to the Buyer’s equity holders;
(iii)Any transaction between the Buyer and a Cartus Person will be fair and equitable to the Buyer, will be the type of transaction that would be entered into by a prudent Person in the position of the Buyer with a Cartus Person and will be on terms that are at least as favorable as may be obtained from a Person that is not a Cartus Person; and
(iv)No Cartus Person will be, or will hold itself out to be, responsible for the debts of the Buyer.
(f)Payment Instruction to Obligors.    The Originator will (i) instruct all Obligors to submit all payments on the Cartus Purchased Assets either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period. The Originator will direct all Obligors with respect to receivables and related assets that are not Cartus Receivables or CFC Receivables to deposit all collections in respect of such receivables and related assets in an account that is not a Lockbox or Lockbox Account and will take such other steps as the Buyer reasonably may request to ensure that all collections on such receivables and related assets will be segregated from Cartus Collections and CFC Collections.

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(g)Segregation of Collections. The Originator will use reasonable efforts to minimize the deposit of any funds other than Cartus Collections or CFC Collections into any of the Lockbox Accounts and, to the extent that any such funds are deposited into any of such Lockbox Accounts, promptly will identify any such funds or will cause such funds to be so identified to the Servicer, it being understood and agreed that the Originator does not hereby assume any affirmative duty to re-direct Obligors to remit funds to alternate locations.
(h)Identification of Eligible Receivables. The Originator will (i) establish and maintain necessary procedures for determining whether each Cartus Receivable, as of the date it is sold hereunder, qualifies as an Eligible Receivable, and for identifying all Cartus Receivables sold to the Buyer that are not Eligible Receivables on the date sold and (ii) will provide to the Servicer in a timely manner (i.e., no less frequently than the date on which the Servicer needs such information to prepare its next Receivables Activity Report) information that shows whether, and to what extent, the Cartus Receivables sold to the Buyer hereunder were not Eligible Receivables on the date sold.
(i)Payment of Taxes. The Originator will file (or there will be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect.
(j)Accounting for Certain Assets. To the extent permitted by applicable law and GAAP and subject to the consolidated financial reporting principles applicable to the Originator, the Originator will (i) prepare all financial statements that account for the transactions contemplated hereby as a sale of the Cartus Purchased Assets by the Originator to the Buyer and, in all other respects, will account for and treat the transactions contemplated hereby (including but not limited to accounting and (to the extent taxes are not consolidated) for tax reporting purposes) as a sale of the Cartus Purchased Assets by the Originator to the Buyer and (ii) maintain and prepare its financial statements and records in accordance with GAAP, applied in accordance with the representation contained in Section 6.1(q).
(k)Receivables Reviews. Upon reasonable prior notice, the Originator will permit the Buyer or its assignees (or other Persons designated by the Buyer from time to time) or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Originator and during regular business hours, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Cartus Records in the possession or under the control of the Originator, including without limitation the related Contracts, invoices and other documents related thereto and (ii) to visit the offices and properties of the Originator for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the Cartus Receivables or the other Cartus Purchased Assets or the performance by the Originator of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Originator

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having knowledge of such matters or with the Originator’s certified public accountants or other auditors; provided, however, that all such reviews will occur no more frequently than twice per year (with only the first such review in any year being at the Originator’s expense) unless (i) Cartus is the Servicer and a Servicer Default has occurred and is continuing or (ii) the Buyer or its successor or assignee has given advance written notice to the Originator that it believes the composition and/or performance of the Cartus Purchased Assets have deteriorated in a manner materially adverse to the interests of the Buyer or its assignees.
(l)Computer Software, Hardware and Services. The Originator will provide the Buyer and its assignees with such licenses, sublicenses and/or assignments of contracts as the Servicer, the Buyer or the Buyer’s assignees require with respect to all services and computer hardware or software that relate to the servicing of the Cartus Receivables or the other Cartus Purchased Assets; provided, however, that with respect to any computer software licensed from a third party, the Originator will be required to provide such licenses, sublicenses and/or assignments of such software only to the extent that provision of the same would not violate the terms of any contracts of the Originator with such third party.
(m)Environmental Claims. The Originator will use commercially reasonable efforts to promptly cure and have dismissed with prejudice to the satisfaction of the Buyer any actions and any proceedings relating to compliance with Environmental Laws relating to any Cartus Home, but only to the extent that the conditions that gave rise to such proceedings were in existence as of the date on which the Buyer acquired the related Cartus Receivable.
(n)Turnover of Collections. If the Originator or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Cartus Collections or CFC Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.
(o)Performance and Compliance by Originator with Relocation Management Agreements. The Originator will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Pool Relocation Management Agreements, the Cartus Home Purchase Contracts and other Contracts related to the Cartus Purchased Assets.
(p)Compliance with Credit and Collection Policy. The Originator will comply in all applicable material respects with the Credit and Collection Policy with respect to each Cartus Purchased Asset and will not take any action in violation of the Credit and Collection Policy with respect to any other ARSC Purchased Asset.
Section 7.2 Reporting Requirements. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator agrees that it will furnish to the Buyer or its assignees:
(a)    Annual Financial Statements. As soon as available and in any event within 95 days after the end of each fiscal year of the Performance Guarantor and the Originator, as applicable, copies of (i) the consolidated balance sheet of the Performance Guarantor and its consolidated

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subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of the Performance Guarantor and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP applied consistently throughout the periods reflected therein, certified by Deloitte & Touche (or such other independent certified public accountants of nationally recognized standing in the United States of America as shall be selected by the Performance Guarantor) and (ii) copies of the statements of earnings of the Originator on a consolidated basis for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and certified by the chief financial officer, chief accounting officer or controller of the Originator (it being understood and agreed that such statements of earnings will be prepared in accordance with the Originator’s customary management accounting practices as in effect on the date hereof and need not be prepared in accordance with GAAP);
(b)    Material Adverse Effect. Promptly and in any event within two Business Days after the president, chief financial officer, controller or treasurer of the Originator has actual knowledge thereof, written notice that describes in reasonable detail any event or occurrence with respect to Cartus that, individually or in the aggregate for all such events or occurrences, has had, or that such Authorized Officer in its reasonable good faith judgment determines could reasonably be expected to have, a Material Adverse Effect (as defined in the Indenture);
(c)    Proceedings. Promptly and in any event within five Business Days after an Authorized Officer of the Originator has knowledge thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 6.1(f) not previously disclosed to the Buyer, (ii) any material adverse development that has occurred with respect to any such previously disclosed litigation, investigation or proceeding or (iii) any CFC Purchase Termination Event or event which, with the giving of notice or passage of time or both, would constitute a CFC Purchase Termination Event;
(d)    ERISA Event. (i) As soon as possible and in any event within 30 days after the Originator or any ERISA Affiliate knows or has reason to know that a “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Plan, a statement of an Authorized Officer of the Originator setting forth details as to such reportable event and the action that the Originator or an ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within 10 Business Days after receipt thereof, a copy of any notice the Originator or any ERISA Affiliate receives from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within 10 Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of the Originator setting forth details as to such failure and the action that the Originator or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within 30 Business Days after receipt thereof by the Originator or any ERISA Affiliate from the sponsor of a multiemployer plan (as defined in Section 3(37) of ERISA), a copy of each notice

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received by the Originator or any ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, terminated or reorganized;
(e)    Environmental Claims. Promptly and in any event within five Business Days after receipt thereof, notice and copies of all written claims, complaints, notices, actions, proceedings, requests for information or inquiries relating to the condition of any Cartus Homes or compliance with Environmental Laws relating to the Cartus Homes, other than those received in the ordinary course of business and that, singly or in the aggregate, do not represent events or conditions that would cause the representation set forth in Section 6.1(v) to be incorrect; and
(f)    Other. Promptly, from time to time, such other information, documents, records or reports with respect to the Cartus Purchased Assets or the condition or operations, financial or otherwise, of the Originator as the Buyer or its assignees may from time to time reasonably request in order to protect the interests of the Buyer or such assignees under or as contemplated by this Agreement and the other Transaction Documents, including timely delivery of all such information required under any Enhancement Agreement.
Section 7.3 Negative Covenants of the Originator. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Originator agrees that it will not:
(a)Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone claiming by or through it on or with respect to, any ARSC Purchased Asset or Excluded Asset or any interest therein or any Lockbox or Lockbox Account, other than
(i) sales of Cartus Purchased Assets pursuant to this Agreement, (ii) sales of Cartus Homes in accordance with the applicable Contracts and (iii) transfers of Excluded Assets where the transferee has executed and delivered to the Indenture Trustee an Acknowledgement Letter;
(b)    Change in Business or Credit and Collection Policy. (i) Make any material change in the Credit and Collection Policy or (ii) make any material change in the character of its employee relocation business or engage in any business unrelated to such business as currently conducted that, in either case, individually or in the aggregate with all other such changes, would be reasonably likely to have a material adverse effect on the composition or performance of the Cartus Purchased Assets;
(c)    No Mergers, Etc. Consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties and assets to any Person, unless:
(i)(A) the Originator is the surviving entity thereof or, if the Originator is not the surviving entity thereof, (x) the Person formed by such consolidation or into which the Originator is merged or the Person that acquires by conveyance, transfer or sale all or substantially all of the properties and assets of the Originator (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement supplemental hereto in form and substance satisfactory to the Buyer and its assignees, performance of every covenant and obligation

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of the Originator hereunder and under the other Transaction Documents to which the Originator is a party and (z) such Surviving Entity delivers to the Buyer and its assignees an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the Buyer or its assignees may reasonably request;
(ii)all actions necessary to maintain the perfection of the security interests or ownership interests of the Buyer in the Cartus Purchased Assets in connection with such consolidation, merger, conveyance or transfer have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the Buyer and its assignees;
(iii)so long as the Originator is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such merger, consolidation, conveyance or transfer; and
(iv)any necessary consents of each applicable Series Enhancer have been obtained.
(d)    Change in Name. Change its corporate name or the name under or by which it conducts its core relocation business or the jurisdiction in which it is incorporated unless the Originator has given the Buyer and its assignees and each rating agency then rating any Series of Notes at least 30 days’ prior written notice thereof and unless, prior to any such change in name or jurisdiction of incorporation, the Originator has taken and completed all action required by Section 8.3;
(e)    Home Deeds. Record any Home Deeds with respect to any Homes except at the direction of the Buyer or its assignees or as permitted by Section 8.3 hereof or by Section 2.01(d)(i) of the Transfer and Servicing Agreement; and
(f)    Termination of Relocation Management Agreements. Terminate any Pool Relocation Management Agreement, Cartus Home Purchase Contract, Cartus Home Sale Contract or Cartus Equity Advance Agreement except in accordance with the Credit and Collection Policy.
(g)    Extension or Amendment. Extend, amend or otherwise modify the terms of any Receivable included in the ARSC Purchased Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10 of the Transfer and Servicing Agreement.
(h)    Change in Payment Instruction to Obligors. Make any change in its instructions to Obligors or other Persons regarding payments to be made to the Originator or payments to be made to any Lockbox Account (except for a change in instructions solely for the purpose of directing such Obligors or other Persons to make such payments to another existing Lockbox Account), unless (i) the Indenture Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the Originator, the Buyer, the Issuer, the Indenture Trustee and such Lockbox Bank and

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(ii) in the case of any termination, the Buyer or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated Lockbox Account have been instructed in writing to make payments into another Lockbox Account then in use.
(i)    Home Purchase Contracts. Purchase any Home or make any Equity Payments, Mortgage Payoffs, or Mortgage Payments on or after the Closing Date other than Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to Cartus Homes.
(j)    Indebtedness for Borrowed Money. Create, incur, guarantee or permit to exist any Indebtedness for Borrowed Money, except for (A) any such Indebtedness owed on an intercompany basis to the Performance Guarantor or any Affiliate thereof and (B) any such Indebtedness the terms of which include acknowledgment provisions in substantially the form of Exhibit 7.3(j) hereto.
(k)    OFAC and Sanctions Laws. Unless OFAC has provided to the Originator or any Affiliate a general or specific license authorizing the performance of certain categories of transactions and the Originator or such Affiliate has provided prior notice of such license to the Administrative Agent, use proceeds or permit any Affiliates to use proceeds of the sales hereunder to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 7.4 Affirmative Covenants of the Buyer. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Buyer hereby agrees that it will perform the covenants and agreements set forth in this Section 7.4.
(a)    The Buyer hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Buyer’s identity as a legal entity separate from the Originator and the other Cartus Persons. From and after the date hereof until one year and one day after the Final Payout Date, the Buyer will take such actions as shall be required in order that:

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(i)The Buyer will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;
(ii)The Buyer will maintain corporate records and books of account separate from those of each Cartus Person and telephone numbers and stationery that are separate and distinct from those of each Cartus Person;
(iii)The Buyer’s assets will be maintained in a manner that facilitates their identification and segregation from those of any Cartus Person;
(iv)The Buyer will strictly observe corporate formalities in its dealings with the public and with each Cartus Person, and funds or other assets of the Buyer will not be commingled with those of any Cartus Person, except as expressly permitted by the Transaction Documents. The Buyer will at all times, in its dealings with the public and with each Cartus Person, hold itself out and conduct itself as a legal entity separate and distinct from each Cartus Person. The Buyer will not maintain joint bank accounts or other depository accounts to which any Cartus Person (other than the Originator in its capacity as Servicer under the Transfer and Servicing Agreement) has independent access;
(v)The duly elected board of directors of the Buyer and duly appointed officers of the Buyer will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Buyer;
(vi)Not less than one member of the Buyer’s board of directors will be an Independent Director. The Buyer will observe those provisions in its certificate of incorporation that provide that the Buyer’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Buyer unless the Independent Director and all other members of the Buyer’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;
(vii)The Buyer will compensate each of its employees, consultants and agents from the Buyer’s own funds for services provided to the Buyer;
(viii)The Buyer will not hold itself out to be responsible for the debts of any Cartus Person; and
(ix)The Buyer will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to the Buyer set forth in the opinions of Orrick, Herrington & Sutcliffe LLP dated as of December 16, 2011 relating to true sale matters with respect to the Purchase of the Cartus Purchased Assets hereunder and substantive consolidation matters with respect to the Originator and the Buyer will be true and correct at all times.
(b)    The Buyer assumes no obligations of the Originator under the Pool Relocation Management Agreements with respect to any Cartus Home Purchase Contracts, including without limitation the obligations of the Originator to make Equity Payments, Mortgage Payoffs and

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Mortgage Payments with respect to Cartus Homes. The Buyer will enter into all Home Purchase Contracts under the Pool Relocation Management Agreements in its own name and will make all Equity Payments, Mortgage Payoffs and Mortgage Payments from and after the Closing Date other than Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to Cartus Homes.

ARTICLE VIII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE CARTUS PURCHASED ASSETS

Section 8.1    Rights of the Buyer.
(a)Subject to Section 8.4(b), the Originator hereby authorizes the Buyer and its assignees and designees to take any and all steps in the Originator’s name and on behalf of the Originator that the Buyer, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all Cartus Purchased Assets, including without limitation endorsing the name of the Originator on checks and other instruments representing Cartus Collections and enforcing such Cartus Purchased Assets.
(b)The Buyer shall have no obligation to account for, to replace, to substitute or to return any Cartus Purchased Asset to the Originator, except as provided in Section 4.3(c).
(c)The Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Cartus Purchased Assets and all of the Buyer’s right, title and interest in, to and under this Agreement on whatever terms the Buyer determines, pursuant to the Receivables Purchase Agreement or otherwise.
(d)As between the Originator and the Buyer, the Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Cartus Purchased Assets.
Section 8.2    Responsibilities of the Originator. Anything herein to the contrary notwithstanding:
(a)The Originator agrees to deliver directly to the Servicer (for the Buyer’s account), within one Business Day after receipt thereof, any Cartus Collections or CFC Collections that it receives, in the form so received, and agrees that all such Cartus Collections and CFC Collections will be deemed to be received in trust for the Buyer and its assignees and will be maintained and segregated separate and apart from all other funds and moneys of the Originator until delivery of such Cartus Collections and CFC Collections to the Servicer; and
(b)The Originator hereby grants to the Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Originator all steps necessary or advisable to endorse, negotiate or otherwise realize

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on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Buyer (whether or not from the Originator) in connection with any Cartus Purchased Asset (which power of attorney may be exercised by the Buyer’s successors and assigns in accordance with Section 8.4 and Section 11.12(b)).
(c)The Originator shall perform all of its obligations hereunder and under the Pool Relocation Management Agreements and other Contracts related to the Cartus Purchased Assets to which it is a party (other than those obligations undertaken by the Buyer as provided in Section 7.4(b)) to the same extent as if such Cartus Purchased Assets had not been sold hereunder, and the exercise by the Buyer or its designee or assignee of the Buyer’s rights hereunder or in connection herewith shall not relieve the Originator from any of its obligations under any such Pool Relocation Management Agreements or Contracts related to the Cartus Purchased Assets to which it is a party. Notwithstanding the foregoing, the Originator acknowledges that the Buyer or its designees are entitled to perform such obligations to the extent permitted under the Transaction Documents.
Section 8.3 Further Action Evidencing Purchases. The Originator agrees that from time to time, at its expense and upon reasonable request, it will promptly execute and deliver all further instruments and documents and take all further action as is reasonably necessary to perfect, protect or more fully evidence the Purchase of the Cartus Purchased Assets by the Buyer hereunder, or to enable the Buyer or its assignees to exercise or enforce any of its rights hereunder or under any other Transaction Document to which the Originator is a party; provided, however, that the Originator will not file or record any Home Deeds except (i) in its capacity as the Servicer pursuant to the Transfer and Servicing Agreement and in accordance with the terms thereof and (ii) at any time, to the extent such recordation is required by local law, regulation or custom. No Home Deeds or Home Purchase Contracts may be recorded in the name of the Originator other than Home Deeds relating to Cartus Homes and Cartus Home Purchase Contracts. Without limiting the generality of the foregoing, the Originator shall:
(a)upon the Buyer’s request, execute and file such financing or continuation statements or amendments thereto or assignments thereof and such other instruments or notices as the Buyer or its assignees may reasonably determine to be necessary or appropriate; and
(b)mark the master data processing records evidencing the Cartus Purchased Assets and, if requested by the Buyer or its assignees, legend the related Pool Relocation Management Agreements and Cartus Home Purchase Contracts to reflect the sale of the Cartus Purchased Assets to the Buyer pursuant to this Agreement.

The Originator hereby authorizes the Buyer and its assignees to file one or more financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the Cartus Purchased Assets, in each case whether now existing or hereafter generated by the Originator. If (i) the Originator fails to perform any of its agreements or obligations under this Agreement and does not remedy such failure within the applicable cure period, if any, and (ii) the Buyer or its assignees in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of the Buyer or its assignees under this

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Agreement, then the Buyer or its assignees may (but shall not be required to) perform or cause performance of such agreement or obligation, and the reasonable expenses of the Buyer or its assignees incurred in connection with such performance shall be payable by the Originator as provided in Section 10.1.
Section 8.4    Cartus Collections; Rights of the Buyer and its Assignees.
At any time following the designation of a Servicer other than the Originator pursuant to the Transfer and Servicing Agreement:
(a)The Buyer or its assignees may direct the Obligors of Cartus Receivables, or any of them, to pay all amounts payable under any Cartus Receivable directly to the Buyer or its assignees;
(b)At the request of the Buyer or its assignees and at the Originator’s expense, the Originator shall give notice of such ownership to each said Obligor and direct that payments be made directly to the Buyer or its assignees;
(c)At the request of the Buyer or its assignees and at the Originator’s expense, the Originator shall (A) assemble all of the Cartus Records, to the extent such Cartus Records are in its possession, and make the same available at a place selected by the Buyer or its successors and assigns, or instruct any escrow agents holding any such documents, instruments and other records on its behalf to make the same available and
(B) segregate all cash, checks and other instruments received by it from time to time constituting Cartus Collections or CFC Collections in a manner reasonably acceptable to the Buyer or its assignees and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Buyer or its assignees; and
(d)The Originator hereby authorizes the Buyer or its assignees to take any and all steps in the Originator’s name and on behalf of the Originator that are necessary or desirable, in the reasonable determination of the Buyer or its assignees, to collect all amounts due under any and all Cartus Purchased Assets, including without limitation endorsing the Originator’s name on checks and other instruments representing Cartus Collections and enforcing the Cartus Purchased Assets.

ARTICLE IX
TERMINATION

Section 9.1    CFC Purchase Termination Events. The following events shall be “CFC Purchase Termination Events”:
(a)    The occurrence of an Event of Default or an Amortization Event with respect to all outstanding Series of Notes; or

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(b)    Any representation or warranty made by the Originator under any of the Transaction Documents, any Receivables Activity Report or other information or report delivered by the Originator (including in its capacity as Servicer) with respect to the Originator or the Cartus Purchased Assets shall prove to have been untrue or incorrect in any material respect when made or deemed to have been made, and such failure could be reasonably expected to have a Material Adverse Effect and such occurrence remains unremedied for 30 days; provided, however, that any such incorrect representation relating to a Cartus Receivable with respect to which the Originator has made a Cartus Noncomplying Asset Adjustment pursuant to Section 4.3(a) shall not constitute a CFC Purchase Termination Event; or
(c)    (i) The Originator shall fail to perform or observe, as and when required, any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party or any Contract required on its part to be performed or observed, and such failure shall remain unremedied for: (A) in the case of a failure to deliver any Daily Originator Report pursuant to Section 3.1(a), ten calendar days (provided, however, that such ten-day period may be extended for an additional three days if such failure to deliver a Daily Originator Report is due to computer failure); (B) in the case of a failure to provide payment instructions to Obligors pursuant to Section 7.1(f), a failure to segregate Cartus Collections or CFC Collections pursuant to Section 7.1(g), a failure to provide records pursuant to Section 7.1(k), a failure to provide required notices pursuant to Section 7.2(c), a failure to provide any required monthly report or a breach of any of the negative covenants of the Originator set forth in Section 7.3, ten calendar days; or (C) in the case of any other failure to perform or observe, as and when required, any term, covenant or agreement, which failure could be reasonably expected to have a Material Adverse Effect, 30 days or (ii) the Performance Guarantor shall fail to make any required payment under its Performance Guaranty and such failure shall remain unremedied for one Business Day or (iii) the Performance Guarantor shall otherwise fail to perform under its Performance Guaranty; or
(d)    An Event of Bankruptcy shall have occurred with respect to the Originator or the Performance Guarantor; or
(e)    The representation and warranty in Section 6.1(k) shall not be true at any time with respect to a substantial portion of the Cartus Purchased Assets; or
(f)    Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Internal Revenue Code with respect to any of the Cartus Receivables or the Cartus Related Assets and such Lien shall not have been released within five days or, if released, proved to the satisfaction of the rating agencies then rating each Series of Notes or (ii) the PBGC shall file, or shall indicate its intention to file, notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the Cartus Receivables or the Cartus Related Assets; or

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(g)    This Agreement or the Performance Guaranty shall cease to be in full force and effect for any reason other than in accordance with its terms; or
(h)    An ARSC Purchase Termination Event or Transfer Termination Event shall have occurred.
If a CFC Purchase Termination Event occurs, the Originator shall promptly give notice to the Buyer and its assignees of such CFC Purchase Termination Event.
Section 9.2 Purchase Termination. (a) On the Termination Date, the Originator shall cease transferring Cartus Purchased Assets to the Buyer, provided that any right, title and interest of the Originator in and to any CFC Designated Receivables arising from any Servicer Advances made thereafter, including any Related Property relating thereto and proceeds thereof, shall continue to be transferred. Notwithstanding any cessation of the transfer to the Buyer of additional Cartus Purchased Assets, Cartus Purchased Assets transferred to the Buyer prior to the Termination Date and Cartus Collections in respect of such Cartus Purchased Assets and the related Finance Charges, whenever accrued in respect of such Cartus Receivables, shall continue to be property of the Buyer available for transfer by the Buyer pursuant to the Receivables Purchase Agreement. Nothing in this Section 9.2 shall be deemed to prohibit the Buyer from funding CFC Designated Receivables from and after the Termination Date.
(b) Upon the occurrence of a CFC Purchase Termination Event, the Buyer and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a CFC Purchase Termination Event shall not deny to the Buyer or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which the Buyer or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

ARTICLE X INDEMNIFICATION; SECURITY INTEREST

Section 10.1 Indemnities by the Originator. Without limiting any other rights that any Cartus Indemnified Party may have hereunder or under applicable law, the Originator agrees to indemnify the Buyer and each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, a “Cartus Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by any of them, arising out of or as a result of any of the following (all of the foregoing, collectively, “Cartus Indemnified Losses”):

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(a)any representation or warranty made by the Originator under any of the Transaction Documents to which it is a party, any Receivables Activity Report or any other information or report delivered by the Originator (including in its capacity as Servicer) with respect to the Originator or the Cartus Purchased Assets, having been untrue or incorrect in any respect when made or deemed to have been made; provided, however, that the Originator’s obligation to make a Cartus Noncomplying Asset Adjustment pursuant to Section 4.3(a) with respect to any representation made in Section 6.1(1) as to Eligible Receivables having been incorrect when made shall be the only remedy available to the Buyer or its assignees relating to such incorrect representation;
(b)the failure by the Originator to comply with any material applicable law, rule or regulation applicable to the Originator with respect to any Cartus Purchased Asset or any failure of a Cartus Purchased Asset to comply with any such law, rule or regulation as of the date of sale of such Cartus Purchased Asset hereunder;
(c)the failure to vest and maintain in the Buyer a valid ownership interest in the Cartus Purchased Assets, free and clear of any Lien arising through the Originator or anyone claiming through or under the Originator (including without limitation any such failure arising from a circumstance described in the definition of Permitted Exceptions);
(d)any failure of the Originator to perform its duties or obligations in accordance with the provisions of the Transaction Documents or any Contract, in each case to which it is a party;
(e)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any Cartus Purchased Assets to the Buyer, whether at the time of any sale or at any subsequent time;
(f)the failure by the Originator to pay when due any taxes owing by it (including sales, excise or property taxes) payable in connection with the Cartus Purchased Assets, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens);
(g)any reduction in the Unpaid Balance of any Receivable included in the ARSC Purchased Assets as a result of (i) any cash discount or any adjustment by the Originator, (ii) any offsetting account payable of the Originator to an Obligor, (iii) a set-off in respect of any claim by, or defense or credit of, the related Obligor against the Originator (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iv) the obligation of the Originator to pay to the related Obligor any rebate or refund;
(h)    any product liability or personal injury claim in connection with the service that is the subject of any Cartus Purchased Asset; and

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(i)    any investigation, litigation or proceeding related to any use by Cartus of the proceeds of any Purchase made hereunder.
Notwithstanding anything to the contrary in this Agreement, any representations, warranties and covenants made by the Originator in this Agreement or the other Transaction Documents that are qualified by or limited to events or circumstances that have, or are reasonably likely to have, given rise to a Material Adverse Effect shall (solely for purposes of the indemnification obligations set forth in this Section 10.1) be deemed not to be so qualified or limited.
Notwithstanding the foregoing (and with respect to clause (ii) below, without prejudice to the rights that the Buyer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any Cartus Indemnified Party be indemnified for any Cartus Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such Cartus Indemnified Party, (ii) to the extent the same includes losses in respect of Cartus Purchased Assets and reimbursement therefor that would constitute credit recourse to the Originator for the amount of any Cartus Receivable not paid by the related Obligor or (iii) resulting from the action or omission of the Servicer (unless the Servicer is the Originator or an Affiliate thereof (other than the Buyer, ARSC or the Issuer)).
If for any reason the indemnification provided in this Section 10.1 is unavailable to an Cartus Indemnified Party or is insufficient to hold an Cartus Indemnified Party harmless, then the Originator shall contribute to the maximum amount payable or paid to such Cartus Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Cartus Indemnified Party on the one hand and the Originator on the other hand, but also the relative fault of such Cartus Indemnified Party and the Originator, and any other relevant equitable considerations.
Section 10.2 Security Interest. Without prejudice to the provisions of Section 2.1 providing for the absolute transfer of the Originator’s interest in the Cartus Purchased Assets and the proceeds thereof and any interest of the Originator in the other property described in clause (v) of Section 2.1(a) to the Buyer, in order to secure the prompt payment and performance of all obligations of the Originator to the Buyer arising in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Originator hereby assigns and grants to the Buyer a first priority security interest in the Originator’s right, title and interest, if any, in, to and under all of the Cartus Purchased Assets and the proceeds thereof and any interest of the Originator in the other property described in clause (v) of Section 2.1(a), whether now or hereafter existing.

ARTICLE XI
MISCELLANEOUS

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Section 11.1    Amendments; Waivers, Etc.
(a)The provisions of this Agreement may be amended, modified or waived from time to time if such amendment, modification or waiver is in writing and signed by the Originator and the Buyer and its assignees. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)No failure or delay on the part of the Buyer or its assignees, or any Cartus Indemnified Party, or any other third party beneficiary referred to in Section 11.12(a) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to, or demand on, the Originator shall entitle it in any case to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or its assignees under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
Section 11.2 Notices, Etc. Unless otherwise stated herein, all notices, demands, consents, approvals and other communications provided for hereunder shall be in writing (including via telecopier) and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid, by telecopier or by overnight courier to the intended party at the address or telecopier number of such party set forth on Schedule 11.2 hereof, or at such other address or telecopier number as shall be designated by such party in a written notice to the other party hereto given in accordance with this Section 11.2. Copies of all notices and other communications provided for hereunder shall be delivered to ARSC and the Issuer at their respective addresses for notices set forth in the Receivables Purchase Agreement. All notices and communications provided for hereunder shall be effective when received.
Section 11.3 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 11.4 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon, and inure to the benefit of, the Buyer and the Originator and their respective successors and assigns. Except as permitted pursuant to Section 7.3(c), the Originator may not assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer and its assignees. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated pursuant hereto. Such termination shall not occur prior to the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article VI and the indemnification and payment provisions of Article X and Section 11.6 and the provisions of Section 11.14 and Section 11.16 shall be continuing and shall survive any termination of this Agreement.

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Section 11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
Section 11.6 Costs, Expenses and Taxes. In addition to the obligations of the Originator under Article X, the Originator agrees to pay on demand:
(a)all reasonable costs and expenses incurred by the Buyer and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Originator’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(k), and
(b)all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each Cartus Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.
Section 11.7 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 80 STATE STREET, ALBANY, NEW YORK, NEW YORK 12207, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBYIRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT

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SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.2. NOTHING IN THIS SECTION 11.7 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
Section 11.8 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 11.9 Integration. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
Section 11.10 Captions and Cross References. The various captions (including without limitation the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
Section 11.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 11.12 Acknowledgment and Consent.
(a)    The Originator acknowledges that, from time to time prior to the Termination Date, the Buyer intends to sell all of the Buyer’s right, title and interest in, to and under the Cartus Purchased Assets, this Agreement and all of the other Transaction Documents pursuant to the Receivables Purchase Agreement, and that the interests of the Buyer hereunder will be further assigned pursuant to the Transfer and Servicing Agreement and the Indenture. The Originator acknowledges and agrees to each such sale by the Buyer and consents to the sale and assignment by the Buyer of all or any portion of its right, title and interest in, to and under the Cartus Purchased

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Assets, this Agreement and the other Transaction Documents and all of the Buyer’s rights, remedies, powers and privileges and all claims of the Buyer against the Originator under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of the Buyer at any time to enforce this Agreement against the Originator and the obligations of the Originator hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Originator thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by the Buyer’s successors ands assigns to the same extent as the Buyer may do. Each of the parties hereto acknowledges and agrees that the Buyer’s successors and assigns are third party beneficiaries of this Agreement, including without limitation the rights of the Buyer arising hereunder, and may rely on the Originator’s representations and warranties made herein as if made directly to them. The Originator hereby acknowledges and agrees that, except with respect to its rights under Section 4.3, it has no claim to or interest in any of the Lockbox Accounts.
(b)    The Originator hereby agrees to execute all agreements, instruments and documents and to take all other actions that the Buyer or its assignees determines are necessary or appropriate to evidence its consent described in Section 11.12(a). The Originator hereby acknowledges and agrees that the Buyer in all of its capacities may assign to the Buyer’s successors and assigns such powers of attorney and other rights and interests granted by the Originator to the Buyer hereunder and agrees to cooperate fully with the Buyer’s successors and assigns in the exercise of such rights.
(c)The Originator hereby acknowledges that the Buyer’s successors and assigns are entering into the Transaction Documents in reliance on the Buyer’s identity as a legal entity separate from the Originator.
Section 11.13 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.
Section 11.14 No Proceedings. The Originator hereby agrees that it will not institute against the Buyer or its successors or join any other Person in instituting against the Buyer or its successors any Insolvency Proceeding so long as there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of the Originator to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against the Buyer or its successors by any Person other than the Originator or any other Cartus Person.
Section 11.15 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement are for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

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Section 11.16 Recourse to the Buyer. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of the Buyer under the Transaction Documents to which it is a party are solely the obligations of the Buyer, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against the Buyer that arises out of any Transaction Document to which the Buyer is a party against any director, officer or employee of the Buyer. The provisions of this Section 11.16 shall survive the termination of this Agreement.
Section 11.17 Confidentiality. The Buyer agrees to maintain the confidentiality of any information regarding the Originator or ~~Anywhere~~Compass obtained in accordance with the terms of this Agreement that is not publicly available; provided however, that the Buyer may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of Purchases under this Agreement or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, neither the Originator nor ~~Anywhere~~Compass shall have any obligation to disclose to the Buyer or its assignees any personal or confidential information relating to a Transferred Employee.
Section 11.18 Conversion. Notwithstanding any covenants in this Agreement requiring Cartus, CFC or ARSC to maintain its “corporate existence”, such entity may elect to convert their status from that of a Delaware corporation to that of a Delaware limited liability company, either by filing a certificate of conversion with the Delaware Secretary of State or by merging with and into a newly formed Delaware limited liability company(such conversion or merger, as applicable, being herein called a “Conversion”) subject to the conditions that:
(a)(x) the Person formed by such Conversion (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement in form and substance satisfactory to the applicable transferee and its assignees, performance of every covenant and obligation of such Person under the Transaction Documents to which such Person is a party and (z) such Surviving Entity delivers to the other parties to the Fifth Omnibus Amendment hereto dated as of April 10, 2007 (such parties, the “Amendment Parties”) an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the Amendment Parties may reasonably request;
(b)all actions necessary to maintain the perfection of the security interests or ownership interests created by such Person under the Transaction Documents to which

34

such Person is a party in connection with such Conversion shall have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the Amendment Parties;
(c)so long as such Person is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such Conversion;
(d)in the case of a Conversion of CFC or ARSC, (x) the organizational documents of any Surviving Entity with respect to CFC or ARSC shall contain limitations on its business activities and requirements for independent directors or managers substantially equivalent to those set forth in its current organizational documents, and (y) Orrick Herrington & Sutcliffe shall have delivered an opinion of counsel reasonably satisfactory to the Amendment Parties that such Conversion will not, in and of itself, alter the conclusions set forth in its opinions previously issued in connection with the Transaction Documents with respect to true sale matters, substantive consolidation matters and bankruptcy issues relating to “home sale proceeds” (to the extent such opinions relate to such Person); and
(e)each Amendment Party shall have received such other documents as such Amendment Party may reasonably request.
In connection with any such Conversion and the resulting change in name of such entity, Cartus, CFC and/or ARSC, as applicable, shall be required to comply with the name change covenants in the Transaction Documents, except that to the extent 30 days prior written notice of the name change is required, such notice period shall be reduced to five Business Days.
From and after any such Conversion effected in compliance with the above conditions, (a) all references in the Transaction Documents to any Person which has altered its corporate structure to become a limited liability company shall be deemed to be references to the Surviving Entity as successor to such Person, (b) all representations, warranties and covenants in the Transaction Documents which state that any of Cartus, CFC or ARSC is or is required to be a corporation shall be deemed to permit and require the Surviving Entity to be a limited liability company, (c) all references to such Person’s certificate of incorporation, other organizational documents, capital stock, corporate action or other matters relating to its corporate form will be deemed to be references to the organizational documents and analogous matters relating to limited liability companies, (d) all references to such Person’s directors or independent directors will be deemed to be references to the Surviving Entity’s directors, independent directors, managers or independent managers, as the case may be and (e) no representation, warranty or covenant in any Transaction Document shall be deemed to be breached or violated solely as a result of the fact that the Surviving Entity in any Conversion may be disregarded as a separate entity for state, local or federal income tax purposes.

35

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CARTUS CORPORATION

By:
Name:
Title:

CARTUS FINANCIAL CORPORATION

By:
Name:
Title:

[Signature Page to Purchase Agreement]

APPENDIX A
DEFINITIONS

A. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Acknowledgment Letter” shall mean a letter substantially in the form attached hereto as Exhibit 7.3(j).
“Advance Billing Receivable” shall mean a Billed Receivable for Advance Payments owed by an Obligor.
“Advance Payment” shall mean an amount paid by an Obligor pursuant to a Pool Relocation Management Agreement or otherwise for application to existing or future Receivables (other than existing Billed Receivables), including without limitation any payments of anticipated fees and expenses under a Pool Relocation Management Agreement.
“Affiliate” shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.
“Aggregate Employer Balance” shall have the meaning set forth in the Indenture.
“Aggregate Receivable Balance” shall have the meaning set forth in the Indenture as in effect on January 31, 2005.
“Amortization Event” shall have the meaning provided in the Indenture.
“Anywhere” shall mean Anywhere Real Estate Group LLC (f/k/a Realogy Group LLC), a Delaware limited liability company, and any successors thereto.
“ARSC” shall have the meaning set forth in the Preliminary Statement to this Agreement.
“ARSC Purchased Assets” shall have the meaning set forth in the Receivables Purchase Agreement.
“Authorized Officer” shall mean, with respect to any Transaction Party, the President, the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary of such Transaction Party.

Appendix A-1

“Average Days Outstanding” shall have the meaning set forth in the Indenture.
“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).
“Billed Receivable” shall mean any Cartus Receivable or CFC Receivable that has been billed to an Obligor.
“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in New York, New York and Chicago, Illinois are not authorized or required to be closed.
“Buyer” shall mean Cartus Financial Corporation, in its capacity as the buyer under this Agreement.
“Cartus” shall mean Cartus Corporation, a Delaware corporation.
“Cartus Collections” shall mean all funds that are received on account of or otherwise in connection with any Cartus Purchased Asset, including without limitation all funds received (a) from or on behalf of any Obligor in payment of or otherwise in respect of any Cartus Receivable included in the Cartus Purchased Assets (including without limitation funds received in respect of Advance Payments, but only including any such Advance Payments to the extent necessary to reduce the Aggregate Employer Balance of Receivables with respect to the related Employer to zero), (b) from or on behalf of any Ultimate Buyer or any other Person in respect of Cartus Home Sale Proceeds, (c) from any other Person to the extent such funds were applied, or should have been applied, pursuant to any Contract to repay or discharge any Cartus Receivable or Cartus Related Asset included in the Cartus Purchased Assets (including without limitation insurance payments that any Transaction Party applies in the ordinary course of its business to amounts owed in respect of such Cartus Purchased Assets and the amount of any Equity Payments applied to repayment of Equity Loans), (d) from the Originator in respect of Originator Adjustments under this Agreement or any other obligation of the Originator hereunder, (e) if the Servicer is Cartus, from the Servicer in respect of Servicer Dilution Adjustments with respect to Cartus Purchased Assets under Section 3.10(a) of the Transfer and Servicing Agreement and from the Performance Guarantor in respect of any payments made by the Performance Guarantor as guarantor of the obligations of Cartus under the Performance Guaranty executed by it; provided, however, that any proceeds of Receivables that gave rise to Cartus Noncomplying Asset Adjustments that have been paid as provided in Section 4.3 hereof and any Related Property with respect to such Receivables shall not constitute Cartus Collections and shall be promptly returned to the Originator as provided in Section 4.3 hereof.
“Cartus Equity Loan” shall mean an Equity Loan made by the Originator.
“Cartus Equity Advance Agreement” shall mean an Equity Advance Agreement entered into by a Transferred Employee in connection with a Cartus Equity Loan.
“Cartus Home” shall mean any Home subject to a Cartus Home Purchase Contract.
“Cartus Home Purchase Contract” shall mean any Home Purchase Contract that was executed, and pursuant to which Cartus purchased a Home, prior to the Closing Date and that relates to a Receivable included in the Cartus Purchased Assets.

Appendix A-2

“Cartus Home Sale Contract” shall mean any Home Sale Contract with respect to a Cartus Home.
“Cartus Home Sale Proceeds” shall mean any Home Sale Proceeds arising under a Cartus Home Sale Contract.
“Cartus Indemnified Losses” shall have the meaning set forth in Section 10.1. “Cartus Indemnified Party” shall have the meaning set forth in Section 10.1. “Cartus Noncomplying Asset” shall have the meaning set forth in Section 4.3(a). “Cartus Noncomplying Asset Adjustment” shall have the meaning set forth in
Section 4.3(a).
“Cartus Person” shall mean the Originator and each of its Subsidiaries and
Affiliates other than CFC, ARSC or the Issuer.
“Cartus Purchased Assets” shall have the meaning set forth in Section 2.1(a). “Cartus Receivable” shall have the meaning set froth in Section 2.1(a).
“Cartus Records” shall mean all Records maintained by the Originator with respect to the Cartus Purchased Assets~~, the Pool Assets~~ and/or the related Obligors.

“Cartus Related Assets” shall have the meaning set forth in Section 2.1(a).

“Cartus Related Property” shall have the meaning set forth in Section 2.1(a).

“CERCLA”    shall    mean    the    Comprehensive    Environmental    Response, Compensation and Liability Act of 1980, as amended.
“CFC Collections” shall have the meaning set forth in the Receivables Purchase Agreement.
“CFC Designated Receivable” shall mean any Receivable arising from an amount advanced by CFC or the Servicer on behalf of CFC in respect of Equity Payments, Mortgage Payoffs, Direct Expenses, Mortgage Payments or Other Reimbursable Expenses, even though such amounts may be advanced after the Termination Date.
“CFC Home” shall have the meaning set forth in the Receivables Purchase Agreement.

“CFC Home Purchase Contract” shall have the meaning set forth in the Receivables Purchase Agreement.
“CFC Home Sale Contract” shall have the meaning set forth in the Receivables Purchase Agreement.

Appendix A-3

“CFC Purchase Price” shall have the meaning set forth in Section 3.1(b).
“CFC Purchase Termination Event” shall have the meaning set forth in
Section 9.1.
“CFC Receivable” shall have the meaning set forth in the Receivables Purchase Agreement.
“CFC Subordinated Loan” shall have the meaning set forth in Section 4.2.
“CFC Subordinated Note” shall mean the CFC Subordinated Note dated the Closing Date, made by the Buyer and payable to the order of the Originator substantially in the form of Exhibit 4.2, as such note may be amended, supplemented, otherwise modified or replaced from time to time.
“CFC Subordinated Note Cap” shall have the meaning set forth in Section 4.2.
“Closing Date” shall mean April 25, 2000.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Compass” shall mean Compass, Inc., a Delaware corporation, and any successors thereto.
“Contract” shall mean a Pool Relocation Management Agreement and any other related contract entered into pursuant thereto or in connection therewith, pursuant to or under which any Person (other than a Transaction Party) is obligated to make payments from time to time, including as the context may require any Equity Advance Agreement, Home Purchase Contract or Home Sale Contract.
“Credit and Collection Policy” shall mean those credit and collection policies and practices of the Originator relating to the Contracts and Receivables described in Exhibit 6.1(u), as such credit and collection policies may be modified from time to time in accordance with Section 7.3(b).
“Cut-Off Date” shall mean the last day of any Monthly Period.

“Defaulted Receivable” shall mean any Receivable that:
(a)has been or should have been written off as uncollectible in conformity with the Credit and Collection Policy; or

Appendix A-4

(b)is owed by an Obligor who is in Insolvency Proceedings or with respect to which an Event of Bankruptcy has occurred; or
(c)has been billed and remains unpaid more than 120 days after the due date thereof.
“Direct Expenses” shall mean, with respect to any Home, any costs attributable to the provision of services to a Transferred Employee, including without limitation appraisals, broker’s market analyses and inspections, brokerage commissions, title and title search fees, transfer taxes, mortgage payments, mortgage interest (or interest on the mortgage payments at the mortgage interest rate), insurance premiums, property taxes, cost of establishment and maintenance of appropriate files, overnight delivery charges, wire transfer fees, cost of interest in the manner specified in the related Contract, cost of improvements, cost of removal and mitigation of Hazardous Materials or gases (such as removal of asbestos, lead paint, radon gas or urea formaldehyde insulation) and reinsulation with suitable replacement materials, repair and maintenance costs, utilities, sales loss on resale, buyer incentive costs and real estate closing costs.
“Dollar Equivalent” shall mean, with respect to any amount of any currency on any date, (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount in Dollars if such currency is not Dollars, calculated based on the most recent month-end rate for such currency provided by Bloomberg Professional Service owned by Bloomberg LP or other nationally recognized service if such rate is not available through the Bloomberg Professional Service.
“Dollars” shall mean United States dollars. “Eligible Contract” shall mean:
(a)a Relocation Management Agreement (i) that has been duly executed and delivered by an Employer that is an Eligible Obligor and is in full force and effect, (ii) (A) the rights to payment under which are assignable without the consent of the Employer party thereto or any other Person (other than the Originator), other than any such consent that has been obtained and remains in effect, or (B) which, if subject to any restriction on assignment of rights to payment, is in effect on April 10, 2007 and such restriction is not effective under Section 9-406 or Section 9-408 of the UCC, as applicable, (iii) that provides for the payment in full by the Employer of all Direct Expenses, Service Fees and Other Reimbursable Expenses and any loss sustained with respect to a Home covered thereby following the sale of such Home (less any Advance Payment with respect to such Home and after giving effect to the application of the Home Sale Proceeds with respect to such Home) (it being understood that any Contract that permits an Employer to approve any expenses or the price at which any Home is sold shall not, for that reason alone, fail to qualify as an Eligible Contract), (iv) that was originated in accordance with the Credit and Collection Policy, (v) the Receivables under which, once billed, are required to be paid within 90 days of the original invoice date (or, if the related Obligor is a Designated Obligor December 2019, which are required to be paid within 100 days of the original invoice date) and (vi) that is substantially in the form of Relocation Management Agreement attached as Exhibit C, with such Permitted Changes to such form as may be made by the Originator in the ordinary course of its business (or such other form as has been approved in writing by the Buyer and its successors and assigns);

Appendix A-5

(b)an Equity Advance Agreement (i) that has been duly executed and delivered by a Transferred Employee that is an Eligible Obligor and that is an employee of an Employer that is a party to a Pool Relocation Management Agreement (which Pool Relocation Management Agreement is then an Eligible Contract), (ii) that is substantially in the form of an Equity Advance Agreement attached as Exhibit C, with such Permitted Changes to such form as may be made by the Originator in the ordinary course of its business (or such other form as has been approved in writing by the Buyer and its successors and assigns) and (iii) the obligations of the Transferred Employee under which are fully covered by the Guaranty or loss indemnity of the related Employer or Employer-purchased insurance policy under the applicable Pool Relocation Management Agreement;
(c)a Home Purchase Contract that (i) has been duly executed and delivered by a Transferred Employee of an Employer that is a party to a Pool Relocation Management Agreement (which Pool Relocation Management Agreement is then an Eligible Contract) and (ii) is substantially in the form of Home Purchase Contract attached as Exhibit C, with such Permitted Changes to such form as may be made by the Originator in the ordinary course of its business (or such other form as has been approved in writing by the Buyer and its successors and assigns); or
(d)a Home Sale Contract that (i) was entered into under or in connection with a Pool Relocation Management Agreement (which Pool Relocation Management Agreement is then an Eligible Contract), (ii) has been duly executed and delivered by the applicable Ultimate Buyer and is in full force and effect and (iii) is substantially in the form of the contract of purchase and sale used in the area where the property is located, or on a form prescribed by the Originator for that area, with such amendments and additions as may be reasonably negotiated to efficiently sell the Home (or such other form as has been approved in writing by the Buyer and its assignees and assigns).
“Eligible Governmental Obligor” shall mean each governmental obligor which is party to a Guaranteed Government Contract and specifically approved as an “Eligible Governmental Obligor” (a) in that certain letter agreement, dated December 16, 2011, by and between the Originator and the Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, or (b) in any other written agreement among the Buyer, the Issuer and the Majority Investors.

“Eligible Home” shall mean a Home (a) that is located within the United States, (b) record title for which is not in the name of any Transaction Party or any Affiliate of a Transaction Party and (c) that satisfies the requirements specified in the definition of “Home” in the applicable Pool Relocation Management Agreement or, if such term is not defined therein, in the applicable Home Sale Service Supplement; provided, however, that a Home that does not satisfy the requirement specified in clause (b) may nonetheless be treated as an Eligible Home if and to the extent that either (i) title is recorded on terms and conditions reasonably satisfactory to the Buyer and its assignees or (ii) the aggregate Unpaid Balance of all Eligible Unsold Home Receivables that do not satisfy the requirement specified in clause (b) would not exceed 10% of the aggregate Unpaid Balance of all Eligible Unsold Home Receivables; and provided, further, that a Home that does not satisfy the requirements specified in clause (c) may nonetheless constitute an Eligible Home if and to the extent that (i) the applicable Employer has acknowledged in writing that such property

Appendix A-6

constitutes a “Special Home Transaction” within the meaning of the applicable Home Sale Service Supplement and (ii) the Originator and its Affiliates followed all necessary procedures and obtained all necessary approvals with respect to such Home (including without limitation approvals of the applicable Employer) as may be required by the Credit and Collection Policy and the customary practices of the Originator with respect to such Homes.
“Eligible Obligor” shall mean an Obligor that:
(a)is either a United States resident (which term includes a United States division or branch of an entity organized in a jurisdiction outside of the United States, so long as such division or branch maintains a place of business in the United States to which Receivables are billed) or a Foreign Obligor;
(b)is not the United States of America, any state or local government or any agency or instrumentality of any of the foregoing unless such Obligor qualifies as an Eligible Governmental Obligor;
(c)is not an Affiliate of the Originator or the Buyer;
(d)is not the subject of an Insolvency Proceeding; and
(e)has been instructed by the Originator to remit all payments on the Cartus Purchased Assets directly to one of the Lockboxes or Lockbox Accounts.
“Eligible Receivable” shall mean any Receivable:
(a)the Obligor of which is an Eligible Obligor;
(b)that is denominated and payable only in Dollars, British pounds sterling, euros, Swiss francs, Canadian dollars, Hong Kong dollars or Japanese yen;
(c)that was generated in the ordinary course of the Originator’s business;
(d)    either (1) with respect to which all of the Originator’s right, title and interest has been (or will be, at the time such Receivable becomes included in the Cartus Purchased Assets) validly transferred to the Buyer under and in accordance with the terms of this Agreement; or (2) with respect to any CFC Receivable only, that arose out of or with respect to an Equity Payment, Mortgage Payment or Mortgage Payoff made by the Buyer in respect of a CFC Home Purchase Contract;

Appendix A-7

(e)    that arises under or in connection with a Pool Relocation Management Agreement that is then an Eligible Contract, and with respect to which any Home Sale Contract, Home Purchase Contract or Equity Advance Agreement relating to such Receivable is also an Eligible Contract;
(f)(i) that is not a Defaulted Receivable, (ii) in the case of a Billed Receivable for which the related Obligor is a Foreign Obligor, has not been outstanding for more than 60 days after the due date thereof and (iii) in the case of a Billed Receivable for which the related Obligor is a Designated Obligor December 2019, in the event 5% or more of the aggregate Unpaid Balance of all Billed Receivables for which the related Obligor is a Designated Obligor December 2019 has been outstanding for more than 20 days after the due date thereof, has not been outstanding after the due date thereof;
(g)    that is an “eligible asset” within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended;
(h)    that constitutes an “account” or a “general intangible” or “chattel paper” and not an “instrument” (except in the case of an Equity Loan, to the extent the same is evidenced by an Equity Loan Note), in each case within the meaning of the New York UCC;
(i)    the transfer of which (including without limitation the sale by the Originator to the Buyer or by the Buyer to ARSC) does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance that applies to the Originator (or, with respect to any CFC Receivable only, the Buyer) (including without limitation the related Contract), and the sale, assignment or transfer of which, and the granting of a security interest in which, does not require the consent of the Obligor thereof or any other Person other than any such consent that has been previously obtained and is in effect; provided, however, that a Receivable arising out of a Relocation Management Agreement that is subject to a restriction on assignment may nonetheless be an Eligible Receivable hereunder if such restriction is not effective under Section 9-406 or Section 9-408 of the UCC, as applicable;
(j)    that has not been compromised, adjusted, amended or otherwise modified (including by extension of time for payment or the granting of any discounts, allowances or credits) except in a manner that is expressly permitted under Section 3.10(b) of the Transfer and Servicing Agreement;
(k)    that, together with the Contracts related thereto, conforms in all material respects with all applicable laws, rules, regulations, orders, judgments, decrees and determinations of all courts and other Governmental Authorities (whether federal, state, local or foreign and including without limitation usury laws);
(l)    that is not subject to an asserted reduction (other than any reduction on account of any offsetting account payable of the Originator or the Buyer to an Obligor or any Advance Payment made by the related Obligor so long as such reduction is either included in the determination of the Aggregate Employer Balance with respect to the related Obligor, or, in the case of any Advance Payment, subtracted in the determination of the Aggregate Receivable Balance) cancellation, rebate or refund or any dispute, offset, counterclaim, lien or defense whatsoever;

Appendix A-8

(m)    with respect to which the representations and warranties of the Originator in Section 6.1(k) of this Agreement (or with respect to any CFC Receivable only, of the Buyer in Section 6.1(k) of the Receivables Purchase Agreement) are true and correct;
(n)    that represents a bona fide obligation arising under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity;
(o)    that, in the case of a Receivable arising on account of any Equity Payment, Mortgage Payoff, Mortgage Payment, Direct Expenses or any Service Fee or Finance Charge arising in connection with any of the foregoing, relates to an Eligible Home as to which (i) a Home Purchase Contract has been executed and delivered by the related Homeowner and the Originator or the Buyer, as applicable and, to the best knowledge of the Originator (or the Buyer, with respect to CFC Homes only), constitutes the legal, valid and binding obligation of such Homeowner, (ii) a Home Deed has been executed and delivered by the related Homeowner naming the Originator or the Buyer, as applicable, as transferee or with the transferee’s name blank, (iii) such Home Purchase Contract and Home Deed have been delivered to and are then in the possession of the agent of Cartus (with respect to Cartus Homes) or the agent of CFC (with respect to CFC Homes) and (iv) either no Mortgage is outstanding or, if a Mortgage is outstanding, no more than one monthly payment on such Mortgage is past due;
(p)    that, in the case of a Receivable that arises from an Equity Loan, arose under an Equity Advance Agreement that is an Eligible Contract and is then in the possession of the Servicer;
(q)    that, in the case of an Unbilled Receivable, represents the right to payment for services rendered;
(r)    that, in the case of a Billed Receivable (other than an Advance Billing Receivable), has been fully earned by performance; and
(s)    that does not constitute an Excluded Home Receivable.
“Eligible Unsold Home Receivable” shall mean an Unsold Home Receivable that is an Eligible Receivable.

Appendix A-9

“Employer” shall mean a customer of the Originator that has executed a Relocation Management Agreement with the Originator.
“Enhancement Agreement” shall have the meaning provided in the Indenture.

“Environmental Laws” shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
“Equity Advance Agreement” shall mean an equity advance repayment agreement entered into by a Transferred Employee in connection with an Equity Loan or a proposed Equity Loan.
“Equity Loan” shall mean an advance of all or a portion of the Equity Payment to be made to a Homeowner prior to the execution of the Home Purchase Contract by such Homeowner.
“Equity Payment” shall mean, with respect to any Homeowner, a payment or credit (other than an Equity Loan) made to such Homeowner at the time of, or following the execution of, the related Home Purchase Contract by such Homeowner in respect of its equity interest in a Home as determined pursuant to the applicable Home Purchase Contract.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, each as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer with the Originator under Section 414 of the Code.
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)a case or other proceeding has been commenced in any court without the application or consent of such Person, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law (foreign or domestic) relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and such case or proceeding continues undismissed or unstayed and in effect for a period of 60 days; or an order for relief with respect to such Person has been entered in an involuntary case under the Bankruptcy Code or other similar laws (foreign or domestic) now or hereafter in effect; or
(b)such Person has commenced a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shallmake any general assignment for the benefit of creditors, or shall admit in writing its inability to, pay its debts generally as they become due.

Appendix A-10

“Excluded Asset” shall mean any receivable or related asset that arises under or relates to an Excluded Contract.
“Excluded Contract” shall mean (a) any of the following, to the extent that either the same have not been identified as Pool Relocation Management Agreements or all Cartus Receivables and CFC Receivables arising thereunder have been the subject of a Cartus Noncomplying Asset Adjustment or CFC Noncomplying Asset Adjustment that has been fully paid: (i) if the Originator merges with any other Person that is engaged in the relocation management business, any agreement for relocation management services originated by such other Person prior to the date of such merger and, so long as such business is maintained and operated as a separate division of the Originator, any additional agreements for relocation management services originated by such division; provided that, any agreement for relocation management services originated by Primacy Relocation, LLC prior to its merger with the Originator on December 31, 2010 shall not constitute “Excluded Contracts” pursuant to this clause (i), (ii) any agreement for relocation management services that has not yet been incorporated into the Originator’s Atlas operating system; provided that, for purposes of clarity, agreements for relocation management services described in this clause (ii) that are subsequently incorporated into the Originator’s Atlas operating system shall thereafter no longer constitute “Excluded Contracts” pursuant to this clause (ii), (iii) any agreement for relocation management services that is not an Eligible Contract or (iv) any agreement for relocation management services the receivables arising under which would not be Eligible Receivables because the Employer party thereto is not obligated to provide reimbursement for losses on resale of homes or because the homes relating to such agreement would be located solely outside of the United States and (b) any home purchase contract, home sale contract, equity advance repayment agreement or similar agreement that is not an Eligible Contract or that is entered into pursuant to any agreement referred to in clause (a) above.
“Excluded Home” shall mean a Home that, at the time of purchase thereof pursuant to a Pool Relocation Management Agreement, (a) either (i) does not fit one or more of the characteristics set forth in the definition of “Home” in the related Home Sale Service Supplement, (ii) involves special terms, conditions, pricing and/or other considerations or requires material deviations from the procedures set forth in the related Home Sale Service Supplement, or (iii) is located in an area that has been (or is reasonably anticipated to be) directly or indirectly subject to a natural or man-made disaster that materially and adversely affects the salability of the Home or the ability to finance the Home or is subject to severe market challenges because of the nature or location of the Home, and (b) is identified by Cartus or CFC, at the time of purchase thereof pursuant to a Pool Relocation Management Agreement, as an “Excluded Home.”
“Excluded Home Receivable” shall mean a Receivable that arises pursuant to the sale or prospective sale of an Excluded Home.
“Final Payout Date” shall mean the earlier of the date after the satisfaction and discharge of the Indenture pursuant to Article IV thereof on which either (i) all of the Notes have

Appendix A-11

been paid in full or (ii) the Unpaid Balance of all outstanding Cartus Receivables has been reduced to zero; provided that for purposes of this definition of Final Payout Date, the Unpaid Balance of a Defaulted Receivable shall be deemed to be outstanding until all Homes related thereto have been sold and such Receivable has been written off as uncollectible.
“Finance Charge” shall mean any interest, late payment fee or other finance charge with respect to a Receivable or other Related Property, including without limitation any interest accrued or to accrue on an Equity Loan, Equity Payment, Mortgage Payoff or Mortgage Payment under the terms of the applicable Contract or Contracts.
“Foreign Obligor” shall mean an Obligor that is a resident of the United Kingdom, the Swiss Confederation, Canada, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan, the Republic of Singapore, Germany, Netherlands, France, the Republic of Ireland or Belgium (including a division or branch of an entity not organized in any such jurisdiction, so long as such division or branch maintains a place of business in any such jurisdiction to which Receivables are billed).
“GAAP” shall mean generally accepted accounting principles, including the opinions, statements and pronouncements of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the Securities and Exchange Commission, as in effect from time to time.
“Governmental Authority” shall mean the United States of America, any State or other political subdivision thereof and any entity in the United States of America or any applicable foreign jurisdiction that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranteed Government Contract” shall mean any Relocation Management Agreement between Cartus and an Eligible Governmental Obligor which qualifies as an Eligible Contract and which has been designated as a Pool Relocation Management Agreement under the Purchase Agreement.”
“Guaranty” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses, agrees to purchase or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions on the shares of any other Person.
“Hazardous Material” shall mean (a) any “hazardous substance” as defined under CERCLA, (b) any “hazardous waste” as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as amended, (c) any petroleum product or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Laws.
“Home” shall mean a family residence or other improved real estate that is the subject of any services provided under a Pool Relocation Management Agreement, including

Appendix A-12

without limitation any Home or property subject to a “Special Home Transaction” within the meaning of the applicable Home Sale Service Supplement.
“Home Deed” shall mean, with respect to any Home, a deed or other instrument of conveyance executed by the related Homeowner that effects the conveyance of such Home pursuant to the related Home Purchase Contract.
“Home Purchase Contract” shall mean the contract by which a Home is purchased from a Homeowner pursuant to, or in connection with, a Pool Relocation Management Agreement.
“Home Sale Contract” shall mean, with respect to any Home, the contract by which such Home is sold to an Ultimate Buyer.
“Home Sale Proceeds” shall mean, with respect to any Home, the cash sale proceeds received upon the sale of such Home to an Ultimate Buyer, net of any unpaid mortgage loan amounts, closing costs, brokerage costs, commissions owed to third parties and any other amounts payment of which are necessary to clear title to such Home.
“Home Sale Service Supplement” shall mean a supplement to a Pool Relocation Management Agreement substantially in the form attached as Exhibit C.
“Homeowner” shall mean, with respect to any Home, the Transferred Employee and any other homeowner of record with respect to such Home.
“Indebtedness” of any Person shall mean, in the aggregate, without duplication, (i) all indebtedness, obligations and other liabilities of such Person and its Subsidiaries that are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of such Person and its Subsidiaries, other than (x) accounts payable and accrued expenses, (y) advances from clients obtained in the ordinary course of the relocation management services business of any such Person and (z) current and deferred income taxes and other similar liabilities, (ii) the maximum aggregate amount of all liabilities of such Person or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person or one of its Subsidiaries and (iii) all other obligations or liabilities of such Person or any of its Subsidiaries with respect to the discharge of the obligations of any Person other than itself or one of its Subsidiaries. For purposes of the Transaction Documents, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
“Indebtedness for Borrowed Money” shall mean, with respect to any Person, (i) any Indebtedness of such Person, contingent or otherwise, in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto) but excluding capitalized lease obligations and excluding obligations representing the deferred and unpaid purchase price of any property.

Appendix A-13

“Indenture” shall mean the Indenture dated as of April 25, 2000 by and between the Issuer and the Indenture Trustee.
“Indenture Supplement” shall have the meaning set forth in the Indenture.

“Indenture Trustee” shall mean U.S. Bank National Association, a national banking association, as indenture trustee under the Indenture, and any successor thereto.
“Independent Director” shall mean, with respect to the Buyer, ARSC or the Issuer, an individual who is an Independent Director as defined in the organizational documents of such entity as in effect on the date of this Agreement.
“Insolvency Proceeding” shall mean, with respect to any Person, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any Federal or state bankruptcy or similar law or any other proceeding of the type described in the definition of Event of Bankruptcy, whether voluntary or involuntary.
“Issuer” shall mean Apple Ridge Funding LLC, a Delaware limited liability company.
“Lien” shall mean, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment in its business that secures payment or performance of any obligation, and includes any mortgage, lien, pledge, encumbrance, charge, retained security title of a conditional vendor or lessor or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of security title, financing or similar statement or notice or arising as a matter of law, judicial process or otherwise.
“Lockbox” shall mean any post office box to which the Obligors remit Cartus Collections established pursuant to the Transfer and Servicing Agreement.
“Lockbox Account” shall mean any lockbox account, concentration account, depositary account or similar account (including any associated demand deposit account) established pursuant to the Transfer and Servicing Agreement, in which any Cartus Collections or CFC Collections are collected or deposited.
“Lockbox Agreement” shall have the meaning provided in the Transfer and Servicing Agreement.
“Lockbox Bank” shall mean any institution at which a Lockbox or Lockbox Account is maintained.
“Management Fee Receivable” shall mean any Eligible Receivable consisting of management fee revenue, intercultural fees, interest on disbursement, referral recovery, delivery and wire.

Appendix A-14

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Originator, (b) the ability of the Originator to perform its obligations under any Transaction Document or all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by the Originator under any Transaction Document, (d) the status, existence, perfection or priority of the interest of the Buyer (and its assignees) in the Cartus Purchased Assets, taken as a whole, in each case free and clear of any Lien (other than Permitted Liens) or (e) the validity, enforceability or collectibility of all or any substantial portion of the ARSC Purchased Assets.
“Monthly Period” shall mean (i) a calendar month or (ii) with respect to the initial Monthly Period for any Series, the period commencing on the closing date with respect to such Series and ending on the last day of the same month, or such other period set forth in the related Indenture Supplement.
“Mortgage” shall mean, with respect to a Home, either or both of (a) any indebtedness of the relevant Homeowner secured by a mortgage, deed of trust or other Lien on such Home and (b) such mortgage, deed of trust or other Lien, as the context may require.
“Mortgage Payment” shall mean, with respect to any Home, any payment actually made under any Mortgage on such Home (other than a Mortgage Payoff), including without limitation payments of principal and interest and for taxes and insurance.
“Mortgage Payoff” shall mean, with respect to any Home, the amount, if any, paid to retire the entire remaining principal balance of any Mortgage on such Home, together with interest accrued thereon to the date of payment.
“Notes” shall have the meaning set forth in the Indenture.
“Obligor” shall mean, with respect to any Contract, the Person or Persons obligated to make payments in respect of Receivables arising thereunder, including without limitation (i) with respect to any Equity Payment, Mortgage Payoff or Mortgage Payment, the related Employer, (ii) with respect to any Equity Loan, both the Transferred Employee and the related Employer and (iii) with respect to any Unsold Home Receivable, the Employer party to the related Relocation Management Agreement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Originator” shall mean Cartus and its successors and permitted assigns.
“Originator Adjustment” shall have the meaning set forth in Section 4.3(c).
“Originator Assets” shall have the meaning set forth in Section 2.1(a).
“Originator Dilution Adjustment” shall have the meaning set forth in Section 4.3(b).

Appendix A-15

“Originator Receivables” shall have the meaning set forth in Section 2.1(a). “Originator Related Assets” shall have the meaning set forth in Section 2.1(a). “Originator Related Property” shall have the meaning set forth in Section 2.1(a).
“Other Reimbursable Expense” shall mean a cost or expense that is incurred and paid in connection with services under a Pool Relocation Management Agreement or reimbursable by the Obligor under the applicable Pool Relocation Management Agreement, and that is not included in the calculation of Direct Expenses thereunder.
“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.
“Performance Guaranty” shall mean each of (a) that certain performance guarantee dated as of May 12, 2006, executed by the Performance Guarantor in favor of the Buyer and the Issuer and (b) on or after the consummation of the Merger Transaction (as defined in the Indenture Supplement for the Series 2011-1 Notes), that certain performance guarantee dated on or about the date of the Merger Transaction, executed by the Performance Guarantor in favor of the Buyer and the Issuer.
“Performance Guarantor” shall mean each of (a) Anywhere and (b) on or after the consummation of the Merger Transaction, Compass.
“Permitted Change” shall mean, with respect to any Contract the form of which is attached hereto in Exhibit C, any revisions or modifications to such form that (i) are made by the Originator in the ordinary course of its business consistent with the Credit and Collection Policy, (ii) do not, individually or in the aggregate, materially adversely affect the collectibility of the Cartus Receivables or any Receivables arising under or in connection with any CFC Home Purchase Contract, (iii) do not, individually or in the aggregate, materially alter (in a manner adverse to the Originator or any of its assigns) the reimbursement or indemnification obligations of such Obligor thereunder or the composition of the losses, costs or expenses to which such reimbursement or indemnification obligations pertain, (iv) would not cause such Contract to cease to be an Eligible Contract or the Receivables arising thereunder to cease to be Eligible Receivables and (v) do not violate any of the terms and provisions of this Agreement.
“Permitted Exception” shall mean that, with respect to any representation, warranty or covenant with respect to the interest of the Buyer and its assignees in the ARSC Purchased Assets or any Servicer Default, that (i) prior to recordation (A) pursuant to Section 8.3 of this Agreement and/or Section 2.01(d)(i) of the Transfer and Servicing Agreement or (B) upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee, and no recordation in real estate records of any mortgage or any conveyance pursuant to the related Home Purchase Contract or Home Sale Contract in favor of any Transaction Party or any of the Buyer’s assignees and assigns pursuant to the Receivables Purchase Agreement will be made except as otherwise permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement and (ii) no delivery of any Home Purchase Contracts, Home Deeds and Equity Loan Notes to any custodian will be required.

Appendix A-16

“Permitted Lien” shall mean:
(a)with respect to any Home, the related Receivables or Related Property with respect thereto, (i) an inchoate Lien on the Home for real estate taxes not yet due and payable, (ii) a Mortgage on the Home created by the related Transferred Employee and (iii) any Lien that is fully covered by the terms of the indemnity provisions of the applicable Pool Relocation Management Agreement and that arises in the ordinary course of the Originator’s business;
(b)with respect to any Cartus Purchased Asset, any Lien in favor of the Buyer pursuant to this Agreement; and
(c)with respect to any ARSC Purchased Asset, any Lien created pursuant to the Transaction Documents.
“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.
“Plan” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA) currently sponsored, maintained or contributed to by the Originator or any ERISA Affiliate or with respect to which the Originator or any ERISA Affiliate has any liability.
“Pool Relocation Management Agreement” shall have the meaning set forth in
Section 2.1(a).
“Prime Rate” shall mean the Prime Rate as most recently published in The Wall
Street Journal in New York City.
“Purchase” shall mean each purchase of Cartus Receivables and other Cartus Purchased Assets by the Buyer from the Originator hereunder.
“Realogy” shall mean Realogy Group LLC (f/k/a Realogy Corporation), a Delaware limited liability company, and any successors thereto.
“Receivable” shall mean any right arising under a Contract to receive any payment or any funds from or on behalf of an Obligor, whether or not earned by performance and whether constituting an account, chattel paper, instrument, general intangible or otherwise. The term “Receivable” includes without limitation rights to payment (whether matured or unmatured and whether absolute or contingent) arising out of or with respect to Equity Loans, Equity Payments, Direct Expenses, Mortgage Payments, Mortgage Payoffs, Service Fees and Other Reimbursable Expenses and the right to payment of any and all Finance Charges with respect to any of the foregoing, whether such amounts are owed by an Employer, a Transferred Employee, an Ultimate Buyer or any other Obligor.    The change of a Receivable’s status from that of Unsold Home Receivable to Unbilled Receivable or from Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Receivable for any purpose hereunder.

Appendix A-17

“Receivables Activity Report” shall have the meaning provided in the Transfer and Servicing Agreement.
“Receivables Purchase Agreement” shall mean the receivables purchase agreement dated as of April 25, 2000, by and between CFC and ARSC.
“Records” shall mean all Contracts, purchase orders, invoices, customer lists, credit files and other agreements, documents, books, records and other media for the storage of information (including without limitation tapes, disks, punch cards, computer software and databases and related property) with respect to the Receivables, the Related Property and/or the related Obligors.
“Related Property” shall mean, with respect to any Receivable, (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the related Relocation Management Agreement or any other Contract related to such Receivable or otherwise; (ii) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (iii) all rights under warranties, indemnities or insurance with respect to such Receivable, related Contracts, Cartus Related Assets (with respect to Cartus Receivables) or CFC Related Assets (with respect to the CFC Receivables), (iv) all rights to the Cartus Home Sale Proceeds arising out of or with respect to any Cartus Homes and CFC Home Sale Proceeds arising out of or with respect to any CFC Homes under the related Relocation Management Agreement and (v) all Records.
“Relocation Management Agreement” shall mean an agreement pursuant to which the Originator agrees to provide employee relocation, asset management or other services, as the same may be amended, restated or otherwise modified from time to time, including any and all supplements thereto, and any similar agreement, howsoever denominated, and any agreement for intercultural services.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii)
(a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Self-Funding Obligor” shall mean an Employer that deposits funds with the Originator in order to fund Equity Payments, Other Reimbursable Expenses or other payments made to or on behalf of the Transferred Employees of such Employer under the terms of the Employer’s Relocation Management Agreement.

Appendix A-18

“Seller Adjustment” shall have the meaning set forth in the Receivables Purchase Agreement.

“Series” shall have the meaning set forth in the Indenture.

“Series Enhancer” shall have the meaning set forth in the Indenture.

“Service Fee” shall mean any fee payable by an Employer under a Pool Relocation Management Agreement, including without limitation any fee payable with respect to the marketing and sale of a particular Home or otherwise in connection with any employee relocation services or asset management services performed under or in connection with such Pool Relocation Management Agreement.
“Servicer” shall mean the Originator, in its capacity as the Servicer under the Transfer and Servicing Agreement, and any successor thereto in such capacity appointed pursuant to Article IX of the Transfer and Servicing Agreement.
“Servicer Default” shall have the meaning set forth in the Transfer and Servicing
Agreement.
“Servicer Dilution Adjustment” shall have the meaning set forth in the Transfer and Servicing Agreement.
“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation (notwithstanding that at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or other persons performing similar functions is at the time directly or indirectly owned by such Person.
“Surviving Entity” shall have the meaning provided in Section 7.3(c)(i). “Termination Date” shall mean the date specified by the Indenture Trustee following the occurrence of a CFC Purchase Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either the Originator or the Buyer, the Termination Date shall be deemed to have occurred automatically without any such notice.
“Transaction Documents” shall mean, collectively, this Agreement, the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Performance Guaranty, the CFC Subordinated Note, the Lockbox Agreements and all agreements, instruments, certificates, reports and documents (other than any of the Contracts) executed and delivered or to be executed and delivered under or in connection with any of the foregoing, as any of the foregoing may be amended, supplemented, restated or otherwise modified from time to time.
“Transaction Party” shall mean the Buyer, the Originator, ARSC, the Issuer or the Servicer (so long as the Servicer is the Originator or an Affiliate thereof).

Appendix A-19

“Transfer and Servicing Agreement” shall mean the transfer and servicing agreement dated as of April 25, 2000 by and between the Originator, the Buyer, ARSC, the Servicer and the Issuer.
“Transferred Employee” shall mean an individual designated by an authorized representative of an Employer pursuant to the applicable Relocation Management Agreement as a person entitled to the benefits of such Relocation Management Agreement.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“Ultimate Buyer” shall mean the buyer of a Home from the Originator (or from the Buyer or its assignee, as the case may be).
“Unbilled Receivable” shall mean any Cartus Receivable or CFC Receivable (other than any Unsold Home Receivable) that has not yet been billed to the related Obligor.
“Unmatured Servicer Default” shall have the meaning set forth in the Transfer and Servicing Agreement.
“Unpaid Balance” of any Receivable shall mean at any time the Dollar Equivalent of the unpaid amount thereof at such time; provided, however, that the Unpaid Balance of
Unsold Home Receivables with respect to any Home shall be the aggregate amount (without duplication) of Receivables arising from Equity Payments, Mortgage Payoffs, Mortgage Payments and Equity Loans in respect of such Home.
“Unsold Home Receivable” shall mean any Cartus Receivable or CFC Receivable, including any Finance Charges in respect thereof, incurred in respect of an Equity Loan, Equity Payment, Mortgage Payment, Mortgage Payoff or Direct Expenses on a Home that has not yet been sold to an Ultimate Buyer (or the sale of which has not been closed or the Home Sale Proceeds of which have not been received).
B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.
C. Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words ‘to” and “until’ means “to but excluding”.
D. Reference. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”, “Appendix”, “ Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement. To the

Appendix A-20

extent any Receivables are denominated in any currency other than Dollars, all references herein to the amount of such Receivables shall mean the Dollar Equivalent of the amount of such Receivables. References herein to this Agreement, the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Indenture and the Performance Guaranty shall mean and be references to each such document as amended and modified by that certain Omnibus Amendment, Agreement and Consent, dated December 20, 2004, that certain Second Omnibus Amendment, dated January 31, 2005, that certain Amendment, Agreement and Consent, dated January 30, 2006, that certain Third Omnibus Amendment, Agreement and Consent, dated May 12, 2006, that certain Fourth Omnibus Amendment dated November 29, 2006, that certain Fifth Omnibus Amendment, dated April 10, 2007, that certain Sixth Omnibus Amendment, dated June 6, 2007, and that certain Seventh Omnibus Amendment, dated December 14, 2011.

Appendix A-21

Exhibit E

Marked Receivables Purchase Agreement

[Attached]

CONFORMED COPY AS AMENDED BY:
1.Omnibus Amendment, Agreement and Consent dated December 20, 2004.
2.Second Omnibus Amendment dated January 31, 2005
3.Third Omnibus Amendment, Agreement and Consent dated May 12, 2006
4.Fifth Omnibus Amendment dated April 10, 2007
5.Seventh Omnibus Amendment dated December 14, 2011
6.Ninth Omnibus Amendment dated June 11, 2015
7. Twenty-Second Omnibus Amendment dated May 29, 2026

RECEIVABLES PURCHASE AGREEMENT
Dated as of April 25, 2000 by and between
CARTUS FINANCIAL CORPORATION
as originator and seller, and
APPLE RIDGE SERVICES CORPORATION
as buyer

Page

ARTICLE I
DEFINITIONS

ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.1 Sale and Purchase 1
Section 2.2 Purchases 3
Section 2.3 No Assumption 3
Section 2.4 No Recourse 3
Section 2.5 True Sales 3
Section 2.6 Servicing of ARSC Purchased Assets 3
Section 2.7 Financing Statements 4

ARTICLE III
CALCULATION OF ARSC PURCHASE PRICE

Section 3.1 Calculation of the ARSC Purchase Price 4

ARTICLE IV
PAYMENT OF ARSC PURCHASE PRICE

Section 4.1 ARSC Purchase Price Payments 4
Section 4.2 The ARSC Subordinated Note 5
Section 4.3 Seller Adjustments; Originator Adjustments 5
Section 4.4 Payments and Computations, Etc. 6

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Sales and Purchases 7
Section 5.2 Conditions Precedent to ARSC Subordinated Loans 7

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Seller 7
Section 6.2 Representations and Warranties of ARSC 12

ARTICLE VII
GENERAL COVENANTS

Section 7.1 Affirmative Covenants of the Seller 12
Section 7.2 Reporting Requirements 16
Section 7.3 Negative Covenants of the Seller 17
Section 7.4 Affirmative Covenants of ARSC 19

ARTICLE VIII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE ARSC PURCHASED ASSETS

Section 8.1 Rights of ARSC 20
Section 8.2 Responsibilities of the Seller 21

Section 8.3 Further Action Evidencing Purchases 21
Section 8.4 Collections; Rights of ARSC and its Assignees 22

ARTICLE IX
TERMINATION
Section 9.1 ARSC Purchase Termination Events 23
Section 9.2 Purchase Termination 24

ARTICLE X
INDEMNIFICATION; SECURITY INTEREST

Section 10.1 Indemnities by the Seller 24
Section 10.2 Security Interest 26

ARTICLE XI
MISCELLANEOUS

Section 11.1 Amendments; Waivers, Etc. 27
Section 11.2 Notices, Etc. 27
Section 11.3 Cumulative Remedies 27
Section 11.4 Binding Effect; Assignability; Survival of Provisions 27
Section 11.5 Governing Law 28
Section 11.6 Costs, Expenses and Taxes 28
Section 11.7 Submission to Jurisdiction 28
Section 11.8 Waiver of Jury Trial 29
Section 11.9 Integration 29
Section 11.10 Captions and Cross References 29
Section 11.11 Execution in Counterparts 29
Section 11.12 Acknowledgment and Consent 29
Section 11.13 No Partnership or Joint Venture 30
Section 11.14 No Proceedings 30
Section 11.15 Severability of Provisions 30
Section 11.16 Recourse to the Seller 31
Section 11.17 Recourse to ARSC 31
Section 11.18 Confidentiality 31
Section 11.19 Conversion 31

APPENDIX

APPENDIX A Definitions

SCHEDULES
SCHEDULE 2.1 List of CFC Home Purchase Contracts
SCHEDULE 6.1(n) Principal Place of Business and Chief Executive Office of the Seller and

List of Offices Where the Seller Keeps CFC Records
SCHEDULE 6.1(q) List of Legal Names for Cartus Financial Corporation
SCHEDULE 11.2 Notice Addresses

EXHIBITS

EXHIBIT 2.1 Form of Notice of Additional CFC Home Purchase Contracts
EXHIBIT 4.2 Form of ARSC Subordinated Note

RECEIVABLES PURCHASE AGREEMENT
THIS RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) dated as of April 25, 2000 made by and between CARTUS FINANCIAL CORPORATION, a Delaware corporation, as originator and seller (the “Seller”) and APPLE RIDGE SERVICES CORPORATION, a Delaware Corporation, as buyer (“ARSC”).
WHEREAS, the Seller has purchased certain Receivables and Related Assets from Cartus Corporation (“Cartus”) and from time to time hereafter will create, and will purchase from Cartus, additional Receivables and Related Assets; and
WHEREAS, the Seller wishes to sell Receivables and Related Assets that it now owns and Receivables and Related Assets that it from time to time hereafter will own to ARSC, and ARSC is willing to purchase such Receivables and Related Assets from the Seller from time to time, on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, ARSC intends to transfer the ARSC Purchased Assets to the Issuer from and after the Closing Date pursuant to the terms of the Transfer and Servicing Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS
Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Part A of Appendix A or as specified in Appendix A of the Purchase Agreement. In addition, this Agreement shall be interpreted in accordance with the conventions set forth in Parts B, C and D of Appendix A.

ARTICLE II

SALE AND PURCHASE OF ASSETS
Section 2.1    Sale and Purchase.
(a)Agreement. Upon the terms and subject to the conditions hereof, ARSC agrees to buy, and the Seller agrees to sell, all of the Seller’s right, title and interest in and to the following:
(i)all Cartus Purchased Assets owned by the Seller on the Closing Date or thereafter purchased, and all rights of the Seller under the Purchase Agreement and the Performance Guaranty with respect to the Cartus Purchased Assets (collectively, the “Seller Purchased Assets”);
(ii)all Receivables arising out of or with respect to Equity Payments, Mortgage Payments and Mortgage Payoffs made by or on behalf of the Seller in respect of Home Purchase Contracts to which CFC is a party from and after the Closing Date (including, without limitation, all CFC Designated Receivables) (collectively, the “Seller Receivables”);
(iii)all Related Property with respect to the Seller Receivables (collectively, the “Seller Related Property”);
(iv)all CFC Collections; and
(v)all proceeds of and earnings on any of the foregoing.
The items listed above in clauses (iii), (iv) and (v), whenever and wherever arising, are collectively referred to herein as the “Seller Related Assets.” The Seller Purchased Assets, the Seller Receivables and the Seller Related Assets are sometimes collectively referred to herein as the “Seller Assets.”
As used herein, “CFC Purchased Assets” means Seller Purchased Assets that are being purchased or have been Purchased by ARSC hereunder; “CFC Receivables” means Seller Receivables that are being purchased or have been Purchased by ARSC hereunder; “CFC Related Property” means Seller Related Property that is being purchased or has been Purchased by ARSC hereunder; “CFC Related Assets” means Seller Related Assets that are being purchased or have been Purchased by ARSC hereunder; and “ARSC Purchased Assets” means Seller Assets that are being purchased or have been Purchased by ARSC hereunder.
Schedule 2.1 sets forth a list of all CFC Home Purchase Contracts as of the Closing Date. Each new Home Purchase Contract that is not an Excluded Contract and that is entered into by the Seller on any day in a month shall be added to the CFC Home Purchase Contracts and shall be reported on the last day of such month by delivering a notice as set forth in Exhibit 2.1 to ARSC or its designee, whereupon Schedule 2.1 shall be amended by the Seller to add such new Home Purchase Contract to the list of CFC Home Purchase Contracts set forth therein. On or prior to the date of the delivery of any such notice, the Seller shall indicate, or cause to be indicated, in its computer files, books and records that the CFC Receivables and other ARSC Purchased Assets then existing and thereafter created pursuant to or in connection with each such CFC Home Purchase Contract are being transferred to ARSC pursuant to this Agreement.
(b)    Treatment of Certain Receivables and CFC Related Assets. It is expressly understood that (i) each Pool Receivable sold to ARSC hereunder, together with all other Cartus Purchased Assets and all CFC Related Assets then existing or thereafter created and arising with respect thereto, will thereafter be the property of ARSC (or its assignees), without the necessity of any further purchase or other action by ARSC (other than satisfaction of the conditions set forth herein) and (ii) the change of a Receivable’s status from that of Unsold Home Receivable

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to Unbilled Receivable or from Unbilled Receivable to Billed Receivable shall not be deemed the creation of a new Receivable for any purpose.
Section 2.2    Purchases. On the Closing Date, ARSC shall purchase all of the Seller’s right, title and interest in and to all Seller Assets and in any property described in clause (vi) of Section 2.1 existing as of the close of business on the immediately preceding Business Day. On each Business Day thereafter until the ARSC Termination Date, ARSC shall purchase all of the Seller’s right, title and interest in and to all Seller Assets and in any property described in clause (vi) of Section 2.1 existing as of the close of business on the immediately preceding Business Day that were not previously purchased by ARSC hereunder.
Notwithstanding the foregoing, if an Insolvency Proceeding is pending with respect to either the Seller or ARSC prior to the Termination Date, the Seller shall not sell and ARSC shall not buy any ARSC Purchased Assets hereunder unless and until such Insolvency Proceeding is dismissed or otherwise terminated.
Section 2.3    No Assumption. The sales and Purchases of ARSC Purchased Assets do not constitute and are not intended to result in a creation or an assumption by ARSC or its successors and assigns of any obligation of Cartus, the Seller or any other Person in connection with the ARSC Purchased Assets (other than such obligations as may arise from the ownership of the Pool Receivables) or under the related Contracts or any other agreement or instrument relating thereto, including without limitation any obligation to any Obligors or Transferred Employees. None of the Servicer, ARSC or ARSC’s assignees shall have any obligation or liability to any Obligor, Transferred Employee or other customer or client of Cartus (including without limitation any obligation to perform any of the obligations of Cartus under any Relocation Management Agreement, Cartus Home Purchase Contract, Cartus Related Property or any other agreement or any obligation of the Seller under any CFC Home Purchase Contract), except such obligations as may arise from the ownership of the Pool Receivables.
Except as expressly provided in Section 3.05(j) of the Transfer and Servicing Agreement, no such obligation or liability to any Obligor, Transferred Employee or other customer or client of Cartus is intended to be assumed by the Servicer or its successors and assigns hereunder or under the Transfer and Servicing Agreement, and any such assumption is expressly disclaimed.
Section 2.4    No Recourse. Except as specifically provided in this Agreement, the sale and Purchase of the ARSC Purchased Assets and any other property described in clause (vi) of Section 2.1 (a) under this Agreement shall be without recourse to the Seller; provided, however, that the Seller shall be liable to ARSC and its successors and assigns for all representations, warranties, covenants and indemnities made by it pursuant to the terms of this Agreement (it being understood that such obligations of the Seller will not arise solely on account of the credit-related inability of an Obligor to pay a Receivable).
Section 2.5    True Sales. The Seller and ARSC intend the transfers of ARSC Purchased Assets hereunder to be true sales by the Seller to ARSC that are absolute and irrevocable and to provide ARSC with the full benefits of ownership of the ARSC Purchased Assets, and neither the Seller nor ARSC intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from ARSC to the Seller, secured by the ARSC Purchased Assets.

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Section 2.6    Servicing of ARSC Purchased Assets. Consistent with ARSC’s ownership of all ARSC Purchased Assets and subject to the terms of the Pool Relocation Management Agreements, as between the parties to this Agreement, ARSC shall have the sole right to service, administer and collect all ARSC Purchased Assets, to assign such right and to delegate such right to others. In consideration of ARSC’s purchase of the ARSC Purchased Assets and as more fully set forth in Section 11.12, the Seller hereby acknowledges and agrees that ARSC intends to assign for the benefit of the Issuer and its successors and assigns the rights and interests granted by the Seller to ARSC hereunder, and agrees to cooperate fully with the Issuer and its successors and assigns in the exercise of such rights.
Section 2.7    Financing Statements. In connection with the transfer described above, the Seller agrees, at its expense, to record and file financing statements (and continuation statements when applicable) with respect to the ARSC Purchased Assets conveyed by the Seller meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain the perfection of the transfer and assignment of its interest in the ARSC Purchased Assets to ARSC, and to deliver a file stamped copy of each such financing statement or other evidence of such filing to ARSC as soon as practicable after the Closing Date; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement.

ARTICLE III

CALCULATION OF ARSC PURCHASE PRICE
Section 3.1    Calculation of the ARSC Purchase Price.
(a)Intentionally Omitted
(b)With respect to the Purchase of any ARSC Purchased Assets by ARSC from the Seller pursuant to Article II, (i) on the Closing Date, ARSC shall pay to the Seller a purchase price equal to $653,974,274, and (ii) thereafter ARSC shall pay to the Seller, as provided in Section 4.1, a purchase price (each such purchase price, the “ARSC Purchase Price”) in an amount that the Seller and ARSC mutually agree is the fair market value of such ARSC Purchased Asset.
ARTICLE IV

PAYMENT OF ARSC PURCHASE PRICE
Section 4.1    ARSC Purchase Price Payments. On the terms and subject to the conditions of this Agreement, ARSC shall pay to the Seller on the Closing Date the ARSC Purchase Price for the ARSC Purchased Assets sold on such date, by paying such ARSC Purchase Price to the Seller in cash. On each other Business Day in each Monthly Period, on the terms and subject to the conditions of this Agreement, ARSC shall pay to the Seller in cash an amount mutually agreed upon

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by the Seller and ARSC on account of the ARSC Purchase Price for the ARSC Purchased Assets purchased by ARSC during such Monthly Period. Within seven Business Days after the end of each Monthly Period, the Seller shall deliver to ARSC an accounting with respect to all Purchases of ARSC Purchased Assets that were made during such Monthly Period and the aggregate ARSC Purchase Price for all the ARSC Purchased Assets that were purchased by ARSC during such Monthly Period. If the payments on account of the ARSC Purchase Price for such Monthly Period exceed the aggregate ARSC Purchase Price set forth in such report minus the aggregate Originator Adjustments for such Monthly Period calculated pursuant to Section 4.3(c), then the Seller shall promptly pay such excess to ARSC in cash and if the payments on account of the ARSC Purchase Price for such Monthly Period are less than the aggregate ARSC Purchase Price set forth in such report minus the aggregate Originator Adjustments for such Monthly Period calculated pursuant to Section 4.3(c), then ARSC shall promptly pay such deficiency to the Seller in cash. The parties recognize and agree that in order to avoid a multiplicity of wires, and the related bank charges, and to simplify the administration of payments, (i) ARSC shall pay to Cartus as the Originator all payments of the ARSC Purchase Price payable to the Seller hereunder to the extent necessary to satisfy the obligations of the Seller to pay the purchase price to Cartus as the Originator under the Purchase Agreement, (ii) pursuant to the Transfer and Servicing Agreement, ARSC has instructed the Issuer to pay to the Seller or its assignee all amounts owing by the Issuer to ARSC on account of the purchase price thereunder to the extent necessary to satisfy the obligations of ARSC to pay the ARSC Purchase Price to the Seller hereunder, and (iii) the result of the foregoing provisions is that the Issuer will make payments directly to Cartus as the Originator, which payments shall constitute payment from the Issuer to ARSC, from ARSC to the Seller, and from the Seller to Cartus as the Originator, and the obligations of the Seller under this Section 4.1 shall be satisfied to the extent of such payments received by Cartus as the Originator.
Section 4.2    The ARSC Subordinated Note. On the Closing Date, ARSC shall deliver to Cartus the ARSC Subordinated Note in the form set forth as Exhibit 4.2. Pursuant to the terms of, and subject to the limitations set forth in, the ARSC Subordinated Note, ARSC will request from Cartus an advance (each, an “ARSC Subordinated Loan”) on or prior to the ARSC Termination Date for the purpose of purchasing ARSC Purchased Assets hereunder.
Pursuant to the terms of the ARSC Subordinated Note, ARSC shall not request or receive any advance thereunder on any date if the aggregate principal amount outstanding thereunder on such date, after giving effect to such advance, would exceed an amount equal to five times the net worth of ARSC (such maximum amount required to be advanced at any time, the “ARSC Subordinated Note Cap”). The ARSC Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of, the ARSC Subordinated Note.
Notwithstanding any other provision of this Agreement, ARSC shall not use funds borrowed under the ARSC Subordinated Note for any purpose other than paying the ARSC Purchase Price.
Section 4.3    Seller Adjustments; Originator Adjustments
(a)    With respect to any CFC Receivable created by the Seller, if on any day ARSC (or ARSC’s assignee), the Servicer or the Seller determines that (i) any CFC Receivable that (A) was not identified by or on behalf of the Seller in the Daily Seller Report as other than an Eligible Receivable on the Business Day such CFC Receivable was sold hereunder or (B) was otherwise treated as or represented to be an Eligible Receivable in any Receivables Activity Report, was not in fact an Eligible Receivable on such date or (ii) any of the representations or warranties set

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forth in Section 6.1(d) or 6.1(k) was not true when made with respect to such CFC Receivable or the related CFC Related Asset (each such CFC Receivable described in clause (i) or clause (ii), a “CFC Noncomplying Asset”), then the Seller shall pay the aggregate Unpaid Balance of such CFC Receivables (such payment, the “CFC Noncomplying Asset Adjustment”) to ARSC in accordance with Section 4.3(c).
(b) If on any day the Unpaid Balance of any CFC Receivable (i) is reduced as a result of any cash discount or any adjustment by the Seller, (ii) is subject to reduction on account of any offsetting account payable of the Seller to an Obligor or is reduced or cancelled as a result of a set-off in respect of any claim by, or defense or credit of, the related Obligor against the Seller (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iii) is reduced on account of the obligation of the Seller to pay to the related Obligor any rebate or refund (each of the reductions and cancellations described above in clauses (i) through (iii), a “Seller Dilution Adjustment”), then the Seller shall pay such Seller Dilution Adjustment to ARSC in accordance with Section 4.3(c).
(c)    Within seven Business Days after the end of each Monthly Period, the Seller shall pay to ARSC, in accordance with Section 4.4 and as provided in Section 4.1, an amount (an “Originator Adjustment”) equal to the sum of (A) the aggregate Originator Dilution Adjustments, if any, owing on account of each day during such Monthly Period plus (B) the aggregate CFC Noncomplying Asset Adjustments, if any, owing on account of each day during such Monthly Period. The CFC Receivables that gave rise to any CFC Noncomplying Asset Adjustment shall remain the property of ARSC. From and after the day on which any Cartus Noncomplying Asset Adjustment or CFC Noncomplying Asset Adjustment is made, any collections received by ARSC that are identified as proceeds of the Receivables that gave rise to such Cartus Noncomplying Asset Adjustment or CFC Noncomplying Asset Adjustment and any Related Property with respect to such Receivable shall be promptly returned to the Seller.
(d)    The Seller shall pay to ARSC in cash, on the date of receipt by the Seller, any payment in respect of Originator Adjustments relating to the ARSC Purchased Assets made by Cartus to the Seller pursuant to the Purchase Agreement. The Seller shall instruct Cartus to deposit all payments in respect of such Originator Adjustments directly in the Collection Account.
Section 4.4    Payments and Computations, Etc. All amounts to be paid by the Seller to ARSC hereunder shall be paid in accordance with the terms hereof no later than 11:00 a.m. (New York time) on the day when due in United States dollars in immediately available funds to an account specified in writing from time to time by ARSC or its designee. Payments received by ARSC after such time shall be deemed to have been received on the next Business Day. If any payment becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. The Seller shall pay to ARSC, on demand, interest on all amounts not paid when due hereunder at a rate equal to the Prime Rate plus 2% per annum; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of

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days elapsed (including the first day but excluding the last day). All payments made under this Agreement shall be made without set-off or counterclaim.

ARTICLE V CONDITIONS PRECEDENT
Section 5.1    Conditions Precedent to Sales and Purchases. No Purchase of
ARSC Purchased Assets shall be made hereunder on any date on which ARSC does not have sufficient funds available to pay the ARSC Purchase Price in cash (including cash made available to ARSC under the ARSC Subordinated Loan).
Section 5.2    Conditions Precedent to ARSC Subordinated Loans. ARSC shall not request any ARSC Subordinated Loan under the ARSC Subordinated Note unless the following conditions precedent have been satisfied on the date of such ARSC Subordinated Loan:
(a)the ARSC Subordinated Note shall have been duly executed and delivered by ARSC and shall be in full force and effect;
(b)no Event of Bankruptcy shall have occurred and be continuing with respect to ARSC; and
(c)after giving effect to such ARSC Subordinated Loan, the aggregate outstanding principal amount of the ARSC Subordinated Note shall not exceed the ARSC Subordinated Note Cap.

ARTICLE VI REPRESENTATIONS AND WARRANTIES
Section 6.1    Representations and Warranties of the Seller. In order to induce
ARSC to enter into this Agreement and to make Purchases hereunder, the Seller hereby makes the representations and warranties set forth in this Section 6.1, in each case as of the date hereof, as of the Closing Date, as of the date of each Purchase hereunder and as of any other date specified in such representation and warranty.
(a)    Organization and Good Standing. The Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Seller had at all relevant times, and now has, all necessary power, authority and legal right to own and sell the ARSC Purchased Assets.
(b)    Due Qualification. The Seller is duly qualified to do business, is in good standing as a foreign corporation, and has obtained (or has filed all necessary applications for and will obtain within 60 days of the Closing Date) all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals and in which the failure so to qualify or to obtain such licenses

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and approvals or to preserve and maintain such qualification, licenses or approvals could reasonably be expected to give rise to a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary corporate power and authority (A) to execute and deliver this Agreement, the Contracts and the other Transaction Documents to which it is a party, (B) to perform its obligations under this Agreement, the Contracts and the other Transaction Documents to which it is a party and (C) to sell and assign the ARSC Purchased Assets transferred hereunder on and after such date, on the terms and subject to the conditions herein and therein provided and (ii) has duly authorized by all necessary corporate action such sale and assignment and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement, the Contracts and the other Transaction Documents to which it is a party.
(d)    Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, set-over and conveyance to ARSC of all of the Seller’s right, title and interest in, to and under the Pool Receivables transferred hereunder on such date, which is perfected and of first priority (subject to Permitted Liens and Permitted Exceptions) under the UCC and other applicable law, enforceable against creditors of, and purchasers from, the Seller, free and clear of any Lien (other than Permitted Liens); and this Agreement constitutes, and each other Transaction Document to which the Seller is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by the Seller, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under (A) the certificate of incorporation or the by-laws of the Seller or (B) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien on any of the ARSC Purchased Assets pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Seller or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller, which conflict or violation described in this clause (iii), individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Seller threatened, against the Seller before any court, arbitrator, regulatory body, administrative agency or other tribunal or governmental instrumentality and (ii) the Seller is not subject to any order, judgment, decree, injunction,

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stipulation or consent order of or with any court or other government authority that, in the case of either of the foregoing clauses (i) or (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale of any ARSC Purchased Asset by the Seller to ARSC, the creation of a material amount of CFC Receivables or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any other Transaction Document to which it is a party or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)     Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, (i) all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the conveyance of the ARSC Purchased Assets transferred hereunder on and after such date, or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement or any other Transaction Documents to which it is a party have been obtained or made and are in full force and effect and (ii) all filings with any Governmental Authority that are required to be obtained in connection with such conveyance and the execution and delivery by the Seller of this Agreement have been made; provided, however, that prior to recordation pursuant to Section 8.3 or the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee and no recordation in real estate records of the conveyance pursuant to the related Home Purchase Contract or Home Sale Contract shall be made except as otherwise required or permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement.
(h)    Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System). The Seller has not taken and will not take any action to cause the use of proceeds of the sales hereunder to violate said Regulations T, U or X.
(i)    Taxes. The Seller has filed (or there have been filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect.
(j) Solvency. After giving effect to the conveyance of ARSC Purchased Assets hereunder on such date, the Seller is solvent and able to pay its debts as they come due and has adequate capital to conduct its business as presently conducted.
(k) Quality of Title/Valid Transfers.

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(i)    Immediately before the Purchase to be made by ARSC hereunder on such date, each ARSC Purchased Asset to be sold to ARSC shall be owned by the Seller free and clear of any Lien (other than any Permitted Lien), and the Seller shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of ARSC and its successors and assigns in such ARSC Purchased Assets against all creditors of, and purchasers from, the Seller (subject to Permitted Exceptions).
(ii)     With respect to each Pool Receivable transferred hereunder on such date, ARSC shall acquire a valid and (subject to Permitted Exceptions) perfected ownership interest in such Pool Receivable and any identifiable proceeds thereof, free and clear of any Lien (other than any Permitted Liens).
(iii)    Immediately prior to the sale of an ARSC Purchased Asset hereunder on such date, no effective financing statement or other instrument similar in effect that covers all or part of any ARSC Purchased Asset or any interest therein is on file in any recording office except such as may be filed (A) in favor of Cartus in accordance with the Pool Relocation Management Agreements, (B) in favor of the Seller in accordance with the Purchase Agreement, (C) in favor of ARSC pursuant to this Agreement, (D) in favor of ARSC’s successors and assigns pursuant to the Transfer and Servicing Agreement or the Indenture or otherwise filed by or at the direction of ARSC’s successors and assigns or (E) to evidence any Mortgage on a Cartus Home or CFC Home created by a Transferred Employee.
(iv)    The ARSC Purchase Price constitutes reasonably equivalent value for the ARSC Purchased Assets conveyed in consideration therefor on such date, and no purchase of an interest in such ARSC Purchased Assets by ARSC from the Seller constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or subject to subordination under similar laws or principles or for any other reason.
(l)    Eligible Receivables. Each CFC Receivable included in the ARSC Purchased Assets transferred hereunder on such date, unless otherwise identified to ARSC and its assignees by the Seller in the related Daily Seller Report, is an Eligible Receivable on such date.
(m) Accuracy of Information. All written information furnished by the Seller to ARSC or its successors and assigns pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein with respect to the ARSC Purchased Assets transferred hereunder on such date is true and correct in all material respects on such date.
(n)    Offices. The principal place of business and chief executive office of the Seller is located, and the offices where the Seller keeps all CFC Records (and all original documents relating thereto) are located, at the addresses specified in Schedule 6.1(n), except that (i) Home Deeds and related documents necessary to close CFC Home sale transactions, including powers of attorney, may be held by local attorneys or escrow agents acting on behalf of the Seller in connection with the sale of CFC Homes to Ultimate Buyers, so long as such local attorneys are notified that such Home Deeds constitute property of CFC and also are notified of the interest of ARSC’s assignees therein and (ii) CFC Records relating to the ARSC

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Purchased Assets arising under or in connection with any Pool Relocation Management Agreement may be maintained at the offices of the related Employer.
(o)    Payment Instructions to Obligors. The Seller has instructed (i) all Obligors to remit all payments on the ARSC Purchased Assets directly to one of the Lockboxes or Lockbox Accounts, (ii) all Lockbox Banks to deposit all Pool Collections remitted to a Lockbox directly to the related Lockbox Account and (iii) all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds shall be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period.
(p)    Investment Company Act. The Seller is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act. In making such determination, the Seller is not relying exclusively on the exemption from the definition of “investment company” set forth in Section 3(c)(1) or 3(c)(7) of the Investment Company Act. The Seller is not a “covered fund” under the Volcker Rule.
(q)    Legal Names. Except as described in Schedule 6.1(q), since January 1, 1995, the Seller (i) has not been known by any legal name other than its corporate name as of the date hereof, (ii) has not been the subject of any merger or other corporate reorganization that resulted in a change of name, identity or corporate structure and (iii) has not used any trade names other than its actual corporate name.
(r)    Compliance with Applicable Laws. The Seller is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, including without limitation Environmental Laws), a violation of any of which, individually or in the aggregate for all such violations, is reasonably likely to have a Material Adverse Effect.
(s)    Credit and Collection Policy. As of the date each CFC Receivable is transferred hereunder, the Seller has complied in all applicable material respects with the Credit and Collection Policy with respect to such CFC Receivable transferred on such date and the related Contract.
(t)    Environmental. On such date, to the best knowledge of Seller, (i) there are no (A) pending or threatened claims, complaints, notices or requests for information received by Seller with respect to any alleged violation of any Environmental Law in connection with any CFC Home relating to any CFC Receivable transferred hereunder on such date or (B) pending or threatened claims, complaints, notices or requests for information received by Seller regarding potential liability under any Environmental Law in connection with any CFC Home relating to any CFC Receivable transferred hereunder on such date and (ii) the Seller is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, if any, that are required to be held by it under applicable law in connection with any CFC Homes relating to any CFC Receivable transferred hereunder on such date, other than those that, in the case of either clause (i) or (ii), singly or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

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(u)    Business and Indebtedness of Seller. The Seller has no Indebtedness for Borrowed Money except as permitted under this Agreement. The Seller has not engaged in any business other than the Purchase of Cartus Receivables and other Cartus Purchased Assets under the Purchase Agreement, the sale of ARSC Purchased Assets under this Agreement and the purchase and sale of CFC Homes and creation of CFC Receivables pursuant to related Equity Payments, Mortgage Payments and Mortgage Payoffs, and incidental activities related thereto.
Section 6.2    Representations and Warranties of ARSC. ARSC hereby represents and warrants, on and as of the date hereof and on and as of the Closing Date, that (a) this Agreement has been duly authorized, executed and delivered by ARSC and constitutes ARSC’s valid, binding and legally enforceable obligation, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, (b) the execution, delivery and performance of this Agreement does not violate any federal, state, local or foreign law applicable to ARSC or any agreement to which ARSC is a party and (c) all of the outstanding capital stock of ARSC is directly or indirectly owned by the Seller, and all such capital stock is fully paid and nonassessable.

ARTICLE VII GENERAL COVENANTS
Section 7.1    Affirmative Covenants of the Seller. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Seller hereby agrees that it will perform the covenants and agreements set forth in this Section 7.1.
(a)    Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including without limitation those relating to the CFC Receivables, CFC Home Purchase Contracts, CFC Related Assets and all Environmental Laws affecting any CFC Home), in each case to the extent that any such failure to comply, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    Preservation of Corporate Existence. The Seller (i) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and (ii) will qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the failure to preserve and maintain such qualification as a foreign corporation could reasonably be expected to have a Material Adverse Effect.
(c)    Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the CFC Receivables and the related CFC Related Assets in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information that are necessary or advisable, in the reasonable determination of ARSC, for the collection of all amounts due under any or all CFC Receivables and the related CFC Related Assets. Upon the reasonable request of ARSC or its assignees made at any time after the occurrence and continuance of an Unmatured Servicer Default or a Servicer Default, the Seller will deliver

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copies of all CFC Records maintained pursuant to this Section 7.1(c) to ARSC or its designee. The Seller will maintain at all times accurate and complete books, records and accounts relating to the CFC Receivables and the related CFC Related Assets, in which timely entries will be made. The Seller’s computer files, books and records will be marked to indicate the sales of all ARSC Purchased Assets to ARSC hereunder and will include without limitation all payments received and all credits and extensions granted with respect to the ARSC Purchased Assets.
(d)    Location of Records and Offices. The Seller will keep its principal place of business and chief executive office and the offices where it keeps all CFC Records (and all original documents relating thereto other than those CFC Records that are maintained with local attorneys or escrow agents or at the offices of the relevant Employer as described in Section 6.1(n)) at the addresses specified in Schedule 6.1(n) or, upon not less than 30 days’ prior written notice given by the Seller to ARSC and its assignees, at such other locations in jurisdictions in the United States of America where all action required by Section 8.3 has been taken and completed.
(e)    Separate Corporate Existence of the Seller. The Seller hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Cartus and the other Cartus Persons. From and after the date hereof until the Final Payout Date, the Seller will take such actions as shall be required in order that:
(i)    The Seller will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;
(ii)    The Seller will maintain corporate records and books of account separate from those of each Cartus Person and telephone numbers and stationery that are separate and distinct from those of each Cartus Person;
(iii)    The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of any Cartus Person;
(iv)    The Seller will strictly observe corporate formalities in its dealings with the public and with each Cartus Person, and funds or other assets of the Seller will not be commingled with those of any Cartus Person. The Seller will at all times, in its dealings with the public and with each Cartus Person, hold itself out and conduct itself as a legal entity separate and distinct from each Cartus Person. The Seller will not maintain joint bank accounts or other depository accounts to which any Cartus Person (other than the Servicer) has independent access;
(v)    The duly elected board of directors of the Seller and duly appointed officers of the Seller will at all times have sole authority to control decisions and actions with respect to the daily business affairs of the Seller;
(vi)    Not less than one member of the Seller’s board of directors will be an Independent Director. The Seller will observe those provisions in its certificate of incorporation that provide that the Seller’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director and all other members of the Seller’s board

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of directors unanimously approve the taking of such action in writing prior to the taking of such action;
(vii)    The Seller will compensate each of its employees, consultants and agents from the Seller’s own funds for services provided to the Seller; and
(viii)    The Seller will not hold itself out to be responsible for the debts of any Cartus Person.
(f)    Payment Instruction to Obligors. The Seller will (or will cause the Servicer to) (i) instruct all Obligors to submit all payments on the Pool Receivables either (A) to one of the Lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or (B) directly to one of the Lockbox Accounts and (ii) instruct all Persons receiving Home Sale Proceeds to deposit such Home Sale Proceeds in one of the Lockboxes or Lockbox Accounts within two Business Days after such receipt, except to the extent a longer escrow period is required under applicable law, in which case such Home Sale Proceeds will be deposited into one of the Lockboxes or Lockbox Accounts within one Business Day after the expiration of such period.
(g)    Segregation of Collections. The Seller will use reasonable efforts to minimize the deposit of any funds other than Pool Collections into any of the Lockbox Accounts and, to the extent that any such funds are deposited into any of such Lockbox Accounts, promptly will identify any such funds or will cause such funds to be so identified to the Servicer, it being understood and agreed that the Seller does not hereby assume any affirmative duty to re-direct Obligors to remit funds to alternate locations.
(h)    Identification of Eligible Receivables. The Seller will (or will cause the Servicer to) (i) establish and maintain necessary procedures for determining, no less frequently than each date on which the Servicer needs such information to prepare its next Receivables Activity Report, whether each Receivable qualifies as an Eligible Receivable, and for identifying on any such date all CFC Receivables to be sold to ARSC on that date that are not Eligible Receivables and (ii) will provide to the Servicer in a timely manner information that shows whether, and to what extent, the CFC Receivables described in such Receivables Activity Report are Eligible Receivables.
(i)    Payment of Taxes. The Seller will file (or there will be filed on its behalf as a member of a consolidated group) all tax returns and reports required by law to be filed by it and will pay all taxes, assessments and governmental charges thereby shown to be owing by it, except for any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens) or (ii) the amount of which, either singly or in the aggregate, would not have a Material Adverse Effect.
(j)    Receivables Reviews. Upon reasonable prior notice, the Seller will permit ARSC or its assignees (or other Persons designated by ARSC from time to time) or their agents or representatives (including without limitation certified public accountants or other auditors), at the expense of the Seller and during regular business hours, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all CFC Records in the possession or under the control of the Seller, including without limitation the related Contracts, invoices and other

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documents related thereto and (ii) to visit the offices and properties of the Seller for the purpose of examining any materials described in the preceding clause (i) and to discuss matters relating to the CFC Receivables or the other ARSC Purchased Assets or the performance by the Seller of its obligations under any Transaction Document to which it is a party with any Authorized Officers of the Seller having knowledge of such matters or with the Seller’s certified public accountants or other auditors; provided, however, that all such reviews will occur no more frequently than twice per year (with only the first such review in any year being at the Seller’s expense) unless (i) a Servicer Default has occurred and is continuing or (ii) ARSC or its successor or assignee has given advance written notice to the Seller that it believes the composition and/or performance of the ARSC Purchased Assets have deteriorated in a manner materially adverse to the interests of ARSC or its assignees.
(k)    Environmental Claims. The Seller will use commercially reasonable efforts to promptly cure and have dismissed with prejudice to the satisfaction of ARSC any actions and any proceedings relating to compliance with Environmental Laws relating to any CFC Home, but only to the extent that the conditions that gave rise to such proceedings were in existence as of the date on which ARSC acquired the related CFC Receivable.
(l)    Turnover of Collections. If the Seller or any of its agents or representatives at any time receives any cash, checks or other instruments constituting Pool Collections, such recipient will segregate and hold such payments in trust for, and in a manner acceptable to, the Servicer and will, promptly upon receipt (and in any event within one Business Day following receipt) remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Lockbox Account.
(m)    Performance and Compliance by Seller with CFC Home Purchase Contracts and other Contracts. The Seller will, at its expense, timely and fully perform and comply with, or cause to be timely and fully performed and complied with all provisions, covenants and other promises required to be observed by it under the CFC Home Purchase Contracts and other Contracts related to the CFC Receivables.
(n)    Compliance with Credit and Collection Policy. The Seller will (or will cause the Servicer to) comply in all material respects with the Credit and Collection Policy with respect to each CFC Receivable and the related Contract.
(o)    Home Purchase Contracts. From and after the Closing Date, the Seller will enter into, and purchase the related Homes pursuant to, all Home Purchase Contracts relating to the Pool Relocation Management Agreements and will make all Equity Payments, Mortgage Payments and Mortgage Payoffs to be made in connection therewith in accordance with the Pool Relocation Management Agreements.
Section 7.2    Reporting Requirements. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Seller agrees that it will furnish to ARSC or its assignees:
(a)Annual Financial Statements. As soon as available and in any event within 95 days after the end of each fiscal year of the Performance Guarantor and the Seller, as applicable, copies of (i) to the extent received by the Seller pursuant to Section 7.2(a) of the

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Purchase Agreement, the consolidated balance sheet of the Performance Guarantor and its consolidated subsidiaries as at the end of such fiscal year and the related statements of earnings and cash flows and stockholders’ equity of the Performance Guarantor and its consolidated subsidiaries for such fiscal year and (ii) copies of the statements of earnings of the Seller on a consolidated basis for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and certified by the chief financial officer, chief accounting officer or controller of the Seller (it being understood and agreed that such statements of earnings will be prepared in accordance with the Seller’s customary management accounting practices as in effect on the date hereof and need not be prepared in accordance with GAAP);
(b)Material Adverse Effect. Promptly and in any event within two Business Days after the president, chief financial officer, controller or treasurer of the Seller has actual knowledge thereof, written notice that describes in reasonable detail any event or occurrence that, individually or in the aggregate for all such events or occurrences, has had, or that such Authorized Officer in its reasonable good faith judgment determines could reasonably be expected to have, a Material Adverse Effect (as defined in the Indenture);
(c)Proceedings. Promptly and in any event within five Business Days after an Authorized Officer of the Seller has knowledge thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 6.1(f) not previously disclosed to ARSC, (ii) any material adverse development that has occurred with respect to any such previously disclosed litigation, investigation or proceeding or (iii) any CFC Purchase Termination Event or ARSC Purchase Termination Event or event that, with the giving of notice or passage of time or both, would constitute an ARSC Purchase Termination Event;
(d)ERISA Event. (i) As soon as possible and in any event within 30 days after the Seller knows or has reason to know that a “reportable event” (as defined in
Section 4043 of ERISA) has occurred with respect to any Plan, a statement of an Authorized Officer of the Seller setting forth details as to such reportable event and the action that the Seller or an ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within 10 Business Days after receipt thereof (or knowledge of the receipt by an ERISA Affiliate thereof), a copy of any notice the Seller receives relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within 10 Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of the Seller setting forth details as to such failure and the action that the Seller proposes to take (or knows will be taken) with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within 30 Business Days after receipt thereof by the Seller from the sponsor of a multiemployer plan (as defined in Section 3(37) of ERISA), a copy of each notice received by the Seller concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, terminated or reorganized;
(e)Environmental Claims. Promptly and in any event within five Business Days after receipt thereof, notice and copies of all written claims, complaints, notices, actions,

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proceedings, requests for information or inquiries relating to the condition of any CFC Homes or compliance with Environmental Laws relating to the CFC Homes, other than those received in the ordinary course of business and that, singly or in the aggregate, do not represent events or conditions that would cause the representation set forth in Section 6.1(t) to be incorrect; and
(f)Other. Promptly, from time to time, such other information, documents, records or reports with respect to the ARSC Purchased Assets or the condition or operations, financial or otherwise, of the Seller as ARSC or its assignees may from time to time reasonably request in order to protect the interests of ARSC or such assignees under or as contemplated by this Agreement and the other Transaction Documents, including timely delivery of all such information required under any Enhancement Agreement.
Section 7.3    Negative Covenants of the Seller. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, the Seller agrees that it will not:
(a)    Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien (other than Permitted Liens) of anyone claiming by or through it on or with respect to, any ARSC Purchased Asset or any interest therein or any Lockbox or Lockbox Account, other than (i) sales of ARSC Purchased Assets pursuant to this Agreement and (ii) sales of Homes in accordance with the applicable Contracts;
(b)    No Mergers, Etc. Consolidate with or merge with or into any other Person or convey, transfer or sell all or substantially all of its properties and assets to any Person;
(c)    Change in Name. Change its corporate name or the name under or by which it conducts its business or the jurisdiction in which it is incorporated unless the Seller has given ARSC and its assignees and the rating agencies then rating each Series of Notes at least 30 days’ prior written notice thereof and unless, prior to any such change in name or jurisdiction of incorporation, the Seller has taken and completed all action required by Section 8.3;
(d)    Home Deeds. Record any Home Deeds with respect to any Homes except at the direction of ARSC or its assignees or as permitted by Section 8.3 hereof or by Section 2.01
(d) of the Transfer and Servicing Agreement; and
(e)    Extension or Amendment of ARSC Purchased Assets. Extend, amend or otherwise modify the terms of any CFC Receivable included in the ARSC Purchased Assets, or amend, modify or waive any material term or condition related thereto, except in accordance with Section 3.10 of the Transfer and Servicing Agreement.
(f)    Change in Payment Instruction to Obligors. Make any change in its instructions to Obligors or other Persons regarding payments to be made to the Seller or payments to be made to any Lockbox Account (except for a change in instructions solely for the purpose of directing such Obligors or other Persons to make such payments to another existing Lockbox Account), unless (i) the Indenture Trustee has received copies of a Lockbox Agreement with each new Lockbox Bank duly executed by the Originator, the Seller, the Issuer, the Indenture Trustee and such Lockbox Bank and (ii) in the case of any termination, ARSC or its successors and assigns have received evidence to their satisfaction that the Obligors that were making payments into a terminated

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Lockbox Account have been instructed in writing to make payments into another Lockbox Account then in use.
(g)Indebtedness. Create, incur or permit to exist, or give any guarantee or indemnity in respect of, any Indebtedness except for (A) liabilities created or incurred by the Seller pursuant to the Transaction Documents to which it is a party or contemplated by such Transaction Documents and (B) other reasonable and customary operating expenses.
(h)Amendments, Etc. Permit the validity or effectiveness of any Transaction Document to which it is a party or the rights and obligations created thereby or pursuant thereto to be amended, terminated, postponed or discharged, or permit any amendment to any Transaction Document to which it is a party without the consent of the Issuer and the Indenture Trustee, or permit any person whose obligations form part of the ARSC Purchased Assets to be released from such obligations, except in accordance with the terms of such Transaction Document.
(i)Capital Expenditures. Incur or make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty).
(j)Limitation on Business. Engage in any business other than financing, purchasing, owning and selling and managing the ARSC Purchased Assets and the CFC Homes in the manner contemplated by the Transaction Documents and all activities incidental thereto, or enter into or be a party to any agreement or instrument other than any Transaction Document or documents and agreements incidental thereto.
(k)Capital Contributions. Except as contemplated by the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other Person.
(l)Charter Amendments. Amend any provision of its certificate of incorporation or by-laws unless (a) (i) ARSC shall have received not less than five Business Days’ prior written notice thereof and (ii) the certificate of incorporation of the Seller, as in effect on the date hereof, provides that such amendment can be made without the vote of the Seller’s Independent Directors or (b) the Majority Investors have consented to such amendment.
(m)Net Worth Requirements. Declare or pay any distributions on any of its common stock or make any purchase, redemption or other acquisition of, any of its common stock if, after giving effect thereto, (i) the aggregate principal amount outstanding under the CFC Subordinated Note would exceed five times the net worth of the Seller or (ii) the net worth of the Seller would be less than $8,000,000.

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Section 7.4 Affirmative Covenants of ARSC. From the Closing Date until the termination of this Agreement in accordance with Section 11.4, ARSC hereby agrees that it will perform the covenants and agreements set forth in this Section 7.4.
(a)ARSC hereby acknowledges that the parties to the Transaction Documents are entering into the transactions contemplated by the Transaction Documents in reliance upon ARSC’s identity as a legal entity separate from Cartus and the other Cartus Persons. From and after the date hereof until one year and one day after the Final Payout Date, ARSC will take such actions as shall be required in order that:
(i)ARSC will conduct its business in office space allocated to it and for which it pays an appropriate rent and overhead allocation;
(ii)ARSC will maintain corporate records and books of account separate from those of each Cartus Person and telephone numbers and stationery that are separate and distinct from those of each Cartus Person;
(iii)ARSC’s assets will be maintained in a manner that facilitates their identification and segregation from those of any Cartus Person;
(iv)ARSC will strictly observe corporate formalities in its dealings with the public and with each Cartus Person, and funds or other assets of ARSC will not be commingled with those of any Cartus Person, except as expressly permitted by the Transaction Documents. ARSC will at all times, in its dealings with the public and with each Cartus Person, hold itself out and conduct itself as a legal entity separate and distinct from each Cartus Person. ARSC will not maintain joint bank accounts or other depository accounts to which any Cartus Person (other than Cartus in its capacity as Servicer under the Transfer and Servicing Agreement) has independent access;
(v)The duly elected board of directors of ARSC and duly appointed officers of ARSC will at all times have sole authority to control decisions and actions with respect to the daily business affairs of ARSC;
(vi)Not less than one member of ARSC’s board of directors will be an Independent Director. ARSC will observe those provisions in its certificate of incorporation that provide that ARSC’s board of directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to ARSC unless the Independent Director and all other members of ARSC’s board of directors unanimously approve the taking of such action in writing prior to the taking of such action;
(vii)ARSC will compensate each of its employees, consultants and agents from ARSC’s own funds for services provided to ARSC;
(viii)ARSC will not hold itself out to be responsible for the debts of any Cartus Person; and

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(ix)ARSC will take all actions necessary on its part to be taken in order to ensure that the facts and assumptions relating to ARSC set forth in the opinion of Orrick, Herrington & Sutcliffe LLP dated as of July 31, 2006 relating to substantive consolidation matters with respect to Cartus and CFC will be true and correct at all times.
(b)ARSC assumes no obligations of the Originator under the Pool Relocation Management Agreements with respect to any Home Purchase Contracts, including without limitation the obligations of the Originator to make Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to Cartus Homes or of the Seller to make Equity Payments, Mortgage Payoffs and Mortgage Payments with respect to CFC Homes.

ARTICLE VIII

ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF THE ARSC PURCHASED ASSETS
Section 8.1    Rights of ARSC.
(a)    Subject to Section 8.4(b), the Seller hereby authorizes ARSC and its assignees and designees to take any and all steps in the Seller’s name and on behalf of the Seller that ARSC, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all ARSC Purchased Assets, including without limitation endorsing the name of the Seller on checks and other instruments representing Pool Collections and enforcing such ARSC Purchased Assets.
(b)    ARSC shall have no obligation to account for, to replace, to substitute or to return any ARSC Purchased Asset to the Seller, except as provided in Section 4.3(c).
(c)    ARSC shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the ARSC Purchased Assets and all of ARSC’s right, title and interest in, to and under this Agreement on whatever terms ARSC determines, pursuant to the Transfer and Servicing Agreement or otherwise.
(d)    As between the Seller and ARSC, ARSC shall have the sole right to retain any gains or profits created by buying, selling or holding the ARSC Purchased Assets.
Section 8.2    Responsibilities of the Seller. Anything herein to the contrary notwithstanding:
(a)The Seller agrees to deliver directly to the Servicer (for ARSC’s account), within one Business Day after receipt thereof, any Pool Collections that it receives, in the form so received, and agrees that all such Pool Collections shall be deemed to be received in trust for ARSC and its assignees and shall be maintained and segregated separate and apart from all other funds and moneys of the Seller until delivery of such Pool Collections to the Servicer; and

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(b)The Seller hereby grants to ARSC an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by ARSC (whether or not from the Seller) in connection with any ARSC Purchased Asset (which power of attorney may be exercised by ARSC’s successors and assigns in accordance with Section 8.4 and
Section 11.12(b)).
(c)The Seller shall perform, or cause to be performed, all of its obligations hereunder and under the CFC Home Purchase Contracts and other Contracts related to the CFC Receivables to which it is a party to the same extent as if such CFC Receivables had not been sold hereunder, and the exercise by ARSC or its designee or assignee of ARSC’s rights hereunder or in connection herewith shall not relieve the Seller from any of its obligations under any such CFC Home Purchase Contracts or Contracts related to the CFC Receivables.
Section 8.3    Further Action Evidencing Purchases. The Seller agrees that from time to time, at its expense and upon reasonable request, it will promptly execute and deliver all further instruments and documents and take all further action as is reasonably necessary to perfect, protect or more fully evidence the Purchase of the ARSC Purchased Assets by ARSC hereunder, or to enable ARSC or its assignees to exercise or enforce any of its rights hereunder or under any other Transaction Document to which the Seller is a party; provided, however, that the Seller will not file or record any Home Deeds except to the extent such recordation is required by local law, regulation or custom. Without limiting the generality of the foregoing, the Seller shall:

(a)upon ARSC’s request, execute and file such financing or continuation statements or amendments thereto or assignments thereof and such other instruments or notices as ARSC or its assignees may reasonably determine to be necessary or appropriate; and
(b)mark the master data processing records evidencing the ARSC Purchased Assets and, if requested by ARSC or its assignees, legend (or cause the Servicer to legend) the CFC Home Purchase Contracts to reflect the sale of the ARSC Purchased Assets to ARSC pursuant to this Agreement.
The Seller hereby authorizes ARSC and its assignees to file one or more financing or continuation statements and amendments thereto and assignments thereof with respect to all or any of the ARSC Purchased Assets, in each case whether now existing or hereafter purchased or generated by the Seller. If (i) the Seller fails to perform any of its agreements or obligations under this Agreement and does not remedy such failure within the applicable cure period, if any, and (ii) ARSC or its assignees in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect the interests of ARSC or its assignees under this Agreement, then ARSC or its assignees may (but shall not be required to) perform or cause performance of such agreement or obligation, and the reasonable expenses of ARSC or its assignees incurred in connection with such performance shall be payable by the Seller as provided in Section 10.1.
Section 8.4    Collections; Rights of ARSC and its Assignees.

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(a)The Seller hereby transfers to ARSC the ownership of, and the exclusive dominion and control over, each of the Lockboxes and Lockbox Accounts owned by the Seller, and the Seller hereby agrees to take any further action that ARSC or its assignees may reasonably request in order to effect or complete such transfer.
(b)At any time following the designation of a Servicer other than Cartus pursuant to the Transfer and Servicing Agreement:
(i)ARSC or its assignees may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to ARSC or its assignees;
(ii)At the request of ARSC or its assignees and at the Seller’s expense, the Seller shall give notice of such ownership to each said Obligor and direct that payments be made directly to ARSC or its assignees;
(iii)At the request of ARSC or its assignees and at the Seller’s expense, the Seller shall (A) assemble all of the CFC Records, to the extent such CFC Records are in its possession, or instruct any escrow agents holding any such documents, instruments and other records on its behalf to make the same available and (B) segregate all cash, checks and other instruments received by it from time to time constituting Pool Collections in a manner reasonably acceptable to ARSC or its assignees and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to ARSC or its assignees; and
(iv)The Seller hereby authorizes ARSC or its assignees to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the reasonable determination of ARSC or its assignees, to collect all amounts due under any and all ARSC Purchased Assets, including without limitation endorsing the Seller’s name on checks and other instruments representing Pool Collections and enforcing the ARSC Purchased Assets.

ARTICLE IX TERMINATION

Section 9.1    ARSC Purchase Termination Events. The following events shall be “ARSC Purchase Termination Events”:
(a)The occurrence of an Event of Default or an Amortization Event with respect to all outstanding Series of Notes; or
(b)Any representation or warranty made by the Seller under any of the Transaction Documents, any Daily Seller Report or other information or report delivered by the Seller with respect to the Seller or the ARSC Purchased Assets shall prove to have been untrue or incorrect in any material respect when made or deemed to have been made, such failure could reasonably be expected to have a Material Adverse Effect and such occurrence remains unremedied for 30 days; provided, however, that any such incorrect representation relating to a CFC Receivable with respect to which the Seller has made a CFC Noncomplying Asset

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Adjustment pursuant to Section 4.3(a) of this Agreement shall not constitute an ARSC Purchase Termination Event; or
(c)(i) The Seller shall fail to perform or observe, or cause to be performed or observed, as and when required, any term, covenant or agreement contained in this Agreement or any of the other Transaction Documents to which it is a party, or any CFC Home Purchase Contract to which it is a party required on its part to be performed or observed, and such failure shall remain unremedied for: (A) in the case of a failure to maintain its separate corporate existence pursuant to Section 7.1(p), a failure to provide payment instructions to Obligors pursuant to Section 7.1(f), a failure to segregate Pool Collections pursuant to Section 7.1(g), a failure to provide access to records and required reports pursuant to Section 7.1(j), or a breach of any of the negative covenants of the Seller set forth in Section 7.3, ten calendar days or (B) in the case of any other failure to perform or observe, as and when required, any term, covenant or agreement, which failure could reasonably be expected to have a Material Adverse Effect, 30 days or (iii) the Performance Guarantor shall fail to make any required payment under its Performance Guaranty and such failure shall remain unremedied for one Business Day or (iv) the Performance Guarantor shall otherwise fail to perform under its Performance Guaranty; or
(d)An Event of Bankruptcy shall have occurred with respect to the Seller, Cartus or the Performance Guarantor; or
(e)The representation and warranty in Section 6.1(k) shall not be true at any time with respect to a substantial portion of the ARSC Purchased Assets; or
(f)Either (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Internal Revenue Code with respect to any of the ARSC Purchased Assets and such Lien shall not have been released within five days or if released, proved to the satisfaction of the rating agencies then rating each Series of Notes or (ii) the PBGC shall file, or shall indicate its intention to file, notice of a Lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with respect to any of the ARSC Purchased Assets; or
(g)This Agreement, the Purchase Agreement or the Performance Guaranty shall cease to be in full force and effect for any reason other than in accordance with its terms; or
(h)A CFC Purchase Termination Event or Transfer Termination Event shall have occurred.
If an ARSC Purchase Termination Event occurs, the Seller shall promptly give notice to ARSC and its assignees of such ARSC Purchase Termination Event.
Section 9.2    Purchase Termination.
(a)On the ARSC Termination Date, the Seller shall cease transferring ARSC Purchased Assets to ARSC, provided that any right, title and interest of the Seller in and to any CFC Designated Receivables arising from any Servicer Advances made thereafter, including any Related Property relating thereto and proceeds thereof, shall continue to be transferred. Notwithstanding any cessation of the transfer to ARSC of additional ARSC Purchased Assets,

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ARSC Purchased Assets transferred to ARSC prior to the Termination Date and Pool Collections in respect of such ARSC Purchased Assets and the related Finance Charges, whenever accrued in respect of such ARSC Purchased Assets, shall continue to be property of ARSC available for transfer by ARSC pursuant to the Transfer and Servicing Agreement.
(b)Upon the occurrence of an ARSC Purchase Termination Event, ARSC and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of an ARSC Purchase Termination Event shall not deny to ARSC or its assignees any remedy in addition to termination of its obligation to make Purchases hereunder to which ARSC or its assignees may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

ARTICLE X INDEMNIFICATION; SECURITY INTEREST
Section 10.1 Indemnities by the Seller. Without limiting any other rights that any CFC Indemnified Party may have hereunder or under applicable law, the Seller agrees to indemnify ARSC and each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons, a “CFC Indemnified Party”), from and against any and all damages, losses, claims (whether on account of settlements or otherwise), actions, suits, demands, judgments, liabilities (including penalties), obligations or disbursements of any kind or nature and related costs and expenses (including reasonable attorneys’ fees and disbursements) awarded against or incurred by any of them, arising out of or as a result of any of the following (all of the foregoing, collectively, “CFC Indemnified Losses”):
(a)any representation or warranty made by the Seller under any of the Transaction Documents, any Daily Seller Report or any other information or report delivered by the Seller with respect to the Seller or the ARSC Purchased Assets, having been untrue or incorrect in any respect when made or deemed to have been made; provided, however, that the Seller’s obligation to make a CFC Noncomplying Asset Adjustment pursuant to Section 4.3(a) with respect to any representation made in Section 6.1(l) as to Eligible Receivables having been incorrect when made shall be the only remedy available to ARSC or its assignees relating to such incorrect representation;
(b)the failure by the Seller to comply with any material applicable law, rule or regulation applicable to the Seller with respect to any ARSC Purchased Asset or any failure of a ARSC Purchased Asset to comply with any such law, rule or regulation as of the date of the sale of such ARSC Purchased Asset hereunder;
(c)the failure to vest and maintain in ARSC a valid ownership or security interest in the ARSC Purchased Assets, free and clear of any Lien arising through the Seller or anyone claiming through or under the Seller (including without limitation any such failure arising from a circumstance described in the definition of Permitted Exceptions);

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(d)any failure of the Seller to perform its duties or obligations in accordance with the provisions of the Transaction Documents or any Contract, in each case to which it is a party;
(e)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the transfer of any ARSC Purchased Assets to ARSC, whether at the time of any sale or at any subsequent time;
(f)the failure by the Seller to pay when due any taxes owing by it (including sales, excise or property taxes) payable in connection with the ARSC Purchased Assets, other than any such taxes, assessments or charges that are being diligently contested in good faith by appropriate proceedings, for which adequate reserves in accordance with GAAP have been set aside on its books and that have not given rise to any Liens (other than Permitted Liens);
(g)any reduction in the Unpaid Balance of any CFC Receivable included in the ARSC Purchased Assets as a result of (i) any cash discount or any adjustment by the Seller or any Affiliate of the Seller (other than Cartus, the Issuer or ARSC), (ii) any offsetting account payable of the Seller to an Obligor, (iii) a set-off in respect of any claim by, or defense or credit of, the related Obligor against the Seller or any Affiliate of the Seller (other than Cartus, the Issuer or ARSC) (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction) or (iv) the obligation of the Seller to pay to the related Obligor any rebate or refund;
(h)any product liability or personal injury claim in connection with the service which is the subject of any CFC Receivable or CFC Related Property; and
(i)any investigation, litigation or proceeding related to any use by the Seller of the proceeds of any Purchase made hereunder.
Notwithstanding anything to the contrary in this Agreement, any representations, warranties and covenants made by the Seller in this Agreement or the other Transaction Documents that are qualified by or limited to events or circumstances that have, or are reasonably likely to have, given rise to a Material Adverse Effect, shall (solely for purposes of the indemnification obligations set forth in this Section 10.1) be deemed not to be so qualified or limited.
Notwithstanding the foregoing, no indemnification payments shall be payable by the Seller pursuant to this Section 10.1 until all amounts owing by the Issuer under the Indenture have been paid in full and all amounts payable by the Seller to Cartus under the CFC Subordinated Note have been paid in full.
Notwithstanding the foregoing (and with respect to clause (ii) below, without prejudice to the rights that ARSC may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any CFC Indemnified Party be indemnified for any CFC Indemnified Losses (i) resulting from negligence or willful misconduct on the part of such CFC Indemnified Party, (ii) to the extent the same includes losses in respect of ARSC Purchased Assets and reimbursement therefor that would

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constitute credit recourse to the Seller for the amount of any ARSC Purchased Asset not paid by the related Obligor or (iii) resulting from the action or omission of the Servicer.
If for any reason the indemnification provided in this Section 10.1 is unavailable to a CFC Indemnified Party or is insufficient to hold a CFC Indemnified Party harmless, then the Seller shall contribute to the maximum amount payable or paid to such CFC Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such CFC Indemnified Party on the one hand and the Seller on the other hand, but also the relative fault of such CFC Indemnified Party and the Seller, and any other relevant equitable considerations.
Section 10.2 Security Interest. Without prejudice to the provisions of Section 2.1 providing for the absolute transfer of the Seller’s interest in the ARSC Purchased Assets and the proceeds thereof and any interest of the Seller in the other property described in clause (vi) of Section 2.1(a) to ARSC in order to secure the prompt payment and performance of all obligations of the Seller to ARSC arising in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Seller hereby assigns and grants to ARSC a first priority security interest in the Seller’s right, title and interest, if any, in, to and under all of the ARSC Purchased Assets and the proceeds thereof and any interest of the Seller in the other property described in clause (vi) of Section 2.1(a), whether now or hereafter existing.

ARTICLE XI MISCELLANEOUS

Section 11.1 Amendments; Waivers, Etc.
(a)The provisions of this Agreement may be amended, modified or waived from time to time if such amendment, modification or waiver is in writing and signed by the Seller and ARSC and its assignees; provided, however, that no amendment, modification or waiver of this Agreement shall be effective unless the Indenture Trustee shall consent to such amendment, modification or waiver in writing and the rating agencies then rating each Series of Notes shall have been notified of such amendment, modification or waiver. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)No failure or delay on the part of ARSC or its assignees, or any CFC Indemnified Party, or any other third party beneficiary referred to in Section 11.12(a) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to, or demand on, the Seller shall entitle it in any case to any notice or demand in similar or other circumstances. No waiver or approval by ARSC or its assignees under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
Section 11.2 Notices, Etc. Unless otherwise stated herein, all notices, demands, consents, approvals and other communications provided for hereunder shall be in writing (including via telecopier) and shall be personally delivered or sent by certified mail, return

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receipt requested, postage prepaid, by telecopier or by overnight courier to the intended party at the address or telecopier number of such party set forth on Schedule 11.2 hereof, or at such other address or telecopier number as shall be designated by such party in a written notice to the other party hereto given in accordance with this Section 11.2. Copies of all notices and other communications provided for hereunder shall be delivered to the Issuer at its address for notices set forth in the Transfer and Servicing Agreement. All notices and communications provided for hereunder shall be effective when received.
Section 11.3 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.4 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon, and inure to the benefit of, ARSC and the Seller and their respective successors and assigns. The Seller may not assign any of its rights hereunder or any interest herein without the prior written consent of ARSC and its assignees. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated pursuant hereto. Such termination shall not occur prior to the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article VI and the indemnification and payment provisions of Article X and Section 11.6 and the provisions of Section 11.14, Section 11.16 and Section 11.17 shall be continuing and shall survive any termination of this Agreement.
Section 11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
Section 11.6 Costs, Expenses and Taxes. In addition to the obligations of the Seller under Article X, the Seller agrees to pay on demand:
(a)all reasonable costs and expenses incurred by ARSC and its assignees in connection with the negotiation, preparation, execution and delivery of, the administration (including periodic auditing), the preservation of any rights under, or the enforcement of, or any breach of, this Agreement (including any amendment, supplement or modification hereto), including without limitation (i) the reasonable fees, expenses and disbursements of counsel to any such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any review of the Seller’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(h), and
(b)all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or any amendment, supplement or modification thereto, and agrees to indemnify each CFC Indemnified Party against any liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.
Section 11.7 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW

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YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY (a) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; AND (c) IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 80 STATE STREET, ALBANY, NEW YORK 12207, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.
SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH PARTY HERETO HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH PARTY HERETO AGREES TO ENTER INTO ANY AGREEMENT RELATING TO SUCH APPOINTMENT THAT THE PROCESS AGENT MAY CUSTOMARILY REQUIRE AND TO PAY THE PROCESS AGENT’S CUSTOMARY FEES UPON DEMAND. AS AN ALTERNATIVE METHOD OF SERVICE, EACH PARTY HERETO ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 11.2. NOTHING IN THIS SECTION
11.7 SHALL AFFECT THE RIGHT OF EITHER PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY HERETO OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
Section 11.8 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 11.9 Integration. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

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Section 11.10 Captions and Cross References. The various captions (including without limitation the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
Section 11.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 11.12 Acknowledgment and Consent.
(a)    The Seller acknowledges that, from time to time prior to the Termination Date, ARSC intends to sell all of ARSC’s right, title and interest in, to and under the ARSC Purchased Assets, this Agreement and all of the other Transaction Documents pursuant to the Transfer and Servicing Agreement and that the interests of ARSC hereunder will be further assigned pursuant to the Indenture. The Seller acknowledges and agrees to each such sale by ARSC and consents to the sale and assignment by ARSC of all or any portion of its right, title and interest in, to and under the ARSC Purchased Assets, this Agreement and the other Transaction Documents and all of ARSC’s rights, remedies, powers and privileges and all claims of ARSC against the Seller under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including without limitation (whether or not an Unmatured Servicer Default or a Servicer Default has occurred and is continuing) (i) the right of ARSC at any time to enforce this Agreement against the Seller and the obligations of the Seller hereunder and (ii) the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Seller thereunder, all of which rights, remedies, powers, privileges and claims may be exercised and/or enforced by ARSC’s successors ands assigns to the same extent as ARSC may do. Each of the parties hereto acknowledges and agrees that ARSC’s successors and assigns are third party beneficiaries of this Agreement, including without limitation the rights of ARSC arising hereunder, and may rely on the Seller’s representations and warranties made herein as if made directly to them. The Seller hereby acknowledges and agrees that, except with respect to its rights under Section 4.3, it has no claim to or interest in any of the Lockbox Accounts.
(b)    The Seller hereby agrees to execute all agreements, instruments and documents and to take all other actions that ARSC or its assignees determines are necessary or appropriate to evidence its consent described in Section 11.12(a). The Seller hereby acknowledges and agrees that ARSC in all of its capacities may assign to ARSC’s successors and assigns such powers of attorney and other rights and interests granted by the Seller to ARSC hereunder and agrees to cooperate fully with the Indenture Trustee in the exercise of such rights.
Section 11.13 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.
Section 11.14 No Proceedings.
(a)The Seller hereby agrees that it will not institute against ARSC or join any other Person in instituting against ARSC any Insolvency Proceeding so long as the Final Payout

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Date shall not have occurred or there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of the Seller to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against ARSC or its successors by any Person other than the Seller.
(b)    ARSC hereby agrees that it will not institute against the Seller or join any other Person in instituting against the Seller any Insolvency Proceeding so long as the Final Payout Date shall not have occurred or there shall not have elapsed one year plus one day since the Final Payout Date. The foregoing shall not limit the right of ARSC to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted against the Seller or its successors by any Person other than ARSC.
Section 11.15 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement are for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 11.16 Recourse to the Seller. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of the Seller under the Transaction Documents to which it is a party are solely the obligations of the Seller, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against the Seller that arises out of any Transaction Document to which the Seller is a party against any director, officer or employee of the Seller. The provisions of this Section 11.16 shall survive the termination of this Agreement.
Section 11.17 Recourse to ARSC. Except to the extent expressly provided otherwise in the Transaction Documents, the obligations of ARSC under the Transaction Documents to which it is a party are solely the obligations of ARSC, and no recourse shall be had for payment of any fee payable by or other obligation of or claim against ARSC that arises out of any Transaction Document to which ARSC is a party against any director, officer or employee of ARSC. The provisions of this Section 11.17 shall survive the termination of this Agreement.
Section 11.18 Confidentiality. ARSC agrees to maintain the confidentiality of any information regarding Cartus, the Seller, and ~~Realogy~~Compass obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that ARSC may reveal such information (a) as necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of Purchases under this Agreement or (b) as required by law, government regulation, court proceeding or subpoena. Notwithstanding anything herein to the contrary, none of Cartus, the Seller or ~~Realogy~~Compass shall have any obligation to disclose to ARSC or its assignees any personal and confidential information relating to a Transferred Employee.
Section 11.19 Conversion. Notwithstanding any covenants in this Agreement requiring Cartus, CFC or ARSC to maintain its “corporate existence”, such entity may elect to convert their status from that of a Delaware corporation to that of a Delaware limited liability company, either by filing a certificate of conversion with the Delaware Secretary of State or by

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merging with and into a newly formed Delaware limited liability company(such conversion or merger, as applicable, being herein called a “Conversion”) subject to the conditions that:
(a)(x) the Person formed by such Conversion (any such Person, the “Surviving Entity”) is an entity organized and existing under the laws of the United States of America or any State thereof, (y) such Surviving Entity expressly assumes, by an agreement in form and substance satisfactory to the applicable transferee and its assignees, performance of every covenant and obligation of such Person under the Transaction Documents to which such Person is a party and (z) such Surviving Entity delivers to the other parties to the Fifth Omnibus Amendment hereto dated as of April 10, 2007 (such parties, the “Amendment Parties”) an opinion of counsel that such Surviving Entity is duly organized and validly existing under the laws of its organization, has duly executed and delivered such supplemental agreement, and such supplemental agreement is a valid and binding obligation of such Surviving Entity, enforceable against such Surviving Entity in accordance with its terms (subject to customary exceptions relating to bankruptcy and equitable principles) and covering such other matters as the Amendment Parties may reasonably request;
(b)    all actions necessary to maintain the perfection of the security interests or ownership interests created by such Person under the Transaction Documents to which such Person is a party in connection with such Conversion shall have been taken, as evidenced by an opinion of counsel reasonably satisfactory to the Amendment Parties;
(c)    so long as such Person is the Servicer, no Servicer Default or Unmatured Servicer Default is then occurring or would result from such Conversion;
(d)     in the case of a Conversion of CFC or ARSC, (x) the organizational documents of any Surviving Entity with respect to CFC or ARSC shall contain limitations on its business activities and requirements for independent directors or managers substantially equivalent to those set forth in its current organizational documents, and (y) Orrick Herrington & Sutcliffe shall have delivered an opinion of counsel reasonably satisfactory to the Amendment Parties that such Conversion will not, in and of itself, alter the conclusions set forth in its opinions previously issued in connection with the Transaction Documents with respect to true sale matters, substantive consolidation matters and bankruptcy issues relating to “home sale proceeds” (to the extent such opinions relate to such Person); and
(e) each Amendment Party shall have received such other documents as such Amendment Party may reasonably request.
In connection with any such Conversion and the resulting change in name of such entity, Cartus, CFC and/or ARSC, as applicable, shall be required to comply with the name change covenants in the Transaction Documents, except that to the extent 30 days prior written notice of the name change is required, such notice period shall be reduced to five Business Days.
From and after any such Conversion effected in compliance with the above conditions, (a) all references in the Transaction Documents to any Person which has altered its corporate structure to become a limited liability company shall be deemed to be references to the Surviving Entity as successor to such Person, (b) all representations, warranties and covenants in the Transaction Documents which state that any of Cartus, CFC or ARSC is or is required to be a

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corporation shall be deemed to permit and require the Surviving Entity to be a limited liability company, (c) all references to such Person’s certificate of incorporation, other organizational documents, capital stock, corporate action or other matters relating to its corporate form will be deemed to be references to the organizational documents and analogous matters relating to limited liability companies, (d) all references to such Person’s directors or independent directors will be deemed to be references to the Surviving Entity’s directors, independent directors, nagers or independent managers, as the case may be and (e) no representation, warranty or covenant in any Transaction Document shall be deemed to be breached or violated solely as a result of the fact that the Surviving Entity in any Conversion may be disregarded as a separate entity for state, local or federal income tax purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
CARTUS FINANCIAL CORPORATION

By:
Name: Dennis O’Gara Title: Sup. CFO

APPLE RIDGE SERVICES CORPORATION

By:
Name: Eric J. Barnes Title: VP. Controller

[Signature Page to Receivables Purchase Agreement]

APPENDIX A DEFINITIONS
A.Defined Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“ARSC” shall mean Apple Ridge Services Corporation, a Delaware corporation. “ARSC Purchase Price” shall have the meaning set forth in Section 3.1(b). “ARSC Purchase Termination Event” shall have the meaning set forth in Section 9.1.
“ARSC Purchased Assets” shall have the meaning set forth in Section 2.1(a). “ARSC Subordinated Loan” shall have the meaning set forth in Section 4.2. “ARSC Subordinated Note” shall mean the ARSC Subordinated Note dated the Closing Date, made by ARSC and payable to the order of Cartus substantially in the form of Exhibit 4.2, as such note may be amended, supplemented, otherwise modified or replaced from time to time.
“ARSC Subordinated Note Cap” shall have the meaning set forth in Section 4.2. “ARSC Termination Date” shall mean the date specified by the Indenture Trustee following the occurrence of an ARSC Purchase Termination Event; provided, however, that if an Event of Bankruptcy has occurred with respect to either the Seller or ARSC, the ARSC Termination Date shall be deemed to have occurred automatically without any such notice.
“CFC Collections” shall mean all funds that are received on account of or otherwise in connection with any CFC Pool Asset, including without limitation all funds received (a) from or on behalf of any Obligor in payment of or otherwise in respect of any CFC Receivable included in the CFC Pool Assets (including without limitation funds received in respect of Advance Payments to the extent necessary to reduce the Aggregate Employer Balance of Receivables with respect to that Employer to zero), (b) from or on behalf of any Ultimate Buyer in respect of CFC Home Sale Proceeds, (c) from any other Person to the extent such funds were applied, or should have been applied, pursuant to any Contract to repay or discharge any CFC Receivable or CFC Related Asset included in the CFC Pool Assets (including without limitation insurance payments that any Transaction Party applies in the ordinary course of its business to amounts owed in respect of such CFC Pool Assets), (d) from the Seller in respect of Seller Adjustments with respect to the ARSC Purchased Assets under this Agreement or any other obligation of the Seller hereunder, (e) from the Originator in respect to Originator Adjustments with respect to the ARSC Purchased Assets under Section 4.3 (c) of the Purchase Agreement, (f) from the Servicer in respect of Servicer Dilution Adjustments with respect to the ARSC Purchased Assets under Section 3.10(a) of the Transfer and Servicing Agreement and (g) from the Performance Guarantor in respect of any payments made by the Performance Guarantor as guarantor of the obligations of the Originator or the Servicer under the Performance Guaranty executed by it.
“CFC Home” shall mean any Home subject to a CFC Home Purchase Contract.
“CFC Home Purchase Contract” shall mean any Home Purchase Contract that was executed, and pursuant to which CFC purchases a Home, on or after the Closing Date, and that relates to a Receivable included in the ARSC Purchased Assets.
“CFC Home Sale Contract” shall mean any Home Sale Contract with respect to a CFC Home.

Appendix A-1

“CFC Home Sale Proceeds” shall mean any Home Sale Proceeds arising under a CFC Home Sale Contract.
“CFC Indemnified Losses” shall have the meaning set forth in Section 10.1.
“CFC Indemnified Party” shall have the meaning set forth in Section 10.1.
“CFC Noncomplying Asset” shall have the meaning set forth in Section 4.3(a).
“CFC Noncomplying Asset Adjustment” shall have the meaning set forth in Section 4.3(a).
“CFC Pool Asset” shall mean, collectively, all of the following assets and interests in property, whether now existing or hereafter arising and wheresoever located:
(a)    all CFC Receivables, all CFC Related Assets, all CFC Collections and all proceeds of the foregoing;
(b) the Performance Guaranty;
(c)    all rights to payment due or to become due from the Seller under the Transaction Documents and all other rights and interests of ARSC under this Agreement and the other Transaction Documents;
(d)    all Lockboxes and Lockbox Accounts and all funds on deposit therein and certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith and all interest, dividends, monies, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing; and
(e)    all moneys due or to become due and all amounts received or receivable with respect to any of the foregoing and all proceeds of, and earnings on the foregoing.
“CFC Purchased Assets” shall have the meaning set forth in Section 2.1(a).
“CFC Receivable” shall have the meaning set forth in Section 2.1(a).
“CFC Records” shall mean all Records maintained by the Seller with respect to the CFC Receivables and CFC Related Assets.
“CFC Related Assets” shall have the meaning set forth in Section 2.1(a).
“CFC Related Property” shall have the meaning set forth in Section 2.1(a).
“Collection Account” shall have the meaning provided in the Transfer and Servicing Agreement.
“Daily Seller Report” shall have the meaning set forth in Section 3.1. “Eligible Receivable” shall mean any Eligible Receivable as defined in the Purchase Agreement that has been (or will be at the time such Receivable becomes included in the ARSC Purchased Assets) validly transferred to ARSC by CFC under and in accordance with this Agreement.
“Final Payout Date” shall mean the earlier of the date after the satisfaction and discharge of the Indenture pursuant to Article IV thereof on which either (i) all of the Notes have been paid in full or (ii) the Unpaid Balance of all outstanding Pool Receivables has been reduced to zero; provided that for purposes of this definition of Final Payout Date, the Unpaid

Appendix A-2

Balance of a Defaulted Receivable shall be deemed to be outstanding until all Homes related thereto have been sold and such Receivable has been written off as uncollectible.
“Government Receivable” shall mean any Receivable arising under or in connection with a Government Guaranteed Contract.
“Independent Director” shall mean an individual who is an Independent Director as defined in the Certificate of Incorporation of ARSC as in effect on the date of this Agreement.
“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Seller, (b) the ability of the Seller to perform its obligations under any Transaction Document or all or any substantial portion of the Contracts, (c) the validity or enforceability of, or collectibility of, amounts payable by the Seller under any Transaction Document, (d) the status, existence, perfection or priority of the interest of ARSC (and its assigns) in the ARSC Purchased Assets, taken as a whole, in each case free and clear of any Lien (other than Permitted Liens) or (e) the validity, enforceability or collectibility of all or any substantial portion of the ARSC Purchased Assets.
“Permitted Exception” shall mean that, with respect to any representation, warranty or covenant with respect to the interest of ARSC and its assignees in the ARSC Purchased Assets or any Servicer Default, that (i) prior to recordation (A) pursuant to Section 8.3 of this Agreement and/or Section 2.01(d)(i) of the Transfer and Servicing Agreement or (B) upon the sale of a Home to an Ultimate Buyer, record title to such Home may remain in the name of the related Transferred Employee, and no recordation in real estate records of any mortgage or any conveyance pursuant to the related Home Purchase Contract or Home Sale Contract in favor of any Transaction Party, the Issuer or any of ARSC’s assignees and assigns pursuant to the Transfer and Servicing Agreement will be made except as otherwise permitted under Section 2.01(d)(i) of the Transfer and Servicing Agreement and (ii) no delivery of any Home Purchase Contract, Home Deed or Equity Loan Note to any custodian will be required.
“Pool Collections” shall mean, collectively and without duplication, the Cartus Collections and the CFC Collections; provided, however, that any proceeds of Receivables that gave rise to CFC Noncomplying Asset Adjustments that have been paid as provided in Section 4.3 hereof or Cartus Noncomplying Asset Adjustments that have been paid as provided in Section 4.3 of the Purchase Agreement and any Related Property with respect to such Receivable shall not constitute Pool Collections and shall be promptly returned to CFC as provided in Section 4.3 hereof.
“Pool Receivables” shall mean, collectively, the Cartus Receivables and the CFC Receivables.
“Purchase” shall mean each purchase of Receivables, Related Assets and other ARSC Purchased Assets by ARSC from the Seller hereunder.
“Purchase Agreement” shall mean the Purchase Agreement dated as of the date hereof by and between Cartus and the Seller.
“Seller” shall mean Cartus Financial Corporation.
“Seller Adjustment” shall have the meaning set forth in Section 4.3(c).

Appendix A-3

“Seller Assets” shall have the meaning provided in Section 2.1(a).
“Seller Dilution Adjustment” shall have the meaning set forth in Section 4.3(b).
“Seller Person” means the Seller and each of its Subsidiaries and Affiliates other than Cartus, ARSC and the Issuer.
“Seller Purchased Assets” shall have the meaning provided in Section 2.1(a).
“Seller Receivables” shall have the meaning provided in Section 2.1(a).
“Seller Related Assets” shall have the meaning provided in Section 2.1(a).
“Seller Related Property” shall have the meaning provided in Section 2.1(a).
“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Transfer and Servicing Agreement, the Performance Guaranty, the ARSC Subordinated Note, the Lockbox Agreements and all agreements, instruments, certificates, reports and documents (other than any of the Contracts) executed and delivered or to be executed and delivered by ARSC under or in connection with any of the foregoing, as any of the foregoing may be amended, supplemented, restated or otherwise modified from time to time.
“Transaction Party” means ARSC, Cartus, the Seller, the Issuer or the Servicer (so long as the Servicer is Cartus or an Affiliate thereof).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
B.Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP or with United States generally accepted regulatory principles, as applicable. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Agreement shall control. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.
C.Agreements, Representations and Warranties. The agreements, representations and warranties of ARSC and Cartus Financial Corporation in this Agreement in each of their respective capacities as buyer, Seller and originator shall be deemed to be the agreements, representations and warranties of ARSC and Cartus Financial Corporation solely in each such capacity for so long as ARSC and Cartus Financial Corporation act in each such capacity under this Agreement, provided that nothing in this paragraph shall be deemed to limit the survival of such agreements, representations and warranties.
D.Computation of Time Periods. Unless otherwise stated in this Agreement with respect to computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
E.Reference. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and references to “Section”, “subsection”,

Appendix A-4

“Appendix”, “Schedule” and “Exhibit” in this Agreement are references to Sections, subsections, Appendices, Schedules and Exhibits in or to this Agreement unless otherwise specified in this Agreement. To the extent any Receivables are denominated in any currency other than Dollars (as defined in the Indenture), all references herein to such Receivables shall mean the Dollar Equivalent of such Receivables. References herein to this Agreement, the Purchase Agreement, the Transfer and Servicing Agreement, the Indenture and the Performance Guaranty shall mean and be references to each such document as amended and modified by that certain Omnibus Amendment, Agreement and Consent, dated December 20, 2004, that certain Second Omnibus Amendment, dated January 31, 2005, that certain Amendment, Agreement and Consent, dated May 12, 2006, that certain Third Omnibus Amendment, Agreement and Consent, dated May 12, 2006, that certain Fourth Omnibus Amendment, dated November 29, 2006, that certain Fifth Omnibus Amendment, dated April 10, 2007, that certain Sixth Omnibus Amendment, dated June 6, 2007, and that certain Seventh Omnibus Amendment, dated December 14, 2011.

Appendix A-5